     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 14, 2000
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                         FAIRPOINT COMMUNICATIONS, INC.

             (Exact name of Registrant as specified in its charter)

           DELAWARE                        4813                    13-3725229
 (State or other jurisdiction        (Primary standard           (IRS employer
              of                        industrial           identification number)
incorporation or organization)  classification code number)

                      521 EAST MOREHEAD STREET, SUITE 250,
                        CHARLOTTE, NORTH CAROLINA 28202
                                 (704) 344-8150

  (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive office)

                              WALTER E. LEACH, JR.
                             SENIOR VICE PRESIDENT,
                     CHIEF FINANCIAL OFFICER AND SECRETARY
                         FAIRPOINT COMMUNICATIONS, INC.
                      521 EAST MOREHEAD STREET, SUITE 250
                        CHARLOTTE, NORTH CAROLINA 28202
                                 (704) 344-8150

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   Copies to:

                             BARRY A. BROOKS, ESQ.
                           MICHAEL K. CHERNICK, ESQ.
                     PAUL, HASTINGS, JANOFSKY & WALKER LLP
                                399 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 318-6000
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is no compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED
                                                               MAXIMUM          PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF            AMOUNT TO BE         OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
  SECURITIES TO BE REGISTERED           REGISTERED             PER UNIT             PRICE(1)          REGISTRATION FEE
12 1/2% Senior Subordinated
  Notes                                $200,000,000              100%             $200,000,000            $52,800

(1)  Calculated pursuant to Rule 457(f).
                           --------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JULY 14, 2000
THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

PROSPECTUS

                                                                          [LOGO]

                               OFFER TO EXCHANGE
                            ANY AND ALL OUTSTANDING
                   12 1/2% SENIOR SUBORDINATED NOTES DUE 2010
                                      FOR
                   12 1/2% SENIOR SUBORDINATED NOTES DUE 2010
                                       OF

                         FAIRPOINT COMMUNICATIONS, INC.

                            TERMS OF EXCHANGE OFFER

    - The exchange offer expires at 5:00 p.m., New York City time,       , 2000,
      unless we extend it.

    - The notes to be issued in the exchange offer will not trade on any established exchange.

    - We will not receive any proceeds from the exchange offer.

                            ------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE NEW NOTES.

                             ---------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                  The date of this prospectus is       , 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................      1
Risk Factors................................................     10
Use of Proceeds.............................................     22
The Exchange Offer..........................................     23
Capitalization..............................................     34
Selected Financial Data.....................................     35
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     37
Business....................................................     46
Regulation..................................................     56
Management..................................................     62
Certain Relationships and Related Party Transactions........     68
Principal Stockholders......................................     70
Description of Certain Indebtedness.........................     72
Description of Notes........................................     75
Certain U.S. Federal Tax Considerations.....................    111
Plan of Distribution........................................    115
Legal Matters...............................................    116
Experts.....................................................    116
Available Information.......................................    116
Index to Financial Statements...............................    F-1
Index to Pro Forma Financial Statements.....................    P-1

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY CONTAINS BASIC INFORMATION ABOUT THIS EXCHANGE OFFER. IT DOES NOT CONTAIN ALL THE INFORMATION THAT YOU MAY CONSIDER IMPORTANT IN MAKING A DECISION TO EXCHANGE YOUR OUTSTANDING NOTES. THEREFORE, FOR A MORE COMPLETE UNDERSTANDING OF THIS EXCHANGE OFFER, WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT. EXCEPT AS OTHERWISE REQUIRED BY THE CONTEXT, REFERENCES IN THIS PROSPECTUS TO "OUR COMPANY," "WE," "US," OR "OUR" REFER TO THE COMBINED BUSINESSES OF FAIRPOINT COMMUNICATIONS, INC. AND ALL OF ITS SUBSIDIARIES. ALL REFERENCES TO "FAIRPOINT" REFER TO FAIRPOINT COMMUNICATIONS, INC., EXCLUDING ITS SUBSIDIARIES, AND REFERENCES TO "FAIRPOINT SOLUTIONS" REFER TO FAIRPOINT COMMUNICATIONS SOLUTIONS CORP. AND ITS SUBSIDIARIES.

                               THE EXCHANGE OFFER

    We completed a private offering on May 24, 2000 of $200,000,000 aggregate principal amount of our 12 1/2% senior subordinated notes due 2010. On May 19, 2000, we entered into a registration rights agreement with the initial purchasers of the original notes agreeing, among other things, to deliver to you this prospectus and to complete this exchange offer within 210 days of the issuance of the original notes. You should read the discussion under the headings "Summary Description of the New Notes" and "Description of the Notes" for further information regarding the registered notes.

                                   FAIRPOINT

OVERVIEW

    We are a national, facilities-based provider of voice, data and Internet services. We began our business in 1993 for the purpose of acquiring and operating traditional telephone companies in rural markets. Since our inception, we have acquired 28 such companies, which currently operate in 17 states. In early 1998, we launched our competitive communications business by competing for small-and medium-sized business customers in Tier IV and select Tier III markets, which typically have populations of less than 100,000. These markets are generally within a 200-mile radius of the areas served by our traditional telephone companies. We refer to this approach as our "edge-out" strategy, which allows us to leverage our existing network infrastructure, operating systems and management expertise to accelerate the nationwide roll-out of our competitive communications business in a capital-efficient manner. Furthermore, the stable cash flows of our traditional telephone business provide financial capacity to help fund our continued growth. For 1999, after giving effect to our acquisition of TPG Communications, Inc., we had pro forma revenues of $181.8 million.

    We are pursuing a "smart-build" approach to our competitive communications network design and deployment, whereby we lease from incumbent telephone companies the lines connecting our customers to our communications facilities. Our facilities consist of state-of-the-art switching equipment, DSL connectivity, well-developed back office systems and 24-hour, 7-day a week customer care centers. Our smart-build approach enables us to utilize our existing switches without having to deploy a new switch in our target markets. This also provides us with flexibility to invest opportunistically in next generation network technology. We also believe that our smart-build approach, in conjunction with our edge-out strategy, permits us to deploy our services in new markets more quickly than our competitors by utilizing a highly scalable process. Where we initially resell the services of other carriers, we move these access lines "on-net," or transition them to our own switching facilities, when economically attractive.

    We believe a substantial opportunity exists to provide our integrated suite of communications services to small- and medium-sized business customers in our target markets. These customers generally have been underserved by the large incumbent telephone companies. By contrast, our attention to our customers' needs, high quality customer service, locally-based direct sales force and ability to provide broadband connectivity have allowed us to establish strong customer relationships. Our target markets also have a small number of competitors compared to more densely populated markets. We believe that these factors have allowed us to be successful in attracting and retaining customers in the markets we have entered.

    We believe that we have enjoyed strong success to date in terms of access lines added and market expansion. As of May 31, 2000, we provided service to approximately 284,000 access lines. This total includes approximately 216,000 access lines served by our traditional telephone companies. Approximately 80% of our traditional telephone company access lines serve residential customers.

    We believe that our traditional communications business is attractive due to limited competition and a favorable regulatory environment. In particular, pursuant to existing state and federal regulations, we are able to charge rates which enable us to recover our operating and capital costs, plus a reasonable (as determined by the relevant regulatory authority) rate of return on investment capital. Traditional telephone companies are characterized by stable operating results and strong cash flow margins.

    We estimate that our target competitive communications markets nationwide represent approximately 7 million business access lines that generate approximately $12 billion of annual communications revenues. We expect these markets will display strong growth in future years driven by the increasing demand for data and Internet services by businesses. We intend to capitalize on this opportunity and have already deployed, or are in the process of deploying, a number of data applications, high-speed Internet access services and e-commerce solutions that are designed for our target customers. Our target competitive communications markets also include approximately 15 million residential access lines, which we believe represent a future service opportunity for us.

    Our senior management team has a substantial amount of experience in the communications industry. Our senior executives have, on average, 22 years of experience working with a variety of incumbent and competitive telephone companies.

    For purposes of the indenture governing the notes offered hereby, we will conduct our competitive communications business through Unrestricted Subsidiaries, as defined in the "Description of Notes," which will limit the amount we can invest in such business and exempt such subsidiaries from most of the covenants applicable to the notes.

                                  [FLOW CHART]

RECENT DEVELOPMENTS

ACQUISITIONS

    We intend to accelerate our growth, expand our national presence, complement our current service capabilities and increase our customer base by acquiring communications companies. We expect these acquisitions to contribute to the implementation of our competitive communications strategy. We recently made four strategic acquisitions.

    On April 3, 2000, we acquired TPG Communications, Inc. for approximately $213.7 million in cash, which includes repayment of approximately $70.9 million of acquired debt, and Peoples Mutual Telephone Company for approximately
$41.8 million in cash, which includes repayment of approximately $1.2 million of acquired debt. TPG serves approximately 52,500 access lines located primarily in the Florida panhandle region and had revenues of $34.2 million in 1999. Peoples Mutual serves approximately 7,900 access lines in central Virginia and had revenues of approximately $5.0 million in 1999. These two acquisitions will enable us to expand our presence in the southeastern United States.

    On June 1, 2000, we acquired Fremont Telcom Co. for approximately
$36.5 million in cash and our common stock, which includes repayment of approximately $10.8 million of acquired debt. Fremont, located in eastern Idaho, serves approximately 6,300 access lines and had revenues of approximately
$6.7 million in 1999. This acquisition will allow us to expand our presence in the northwestern United States.

    On July 3, 2000, we acquired Comerco, Inc. for approximately $72.3 million in cash, which includes approximately $3.8 million of acquired debt. Comerco, located in southwestern Washington, serves approximately 12,780 access lines and had revenues of approximately $9.5 million in 1999. This acquisition will allow us to further expand our presence in the northwestern United States.

EQUITY FINANCING AND RECAPITALIZATION

    In January 2000, we completed an equity financing and recapitalization, pursuant to which affiliates of Thomas H. Lee Equity Fund IV, L.P., or THL, investment partnerships affiliated with Kelso & Company, or Kelso, and certain other institutional investors and members of management acquired an aggregate of $408.8 million of our equity securities. We received $159.1 million of net proceeds in such transaction, which we used to repay debt. This transaction represented an initial investment from THL and a follow-on investment from Kelso. In addition, THL committed to invest up to an additional $50 million in our equity securities, subject to various conditions. This commitment expires on December 31, 2000.

CONTEMPLATED INITIAL PUBLIC OFFERING OF OUR COMMON STOCK

    On May 11, 2000, we filed with the Securities and Exchange Commission a registration statement on Form S-1 registering shares of our common stock for sale in an underwritten public offering. We cannot assure you, however, that the sale of such shares will be consummated.

WHERE YOU CAN FIND US

    We were incorporated in New York in 1991 and reincorporated in Delaware in 1993 as MJD Communications, Inc. In April 2000, we changed our name to FairPoint Communications, Inc. Our principal offices are located at 521 East Morehead Street, Suite 250, Charlotte, North Carolina 28202 and our telephone number is
(704) 344-8150. Our web site is located at www.fairpoint.com. The information on our web site is not part of this prospectus.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

The Exchange Offer.....................  We are offering to exchange $200.0 million aggregate principal amount of new 12 1/2% senior subordinated notes
                                         due 2010 for $200.0 million aggregate principal amount of
                                         original 12 1/2% senior subordinated notes due 2010.

                                         The new notes are substantially identical to the original
                                         notes, except that:

                                         (1) the new notes will be freely transferable, other than
                                             as described in this prospectus;

                                         (2) the new notes will not contain any legend restricting
                                             their transfer, other than as described in this
                                             prospectus;

                                         (3) holders of the new notes will not be entitled to
                                             certain rights of the holders of the original notes
                                             under the registration rights agreement; and

                                         (4) the new notes will not contain any provisions
                                             regarding the payment of special interest.

Resales................................  We believe that you may resell or otherwise transfer new notes without compliance with the registration and
                                         prospectus delivery provisions of the Securities Act if:

                                             - you are not our "affiliate" within the meaning of
                                             Rule 405 under the Securities Act;

                                             - you are not a broker-dealer who acquired your
                                             original notes directly from us without compliance
                                               with the registration and prospectus delivery
                                               provisions of the Securities Act;

                                             - you acquired your new notes issued in the exchange
                                             offer in the ordinary course of your business; and

                                             - you have not engaged in, do not intend to engage in,
                                             or do not have an arrangement or understanding with
                                               any person to participate in the distribution of the
                                               new notes issued in the exchange offer.

                                         By tendering your original notes you will be making
                                         representations to that effect.

Transfer Restrictions on the New
  Notes................................  You may incur liability under the Securities Act if:

                                             - any of the representations listed above are not
                                               true; and

                                             - you transfer any new note issued to you in the
                                             exchange offer without:

                                             --  delivering a prospectus meeting the requirements
                                                 of the Securities Act; or

                                             --  an exemption from the Securities Act's
                                                 requirements to register your new notes.

                                         We do not assume or indemnify you against such liability.
                                         Each broker-dealer that is issued new notes for its own
                                         account in exchange for original notes that were acquired
                                         as a result of market-making or other trading activities,
                                         must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with
                                         any resale of the new notes. A broker-dealer may use this
                                         prospectus for an offer to resell, a resale or other
                                         retransfer of the new notes issued to it in the exchange
                                         offer.

Expiration of Exchange Offer...........  5:00 p.m., New York City time, on            , 2000,
                                         unless we extend the exchange offer.

Conditions to the Exchange Offer.......  Our obligation to complete the exchange offer is subject to various conditions. See "The Exchange
                                         Offer--Conditions." We reserve the right to terminate or
                                         amend the exchange offer at any time before the expiration date if various specific events occur.

Withdrawl Rights.......................  You may withdraw the tender of your original notes at any time prior to the expiration date.

Procedures for Tendering Original
  Notes................................  See "The Exchange Offer--Procedures for Tendering Original
                                         Notes."

Certain U.S. Federal Tax
  Consequences.........................  We believe that by exchanging original notes for new notes:

                                         - the exchange will not constitute a taxable exchange for
                                         U.S. federal income tax purposes;

                                         - you will not recognize gain or loss upon receipt of the
                                         new notes; and

                                         - you must include interest on the new notes in gross
                                         income to the same extent as the original notes.

Exchange Agent.........................  United States Trust Company of New York is serving as our exchange agent in connection with the exchange offer.

                      SUMMARY DESCRIPTION OF THE NEW NOTES

    The form and terms of the new notes will be substantially the same as the form and terms of the original notes except that:

        (1) the new notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and

        (2) the holders of the new notes, except for limited instances, will not be entitled to further registration rights under the registration rights agreement.

    The new notes will evidence the same debt as the original notes and will be entitled to the benefits of the indenture under which the original notes were issued.

Notes Offered..........................  $200.0 million aggregate principal amount of 12 1/2%
                                         senior subordinated notes due 2010.

Maturity Date..........................  May 1, 2010.

Interest Payment Dates.................  We will pay interest on the notes at the rate of 12 1/2%
                                         per annum on each May 1 and November 1, commencing
                                         November 1, 2000.

Subordination..........................  The notes are FairPoint's general unsecured obligations subordinated in right of payment to all of FairPoint's
                                         existing and future Senior Debt (as defined), and
                                         effectively subordinated to all existing and future debt
                                         and other liabilities (including trade payables and
                                         accrued liabilities) of FairPoint's subsidiaries.
                                         FairPoint is a holding company that derives all of its
                                         operating income and cash flow from its subsidiaries. See
                                         "Risk Factors--The notes are subordinated to all of
                                         FairPoint's senior indebtedness and the liabilities of
                                         FairPoint's subsidiaries."

Sinking Fund...........................  None.

Optional Redemption....................  The notes will be redeemable, in whole or in part, at our option, on or after May 1, 2005, at the redemption prices
                                         set forth herein, plus accrued and unpaid interest to the
                                         date of redemption. In addition, at any time on or prior
                                         to May 1, 2003, we may redeem up to 35% of the aggregate
                                         principal amount of all notes issued under the indenture
                                         governing the notes with the net cash proceeds of certain
                                         equity offerings, at a redemption price equal to 112.5% of the principal amount thereof, plus accrued interest to the date of redemption; provided that at least 65% of the
                                         aggregate principal amount of notes originally issued
                                         under the indenture remain outstanding immediately after
                                         any redemption. See "Description of Notes--Optional
                                         Redemption."

Change of Control......................  Upon a change of control, as such term is defined in the indenture governing the notes, each holder of the notes
                                         will have the right to require us to repurchase such
                                         holder's notes at a price equal to 101% of the principal
                                         amount thereof, plus accrued and unpaid interest to the
                                         date of repurchase. See "Description of Notes--Repurchase
                                         at the Option of Holders Upon a Change of Control."

Certain Covenants......................  The indenture governing the notes will contain limitations on our ability to:

                                         - incur additional debt;

                                         - make certain restricted payments;

                                         - create certain liens;

                                         - issue and sell capital stock of our restricted
                                           subsidiaries;

                                         - sell assets;

                                         - enter into contracts that contain payment restrictions
                                         affecting our restricted subsidiaries;

                                         - enter into transactions with our affiliates;

                                         - incur layered debt;

                                         - enter lines of business outside the telecommunications
                                           business; and

                                         - conduct certain mergers, consolidations and transfers of assets.

                                         All of these limitations will be subject to a number of
                                         important qualifications. See "Description of
                                         Notes--Certain Covenants."

Absence of a Public Market for the
  Notes................................  The new notes are a new issue of securities for which there is currently no established trading market. There
                                         can be no assurance as to the development or liquidity of
                                         any market for any of the new notes. We do not intend to
                                         apply for the listing of any of the new notes on any
                                         securities exchange.

Use of Proceeds........................  We will not receive any cash proceeds from the exchange offer. See "Use of Proceeds."

Risk Factors...........................  See "Risk Factors" for a discussion of certain factors that you should consider in deciding whether exchange your old notes for new notes.

                         SUMMARY FINANCIAL INFORMATION

    The following financial information should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto and unaudited pro forma condensed consolidated financial statements and notes thereto contained elsewhere in this prospectus.

                                                                                        THREE-MONTH PERIOD
                                                   YEAR ENDED DECEMBER 31,               ENDED MARCH 31,
                                         -------------------------------------------   --------------------
                                                                           PRO FORMA              PRO FORMA
                                                     ACTUAL                   AS                     AS
                                         -------------------------------   ADJUSTED     ACTUAL    ADJUSTED
                                           1997       1998        1999      1999(1)      2000      2000(1)
                                         --------   ---------   --------   ---------   --------   ---------
                                                       (IN THOUSANDS, EXCEPT OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Revenues...............................  $ 47,763   $  92,007   $147,539   $181,781    $ 44,918   $ 53,559
Operating expenses.....................    35,324      75,445    135,839    179,052      57,560     53,198
                                         --------   ---------   --------   --------    --------   --------
Income (loss) from operations..........    12,439      16,562     11,700      2,729     (12,642)       361
Interest expense(2)....................    (9,293)    (27,170)   (51,185)   (75,510)    (10,165)   (16,061)
Other income (expense), net............     1,515       3,097      4,930      6,147       1,799      2,415
                                         --------   ---------   --------   --------    --------   --------
Earnings (loss) before income taxes and
  extraordinary item...................     4,661      (7,511)   (34,555)   (66,634)    (21,008)   (13,285)
Income tax (expense) benefit...........    (1,876)      2,112      5,615     17,522       2,826     (1,502)
Minority interest in income of
  subsidiaries.........................       (62)        (80)      (100)      (100)         (1)        (1)
                                         --------   ---------   --------   --------    --------   --------
Earnings (loss) before extraordinary
  item.................................     2,723      (5,479)   (29,040)   (49,212)    (18,183)   (14,788)
Extraordinary item.....................    (3,611)     (2,521)        --         --          --         --
                                         --------   ---------   --------   --------    --------   --------
Net loss...............................  $   (888)  $  (8,000)  $(29,040)  $(49,212)   $(18,183)  $(14,788)
                                         ========   =========   ========   ========    ========   ========
OTHER FINANCIAL DATA:
Adjusted EBITDA(3).....................  $ 22,669   $  39,668   $ 51,548   $ 69,707    $ 10,475   $ 15,179
Traditional telephone Adjusted
  EBITDA(4)............................    22,669      44,620     71,435     89,594      21,596     26,300
Capital expenditures...................     8,262      12,433     43,509     54,659      10,472     11,181
Ratio of earnings to fixed
  charges(5)...........................       1.5x         --         --         --          --         --

SUMMARY CASH FLOW DATA:
Net cash provided by operating
  activities...........................  $  9,839   $  14,867   $  7,704   $ 15,047    $  2,947   $    806
Net cash used in investing
  activities...........................   (38,967)   (225,522)   (76,610)  (227,471)    (11,264)   (11,895)
Net cash provided by financing
  activities...........................    31,697     217,074     65,588    247,125      57,054     55,512

OPERATING DATA (AT THE END OF THE
  PERIOD):
Total access lines in service..........    48,731     136,374    190,722    242,256     212,179    264,696
  Residential..........................    38,985     103,719    120,387    158,692     121,825    160,949
  Business.............................     9,746      32,655     70,355     83,364      90,354    103,747

                                                                  MARCH 31, 2000
                                                              -----------------------
                                                                         PRO FORMA AS
                                                               ACTUAL    ADJUSTED(1)
                                                              --------   ------------
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA (AT THE END OF THE PERIOD):
Cash and cash equivalents...................................  $ 58,660     $ 40,561
Working capital.............................................    62,351       41,693
Property, plant and equipment, net..........................   181,597      242,388
Total assets................................................   572,736      787,541
Total long-term debt........................................   363,658      563,658
Total stockholders' equity..................................   135,759      135,759

------------------------

(1) Summary pro forma as adjusted statement of operations, other financial and summary cash flow data for the year ended 1999 and the three- month period ended March 31, 2000, includes the effects of the January 2000 equity financing and recapitalization, the acquisition of TPG, and the sale of the original notes as if they had occurred on January 1, 1999. Summary pro forma as adjusted balance sheet data includes the effects of the January 2000 equity financing and recapitalization, the acquisition of TPG, and the sale of the original notes as if they had occurred on March 31, 2000. Pro forma as adjusted financial information does not include the effects of our acquisitions of Peoples Mutual, Fremont and Comerco, nor does it include pre-acquisition results for all acquisitions completed in 1999.

(2) In 1999 and Pro Forma as Adjusted 1999, interest expense includes $13.3 million related to the retirement of warrants of one of our subsidiaries. See Note 9 to our consolidated financial statements.

(3) Adjusted EBITDA represents net earnings (loss) plus interest expense, income taxes, depreciation and amortization, extraordinary items, and non-cash stock-based compensation charges. Adjusted EBITDA is presented because management believes it provides useful information regarding our ability to incur and/or service debt. Management expects that investors may use this data to analyze and compare other communications companies with us in terms of operating performance, leverage and liquidity. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be construed as a substitute for consolidated net earnings (loss) as a measure of performance, or for cash flow as a measure of liquidity. Adjusted EBITDA as calculated by us is not necessarily comparable to similarly captioned amounts of other companies. The definition in the indentures governing the senior subordinated notes we issued in 1998 and the original and new notes is designed to determine EBITDA for the purposes of contractually limiting the amount of debt which we may incur. Adjusted EBITDA presented in the summary information above differs from the definition of EBITDA in such indentures.

(4) Traditional telephone Adjusted EBITDA excludes Adjusted EBITDA losses of our competitive communications operations.

(5) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes, minority interest, income or loss from equity investments and extraordinary items, plus distributed income of equity investments, amortization of capitalized interest, and fixed charges. Fixed charges include interest expense on all indebtedness, capitalized interest and rental expense on operating leases representing that portion of rental expense deemed to be attributable to interest. We had a deficiency of $7.5 million and $34.5 million to cover fixed charges in 1998 and 1999, respectively, and a deficiency of $21.6 million to cover fixed charges for the three-month period ended March 31, 2000. On a pro forma as adjusted basis, we had a deficiency of $66.5 million and $13.9 million to cover fixed charges for the year ended December 31, 1999 and three-month period ended March 31, 2000, respectively.

                                  RISK FACTORS
                         RISKS RELATED TO OUR BUSINESS

WE HAVE A SUBSTANTIAL AMOUNT OF DEBT OUTSTANDING AND MAY INCUR ADDITIONAL DEBT, WHICH COULD HURT OUR FUTURE PROSPECTS AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

    We have a significant amount of debt outstanding. As of May 31, 2000, after giving effect to the issuance of the original notes and the application of the net proceeds therefrom, we had total consolidated debt outstanding of $580.4 million.

    Our high level of debt could have important consequences for you and could significantly affect our business. For example, it could:

    - make it more difficult for us to satisfy our obligations, including making scheduled interest payments under the notes and our other debt obligations;

    - limit our ability to obtain additional financing;

    - increase our vulnerability to general adverse economic and communications industry conditions, including changes in interest rates;

    - require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, including the notes, thereby reducing the availability of our cash flow for other purposes, including the implementation of our "edge-out" expansion strategy;

    - limit our flexibility in planning for, or reacting to, changes in our business and the communications industry; and

    - place us at a competitive disadvantage compared to our competitors that have less debt.

    The indentures governing the senior subordinated notes issued in 1998 and the original and new notes will permit us to incur additional debt, and we expect to borrow additional funds in the future to fund our capital expenditures and the roll-out of our competitive communications business strategy. We may also incur debt to finance future acquisitions. Any additional debt that we may incur would exacerbate the risks described above.

    We cannot assure you that we will be able to achieve any of these objectives, generate sufficient revenues to achieve or sustain profitability in our operations, meet our working capital and debt service requirements or compete successfully in our markets.

OUR LIMITED OPERATING HISTORY IN PROVIDING COMPETITIVE COMMUNICATIONS SERVICES MAKES EVALUATING OUR PERFORMANCE DIFFICULT.

    We launched our competitive communications business in April 1998. As a result of our limited history of operations as a competitive communications provider, you have limited operating and financial data about our competitive communications business upon which to base an evaluation of our past performance and how we may perform in the future. Our ability to provide an integrated suite of communications services and generate operating profits and positive operating cash flow will depend principally upon our ability to:

    - attract and retain an adequate number of customers;

    - enter new markets and compete successfully in them;

    - raise additional capital to fund our capital expenditure plans;

    - attract and retain qualified personnel;

    - develop our operational support and other back office systems;

    - obtain and maintain governmental authorizations to operate as a competitive communications provider; and

    - enter into and implement co-location and interconnection agreements with incumbent telephone companies on satisfactory terms.

IF WE DO NOT GENERATE POSITIVE CASH FLOW, WE MAY NOT BE ABLE TO SERVICE OUR INDEBTEDNESS OR PURSUE OUR BUSINESS STRATEGY.

    Our ability to meet our debt obligations, including under the original and new notes, fund capital expenditures and pursue our business strategy will depend on our ability to generate cash and secure future financings. Our business strategy contemplates that we will acquire additional communications companies, which could further contribute to our negative cash flow. We will continue to have negative cash flow and incur losses until such time as we establish an adequate revenue base, of which there can be no assurance.

    If we are unable to successfully implement our business strategy, we may have to reduce or delay our planned capital expenditures, sell assets, sell additional equity or debt securities or refinance or restructure our debt. Any delay in our planned capital expenditures could materially and adversely affect our future revenue prospects. Further, a sale of assets to raise money to meet our financial obligations could be made on unfavorable terms.

WE EXPECT TO HAVE LOSSES AND NEGATIVE CASH FLOW FOR THE NEXT FEW YEARS.

    We expect to incur substantial operating and net losses and negative operating cash flow for the next few years. We intend to rapidly and substantially increase our capital expenditures and operating expenses in connection with entering new markets and expanding our competitive communications business. To date, we have incurred substantial net losses. As of March 31, 2000, we had an accumulated deficit of $83.2 million. For 1999, we had a net loss of $29.0 million. For the three-month period ended March 31, 2000, we had a net loss of $18.2 million. We expect that each of our competitive communications markets will generally produce negative operating cash flow for at least 18 months after we commence operations in such market. We cannot predict what impact, if any, continued losses and negative cash flow will have on our ability to finance our operations in the future.

THE NOTES ARE SUBORDINATED TO ALL OF OUR SENIOR INDEBTEDNESS AND THE LIABILITIES OF OUR SUBSIDIARIES.

    The notes are general unsecured obligations, subordinated in right of payment to all of our existing and future senior debt, including our credit facility, and are structurally subordinated to all indebtedness of our subsidiaries. As of May 31, 2000, FairPoint had approximately $155.9 million of Senior Debt outstanding. As of May 31, 2000, total debt of FairPoint's subsidiaries was approximately $17.4 million. The new notes will rank equally with FairPoint's outstanding senior subordinated debt, which as of May 31, 2000 totaled $200.0 million.

    FairPoint is a holding company, which means that it conducts substantially all of its operations through subsidiaries. Claims of holders of the notes will be effectively subordinated to the indebtedness and other liabilities and commitments of FairPoint's subsidiaries, and claims by FairPoint as an equity holder in its subsidiaries will be limited to the extent of its direct or indirect investment in such entities. The ability of creditors, including the holders of the notes, to participate in the assets of any of FairPoint's subsidiaries upon any liquidation or bankruptcy of any such entity will be subject to the prior claims of that entity's creditors, including trade creditors, and any prior or equal claim of any other equity holder. In addition, FairPoint's subsidiaries are guarantors under our credit facility, so any claims of holders of the notes will be subordinate in right of payment to the satisfaction of the claims that the lenders may have under our credit facility. In addition, the ability of FairPoint's creditors, including the holders of notes, to participate in distributions of assets of FairPoint's subsidiaries will be limited to the extent that the outstanding shares of any of FairPoint's subsidiaries are either pledged to secure other creditors or are not owned by FairPoint.

WE WILL DEPEND UPON THE CASH FLOWS OF OUR SUBSIDIARIES TO REPAY THE NOTES.

    The notes will be obligations solely of FairPoint. Our ability to pay interest on the notes or to repay the notes at maturity or otherwise will be dependent upon the cash flows of FairPoint's operating subsidiaries and the payment of funds by those subsidiaries to FairPoint in the form of repayment of loans, dividends, management fees or otherwise. FairPoint's subsidiaries have no obligation, contingent or otherwise, to pay amounts pursuant to the notes or to make funds available therefor, whether in the form of loans, dividends or other distributions. In addition, to the extent we make minority investments and investments in joint ventures as a part of our strategy, FairPoint may not have access to the cash flows of such entities. Accordingly, our ability to repay the notes at maturity or otherwise may be dependent upon our ability to refinance the notes, which will in turn depend, in large part, upon factors beyond our control. FairPoint Solutions' credit facility restricts its ability to upstream funds to FairPoint, and our subsidiaries may enter into other agreements that contain covenants prohibiting them from distributing or advancing funds to FairPoint under certain circumstances, including to fund interest payments in respect of the notes.

OUR DEBT INSTRUMENTS INCLUDE RESTRICTIVE AND FINANCIAL COVENANTS THAT LIMIT OUR OPERATING FLEXIBILITY.

    Our credit facility, the FairPoint Solutions credit facility and the indentures governing the senior subordinated notes we issued in 1998 and the notes we issued in 2000 contain covenants that, among other things, restrict our ability to take specific actions, even if we believe such actions are in our best interest. These include restrictions on our ability to:

    - incur additional debt;

    - pay dividends or distributions on, or redeem or repurchase, capital stock;

    - create liens or negative pledges with respect to our assets;

    - make investments, loans or advances, including to FairPoint Solutions;

    - make capital expenditures;

    - issue, sell or allow distributions on capital stock of specified subsidiaries;

    - enter into sale and leaseback transactions;

    - prepay or defease specified indebtedness;

    - enter into transactions with affiliates;

    - enter into specified hedging arrangements;

    - merge, consolidate or sell our assets; or

    - engage in any business other than communications.

    In particular, our credit facility and the indentures relating to the senior subordinated notes we issued in 1998 and the notes we issued in 2000 limit our ability to downstream funds to FairPoint Solutions, our subsidiary that engages in our competitive communications business. In addition, we are required to maintain specified financial ratios and meet financial tests prescribed by our credit facilities, the senior subordinated notes we issued in 1998 and the notes we issued in 2000. We cannot assure you that we will be able to meet these requirements or satisfy these covenants in the future. If we fail to do so, our debts could become immediately payable at a time when we are unable to pay them, which could have an adverse effect on our business.

REPAYMENT OF THE PRINCIPAL OF THE NOTES LIKELY WILL REQUIRE ADDITIONAL FINANCING. WE ARE NOT CERTAIN OF THE SOURCE OR AVAILABILITY OF ANY SUCH FINANCING AT THIS TIME.

    We currently anticipate that, in order to pay the principal of the notes or to redeem or repurchase the notes upon a change of control as required under the indenture governing the notes, we will be required to adopt one or more alternatives, such as refinancing our debt or selling our equity securities or selling the equity securities or assets of our subsidiaries. We cannot assure you that the foregoing actions would enable us to pay the principal of the notes or that any of such actions would be permitted by the terms of the indenture governing the notes or any other debt instruments then in effect.

WE NEED SIGNIFICANT ADDITIONAL CAPITAL TO IMPLEMENT OUR BUSINESS PLAN.

    We will need significant financing to grow our competitive communications business. In addition, our actual funding requirements may differ materially if our assumptions underlying this estimate turn out to be incorrect. We may seek additional financing earlier than we currently anticipate if:

    - we alter the schedule, proposed markets or scope of our network deployment plan;

    - we acquire other businesses; or

    - we are unable to generate revenues in the amount and in the time frame we expect or we experience unexpected cost increases.

    Such additional financing may be in the form of additional debt, which would increase our leverage, or the issuance of additional stock, which would be dilutive to our stockholders. We may not be able to raise sufficient additional capital at all or on terms that we consider acceptable. If we are unable to obtain adequate funds on acceptable terms and on a timely basis, our ability to implement our expansion plans, operate and deploy our networks or respond to competitive pressures would be significantly impaired. This limitation could adversely affect our business.

IN OUR COMPETITIVE MARKETS, POTENTIAL CUSTOMERS MAY RESIST US AS A NEW PROVIDER OF COMMUNICATIONS SERVICES, WHICH WOULD REDUCE OUR ABILITY TO INCREASE OUR REVENUES.

    The success of our competitive communications business will depend upon the willingness of additional customers to accept us as a new provider of communications services. We cannot assure you that we will be successful in overcoming any resistance of potential customers to the idea of changing their service provider, particularly customers that purchase services from the incumbent telephone companies. Nor can we assure you that customers will buy our services. A lack of customer acceptance would reduce our ability to increase our revenues and would adversely affect our business.

IN OUR COMPETITIVE MARKETS, THE MARKET FOR OUR DATA AND INTERNET SERVICES IS RAPIDLY EVOLVING AND WE CANNOT PREDICT WHETHER THE MARKET FOR OUR SERVICES WILL CONTINUE TO GROW.

    One of the key elements of our competitive communications business is to deliver data and Internet services. The market for data and Internet services is rapidly evolving. We cannot assure you that growth in demand for these services will occur as expected. A number of critical issues concerning commercial viability of these services, including security, reliability, ease and cost of access and quality of service, may remain unresolved and may negatively affect our growth. To be successful, we must develop and market our services in a rapidly changing competitive marketplace. Therefore, there is a risk that the data and Internet services we decide to offer will become obsolete before they can be profitably sold. If the market for these services grows at a slower pace than we anticipate, or becomes saturated with competitors, our business may be adversely affected.

IN OUR COMPETITIVE MARKETS, OUR FAILURE TO PROPERLY MANAGE OUR ANTICIPATED GROWTH COULD ADVERSELY AFFECT THE CONTINUED IMPLEMENTATION AND EXPANSION OF OUR SERVICE OFFERINGS.

    If we successfully implement our competitive communications business plan, we will rapidly expand our operations. We cannot assure you that we will successfully implement or maintain the operational, financial and information systems necessary to manage a business in our highly competitive, evolving industry. Any failure to implement and improve these systems at a pace consistent with the anticipated growth of our business and industry changes could cause customers to switch service providers, which could adversely affect our business.

    We expect to expand our business to include additional capital assets, markets and communications services. We cannot assure you that we can:

    - deploy these additional capital assets or that such deployment will be technically or economically feasible;

    - successfully develop or market additional services; or

    - operate and maintain our networks and communications services profitably.

IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY MANAGEMENT AND PERSONNEL, WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN.

    We believe that our future success will be due, in large part, to our experienced management team, including Messrs. Thomas, Johnson, Buckley, Leach and Duda. Losing the services of one or more members of our senior management team could adversely affect our business and our expansion efforts and possibly prevent us from:

    - further deploying and improving our operational, financial and information systems and controls;

    - hiring and retaining qualified sales, marketing, administrative, operating and technical personnel; and

    - training and managing new personnel.

    In addition, competition for qualified employees in the communications industry has intensified in recent years, and may become even more intense in the future. Our ability to implement our business plan is dependent on our ability to hire and retain a large number of qualified employees each year. If we are unable to hire sufficient qualified personnel, customers could experience delays in installation of service or experience lower levels of customer care and our ability to increase our revenues could be impaired.

IN OUR COMPETITIVE MARKETS, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

    We face, or will face, significant competition in the markets in which we currently provide and intend to provide competitive communications services. Many of our competitors are substantially larger and have greater financial, technical and marketing resources than we do. In particular, larger competitors have certain advantages over us, which could cause us to lose customers and impede our ability to attract new customers, including:

    - long-standing relationships and greater name recognition with customers;

    - financial, technical, marketing, personnel and other resources substantially greater than ours;

    - more capital to deploy communications services;

    - potential to lower prices of competitive communications services; and

    - fully-deployed networks.

    These factors place us at a disadvantage when we respond to our competitors' pricing strategies, technological advances and other initiatives. Additionally, our competitors may develop services that are superior to ours or that achieve greater market acceptance.

    We face competition from other current and potential market entrants, including:

    - domestic and international long distance providers seeking to enter, re-enter or expand entry into the local communications marketplace;

    - other domestic and international competitive communications providers, resellers, cable television companies and electric utilities; and

    - providers of broadband and Internet services.

    A continuing trend toward combinations and strategic alliances in the communications industry could give rise to significant new competitors. This could cause us to lose customers and impede our ability to attract new customers.

IF WE DEFAULT UNDER OUR CREDIT FACILITIES, WE MAY NOT HAVE THE ABILITY TO MAKE PAYMENTS ON THE NOTES, WHICH WOULD PLACE US IN DEFAULT UNDER THE INDENTURE GOVERNING THE NOTES.

    In the event of a default under our credit facilities, lenders could elect to declare all amounts borrowed, together with accrued and unpaid interest and other fees, to be immediately due and payable. In any event, when a default exists under the FairPoint Solutions credit facility, funds cannot be distributed by FairPoint Solutions to FairPoint to pay interest or principal on the notes. If the amounts outstanding under FairPoint's credit facility are accelerated, thereby causing an acceleration of amounts outstanding under the notes, we may not be able to repay amounts owed under FairPoint's credit facility or the notes.

IN OUR COMPETITIVE MARKETS, WE ARE DEPENDENT ON THE INCUMBENT TELEPHONE COMPANIES FOR PHYSICAL PLANT AND CO-LOCATION SPACE.

    We rely on the incumbent telephone companies in our competitive communications operations markets for copper and fiber optic telephone lines and co-location space. These carriers compete with us in providing digital subscriber line, or DSL, and other services and, accordingly, may be reluctant to make capital expenditures to purchase and install additional equipment or cooperate with us in meeting our supply needs. The Federal Communications Commission, or FCC, requires incumbent telephone companies to take affirmative steps to enable competitive carriers, such as us, to offer service over the incumbent telephone companies' networks. FCC rules give the incumbent telephone companies some flexibility regarding the timing, technical standards and charges, which the incumbent telephone companies may use to delay network modification and other services that we may need to provide service.

    In many cases, we plan to co-locate our equipment and facilities at the central offices of the incumbent telephone company in a market where we intend to offer competitive communications services. Co-location space may not be available in a particular central office, and we may face competition from other communications companies to obtain available space. The incumbent telephone companies may reject some of our co-location applications, and we may experience delays. The FCC's order implementing the Telecommunications Act of 1996's co-location provisions was partially held invalid by a federal appeals court and remains subject to further FCC action. The Telecommunications Act requires that, in order to qualify for authority to sell long distance services in regions where they traditionally provided local exchange services, the incumbent telephone companies that are the former regional Bell operating telephone companies must cooperate with other communications companies in establishing co-location facilities. These incumbent telephone companies may be less cooperative with us after such authority is granted. If the incumbent telephone companies do not provide us with transmission facilities on a timely basis and we are unable to obtain transmission facilities from other providers, the roll-out of our competitive communications network may be delayed, or become more expensive than we anticipated, and our business could be adversely affected.

IN OUR COMPETITIVE MARKETS, OUR BUSINESS IS DEPENDENT ON OUR ABILITY TO NEGOTIATE AND ENTER INTO INTERCONNECTION AGREEMENTS WITH INCUMBENT TELEPHONE COMPANIES.

    We must negotiate and enter into interconnection agreements with each incumbent telephone company in whose service area we wish to do business. Interconnection agreements address the price and terms for the co-location of our equipment in the incumbent telephone companies' central offices and our lease of the telephone lines necessary to connect a customer to our facilities. We have obtained interconnection agreements with various regional Bell operating companies and large independent telephone companies. These interconnection agreements are generally short-term, and we may be unable to renew the interconnection agreements on acceptable terms or at all. Some of our agreements currently have one year or less remaining before we will have to renegotiate them. In addition, we cannot be sure that the incumbent telephone companies will abide by their obligations under those agreements. Delays in obtaining interconnection arrangements will delay our entry into new markets. In addition, disputes may arise between us and incumbent telephone companies with respect to interconnection agreements, and we may be unable to resolve those disputes in our favor or in a timely manner. If we are unable to enter into, or experience a delay in obtaining, interconnection agreements, our business could be adversely affected.

IN OUR COMPETITIVE MARKETS, WE ARE UNABLE TO CONTROL THE TERMS OR TIMING OF EXTENDING OUR INTERCONNECTION AGREEMENTS.

    Our access to the incumbent local carriers' co-location and transmission facilities and copper and fiber optic lines depends on our ability to maintain interconnection agreements with such carriers. Many of our interconnection agreements provide that if the term expires before we have a replacement agreement, we may continue on the rates, terms and conditions of the original interconnection agreement on a month-to-month basis, but we may not be able to take advantage of any lower prices that the incumbent telephone companies may offer. Some of our other interconnection agreements provide that if the term expires before we have a replacement agreement, the rates, terms and conditions of the original interconnection agreement may be superseded by more generic and potentially less favorable rates, terms and conditions. In addition, we may not be able to negotiate new agreements on terms favorable to us. State regulatory commissions, the FCC and the courts oversee our interconnection agreements as well as the terms and conditions under which we gain access to incumbent local carrier copper and fiber optic telephone lines and transmission facilities and co-location. These governmental entities may modify the terms or prices applicable to our interconnection agreements and the terms governing our access to copper and fiber optic telephone lines, transmission facilities, and co-location in ways that could be adverse to our business.

WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE NEW TECHNOLOGIES OR RESPOND EFFECTIVELY TO CUSTOMER REQUIREMENTS.

    The communications industry is subject to rapid and significant changes in technology, frequent new service introductions and evolving industry standards. We cannot predict the effect of these changes on us or our industry. Technological developments may reduce the competitiveness of our networks and require unbudgeted upgrades or the procurement of additional products that could be expensive and time consuming. If we fail to adapt successfully to technological changes or obsolescence or fail to obtain access to important new technologies, we could lose customers and be limited in our ability to attract new customers.

A SYSTEM FAILURE COULD CAUSE DELAYS OR INTERRUPTIONS OF SERVICE, WHICH COULD CAUSE US TO LOSE CUSTOMERS.

    To be successful, we will need to provide our customers reliable service over our network. Some of the risks to our network and infrastructure include:

    - physical damage to access lines;

    - power surges or outages;

    - capacity limitations;

    - software defects;

    - lack of redundancy; and

    - disruptions beyond our control.

    Disruptions may cause interruptions in service or reduced capacity for customers, either of which could cause us to lose customers.

    If our back office and customer care systems are unable to meet the needs of our customers, we may lose customers.

    Sophisticated back office processes and information management systems are vital to our anticipated growth and our ability to achieve operating efficiencies. We are dependent on third-party vendors for billing, provisioning and customer support systems. We cannot assure you that these systems will perform as expected as we increase our number of customers. If they fail to perform as expected, we could lose customers. The following could prevent our back office and customer care systems from meeting the needs of our customers:

    - failure of third-party vendors to deliver products and services in a timely manner at acceptable costs;

    - our failure to identify key information and processing needs;

    - our failure to integrate products or services effectively;

    - our failure to upgrade systems as necessary; or

    - our failure to attract and retain qualified systems support personnel.

    Furthermore, as our suppliers revise and upgrade their hardware, software and equipment technology, we could encounter difficulties in integrating this new technology into our business or find that such new hardware, software and technology is not appropriate for our business. In addition, our right to use such hardware, software and technology depends upon license agreements with third party vendors. Vendors may cancel or elect not to renew some of these agreements, which may adversely affect our business.

WE FACE RISKS ASSOCIATED WITH ACQUIRED BUSINESSES AND POTENTIAL ACQUISITIONS.

    We have grown rapidly by acquiring other businesses. Since 1993, we have acquired 28 traditional telephone companies. We expect that a portion of our future growth will result from additional acquisitions, some of which may be material. Growth through acquisitions entails numerous risks, including:

    - significant strain on our financial, management and operational resources, including the distraction of our management team in identifying potential acquisition targets, conducting due diligence and negotiating acquisition agreements;

    - difficulties in integrating the network, operations, personnel, products, technologies and financial, computer, payroll and other systems of acquired businesses;

    - difficulties in enhancing our customer support resources to adequately service our existing customers and the customers of acquired businesses;

    - the potential loss of key employees or customers of the acquired businesses;

    - difficulties in integrating our business in geographic and business markets in which we have little or no prior experience;

    - unanticipated liabilities or contingencies of acquired businesses;

    - fluctuations in our operating results caused by incurring considerable expenses to acquire businesses before receiving the anticipated revenues expected to result from the acquisitions;

    - reduced earnings due to increased goodwill amortization from acquired businesses; and

    - dilution to existing stockholders if we use stock to acquire businesses.

    We cannot assure you that we will be able to successfully complete the integration of the businesses that we have already acquired or successfully integrate any businesses that we might acquire in the future. If we fail to do so, or if we do so but at greater cost than we anticipated, or if our acquired businesses do not experience significant growth, there will be a significant risk that our business will be adversely affected.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FULFILL OUR OBLIGATIONS UNDER THE NOTES FOLLOWING A CHANGE OF CONTROL. THIS WOULD PLACE US IN DEFAULT UNDER THE INDENTURE GOVERNING THE NOTES.

    Under the indenture governing the notes, upon the occurrence of specified change of control events, we will be required to offer to repurchase all outstanding notes. However, we may not have sufficient funds at the time of the change of control event to make the required repurchase of the notes. In addition, a change of control would require the repayment of borrowings under our publicly held debt and our credit facilities. Because our subsidiaries are guarantors under our credit facility, our credit facility would have to be repaid before the assets of our subsidiaries could be available to us to repurchase the notes. Our failure to make or complete an offer to repurchase the notes would place us in default under the indenture governing the notes. You should also be aware that a number of important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control under the indenture governing the notes.

THL AND KELSO OWN A CONTROLLING INTEREST IN OUR VOTING SECURITIES.

    Assuming the conversion of all outstanding shares of our Class B common stock, Class C common stock and Series D preferred stock into shares of our Class A common stock, THL and Kelso own 43.1% and 36.5%, respectively, of our outstanding shares of common stock. As a result, THL and Kelso will exercise significant control over all matters requiring stockholder approval. In addition, THL and Kelso each have two of their designees on our board of directors.

YOU MAY FIND IT DIFFICULT TO SELL YOUR NOTES.

    Currently, there is no public market for the new notes or the original notes. We do not intend to apply for listing of any of the notes on any securities exchange or on any of the notes on any securities exchange or on any automated dealer quotation system. Although the initial purchasers of the original notes have informed us that they intend to make a market in the notes, they are not obligated to do so and may discontinue any such market-making activities at any time without notice. In addition, such market making activity may be limited during the exchange offer or during an offering under a shelf registration statement should we decide to file one. As a result, we can make no assurance to you as to the development or liquidity of any market for the new notes, your ability to sell the new notes, or the price at which you may be able to sell the new notes. Future trading prices of the new notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities.

    Historically, the market for securities similar to the new notes, including non-investment grade debt, has been subject to disruptions that have caused substantial volatility in the prices of such securities. We cannot assure you that, if a market develops, it will not be subject to similar disruptions. Any such disruptions may have an adverse effect on the holders of the new notes.

IF YOU FAIL TO EXCHANGE YOUR ORIGINAL NOTES OR FOLLOW THE PROCEDURE FOR TENDERING, YOUR ORIGINAL NOTES WILL CONTINUE TO BE RESTRICTED AND IT MAY BE DIFFICULT TO SELL YOUR RESTRICTED NOTES.

    Issuance of new notes in exchange for the original notes in the exchange offer will only be made following the prior satisfaction of the procedures and conditions set forth in this prospectus. Such procedures and conditions include timely receipt by the exchange agent of such original notes, and of a properly, completely and duly executed letter of transmittal. Failure to exchange notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be restricted securities under the Securities Act and may not be offered or sold except according to any exemption from, or in a transaction not subject to, the Securities Act and applicable state securities law.

WE MAY FACE SIGNIFICANT FUTURE LIABILITIES OR COMPLIANCE COSTS IN CONNECTION WITH ENVIRONMENTAL AND WORKER HEALTH AND SAFETY MATTERS.

    Our operations and properties are subject to federal, state and local laws and regulations relating to protection of the environment, natural resources, and worker health and safety, including laws and regulations governing the management, storage and disposal of hazardous substances, materials and wastes. Under certain environmental laws, we could be held liable, jointly and severally and without regard to fault, for the costs of investigating and remediating any contamination at owned or operated properties; or for contamination arising from the disposal by us or our predecessors of hazardous wastes at formerly-owned properties or at third-party waste disposal sites. In addition, we could be held responsible for third-party property or personal injury claims relating to any such contamination or relating to violations of environmental laws. Changes in existing laws or regulations or future acquisitions of businesses could require us to incur substantial costs in the future relating to such matters.

                                REGULATORY RISKS

THE FAILURE TO OBTAIN NECESSARY REGULATORY APPROVALS, OR TO SATISFY OTHER CLOSING CONDITIONS, COULD IMPEDE THE CONSUMMATION OF A PENDING ACQUISITION.

    Our pending acquisitions are, and our future acquisitions likely will be, subject to federal, state and local regulatory approvals. We cannot assure you that we will be able to obtain any necessary approvals. These pending acquisitions are, and future acquisitions likely will be, also subject to a number of other closing conditions. We cannot assure you as to when, or if, each such acquisition will be consummated. Any delay, prohibition or modification could adversely affect the terms of a pending or future acquisition or could require us to abandon an otherwise attractive acquisition opportunity.

WE ARE SUBJECT TO SIGNIFICANT REGULATION THAT COULD CHANGE IN A MANNER ADVERSE TO US.

    We operate in a heavily regulated industry, and the majority of our revenues generally have been supported by regulations, including in the form of support for the provision of telephone services in rural areas. Laws and regulations applicable to us and our competitors may be, and have been, challenged in the courts, and could be changed by Congress, other legislative bodies, or regulators at any time. In addition, any of the following have the potential to have a significant impact on us:

    RISK OF LOSS OR REDUCTION OF NETWORK ACCESS CHARGE REVENUES. Almost fifty percent of our revenues come from network access charges, which are paid to us by intrastate carriers and interstate long distance carriers for originating and terminating calls in the regions served. The amount of access charge revenues that we receive is calculated based on guidelines set by federal and state regulatory bodies, and such guidelines could change at any time. The FCC continues to reform the federal access charge system. States often mirror these federal rules in establishing intrastate access charges. On May 31, 2000, the FCC adopted an order intended to significantly reduce access charges paid by long distance companies to local incumbent telephone companies. The FCC expects that the changes adopted in its access charge order will accelerate competition in the local and long distance telecommunications markets and set the appropriate level of interstate access charges for the next five years. Specifically, the FCC anticipates that the reforms will, among other things, result in an overall, immediate $3.2 billion reduction in access charges paid by long distance companies this year. Furthermore, to the extent our traditional telephone companies become subject to competition, such access charges could be paid to competing communications providers rather than to us. Regulatory developments of this type could adversely affect our business.

    RISK OF LOSS OR REDUCTION OF UNIVERSAL SERVICE SUPPORT. We receive Universal Service Support Fund, or USSF, revenues to support the high cost of our operations in rural markets. Such support payments represented 4.9% of revenues in 1999. If our traditional telephone companies were unable to receive support from the Universal Service Support Fund, or if such support was reduced, many of our traditional telephone companies would be unable to operate as profitably as they historically have operated.

    In addition, potential competitors generally cannot, under current laws, receive the same universal service support enjoyed by our traditional telephone companies. Our traditional telephone companies therefore enjoy a significant competitive advantage, which could, however, be removed by regulators at any time. The Telecommunications Act provides that competitors could obtain the same support as we do if a state commission determines that granting such support to competitors would be in the public interest. If such universal service support were to become available to potential competitors, we might not be able to compete as effectively or otherwise continue to operate as profitably in our traditional telephone markets. Any shift in universal service regulation could, therefore, have an adverse effect on our business.

    In 1998, the FCC made certain modifications to the universal service support system that limit the support available to us and which could adversely impact our operations in the future. Furthermore, the method for calculating the amount of such support could change in 2001. It is unclear whether the chosen methodology will accurately reflect the costs incurred by our traditional telephone companies, and whether it will provide for the same amount of universal service support that our traditional telephone companies have enjoyed in the past. In addition, several parties have raised objections to the size of the universal service support fund and the types of services eligible for support. The outcome of any of these proceedings or other legislative or regulatory changes could affect the amount of universal service support that we receive, and could have an adverse effect on our business.

    RISK OF LOSS OF PROTECTED STATUS UNDER INTERCONNECTION RULES. Our traditional telephone companies do not have to comply with the Telecommunications Act's more burdensome requirements governing the rights of competitors to interconnect to our traditional telephone companies' networks. If state regulators decide that it is in the public's interest to impose these interconnection requirements on us, more competitors could enter our traditional telephone markets than are currently expected and we could incur additional administrative and regulatory expenses as a result of such newly imposed interconnection requirements.

    RISK OF INABILITY TO RECEIVE UNBUNDLED NETWORK ELEMENTS FROM INCUMBENT TELEPHONE COMPANIES. Our competitive communications business strategy depends in large part on our ability to provide service to our customers through an unbundled network element platform, whereby we lease various elements of the incumbent telephone company networks that we use to provide local telephone service. This ability depends in turn on FCC and state commission rulings requiring incumbent telephone companies to lease us the necessary network elements. If those rules are changed by the FCC or state commissions, or are struck down by the courts, our ability to provide service to our customers through an unbundled network element platform could be adversely affected. For example, the FCC could remove one or more of the necessary elements from the list of elements that the incumbent telephone companies are required to provide to us. If an unbundled network platform does not continue to be available on the favorable terms ordered by the states, our business could be adversely affected. The United States Court of Appeals for the Eighth Circuit is currently considering challenges to the pricing methodology established by the FCC for setting the rates paid by telecommunications service providers to incumbent telephone companies for access to network elements. If the court strikes down some or all of the FCC's pricing methodology and that methodology is ultimately replaced with a methodology that imposes higher rates for network elements, our business could be adversely affected.

    RISKS POSED BY COSTS OF REGULATORY COMPLIANCE. Regulations create significant compliance costs for us. In addition, because regulations differ from state to state, we could face significant obstacles in obtaining information necessary to compete effectively as we try to enter markets in different regulatory environments. Such information barriers could cause us to incur substantial costs, and encounter significant obstacles and delays in entering such markets. Compliance costs and information barriers could also affect our ability to evaluate and compete for new acquisition opportunities as they arise, and pose other obstacles to our ability to grow or operate, any of which could be material.

    Our subsidiaries that provide intrastate services are also generally subject to certification, tariff filing and other ongoing regulatory requirements by state regulators. Challenges to these tariffs by regulators or third parties could cause us to incur substantial legal and administrative expenses.

REGULATORY CHANGES IN THE TELECOMMUNICATIONS INDUSTRY INVOLVE UNCERTAINTIES, AND THE RESOLUTION OF THESE UNCERTAINTIES COULD ADVERSELY AFFECT OUR BUSINESS BY FACILITATING GREATER COMPETITION AGAINST US, REDUCING POTENTIAL REVENUES OR RAISING OUR COSTS.

    The Telecommunications Act provides for significant changes in the telecommunications industry, including the local telecommunications and long distance industries. This federal statute and the related regulations remain subject to judicial review and additional rulemakings of the FCC, thus making it difficult to predict what effect the legislation will have on us, our operations and our competitors. Several regulatory and judicial proceedings have recently concluded, are underway or may soon be commenced, that address issues affecting our operations and those of our competitors, which may cause significant changes to our industry. We cannot predict the outcome of these developments, nor can we assure that these changes will not have a material adverse effect on us.

    For a more thorough discussion of the regulatory issues that may affect our business, see "Regulation."

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT MAY NOT BE ACCURATE INDICATORS OF OUR FUTURE PERFORMANCE.

    Many statements under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," "Regulation" and elsewhere in this prospectus are "forward-looking statements." These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under "Risk Factors" and other parts of this prospectus. You should not place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus.

                                USE OF PROCEEDS

    We will not receive any cash proceeds from this exchange offer. The new notes will evidence the same debt as the original notes surrendered in exchange for the new notes. Accordingly, issuance of the new notes will not result in any change in our indebtedness.

    The net proceeds from the private offering of the original notes on May 24, 2000 were approximately $193 million (after deducting the initial purchasers' discount and estimated expenses related to such offering). We used such net proceeds to reduce borrowings under the revolving portions of our credit facility.

    All revolving loans under our credit facility mature on September 30, 2004 and bear interest at LIBOR plus 2.5%. We have used the proceeds from such borrowings to fund acquisitions, capital expenditures and for general corporate purposes.

                               THE EXCHANGE OFFER

    The following discussion sets forth or summarizes the material terms of the exchange offer, including those set forth in the letter of transmittal distributed with this prospectus. This summary is qualified in its entirety by reference to the full text of the documents underlying the exchange offer, including the indenture and the registration rights agreement governing the original and new notes, which are exhibits to the exchange offer registration statement of which this prospectus is a part.

GENERAL

    In connection with the sale of the original notes to the initial purchasers, we entered into a registration rights agreement with the initial purchasers. Under such registration rights agreement, we agreed to use our reasonable best efforts to:

    - file a registration statement with the SEC relating to the exchange offer within 90 days after May 24, 2000;

    - cause the registration statement relating to the registered exchange offer to become effective under the Securities Act not later than 150 days after May 24, 2000;

    - upon the effectiveness of such exchange offer registration statement, commence the exchange offer and keep the exchange offer open for not less than 30 days, and not more than 45 days after the date notice thereof is mailed to the holders of the original notes, or longer if required by applicable law; and

    - utilize the services of a depositary for the registered exchange offer with an address in the Borough of Manhattan, the City of New York.

    If we complete this exchange offer within the required time periods, we will satisfy our obligations under the registration rights agreement. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders known to us.

    In addition, we agreed to file a shelf registration statement pursuant to Rule 415 under the Securities Act, if:

    - a change in law or applicable interpretations of the Commission's staff do not permit us to effect the registered exchange offer;

    - for any other reason the exchange offer registration statement is not declared effective within 150 days after May 24, 2000 or the registered exchange offer is not consummated within 180 days after May 24, 2000;

    - an initial purchaser of the original notes requests that we file such a shelf registration with respect to original notes not eligible to be exchanged for new notes in the registered exchange offer or, in the case of any initial purchaser that participates in any registered exchange offer, such initial purchaser does not receive freely tradable exchange securities; or

    - any holder of original notes, other than an initial purchaser, is not eligible to participate in the exchange offer or does not receive freely tradable new notes in the exchange offer other than by reason of that holder being our affiliate within the meaning of the Securities Act.

    For purposes of determining whether we are obligated to file a shelf registration statement, the requirement that a broker-dealer deliver this prospectus in connection with sales of new notes shall not result in such new notes being not freely tradable.

    We have agreed to file a shelf registration statement with the Commission as promptly as practicable, but in no event more than 30 days after being so required or requested, and thereafter use our reasonable best efforts to cause a shelf registration statement to become effective under the

Securities Act as soon as practicable but in no event later than 180 days after the filing of the shelf registration statement. In addition, we agreed to use our reasonable best efforts to keep that shelf registration statement continually effective, supplemented and amended for a period of two years following the date the shelf registration statement is declared effective (or for a period of one year from the date the shelf registration statement is declared effective and such shelf registration statement is filed at the request of an initial purchaser), or such shorter period which terminates when all notes covered by that shelf registration statement have been sold under it.

INCREASE IN INTEREST RATE

    Additional interest will accrue on the principal amount of the original notes and the new notes, in addition to the stated interest on the original notes and the new notes, from and including the date on which a registration default occurs to but excluding the date on which all registration defaults have been cured.

    The occurrence of any of the following is a registration default:

    (1) the exchange offer registration statement has not been filed with the SEC on or before the 90th day following May 24, 2000;

    (2) the exchange offer registration statement has not been declared effective on or before the 150th day following May 24, 2000;

    (3) the registered exchange offer has not been completed nor the shelf registration statement been declared effective on or before the 180th day following May 24, 2000; or

    (4) after either the exchange offer registration statement or the shelf registration statement has been declared effective, such registration statement ceases to be effective or usable, subject to certain exceptions, in connection with resales of original notes or new notes in accordance with and during the periods specified in the registration rights agreement.

    Additional interest will accrue at a rate of 0.50% per annum during the 90-day period immediately following the occurrence of any registration default and will increase by 0.25% per annum from and including the 91(st) day after the first such registration default and each successive 91(st) day thereafter, unless and until all registration defaults have been cured. If the exchange offer is completed on the terms and within the period contemplated by this prospectus, no additional interest will be payable.

    In no event will the additional interest exceed in the aggregate 1.50% per annum on the principal amount of the notes.

    The summary of the provisions of the registration rights agreement contained in this prospectus does not purport to be complete. This summary is subject to and is qualified in its entirety by reference to all the provisions of the registration rights agreement, a copy of which is an exhibit to the registration statement of which this prospectus is a part.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The expiration date will be 5:00 p.m., New York City time, on       , 2000,
unless we, in our sole discretion, extend the exchange offer, in which case the expiration date will be the latest date and time to which the exchange offer is extended.

    To extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice, followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. In no event will the expiration date be extended to a date more than 30 business days after effectiveness of the registration statement.

    We reserve the right, in our reasonable judgment:

        (1) to delay accepting any original notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions described below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

        (2) to amend the terms of the exchange offer in any manner.

    Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept any and all original notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time on the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding original notes accepted in the exchange offer. Holders of the original notes may tender some or all of their original notes according to the exchange offer; however, original notes may be tendered only in integral multiples of $1,000.

    The new notes will evidence the same debt as the original notes and will be entitled to the benefits of the indenture. The form and terms of the new notes are substantially the same as the form and terms of the original notes, except that:

    - the new notes have been registered under the Securities Act and will not bear legends restricting the transfer thereof; and

    - holders of the new notes generally will not be entitled to certain rights under the registration rights agreement or special interest, which rights generally will terminate upon consummation of the exchange offer.

    Holders of original notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC, including Rule 14e-1.

    We shall be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders according to the exchange agent agreement for the purpose of receiving the new notes from us.

    If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, the certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date.

    Holders who tender their original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes in the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer.

PROCEDURES FOR TENDERING ORIGINAL NOTES

    You may tender your original notes in the exchange offer. To tender in the exchange offer, a holder must:

    - complete, sign and date the letter of transmittal, or a facsimile of it, and

    - have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with the original notes and any other required documents, to the exchange agent so as to be received by the exchange agent at the address set forth in the letter of transmittal prior to 5:00 p.m., New York City time, on the expiration date.

    Delivery of the original notes may be made by book-entry transfer of such original notes into the exchange agent's account at The Depository Trust Corporation in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.

    By executing the letter of transmittal, you will make to us the representation described below in the first paragraph under the heading "--Resale of New Notes."

    The tender by you and our acceptance will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this section and in the letter of transmittal.

    THE METHOD OF DELIVERY OF ORIGINAL NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR ORIGINAL NOTES SHOULD BE SENT TO US. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS ON THEIR BEHALF.

    Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on such beneficial owner's behalf.

    Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution, which are defined below, unless the original notes tendered:

        (1) are signed by the registered holder, unless such holder has completed the box entitled "Special Exchange Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

        (2) are tendered for the account of an eligible institution.

In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act. Any of the entities described in the prior sentence is an eligible institution.

    If the letter of transmittal is signed by a person other than the registered holder of any original notes listed in that letter, the original notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on such original notes, with the signature on the bond power guaranteed by an eligible institution.

    If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Furthermore, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

    All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered original notes and withdrawal of tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

    Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. Although we intend to notify holders of original notes of defects or irregularities with respect to tenders of original notes, neither of us nor the exchange agent or any other person shall incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

BOOK-ENTRY DELIVERY PROCEDURES

    Promptly after the date of this prospectus, the exchange agent will establish accounts with respect to the original notes at DTC, which will be the book-entry transfer facility for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility systems may make book-entry delivery of the original notes by causing DTC to transfer such original notes into the exchange agent's account at such book-entry transfer facility in accordance with such book-entry transfer facility's procedures for such transfer. Timely book-entry delivery of original notes in connection with the exchange offer, however, requires receipt of a confirmation of a book-entry transfer prior to the expiration date. In addition, although delivery of original notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an agent's message, which is defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive new notes for tendered original notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

TENDER OF ORIGINAL NOTES HELD THROUGH DTC

    The exchange agent and DTC have confirmed that the exchange offer is eligible for DTC's Automated Tender Offer Program. Accordingly, participants in DTC's Automated Tender Offer Program may, instead of physically completing and signing the applicable letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer original notes to the exchange agent in accordance with DTC's Automated

Tender Offer Program procedures for transfer. DTC will then send an agent's message to the exchange agent.

    The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation. The book-entry confirmation states that DTC has received an expressed acknowledgment from a participant in DTC's Automated Tender Offer Program that is tendering original notes which are the subject of a confirmation of book-entry transfer. Such participant acknowledges that it has received and agrees to be bound by the terms of the applicable letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery, and that we may enforce such agreement against such participant.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their original notes and:

        (1) whose original notes are not immediately available;

        (2) who cannot deliver their original notes, the letter of transmittal or any other required documents to the exchange agent; or

        (3) who cannot complete the procedures for book-entry transfer, prior to the exchange offer's expiration date, may effect a tender if:

           (a) the tender is made through an eligible institution;

           (b) prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of such original notes and the principal amount of original notes tendered, stating that the tender is being made thereby and guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof, together with the certificate(s) representing the original notes or a confirmation of a book-entry transfer of such original notes into the exchange agent's account at DTC and all other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

           (c) such properly completed and executed letter of transmittal or facsimile thereof, as well as the certificate(s) representing all tendered original notes in proper form for transfer or a confirmation of a book-entry transfer of such original notes into the exchange agent's account at DTC and all other documents required by the letter of transmittal, are received by the exchange agent within three (3) New York Stock Exchange trading days after the expiration date.

    Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their original notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

    To withdraw a tender of original notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at the address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

    - specify the name of the person having deposited the original notes to be withdrawn;

    - identify the original notes to be withdrawn, including the certificate number(s) and principal amount of such original notes, or, in the case of original notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

    - be signed by the holder in the same manner as the original signature on the letter of transmittal by which such original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of such original notes into the name of the person withdrawing the tender; and

    - specify the name in which any such original notes are to be registered, if different from that of the person who deposited the original notes.

    We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices. Our determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect thereto unless the original notes so withdrawn are validly retendered. Any original notes which have been tendered but which are not accepted for exchange will be returned to such holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior the expiration date.

CONDITIONS

    Despite any other term of the exchange offer, we shall not be required to accept for exchange any original notes, and may terminate or amend the exchange offer as provided herein before the acceptance of such original notes, if:

        (a) in the opinion of our counsel, the exchange offer or any part thereof contemplated herein violates any applicable law or interpretation of the staff of the SEC;

        (b) any action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer or any material adverse development shall have occurred in any such action or proceeding with respect to us;

        (c) any governmental approval has not been obtained, which approval we shall deem necessary for the consummation of the exchange offer as contemplated hereby;

        (d) any cessation of trading on The Nasdaq Stock Market or any exchange, or any banking moratorium, shall have occurred, as a result of which we are unable to proceed with the exchange offer; or

        (e) a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement or proceedings shall have been initiated or, to our knowledge, threatened for that purpose.

    If we determine in our reasonable judgment that any of the foregoing conditions are not satisfied, we may:

        (a) refuse to accept any original notes and return all tendered original notes to the tendering holders;

        (b) extend the exchange offer and retain all original notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such original notes, described in "--Withdrawals of Tenders"; or

        (c) waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered original notes which have not been withdrawn.

EXCHANGE AGENT

    United States Trust Company of New York will act as exchange agent for the exchange offer with respect to the original notes.

    Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal for the original notes and requests for copies of the notice of guaranteed delivery should be directed to the exchange agent, addressed as follows:

    By registered or certified mail or overnight courier:
        United States Trust Company of New York
       P.O. Box 112
       Bowling Green Station
       New York, NY 10274-0112
       Attn: Corporate Trust Services

    By hand (before 4:30 P.M.):
        United States Trust Company of New York
       30 Broad Street, B-Level
       New York, NY 10004-2304

    By hand (after 4:30 P.M.):
        United States Trust Company of New York
       30 Broad Street, 14(th) Floor
       New York, NY 10004-2304

    By registered or certified mail or overnight courier, IF ACCREDITED
INVESTOR:
        United States Trust Company of New York
       P.O. Box 84
       Bowling Green Station
       New York, NY 10274-0084
       Attn: Corporate Trust Services

    By facsimile (for eligible institutions only): (212) 422-0183 or
(646) 458-8104
    Confirm by telephone: (800) 548-6565

FEES AND EXPENSES

    We will pay the expenses of soliciting original notes for exchange. The principal solicitation is being made by mail by the exchange agent. However, additional solicitations may be made by telephone, facsimile or in person by our officers and regular employees and our affiliates and by persons so engaged by the exchange agent.

    We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the trustee under the indenture, filing fees, blue sky fees and printing and distribution expenses.

    We will pay all transfer taxes, if any, applicable to the exchange of the original notes in connection with the exchange offer. If, however, certificates representing the new notes or the original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original notes tendered, or if tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the original notes in this exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder.

ACCOUNTING TREATMENT

    The new notes will be recorded at the same carrying value as the original notes, which is the aggregate principal amount of the original notes, as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the exchange offer. The expenses of the original notes offering and the exchange offer will be amortized over the term of the new notes.

RESALE OF NEW NOTES

    We are making the exchange offer in reliance on the position of the staff of the SEC expressed in the Exxon Capital No-Action Letter, Morgan Stanley No-Action Letter, Shearman & Sterling No-Action Letter, and other interpretive letters by the staff of the SEC addressed to third parties in other transactions. However, we have not sought our own interpretive letter addressing such matters and there can be no assurance that the staff of the SEC would make a similar determination with respect to the exchange offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the SEC, and subject to the two immediately following sentences, we believe that new notes issued in connection with this exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by holders of such new notes, other than such a holder who is a broker-dealer, without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such new notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution within the meaning of the Securities Act of such new notes. Despite the above, any holder of original notes may be subject to restrictions on the transferability of its notes if it:

    - is our affiliate;

    - does not acquire such new notes in the ordinary course of its business;

    - intends to participate in the exchange offer for the purpose of distributing new notes; or

    - is a broker-dealer who purchased such original notes directly from us.

Holders of original notes falling into any of the categories above:

    - will not be able to rely on the interpretations of the staff of the SEC set forth in the interpretive letters mentioned above;

    - will not be permitted or entitled to tender such original notes in the exchange offer; and

    - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such original notes unless such sale is made in reliance on an exemption from such requirements.

    Each broker-dealer that receives new notes for its own account in exchange for original notes, where those original notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to new notes, other than a resale of an unsold allotment from the original sale of the original notes, with this prospectus. Under the registration rights agreement, we are required during the period required by the Securities Act to allow broker-dealers and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of such new notes.

    In addition, as described below, if any broker-dealer holds original notes acquired for its own account, then such broker-dealer may be deemed a statutory underwriter within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such new notes.

    Each holder of original notes and each initial purchaser who is required to deliver a prospectus in connection with sales or market making activities, by acquisition of original notes, agrees that, upon a receipt of notice from us that:

        (1) the SEC has issued a stop order suspending the effectiveness of the exchange offer registration statement under the Securities Act or by any state securities commission suspending the qualification of the new notes from being offered or sold in any jurisdiction, or a proceeding has been initiated for any of the preceding purposes, or

        (2) the existence of any fact or the happening of any event that makes any statement of a material fact made in the registration statement or this prospectus, or any amendment or supplement to it or any document incorporated in this prospectus by reference untrue, or that requires the making of any additions or changes in the registration statement or this prospectus in order to make the statements in this prospectus, in light of the circumstances under which they were made, not misleading, such holder or person shall discontinue disposition of the original notes under this prospectus until such holder or person has received copies of the supplemented or amended prospectus or such holder or person is advised in writing by us that use of the prospectus may be resumed and has received copies of any additional or supplemental filings that are incorporated by reference in the prospectus.

    In addition, each holder or person will be deemed to have agreed that it will either:

        (1) destroy any prospectuses, other than permanent file copies, then in such holder or person's possession which have been replaced by us with more recently dated prospectuses; or

        (2) deliver to us, at our expense, all copies, other than permanent file copies, then in such holder's or person's possession of the prospectus covering such original notes that was current at the time of receipt of the notice regarding the happening of any event described in part (2) of the prior paragraph.

    We shall extend the time period regarding the effectiveness of the registration statement by a number of days equal to the number of days in the period from and including the date of delivery of the notice regarding the happening of any event described in part (2) of the prior paragraph to the date of delivery of the supplement or amendment.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Any original notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of original notes outstanding. Following the consummation of the exchange offer, holders who did not tender their original notes generally will not have any further registration rights under the registration rights agreement, and such original notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such original notes could be adversely affected.

    The original notes are currently eligible for sale pursuant to Rule 144A through PORTAL. Because we anticipate that most holders will elect to exchange original notes for new notes in the exchange offer due to the absence of restrictions on the resale of new notes, except for applicable restrictions on any holder of new notes who is our affiliate or is a broker-dealer which acquired the original notes directly from us, under the Securities Act, we anticipate that the liquidity of the market for any original notes remaining after the consummation of the exchange offer may be substantially limited.

    The original notes that are not exchanged for new notes in the exchange offer will remain restricted securities within the meaning of the Securities Act. Accordingly, such original notes may be resold only:

    - to us or any of our subsidiaries;

    - inside the United States to a qualified institutional buyer in compliance with Rule 144A under the Securities Act;

    - inside the United States to an institutional accredited investor, which is defined in Rule 501 (a) (1), (2), (3) or (7) under the Securities Act, an accredited investor that, prior to such transfer, furnishes or has furnished on its behalf by a U.S. broker-dealer to the trustee under the indenture a signed letter containing certain representations and agreements relating to the restrictions on transfer of the notes, the form of which letter can be obtained from such trustee;

    - outside the United States in compliance with Rule 904 under the Securities Act;

    - under the exemption from registration provided by Rule 144 under the Securities Act, if available; or

    - under an effective registration statement under the Securities Act.

    Each accredited investor that is not a qualified institutional buyer and that is an original purchaser of any of the original notes from the initial purchasers will be required to sign a letter confirming that such person is an accredited investor under the Securities Act and that such person acknowledges the transfer restrictions summarized herein.

OTHER

    Participation in the exchange offer is voluntary and holders of original notes should carefully consider whether to accept the offer to exchange their original notes. Holders of original notes are urged to consult their financial and tax advisors in making their own decision on what action to take with respect to the exchange offer. We may in the future seek to acquire untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered original notes.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of March 31, 2000:

    - on an actual basis;

    - on a pro forma basis to give effect to the acquisition of TPG and the conversion of FairPoint Solutions options into FairPoint options, both of which occurred in April 2000; and

    - on a pro forma as adjusted basis to give effect to the sale of the original notes and the application of the net proceeds therefrom.

    This table should be read in conjunction with our consolidated financial statements and unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus.

                                                                      MARCH 31, 2000
                                                              ------------------------------
                                                                                      PRO
                                                                           PRO      FORMA AS
                                                               ACTUAL     FORMA     ADJUSTED
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................  $ 58,660   $ 18,367   $ 40,561
                                                              ========   ========   ========

Long-term debt, including current portion:
  Our credit facility.......................................  $138,927   $309,483   $138,927
  9 1/2% Senior Subordinated Notes due 2008.................   125,000    125,000    125,000
  Floating Rate Notes due 2008..............................    75,000     75,000     75,000
  12 1/2% Senior Subordinated Notes due 2010................        --         --    200,000
  Other debt................................................    24,731     24,731     24,731
                                                              --------   --------   --------
      Total long-term debt..................................   363,658    534,214    563,658
                                                              ========   ========   ========
Stockholders' equity:
  Preferred stock:
      Series D nonvoting, convertible.......................       215        215        215
  Common stock:
      Class A voting........................................       115        115        115
      Class B nonvoting, convertible........................       125        125        125
      Class C nonvoting, convertible........................        43         43         43
  Additional paid-in capital................................   214,715    230,641    230,641
  Accumulated other comprehensive income....................     3,710      3,710      3,710
  Unearned compensation.....................................        --    (15,926)   (15,926)
  Accumulated deficit.......................................   (83,164)   (83,164)   (83,164)
                                                              --------   --------   --------
      Total stockholders' equity............................   135,759    135,759    135,759
                                                              --------   --------   --------
      Total capitalization..................................  $499,417   $669,973   $699,417
                                                              ========   ========   ========

                            SELECTED FINANCIAL DATA

    The selected financial data presented below under the caption "Balance Sheet Data" as of December 31, 1997, 1998 and 1999 and under the captions "Statement of Operations Data" and "Summary Cash Flow Data" for each of the years in the four-year period ended December 31, 1999, are derived from our consolidated financial statements, which financial statements have been audited by KPMG LLP, independent certified public accountants. The consolidated financial statements as of December 31, 1998 and 1999, and of each of the years in the three-year period ended December 31, 1999, and the report thereon, are included elsewhere in this prospectus. The selected "Statement of Operations Data" and "Summary Cash Flow Data" for the year ended December 31, 1996 and the "Balance Sheet Data" as of December 31, 1997 are derived from audited consolidated financial statements not included herein. The selected "Statement of Operations Data" and "Summary Cash Flow Data" for the year ended December 31, 1995, and the "Balance Sheet Data" as of December 31, 1995 and 1996 are derived from unaudited consolidated financial statements not included herein. The selected financial data as of March 31, 2000, and for the three-month periods ended March 31, 1999 and 2000, has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto contained elsewhere in this prospectus.

                                                                                                              THREE-MONTH
                                                                                                                PERIOD
                                                                 YEAR ENDED DECEMBER 31,                    ENDED MARCH 31,
                                                   ----------------------------------------------------   -------------------
                                                     1995       1996       1997       1998       1999       1999       2000
                                                   --------   --------   --------   --------   --------   --------   --------
                                                                     (IN THOUSANDS, EXCEPT OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Revenues........................................   $24,749    $30,356    $ 47,763   $ 92,007   $147,539   $ 32,828   $ 44,918
                                                   -------    -------    --------   --------   --------   --------   --------
Operating expenses:
  Network operating costs.......................     5,153      5,936      14,465     27,264     49,306      9,474     21,145
  Selling, general and administrative...........     6,433      7,577      12,082     28,092     51,515      9,750     15,096
  Depreciation and amortization.................     5,757      6,644       8,777     20,089     31,632      7,182      8,996
  Stock-based compensation expense..............        --         --          --         --      3,386         50     12,323
                                                   -------    -------    --------   --------   --------   --------   --------
Total operating expenses........................    17,343     20,157      35,324     75,445    135,839     26,456     57,560
                                                   -------    -------    --------   --------   --------   --------   --------
Income (loss) from operations...................     7,406     10,199      12,439     16,562     11,700      6,372    (12,642)
                                                   -------    -------    --------   --------   --------   --------   --------
Interest expense (1)............................    (7,267)    (9,605)     (9,293)   (27,170)   (51,185)    (9,334)   (10,165)
Other income, net...............................       892        829       1,515      3,097      4,930        916      1,799
                                                   -------    -------    --------   --------   --------   --------   --------
Earnings (loss) before income taxes and
  extraordinary item............................     1,031      1,423       4,661     (7,511)   (34,555)    (2,046)   (21,008)
Income tax (expense) benefit....................      (547)    (1,462)     (1,876)     2,112      5,615        231      2,826
Minority interest in income of subsidiaries.....        (6)       (33)        (62)       (80)      (100)       (26)        (1)
                                                   -------    -------    --------   --------   --------   --------   --------
Earnings (loss) before extraordinary item.......       478        (72)      2,723     (5,479)   (29,040)    (1,841)   (18,183)
                                                   -------    -------    --------   --------   --------   --------   --------
Extraordinary item..............................        --         --      (3,611)    (2,521)        --         --         --
                                                   -------    -------    --------   --------   --------   --------   --------
Net earnings (loss).............................   $   478    $   (72)   $   (888)  $ (8,000)  $(29,040)  $ (1,841)  $(18,183)
                                                   =======    =======    ========   ========   ========   ========   ========
BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents.......................   $ 3,672    $ 4,253    $  6,822   $ 13,241   $  9,923   $ 12,240   $ 58,660
Working capital.................................       876        596         108     10,778     15,660      6,303     62,351
Property, plant and equipment, net..............    37,048     41,615      61,207    142,321    178,296    143,942    181,597
Total assets....................................    79,218     97,020     144,613    442,112    518,035    443,773    572,736
Total long-term debt............................    64,180     73,958     131,912    368,112    462,395    367,235    363,658
Redeemable preferred stock......................     6,701     10,689         130         --         --         --         --
Total stockholders' equity (deficit)............       103     (2,142)    (10,939)     9,886    (11,581)     8,095    135,759

                                                                                                              THREE-MONTH
                                                                                                                PERIOD
                                                                 YEAR ENDED DECEMBER 31,                    ENDED MARCH 31,
                                                   ----------------------------------------------------   -------------------
                                                     1995       1996       1997       1998       1999       1999       2000
                                                   --------   --------   --------   --------   --------   --------   --------
                                                                     (IN THOUSANDS, EXCEPT OPERATING DATA)
OTHER FINANCIAL DATA:
Adjusted EBITDA(2)..............................   $14,049    $17,639    $ 22,669   $ 39,668   $ 51,548   $ 14,494   $ 10,475
Traditional telephone Adjusted EBITDA(3)........    14,049     17,639      22,669     44,620     71,435     17,157     21,596
Capital expenditures............................     4,439      8,439       8,262     12,433     43,509      3,113     10,472
Ratio of earnings to fixed charges(4)...........       1.1        1.2         1.5         --         --         --         --
SUMMARY CASH FLOW DATA:
Net cash provided by operating activities.......   $ 6,039    $ 9,772    $  9,839   $ 14,867   $  7,704   $  9,721   $  2,947
Net cash used in investing activities...........    (4,481)   (19,790)    (38,967)  (225,522)   (76,610)    (8,578)   (11,264)
Net cash provided by (used in) financing
  activities....................................    (2,903)    10,599      31,697    217,074     65,588     (2,144)    57,054
OPERATING DATA (AT PERIOD END):
Total access lines in service...................    28,737     34,017      48,731    136,374    190,722    145,257    212,179
Residential.....................................    22,990     27,214      38,985    103,719    120,387    107,686    121,825
Business........................................     5,747      6,803       9,746     32,655     70,355     37,571     90,354

------------------------------

(1) In 1999, interest expense includes $13.3 million related to the retirement of warrants of one of our subsidiaries. See Note 9 to our consolidated financial statements.

(2) Adjusted EBITDA represents net earnings (loss) plus interest expense, income taxes, depreciation and amortization, extraordinary items, and non-cash stock-based compensation charges. Adjusted EBITDA is presented because management believes it provides useful information regarding our ability to incur and/or service debt. Management expects that investors may use this data to analyze and compare other communications companies with us in terms of operating performance, leverage and liquidity. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be construed as a substitute for consolidated net earnings (loss) as a measure of performance, or for cash flow as a measure of liquidity. Adjusted EBITDA as calculated by us is not necessarily comparable to similarly captioned amounts of other companies. The definition in the indentures governing the senior subordinated notes we issued in 1998 and the original and new notes we issued in 2000 is designed to determine EBITDA for the purposes of contractually limiting the amount of debt which we may incur. Adjusted EBITDA presented in the selected financial data above differs from the definition of EBITDA in such indentures.

(3) Traditional telephone Adjusted EBITDA excludes Adjusted EBITDA losses of our competitive communications operations.

(4) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes, minority interest, income or loss from equity investments and extraordinary items, plus distributed income of equity investments, amortization of capitalized interest, and fixed charges. Fixed charges include interest expense on all indebtedness, capitalized interest and rental expense on operating leases representing that portion of rental expense deemed to be attributable to interest. We had a deficiency of $7.5 million and $34.5 million to cover fixed charges in 1998 and 1999, respectively, and a deficiency of $1.4 million and $21.6 million to cover fixed charges for the three-month periods ended
    March 31, 1999 and 2000, respectively. Ratio of earnings to fixed charges as calculated on a pro forma as adjusted basis gives effect to our January 2000 equity financing and recapitalization, the acquisition of TPG, and the sale of the original notes as if they had occurred on January 1, 1999. On a pro forma as adjusted basis, we had a deficiency of $66.5 million and $13.9 million to cover fixed charges for the year ended December 31, 1999 and three-month period ended March 31, 2000, respectively.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND THE NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION INCLUDES CERTAIN FORWARD-LOOKING STATEMENTS. FOR A DISCUSSION OF IMPORTANT FACTORS, INCLUDING THE CONTINUED DEVELOPMENT OF OUR BUSINESS, ACTIONS OF REGULATORY AUTHORITIES AND COMPETITORS AND OTHER FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE RESULTS REFERRED TO IN THE FORWARD-LOOKING STATEMENTS, SEE "RISK FACTORS."

OVERVIEW

    We are a national, facilities-based provider of voice, data and Internet services. We began our business in 1993 for the purpose of acquiring and operating traditional telephone companies in rural markets. Since our inception, we have acquired 28 such companies, which currently operate in 17 states. In early 1998, we launched our competitive communications business by competing for small-and medium-sized business customers in Tier IV and select Tier III markets, which typically have populations of less than 100,000. These markets are generally within a 200-mile radius of the areas served by our traditional telephone companies. We refer to this as our "edge-out" strategy, which allows us to leverage our existing network infrastructure, operating systems and management expertise to accelerate the nationwide roll-out of our competitive communications business in a capital-efficient manner. Furthermore, the stable cash flows of our traditional telephone business provide financial capacity to help fund our continued growth.

    Historically, our operating results have been primarily related to our traditional telephone business, which is characterized by stable growth and cash flow. In the future, we anticipate that our competitive communications business will have an increasing impact on our operating results. We expect that our revenue growth will accelerate along with the expansion of our competitive communications services and web-enabled services. As we continue to expand our services and enter new markets, we expect network operating costs, selling, general and administrative expenses, capital expenditures and depreciation to increase substantially. We expect to experience operating losses for the next few years as a result of expanding our competitive communications business into new markets.

REVENUES

    We derive our revenues from:

    - LOCAL CALLING SERVICES. We receive revenues from providing local exchange telephone services, including monthly recurring charges for basic service, usage charges for local calls and service charges for special calling features.

    - NETWORK ACCESS CHARGES. These revenues consist primarily of charges paid by long distance companies and other customers for access to our networks in connection with the completion of long distance telephone calls both to and from our customers.

    - LONG DISTANCE SERVICES. We receive revenues from charges to our retail and wholesale long distance customers.

    - DATA AND INTERNET SERVICES. We receive revenues from monthly recurring charges for services, including digital subscriber line, Voice over Internet Protocol/Voice Telephony over Asynchronous Transfer Mode, special access, private lines, Internet and other services.

    - OTHER SERVICES. We receive revenues from other services, including billing and collection, directory services and sale and maintenance of customer premise equipment.

    The following summarizes our percentage of revenues from these sources:

                                                                   % OF REVENUE
                                         ----------------------------------------------------------------
                                                                                        THREE-MONTH
                                                                                        PERIOD ENDED
                                               YEAR ENDED DECEMBER 31,                   MARCH 31,
                                         ------------------------------------      ----------------------
REVENUE SOURCE                             1997          1998          1999          1999          2000
--------------                           --------      --------      --------      --------      --------
Local calling services.................    20%           24%           28%           25%           33%
Network access charges.................    57%           52%           49%           52%           44%
Long distance services.................    10%            8%            8%            8%           10%
Data and Internet services.............     1%            3%            4%            3%            4%
Other services.........................    12%           13%           11%           12%            9%

OPERATING EXPENSES

    Our principal operating expenses are categorized as network operating costs, selling, general and administrative expenses, depreciation and amortization and stock-based compensation expense.

    - NETWORK OPERATING COSTS INCLUDE COSTS incurred in connection with the operation of our central offices and outside plant facilities and related operations. In addition to the operational costs of owning and operating our own facilities, we also lease and purchase local and long distance services from the regional Bell operating companies, large independent telephone companies and third party long distance providers.

    - SELLING, GENERAL AND ADMINISTRATIVE EXPENSES consist of expenses relating to sales and marketing, customer service and administration and corporate and personnel administration.

    - DEPRECIATION AND AMORTIZATION includes depreciation of our communications network and equipment and amortization of goodwill related to our acquisitions.

    - STOCK-BASED COMPENSATION expense consists of non-cash compensation charges incurred in connection with shareholder appreciation rights agreements granted to a number of executive officers and stock options to employees.

ACQUISITIONS

    As we continue to expand into competitive markets, we expect to focus our acquisition efforts on companies that enable us to enhance the implementation of our strategy as a competitive communications provider. Our past acquisitions have had a major impact on our operations. Accordingly, we do not believe that comparing historical results on a period by period basis is meaningful due to the significant number of acquisitions we have made each year.

    - In 2000, we acquired four traditional telephone companies, for an aggregate purchase price of $364.3 million. At the respective dates of acquisition, these companies served an aggregate of approximately 79,500 access lines.

    - In 1999, we acquired seven traditional telephone companies for an aggregate purchase price of $82.7 million. At the respective dates of acquisition, these companies served an aggregate of approximately 14,700 access lines.

    - In 1998, we acquired four traditional telephone companies for an aggregate purchase price of $255.2 million. At the respective dates of acquisition, these companies served an aggregate of approximately 78,700 access lines.

    - In 1997, we acquired four traditional telephone companies for an aggregate purchase price of $41.3 million. At the respective dates of acquisition, these companies served an aggregate of approximately 13,600 access lines.

STOCK-BASED COMPENSATION EXPENSE

    In connection with the January 2000 equity financing and recapitalization, we recognized a non-cash compensation charge of $12.3 million. The charge consisted of compensation expense of $3.8 million recognized in connection with the modification of employee stock options and the settlement of employee stock options for cash by one of our principal shareholders. The compensation expense also included the settlement of a cash payment obligation between certain of our employee-shareholders and our principal shareholders under their pre-existing shareholder's agreement for $8.5 million.

    We will also recognize non-cash compensation expense related to the excess of estimated fair market value over the aggregate exercise price of options to purchase our common stock that were granted to some of our officers and employees in April 2000 in exchange for options to purchase common stock of FairPoint Solutions. This excess of $15.9 million will be amortized over the vesting period of five years. In conjunction with these options, we intend to provide a cash bonus of $5.3 million that will also be recognized over the five-year vesting period. The payment of the cash bonus will be deferred until the underlying options are exercised, with proceeds from exercise being equal to the bonus. Accordingly, there will not be any material cash impact to us from these transactions.

RESULTS OF OPERATIONS

    THREE-MONTH PERIOD ENDED MARCH 31, 2000 COMPARED WITH THREE-MONTH PERIOD
     ENDED MARCH 31, 1999

    REVENUES. Revenues increased $12.1 million to $44.9 million for the three months ended March 31, 2000 from $32.8 million for the three months ended
March 31, 1999. $8.4 million of this increase was attributable to the internal growth of our competitive and traditional communication businesses and $3.7 million of the increase was attributable to revenues from companies we acquired in 1999. These factors contributed to the growth in all of our revenue sources. Local calling services accounted for $6.4 million of this increase, including $5.4 million from new business lines in our competitive markets and increasing access lines in our traditional telephone companies and $1.0 million from companies we acquired in 1999. Network access revenue increased
$2.8 million, of which $1.7 million was contributed by the companies we acquired in 1999 and $0.6 million was from new business lines in our competitive markets. Long distance services revenues increased $2.0 million due mainly to revenues from new long distance retail and wholesale customers. Data and Internet services increased $0.7 million from $1.1 million as a result of increased service offerings to our customers. Other revenues increased $0.2 million primarily due to the companies we acquired in 1999.

OPERATING EXPENSES

    NETWORK OPERATING COSTS. Network operating costs increased $11.6 million to $21.1 million for the three months ended March 31, 2000 from $9.5 million for the three months ended March 31, 1999. The majority of the increase, $10.7 million, was attributable to operating expenses associated with the expansion into competitive markets and increased growth in local, access and long distance service offerings. The remaining increase was associated with the companies we acquired in 1999, which accounted for $0.9 million of the increase.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $5.3 million to $15.1 million for the three months ended March 31, 2000 compared to $9.8 million for the three months ended March 31, 1999. Contributing to this increase were costs of

$4.9 million primarily related to expansion of selling, customer support and administration activities to support our growth in competitive markets. The companies we acquired in 1999 contributed $0.4 million to the increase.

    DEPRECIATION AND AMORTIZATION.  Depreciation and amortization increased
$1.8 million to $9.0 million for the three months ended March 31, 2000 from $7.2 million for the three months ended March 31, 1999. This increase consisted of $0.5 million due to the increased investment in our communications network to support the growth of our competitive communications business and $0.9 million related to the acquisitions.

    STOCK-BASED COMPENSATION EXPENSE. As discussed above, in connection with our equity recapitalization, we recognized non-cash compensation charges of $12.3 million in the first quarter of 2000.

    INCOME (LOSS) FROM OPERATIONS. As a result of the factors described above, income (loss) from operations decreased $19.0 million to $(12.6) million for the three months ended March 31, 2000 from $6.4 million for the three months ended March 31, 1999. This margin decline was primarily attributable to the $12.3 million stock based compensation expense and the expenses associated with the expansion into competitive markets. We expect this trend to continue for the next few years as we build-out our competitive communications business.

    OTHER INCOME (EXPENSE). Total other expense remained constant at $8.4 million for the three months ended March 31, 2000 and 1999, and consists primarily of interest expense on long-term debt.

    NET LOSS. Our net loss was $18.2 million for the three months ended March 31, 2000, compared to a loss of $1.8 million for the three months ended March 31, 1999, as a result of the factors discussed above.

    YEAR ENDED DECEMBER 31, 1999 COMPARED WITH YEAR ENDED DECEMBER 31, 1998

    REVENUES. Revenues increased $55.5 million to $147.5 million in 1999 compared to $92.0 million in 1998. $40.4 million of the increase was attributable to revenues from companies we acquired in 1999 and 1998. Growth in the number of local and long distance business customers also contributed to the revenue increase. These factors contributed to the growth in all of our revenue sources. Local calling services accounted for $18.9 million of the increase, including $10.3 million from the companies we acquired in 1999 and 1998 and $7.8 million from new business lines in our competitive markets. Network access revenue increased $24.2 million, of which $21.1 million was contributed by the companies we acquired in 1999 and 1998. Long distance services revenues increased $4.7 million due mainly to revenues from new long distance retail and wholesale customers. Data and Internet services increased $2.8 million and other revenues increased $4.9 million, in each case due mainly to revenues from the companies we acquired in 1999 and 1998.

    OPERATING EXPENSES

    NETWORK OPERATING COSTS. Network operating costs increased $22.0 million to $49.3 million in 1999 from $27.3 million in 1998. The increase was partly attributable to operating expenses primarily associated with the companies we acquired in 1999 and 1998, which accounted for $10.8 million of the increase. The remaining increase was primarily associated with our expansion into competitive markets and increased growth in local access and long distance service offerings.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $23.4 million to $51.5 million in 1999 compared to $28.1 million in 1998. The companies we acquired in 1998 and 1999 contributed $5.5 million to the increase. Also contributing to this increase were costs of $15.8 million primarily related to expansion of selling, customer support and administration activities to support our growth in competitive markets.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $11.5 million to $31.6 million in 1999 from $20.1 million in 1998. This increase consisted of $9.8 million related to the companies we acquired in 1999 and 1998 and $0.9 million due to the increased investment in our communications network to support the growth of our competitive communications business.

    STOCK-BASED COMPENSATION EXPENSE. Stock-based compensation was related to the increase in the estimated value of fully vested stock appreciation right agreements between certain members of our management and principal stockholders of FairPoint.

    INCOME (LOSS) FROM OPERATIONS. As a result of the factors described above, income (loss) from operations decreased $4.9 million to $11.7 million in 1999 from $16.6 million in 1998. As a percentage of revenues, income from operations was 7.9% in 1999, as compared to 18.0% in 1998. This margin decline in 1999 was primarily attributable to the expenses associated with the expansion into competitive markets. This trend is expected to continue for the next few years as we build-out our competitive communications business.

    OTHER INCOME (EXPENSE). Total other expense increased $22.2 million to $46.3 million in 1999 from $24.1 million in 1998. The increase was primarily attributable to an increase in interest expense associated with the additional debt incurred to complete our acquisitions and a $13.3 million charge to interest expense associated with the retirement of certain warrants to purchase the common stock of one of our subsidiaries.

    EXTRAORDINARY ITEM. For 1998, we recognized an extraordinary loss of $2.5 million (net of taxes) related to the early retirement of debt.

    NET LOSS. Our net loss was $29.0 million for 1999, compared to a loss of $8.0 million for 1998, as a result of the factors discussed above.

    YEAR ENDED DECEMBER 31, 1998 COMPARED WITH YEAR ENDED DECEMBER 31, 1997

    REVENUES. Revenues increased $44.2 million to $92.0 million in 1998 from $47.8 million in 1997. This was principally a result of the acquisitions completed in 1998 and 1997, which contributed $42.2 million to the increase. Growth in the number of local and long distance business customers also contributed to the revenue increase. These factors contributed to the growth in all of our revenue sources. Local calling services accounted for $12.6 million of the increase, including $11.6 million from acquisitions and $0.8 million from new business lines in our competitive markets. Network access revenue increased $20.9 million, of which $18.3 million was contributed by the companies we acquired in 1998 and 1997. Long distance services revenues increased
$2.4 million due mainly to revenues from companies we acquired in 1998 and 1997. Data and Internet services increased $2.2 million and other revenues increased $6.1 million, in each case due mainly to revenues from companies we acquired in 1998 and 1997.

    OPERATING EXPENSES

    NETWORK OPERATING COSTS. Network operating costs increased $12.8 million to $27.3 million in 1998 from $14.5 million in 1997. The increase was mainly attributable to operating expenses associated with the companies we acquired in 1998 and 1997, which in the aggregate accounted for $12.3 million of the increase.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $16.0 million to $28.1 million in 1998 compared to $12.1 million in 1997. The companies we acquired in 1998 and 1997 contributed $8.5 million to the increase. Also contributing to this increase were increased costs of $4.3 million primarily related to the start up and expansion of selling, customer support and administration activities to launch our entry in competitive markets. Corporate administration expenses increased approximately $3.2 million to support the growth we experienced as a result of companies we acquired in 1998 and 1997.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $11.3 million to $20.1 million in 1998 from $8.8 million in 1997. This increase consisted of $10.9 million related to the companies we acquired in 1998 and 1997 and $0.4 million due to additional investment in our communications network.

    INCOME (LOSS) FROM OPERATIONS. As a result of the factors described above, income from operations increased $4.1 million to $16.6 million in 1998 from $12.4 million in 1997. As a percentage of revenues, income from operations was 18.0% in 1998, as compared to 26.0% in 1997. This margin decline in 1998 was primarily attributable to costs associated with our entry into competitive markets.

    OTHER INCOME (EXPENSE). Total other expense increased $16.3 million to $24.1 million in 1998 from $7.8 million in 1997. The increase was primarily attributable to an increase in interest expense associated with the additional debt incurred to complete acquisitions.

    EXTRAORDINARY ITEM. For the years ended December 31, 1998 and 1997, we recognized extraordinary losses of $2.5 million and $3.6 million, respectively (net of taxes), related to early retirements of debt.

    NET LOSS. Our net loss was $8.0 million for 1998, compared to a loss of $0.9 million for 1997, as a result of the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

    Our cash flow requirements include general corporate expenditures, capital expenditures, debt service requirements and acquisitions. We expect that our traditional telephone companies' cash flow from operations and our credit facility will fund the capital expenditure, working capital and debt interest payment requirements of our traditional telephone companies for the foreseeable future. We will require significant capital resources as we expand our competitive communications business. Our capital requirements will include the funding of operations and capital asset expenditures.

    Historically, we have used the proceeds from institutional and bank debt, private equity offerings, and available cash flow to fund our operations. We may secure additional funding through the sale of public or private debt and/or equity securities or enter into another bank credit facility to fund future acquisitions and operations. If the growth of our competitive communications business occurs more rapidly than we currently anticipate or if our operating results are below expectations, we cannot assure you that we will be successful in raising sufficient additional capital on terms that we consider acceptable, or that our operations will produce positive cash flow in sufficient amounts to meet our liquidity requirements. Our failure to raise and generate sufficient funds may require us to delay or abandon some of our planned future growth or expenditures, which could have a material adverse effect on our growth and our ability to compete in the communications industry.

    CAPITAL EXPENDITURES

    Our annual capital expenditures for our traditional telephone operations have historically been significant. Because existing regulations allow us to recover our operating and capital costs, plus a reasonable return on our invested capital in regulated telephone assets, capital expenditures constitute an attractive use of our cash flow. We have historically generated sufficient cash flow from operations to meet all of our capital expenditure requirements for our traditional telephone operations. For the period from January 1, 2000 to December 31, 2001, we expect capital expenditures for our traditional telephone operations to be approximately $91 million. We expect to finance capital expenditures for our traditional telephone companies principally from cash flow from operations of these companies.

    Our competitive communications business plan will require significant capital expenditures for our competitive communications business over the next few years. For the period from January 1, 2000 to December 31, 2001, we plan to spend approximately $380 million for capital expenditures for our competitive communications business. We expect to finance capital expenditures for our competitive communications operations from our credit facility, existing equity commitments, funds from our traditional telephone operations (to the extent we are permitted to downstream funds to our competitive communications companies under our debt instruments) and additional equity and debt financing that has not yet been arranged. We cannot assure you that these amounts will be sufficient to fund the planned capital expenditure program.

    DEBT FINANCING

    We have utilized a variety of debt instruments to fund our business, including:

    OUR CREDIT FACILITY. Our credit facility provides for two term facilities, one with approximately $67.4 million principal amount outstanding as of May 31, 2000 that matures on March 31, 2006 and the other with the principal amount of approximately $71.5 million outstanding as of May 31, 2000 that matures on March 31, 2007. Our credit facility also provides for a revolving facility with a principal amount of $85.0 million that matures on September 30, 2004 and a revolving acquisition facility with a principal amount of $165.0 million that also matures on September 30, 2004. As of May 31, 2000, approximately
$17.0 million was outstanding and $233.0 million was available for borrowing under our credit facility. The weighted average interest rate for debt outstanding under our credit facility was 8.53% on May 31, 2000.

    SENIOR SUBORDINATED NOTES AND FLOATING RATE NOTES ISSUED IN 1998. We have outstanding publicly-held debt comprised of $125.0 million aggregate principal amount of 9 1/2% senior subordinated notes and $75.0 million aggregate principal amount of floating rate notes, which notes were issued by us in 1998. Interest on the senior subordinated notes and floating rate notes we issued in 1998 is payable semi-annually in cash on each May 1 and November 1. Both series of notes we issued in 1998 mature on May 1, 2008. We have entered into interest rate swap agreements to reduce the impact of changes in interest rates on our floating rate notes. These notes are general unsecured obligations, subordinated in right of payment to all existing and future senior debt and effectively subordinated to all existing and future debt and other liabilities of our subsidiaries.

    SENIOR SUBORDINATED NOTES ISSUED IN 2000.  In May 2000, we issued
$200.0 million aggregate principal amount of 12 1/2% senior subordinated notes. Interest on these notes is payable on May 1 and November 1 of each year, beginning on November 1, 2000. These notes will mature on May 1, 2010. These notes are unsecured senior subordinated obligations and rank equally with all of FairPoint's other unsecured senior subordinated indebtedness and are subordinated in right of payment to all of FairPoint's senior indebtedness, whether or not secured, and to all of our subsidiaries' existing or future indebtedness, whether or not secured.

    FAIRPOINT SOLUTIONS CREDIT FACILITY. The FairPoint Solutions credit facility provides for a revolving facility with a principal amount of $165.0 million that matures on October 20, 2004. As of May 31, 2000, no amounts were outstanding and $165.0 million was available for borrowing under the FairPoint Solutions credit facility. Amounts under the FairPoint Solutions credit facility bear interest at a base rate, or LIBOR, plus a margin up to 4.25%.

    These debt facilities contain customary financial and other restrictive covenants. In particular, our credit facilities and the indentures governing the senior subordinated notes we issued in 1998 and the notes we issued in 2000 limit our ability to downstream funds to FairPoint Solutions and its subsidiaries, the entities which conduct our competitive communications business. For purposes of the indenture governing the notes we issued in 2000, these entities are designated as "Unrestricted Subsidiaries." See "Description of Notes." For a more detailed description of our debt instruments and financial and restrictive convenants, see "Description of Certain Indebtedness."

    EQUITY FINANCING

    In connection with our January 2000 equity financing and recapitalization transaction, THL, Kelso and certain other institutional investors and members of management acquired an aggregate of $408.8 million of our equity securities. We received $159.1 million of net proceeds in such transaction, which we used to repay debt, to finance our acquisitions of TPG and Peoples Mutual and to fund the expansion of our competitive communications business. In addition, THL committed to invest up to an additional $50 million in our equity securities, subject to various conditions. This commitment expires on December 31, 2000.

    CONTEMPLATED INITIAL PUBLIC OFFERING OF OUR COMMON STOCK

    On May 11, 2000, we filed with the Securities and Exchange Commission a registration statement on Form S-1 registering shares of our common stock for sale in an underwritten public offering. We cannot assure you, however, that the sale of such shares will be consummated.

    CASH FLOWS

    Net cash provided by operating activities was $2.9 million and $9.7 million for the three months ended March 31, 2000 and 1999, respectively. Net cash used in investing activities was $11.3 million and $8.6 million for the three months ended March 31, 2000 and 1999, respectively. These cash flows primarily reflect expenditures relating to traditional telephone company acquisitions of $13.7 million for the three months ended March 31, 1999 and capital expenditures of $10.5 million and $3.1 million for the three months ended March 31, 2000 and 1999, respectively. Net cash provided by financing activities was $57.1 million for the three months ended March 31, 2000 and net cash used by financing activities was $2.1 million for the three months ended March 31, 1999. These cash flows for the three months ended March 31, 2000 primarily represent the proceeds from the equity transaction of $159.1 million and the repayment of long term debt of $104.7 million. The cash flows for the three months ended
March 31, 1999 represent the repayment of long term debt.

    Net cash provided by operating activities was $7.7 million, $14.9 million and $9.8 million for the years ended 1999, 1998 and 1997, respectively. Net cash used in investing activities was $76.6 million, $225.5 million and $39.0 million for the years ended 1999, 1998 and 1997, respectively. These cash flows primarily reflect expenditures relating to traditional telephone company acquisitions of $53.9 million, $217.1 million and $30.8 million in 1999, 1998 and 1997, respectively, and capital expenditures of $43.5 million, $12.4 million and $8.3 million in 1999, 1998 and 1997, respectively. Net cash provided by financing activities was $65.6 million, $217.1 million and $31.7 million for the years ended 1999, 1998 and 1997, respectively. These cash flows primarily represent borrowings, the proceeds of which were $138.9 million, $510.6 million and $71.1 million in 1999, 1998 and 1997, respectively, and the proceeds from the issuance of common stock of $31.8 million in 1998 and $15.9 million in 1997. There was no common stock issued in 1999. A majority of the proceeds received in 1999 were used to repay long-term debt of $52.1 million and to complete the acquisitions made in 1999. A majority of the proceeds received in 1998 were utilized to repay long-term debt of $307.8 million and to complete the acquisitions made in 1998. A majority of the proceeds received in 1997 were utilized to repay long-term debt of $22.1 million and to repurchase preferred stock and warrants for an aggregate amount of $31.5 million.

NEW ACCOUNTING STANDARDS

    In June 1998, the Financial Accounting Standards Board issued Statement
No. 133, "Accounting for Derivative Instruments and Hedging Activities"
("SFAS 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS 137, or "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133", delays the effective date of this statement to all fiscal years beginning after June 15, 2000. We anticipate adopting this accounting pronouncement in 2001; however, we believe it will not have a significant impact on our consolidated financial statements.

INFLATION

    We do not believe inflation has a significant effect on our operations.

YEAR 2000

    We did not experience significant disruptions in our operations as a result of the Year 2000 issue.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    At March 31, 2000, we recorded our marketable equity securities at a fair value of $6.6 million. These securities have exposure to price risk. A hypothetical ten percent adverse change in quoted market prices would decrease the recorded value by approximately $0.7 million.

    We have limited our exposure to material future earnings or cash flow exposures from changes in interest rates on long-term debt, since approximately 66% of our debt bears interest at fixed rates or effectively at fixed rates through the use of interest rate swaps. However, our earnings are affected by changes in interest rates as our long-term debt under our senior credit facility has variable interest rates based on either the prime rate or LIBOR. If interest rates on our variable debt averaged 10% more, our interest expense would have increased, and loss before taxes would have increased by $0.3 million for the quarter ended March 31, 2000.

    We have entered into interest rate swaps to manage our exposure to fluctuations in interest rates on our variable rate debt. The fair value of these swaps was approximately $1.2 million at March 31, 2000. The positive fair value indicates an estimated amount we would be paid to cancel the contracts or transfer them to other parties. In connection with our credit facility, we used an interest rate swap agreement with a notional amount of $25 million to effectively convert a portion of our variable interest rate exposure to a fixed rate of 9.91%. The swap agreement expires on September 29, 2000. In connection with our floating rate notes, we used two interest rate swap agreements, with notional amounts of $50 million and $25 million, respectively, to effectively convert our variable interest rate exposure to a fixed rate of 10.01% and 9.95%, respectively. The swap agreements expire on November 1, 2001 and 2000, respectively.

                                    BUSINESS

OUR BUSINESS

    We are a national, facilities-based provider of voice, data and Internet services. We began our business in 1993 for the purpose of acquiring and operating traditional telephone companies in rural markets. Since our inception, we have acquired 28 such companies, which currently operate in 17 states. In early 1998, we launched our competitive communications business by competing for business customers in Tier IV and select Tier III markets, which typically have populations of less than 100,000. These markets are generally within a 200-mile radius of the areas served by our traditional telephone companies. We refer to this approach as our "edge-out" strategy, which allows us to leverage our existing network infrastructure, operating systems and management expertise to accelerate the nationwide roll-out of our competitive communications business in a capital-efficient manner. Furthermore, the stable cash flows of our traditional telephone business provide financial capacity to help fund our continued growth. For 1999, after giving effect to our acquisition of TPG, we had pro forma revenues of $181.8 million.

    We believe that we have enjoyed strong success to date in terms of access lines added and market expansion. As of May 31, 2000, we provided service to approximately 284,000 access lines. This total includes approximately 216,000 access lines served by our traditional telephone companies. Approximately 80% of our traditional telephone company access lines serve residential customers.

    We believe that our traditional communications business is attractive due to limited competition and a favorable regulatory environment. In particular, pursuant to existing state and federal regulations, we are able to charge rates which enable us to recover our operating and capital costs, plus a reasonable (as determined by the relevant regulatory authority) rate of return on our investment capital. Traditional telephone companies are characterized by stable operating results and strong cash flow margins.

    We believe that a substantial opportunity exists to provide our integrated suite of communications services to small- and medium-sized businesses in our target markets. We estimate that our target competitive communications markets nationwide represent approximately 7 million business access lines that generate approximately $12 billion of annual communications revenues. We expect these markets will display strong growth in future years driven by the increasing demand for data and Internet services by businesses. We intend to capitalize on this opportunity and have already deployed, or are in the process of deploying, a number of data applications, high-speed Internet access services and e-commerce solutions that are designed for our target customers. Our target markets also include approximately 15 million residential access lines, which we believe represent a future service opportunity for our company.

BUSINESS STRATEGY

    Our objective is to be the leading provider of voice, data and Internet services in our target markets. The key elements of our strategy are as follows:

    - LEVERAGE ESTABLISHED OPERATIONS AND INFRASTRUCTURE OF OUR TRADITIONAL TELEPHONE BUSINESS TO RAPIDLY AND COST-EFFECTIVELY BUILD OUR NATIONAL COMPETITIVE COMMUNICATIONS PRESENCE. We will continue to utilize the existing infrastructure of our 28 traditional telephone companies. We believe this provides a unique platform from which we can rapidly and cost-effectively expand our competitive communications business into new markets nationwide. Our strategy is to enter new markets that are typically within a 200-mile radius of our traditional telephone operations, because we believe that within this distance we can cost-effectively haul traffic to our existing switching facilities. This edge-out strategy provides us with several key advantages, since it enables us to:

       RAPIDLY ENTER MARKETS NATIONWIDE. We believe that in both acquiring new customers and migrating them to our facilities-based network, our existing switch network, back-office capability and sales and technical personnel afford us a competitive advantage. In particular, these resources allow us to limit spending in a new market while at the same time penetrating the market rapidly. In addition, these resources enable us to enhance profitability once customers have been migrated to our existing network. Due to the geographic diversity of our traditional telephone companies, our edge-out strategy allows us to enter markets on a nationwide basis.

    - DEPLOY A CAPITAL-EFFICIENT NETWORK. Utilization of our existing network of switches and transport facilities, coupled with leasing the last mile to the customer from the incumbent carrier, allows us to offer our services without making significant capital investments in additional equipment. Additionally, the use of existing switches from our traditional telephone companies in our competitive markets allows us to avoid up-front costs for legacy circuit-based switching and maintain flexibility to deploy next generation packet-based technologies when they become commercially available.

       GENERATE STABLE CASH FLOW TO ENHANCE GROWTH. Our traditional telephone business, serving approximately 216,000 access lines, generated approximately $89.6 million of Adjusted EBITDA for 1999, pro forma for the TPG acquisition. We intend to utilize this continuing cash flow and our other financing sources to fund the continued build-out of our competitive communications business.

    - TARGET SMALL- AND MEDIUM-SIZED BUSINESS CUSTOMERS IN TIER IV AND SELECT TIER III MARKETS. We believe there is significant opportunity in our target markets to provide an integrated suite of voice, data and Internet services to small- and medium-sized businesses. We believe customers in these markets traditionally have been underserved by incumbent telephone companies and that many would prefer to purchase their communications services as an integrated package from a single provider. We believe we have been successful in targeting these markets and we have achieved more than 10% penetration of the addressable business access lines in 40% of the competitive markets in which we have been operating for more than one year. Additionally, the type of high-speed connectivity and data applications we offer are becoming increasingly important for our target customers due to the dramatic growth in Internet and web-enabled business applications and the need to overcome any geographic disadvantages our customers may face.

    - CREATE EARLY MOVER ADVANTAGE THROUGH A NATIONWIDE ROLL-OUT STRATEGY. We intend to expand our national footprint by rapidly entering new markets and being among the first competitive communications providers in those markets to provide comprehensive voice, data and Internet communications services. Early market entry allows us to capture substantial market share in our target Tier IV and select Tier III markets and may discourage competitors from entering due to the relatively small number of business access lines available. As of May 31, 2000, we had entered 161 markets and had provisioned 68,000 access lines. We have added 27,900 competitive business access lines since January 1, 2000.

    - INCREASE CUSTOMER LOYALTY AND BRAND IDENTITY THROUGH SUPERIOR CUSTOMER SERVICE. We seek to attract and retain our customers by providing a highly experienced, locally based account management team that provides consultative sales and ongoing personalized customer care. We are dedicated to building long-term relationships with our customers, who we believe generally have not received a satisfactory level of local support and attention from the incumbent telephone companies. We believe that our service-driven customer relationship strategy builds strong, positive brand name recognition and leads to high levels of customer satisfaction and loyalty.

    - OFFER WEB-ENABLED BUSINESS APPLICATIONS. We are developing a suite of network-hosted applications for business customers in both our competitive and traditional markets. These services will allow our customers to subscribe to a variety of business applications and access these applications via a web browser. We intend to be one of the first companies offering hosted application services in our target markets. We believe that these value-added services will complement our existing product suite and lead to increased market share and customer loyalty. Additionally, we expect that these value-added services will drive greater bandwidth utilization on our network, thereby enhancing our profitability. These services are intended to offer substantial value to our business customers by offering them leading business applications and experienced technical support, without the high costs they would face if they purchased their own technology infrastructure.

    - ACCELERATE GROWTH THROUGH STRATEGIC ACQUISITIONS. We intend to accelerate our growth, expand our national presence, complement our service capabilities and increase our customer base by acquiring communications companies. We have accumulated substantial experience in acquiring and integrating 28 traditional telephone companies over the past eight years. We intend to utilize this experience to continue to acquire strategically located traditional telephone companies that are well positioned to allow us to expand our competitive communications business through our edge-out strategy. Furthermore, we plan to seek acquisitions that will allow us to offer additional value-added services or new technologies that we believe would be attractive to our existing and target customers.

    - IMPROVE OPERATING EFFICIENCY AND PROFITABILITY. We focus on improving the efficiency and profitability of our existing operations and the companies we acquire. To date, we have successfully achieved significant operating efficiencies at our acquired traditional telephone companies, and have reduced their overhead costs by applying our operating, regulatory, marketing, technical and management expertise and our financial resources, and consolidating various functions to improve their operations and profitability. Additionally, we have increased revenues through introducing innovative marketing strategies for enhanced and ancilliary services. Furthermore, as we grow our competitive communications business, we expect to realize additional operating synergies.

    - LEVERAGE OUR MANAGEMENT'S EXPERIENCE. Our senior management team has a substantial amount of experience in the communications industry. Our senior executives have, on average, 22 years of experience working in a variety of traditional and competitive phone companies. This experience has been a major factor in our success to date and will continue to play a critical role in the evolution and execution of our growth strategy. Our management is highly incentivized, owning approximately 16.1% of our common stock on a fully diluted basis.

OUR SERVICES

    We have designed our service offerings to meet the specific needs of our customers. Our integrated services allow customers to combine voice, data and Internet communications onto one network, thereby reducing our overall costs. We offer a comprehensive selection of voice, data and Internet communications services, including:

    VOICE SERVICES

    LOCAL TELEPHONE SERVICES. We provide customers with basic dialtone for local service and originate and terminate interexchange carrier calls placed by our customers.

    ENHANCED LOCAL SERVICES.  Our enhanced local services include:

- call waiting                             - conference calling

- call transferring and call               - voice mail
  forwarding

- call hunting                             - automatic callback

- teleconferencing                         - call hold

- video conferencing                       - DID (direct inward dial)

- store-and-forward fax                    - Centrex services

- caller name and number                   - follow-me numbers
  identification

    LONG DISTANCE SERVICES. We offer intra-state and inter-state long distance services. International long distance service is available to over 200 countries. These services are available via dedicated and switched access.

    LONG DISTANCE, WHOLESALE AND CONSULTING SERVICES. We provide independent, traditional telephone companies end-to-end service and support that allows these customers to operate their own long distance communications services. We also offer our expertise by providing sales, marketing and training materials to these companies.

    DATA AND INTERNET SERVICES

    - HIGH SPEED INTERNET ACCESS. We offer Internet access via DSL technology, dedicated T-1 connections and Internet dial-up. Customers can utilize this access in combination with customer-owned equipment and software to establish a presence on the web.

    - ENHANCED INTERNET SERVICES. Our enhanced Internet services include obtaining Internet Protocol addresses, basic web site design and hosting, domain name services, content feeds and web-based e-mail services. Our services include access to 24-hour, 7-day a week customer support.

    - PRIVATE LINE SERVICE. Our private line service provides digital connectivity between customer locations for data or voice traffic. Dedicated private lines enable customers to transmit all voice, video and data information at a set speed and with maximum security. We offer local and long distance private line services, as well as frame relay services.

    APPLICATION HOSTING INITIATIVE

    We are currently developing an array of network-hosted applications to be sold to our business customers in both our competitive and traditional markets. We intend to be one of the first communications companies offering hosted applications in our target markets. Our customers will be able to subscribe to a variety of business applications and access these applications via a web browser, rather than purchasing packaged software, servers and integration services for certain of their application requirements. We plan to store customer data in centralized data centers, which will feature leading edge technology infrastructure, security and 24-hour, 7-day a week management. We believe these application offerings will stimulate customer demand for our access and transport services and enable us to develop stronger customer relationships, thereby substantially increasing the potential value of each customer. The services we intend to offer our customers include web hosting and web design, web site and e-commerce solutions, application hosting, community portals and managed network services.

OUR MARKETS

    Our 28 traditional telephone companies operate as the incumbent carrier in 17 states. The territories our traditional telephone companies serve average 12 access lines per square mile versus the regional Bell operating company average of 128 access lines per square mile. Approximately 80% of these access lines serve residential customers.

    As of May 31, 2000, our competitive communications business was serving customers from 161 markets, generally consisting of one central office service area, in 8 states. We believe that our market development and customer acquisition process has proven to be successful. The following statistics demonstrate our ability to achieve strong market share in our target markets:

- we have achieved greater than 5% penetration in approximately 78% of our markets in which we have been operating for more than one year; and

- we have achieved greater than 10% penetration in approximately 40% of our markets in which we have been operating for more than one year.

    We have been successful in achieving these market penetration levels nationwide in territories served by different regional Bell operating companies and other traditional telephone companies. We currently are provisioning services from Bell Atlantic in its northern and southern regions, GTE on the east and west coasts and Southwestern Bell Company in Texas. We believe our experience obtaining interconnection agreements and electronic interfaces for the provisioning of communications services enhances our ability to enter our target markets rapidly and improves our market penetration.

    We believe that our target competitive communications markets represent approximately 7 million business access lines, served by approximately 1,000 central offices nationwide, which generate approximately $12 billion of annual communications revenue. We have developed an extensive market and customer database to identify markets in which we intend to offer our services. Our proprietary database incorporates information that includes mapping statistics, business descriptions, central office service areas, and network availability. From this database, we choose our target markets, which typically meet the following criteria:

    - at least 3,000 business access lines located in Tier IV and select Tier III markets;

    - served by regional Bell operating company or large independent telephone company;

    - likelihood of limited competition;

    - economical transport availability; and

    - positive trends for economic and population growth.

    We further analyze markets meeting the above criteria using extensive market and customer research. This analysis enables us to determine those markets where we believe we can quickly gain meaningful market share in order to determine opening priority. We perform the following process for each market we choose to enter:

  [Chart showing the market development and opening process we follow from 12 months prior to market launch to 12 months after market launch]

Our market development and opening process is scalable, well-organized and disciplined.

    Our extensive database and development process are designed to enable us to determine the appropriate staffing levels needed to ensure that we adequately serve our customers. Our database provides our sales force and marketing team with extensive information on potential customers. Our market analysis and development process allows us to identify sales territories that mirror our co-location and facility build-out process, thus allowing us to effectively target those customers that we plan to migrate to our own facilities.

SALES AND MARKETING

    Our marketing approach emphasizes locally managed, customer-oriented sales, marketing and service. We believe most communications companies devote their resources and attention primarily toward customers in more densely populated markets. We seek to differentiate ourselves from our competitors by focusing our sales efforts on providing each customer with a superior level of service.

    Each of our traditional telephone companies has a long history in the communities it serves. It is our policy to maintain and enhance the strong brand identity and reputation that we enjoy in our markets, as we believe this is a significant competitive advantage. As we market new services, or reach out from our franchised territories to serve other markets as a competitive communications business, we will seek to continue to utilize our brand identity in order to attain higher recognition with potential customers.

    We market our competitive communications services through our rapidly growing direct sales force, which is supported by data specialists and account relation managers. As of May 31, 2000, our direct sales force in our competitive markets consisted of 236 people in 33 sales offices, and by the end of 2000, we intend to have approximately 380 sales personnel in 48 sales offices. Many of our sales representatives work out of virtual offices in their local communities, positioning them close to their customers and eliminating the need for physical sales offices in each market. Additionally, our local sales presence facilitates a direct connection to the community, which enhances customer satisfaction and loyalty.

INFORMATION TECHNOLOGY AND SUPPORT SYSTEMS

    Our approach to systems focuses on implementing mature, best-of-class applications that we integrate through an advanced messaging protocol that allows consistent communication and coordination throughout our entire organization. Web-based user interfaces are designed to be used by our personnel and our customers for such activities as account activation, billing presentment, repair reports and sales channel management. We leverage our internal expertise with that of outside vendors to assist with project/program management and implementation/integration services. We have selected leading application and hardware vendors for key functional requirements to improve upon our existing systems, including:

VENDOR                                       FUNCTIONALITY
------                     -------------------------------------------------

Metasolv.................  Order entry and management, network inventory and design, service provisioning, trouble management
                           and customer care

Daleen...................  Billing, rating, treatment and collections

DSET.....................  Interface with traditional telephone company

Comdisco.................  Inventory management, procurement and network services

Lawson...................  Human resources and financial accounting

    We are integrating these applications to provide strategic and operating advantages such as direct customer access to account information and integrated provisioning for all products and services. In addition, certain of our application providers are working with us to jointly develop specialized applications to support such processes as flow-through provisioning, supply chain management and web-based processes. We expect these activities to give us significant strategic advantages.

NETWORK ARCHITECTURE AND TECHNOLOGY

    Our competitive communications business network architecture is highly capital-efficient and scalable due to our smart-build strategy and our existing nationwide traditional telephone company infrastructure. Under our smart-build strategy we typically resell services of the incumbent telephone companies as a means of quickly entering competitive markets with minimal capital expenditures. After achieving a target penetration level, we quickly migrate resale customers to facilities-based services by co-locating our equipment in the incumbent telephone companies' central offices and transporting our traffic back to our traditional telephone company host switch. This approach assures that significant capital is not expended until we are certain to achieve target access lines, revenues and profitability. During both the resale stage and the eventual facilities-based stage of market development, our existing traditional telephone infrastructure allows us to reduce capital expenditures associated with both the remote and central office switches and our transportation and delivery network.

    Our traditional telephone company network consists of central office hosts and remote sites with advanced digital switches, primarily manufactured by Nortel and Siemens, operating with the most current software. The outside plant consists of transport and distribution delivery networks connecting our host central office with remote central offices and ultimately with our customers. As of May 31, 2000, we maintained over 20,506 miles of copper plant and 1,696 miles of fiber optic plant. We own fiber optic cable, which has been deployed throughout our current network and is the primary transport technology between our host and remote central offices and interconnection points with other incumbent carriers.

    Our fiber optic transport systems are primarily synchronous optical networks and utilize asynchronous optical systems for limited local or specialized applications. Our fiber optic transport systems of choice are capable of supporting increasing customer demand for high bandwidth transport services and applications due to its 240 gigabyte design and switching capacity. In the future, this platform will enable direct Asynchronous Transfer Mode, Frame Relay and/or Internet Protocol insertion into the synchronous optical network or physical optical layer.

    In both our traditional telephone company markets and competitive markets, DSL-enabled integrated access technology is being deployed to minimize the last mile provisioning cost and to provide significant broadband capacity to our customers. We install DSL equipment, or a DSLAM, in every co-location in our competitive markets. Currently, DSL service is utilized as a network element to reduce our service costs. In the future, we may offer this service as a competitive retail offering in the markets where it is most appropriate. We offer DSL retail service to customers in our traditional telephone company markets. As of May 31, 2000, we had 17 DSLAMs installed throughout our network, and expect to have approximately 125 by year end.

    We have initiated design and deployment of an advanced, high capacity packet-switched nationwide network, pursuing Voice over Internet Protocol/Voice Telephony over Asynchronous Transfer Mode/ Private Line over Asynchronous Transfer Mode architectures to simultaneously augment and evolve our existing host networks. We believe packet-switched architectures will allow us to efficiently deliver integrated voice, data and Internet communications services to our customers at a lower cost than traditional circuit-switched architectures, thereby facilitating superior, competitively priced service packaging for our customers. In key market areas, our traditional telephone companies have already initiated the transition from circuit-based to next generation packet-enabled host switch and transport architectures. As we further evolve and deploy our network, we expect to continue leveraging our packet/server enabled host switches, ancillary platforms and technical personnel to gain maximum efficiencies and economies of scale and scope.

    Packet-switched, next generation architectures provide for very large geographic coverage from any existing or "green-field" packet/server-enabled host locations. This architecture significantly mitigates the total number of packet/server-enabled host switch installations, otherwise stipulated by transport distance alone, and allows for an efficient balance between existing host and "green-field" host location. In the short term, we expect to continue co-locating platforms that can be easily migrated to packet-switched next generation architecture in the incumbent's central office with traffic transported to our existing host switch.

    Our smart-build and edge-out strategies provide us the unique ability to deploy packet capable infrastructures while avoiding up-front cost for legacy circuit-based switching in competitive markets. At the same time, we are assembling select long-haul network facilities at low cost through unbundled network element leases, dark fiber purchases and strategic partnerships. This lowers the cost of long distance transport, enables us to continue the growth of our long distance wholesale operations and prepares a nationwide infrastructure for our applications hosting initiative.

    Rapid and significant changes in technology are expected in the communications industry. Our future success will depend, in part, on our ability to anticipate and adapt to technological changes. We believe that our network architecture, which takes advantage of our existing traditional telephone infrastructure and smart-build strategy, enables us to rapidly respond to technological changes while limiting capital expenditures.

COMPETITION

    We operate in the highly competitive communications services industry. As an incumbent carrier we typically experience little competition in our traditional rural telephone company markets. However, we do not have a significant market share in any of our target competitive communications markets.

Competition for our services is based on service, price, quality, reputation, geographic scope, name recognition, network reliability, service features, billing services, perceived quality and responsiveness to customers' needs. Many of our competitors including, in particular, the incumbent telephone companies, have financial, technical, marketing, personnel and other resources greater than ours. In addition, consolidation and strategic alliances within the communications industry or the development of new technologies could affect our competitive position.

    In each of our target competitive markets, we will continue to compete principally with the incumbent telephone companies serving that area, such as Bell Atlantic, US West and GTE Corp. (although Bell Atlantic and GTE recently completed a merger, creating Verizon Communications). In addition, in some of our target competitive markets in the northeast, such as those in New York, Massachusetts and New Hampshire, we will compete with Choice One, a regional competitive communications provider, and we expect to compete in certain northeastern markets with Adelphia Business Solutions, a business division of one of the nation's largest cable television operators. In the central portion of the U.S., we are, and expect to continue, competing with Birch Telecommunications in some of our markets in Kansas, Missouri and Texas and with CapRock Communications in some of our target markets in Texas, Louisiana, Arkansas, Oklahoma, New Mexico and Arizona. To date, our most active competitors in the northwest are Advanced TelCom Group and Avista Communications. Active competitive communications providers in our target markets in the southeast include KMC Telcom, which currently provides service in North Carolina and Virginia, and CFW Intelos, which provides services to customers in Virginia, West Virginia, Kentucky and Tennessee.

    Changes in the Telecommunications Act radically altered the market opportunity for new telecommunications service providers. Because the Telecommunications Act requires local exchange carriers to unbundle their networks, new telecommunications service providers are able to rapidly enter the market by installing switches and leasing line capacity. Newer competitive service providers, like us and some competitors that we may encounter in some of our competitive communications markets, can be more opportunistic in designing and implementing networks because they will not have to replicate existing facilities until traffic volume justifies building them.

    In addition to the new communications service providers, interexchange carriers and other competitors listed above, we may face competition from other market entrants such as electric utilities, cable television companies and wireless companies. Electric utilities have existing assets and relationships with customers and low cost access to capital which could allow them to enter a market rapidly and accelerate network development. Cable television companies are entering the telecommunications market by upgrading their networks with fiber optics and installing facilities to provide fully interactive transmission of broadband voice, video and data communications. Finally, wireless companies intend to develop wireless technology for deployment in the United States as a broadband substitute for traditional wireline local telephones. Some Internet companies are also developing applications to deliver switched voice communications over the Internet.

    The Internet services market is also highly competitive, and we expect that competition will continue to intensify. Internet service, meaning both Internet access and on-line content services, is provided by Internet service providers, satellite-based companies, long distance carriers and cable television companies. Many of these companies provide direct access to the Internet and a variety of supporting services to businesses and individuals. In addition, many of these companies, such as America Online, Inc., Microsoft Network, Prodigy Services Company and WebTV Networks, offer on-line content services consisting of access to closed, proprietary information networks. Long distance companies, among others, are aggressively entering the Internet access markets. Long distance carriers have substantial transmission capabilities, traditionally carry data to large numbers of customers and have an established billing system infrastructure that permits them to add new services. Satellite companies are offering broadband access to the Internet from desktop PCs. Many of these competitors have substantially greater financial, technological, marketing, personnel, name-brand recognition and other resources than those available to us.

EMPLOYEES

    As of May 31, 2000, we employed a total of 1,475 full-time employees, including 133 employees of our traditional telephone companies represented by five unions. We believe the state of our relationship with our union and non-union employees is satisfactory.

PROPERTIES

    We either lease or own our administrative offices and generally own our maintenance facilities, rolling stock, co-location equipment, central office and remote switching platforms and transport and distribution network facilities. Administrative and maintenance facilities are generally located in or near community centers. Co-location equipment is located in leased space in the incumbent carrier's central office. Central offices are often within the administrative building and outlying customer service centers. Auxiliary battery or other non-utility power sources are at each central office to provide uninterrupted service in the event of an electrical power failure. Transport and distribution network facilities include fiber optic backbone and copper wire distribution facilities, which connect customers to remote switch locations or to the central office and to points of presence or interconnection with the incumbent long distance carrier. These facilities are located on land pursuant to permits, easements or other agreements. Rolling stock includes service vehicles, construction equipment and other required maintenance equipment.

    Each of our regional operations centers provides customer provisioning, customer service, repair and information technology and support systems. We currently have functioning operations centers in Albany, New York and Dallas, Texas. To serve our southeastern target markets, we expect to open an operations center in Birmingham, Alabama in the third quarter of 2000. We plan to open our regional operations center in the northwest in the fourth quarter of 2000.

LEGAL PROCEEDINGS

    We currently and from time to time are involved in litigation and regulatory proceedings incidental to the conduct of our business, but we are not a party to any lawsuit or proceeding which, in our opinion, is likely to have a material adverse effect on us.

                                   REGULATION

    THE FOLLOWING SUMMARY DOES NOT DESCRIBE ALL PRESENT AND PROPOSED FEDERAL, STATE AND LOCAL LEGISLATION AND REGULATIONS AFFECTING THE TELECOMMUNICATIONS INDUSTRY. SOME LEGISLATION AND REGULATIONS ARE CURRENTLY THE SUBJECT OF JUDICIAL PROCEEDINGS, LEGISLATIVE HEARINGS AND ADMINISTRATIVE PROPOSALS WHICH COULD CHANGE THE MANNER IN WHICH THIS INDUSTRY OPERATES. NEITHER THE OUTCOME OF ANY OF THESE DEVELOPMENTS, NOR THEIR POTENTIAL IMPACT ON US, CAN BE PREDICTED AT THIS TIME.

OVERVIEW

    Our communications services are subject to federal, state and local regulation. We hold various regulatory authorizations for our service offerings. At the federal level, the Federal Communications Commission, or FCC, exercises jurisdiction over all facilities and services of telecommunications common carriers, such as us, to the extent those facilities are used to provide, originate, or terminate interstate or international communications. State regulatory commissions exercise jurisdiction over such facilities and services to the extent those facilities are used to provide, originate or terminate intrastate communications. In addition, pursuant to the Telecommunications Act, state and federal regulators share responsibility for implementing and enforcing the domestic pro-competitive policies introduced by that legislation. In particular, state regulatory agencies have substantial oversight over the provision by incumbent telephone companies of interconnection and non-discriminatory network access to competitive communications providers. Local governments often regulate the public rights-of-way necessary to install and operate networks, and may require communications services providers to obtain licenses or franchises regulating their use of public rights-of-way.

    We believe that competition in our telephone service areas will ultimately increase as a result of the Telecommunications Act, although the form and degree of competition cannot be ascertained until such time as the FCC (and, in certain instances, state regulatory bodies) adopt final regulations.

FEDERAL REGULATION

    We must comply with the Communications Act of 1934, as amended, which requires, among other things, that communications carriers offer services at just and reasonable rates and on non-discriminatory terms and conditions. The Telecommunications Act brought changes in regulation at both the federal and state levels that affect virtually every segment of the telecommunications industry. The Telecommunications Act is intended to promote competition in all areas of telecommunications and to reduce regulation. The Telecommunications Act is described further below under "Telecommunications Act."

    Although the Telecommunications Act substantially revised the Communications Act and was intended, among other things, to eliminate certain regulatory burdens, we and other communications carriers remain subject to ongoing regulatory requirements. Among other regulatory mandates, the FCC requires common carriers to file periodic reports concerning interstate circuits and deployment of network facilities. The FCC has also required carriers providing interstate and international services, as we do, to file tariffs with the FCC reflecting the rates, terms, and conditions of those services. These tariffs are subject to review and potential objection by the FCC or third parties. The FCC issued an order eliminating the requirement that nondominant carriers offering interstate services maintain tariffs on file at the FCC for their domestic interstate services. That order became effective on May 1, 2000. On May 9, 2000, the FCC implemented a nine-month transition period (ending January 31, 2001) for carriers, and is seeking comment on various issues relating to detariffing. By the end of the transition period, carriers must cancel their domestic, interstate tariff offerings that are covered by the FCC's detariffing order. The FCC had released an earlier order specifying how carriers should inform customers of their rates if detariffing occurs. Rate information is to be provided to customers by such means as posting the rates on a carrier's World Wide Web site.

    The FCC generally must approve in advance most transfers of control and assignments of operating authorizations by FCC-regulated entities. Therefore, if we seek to acquire companies that hold FCC authorizations, in most instances we will be required to seek approval from the FCC prior to completing those acquisitions. The FCC has the authority to condition, modify, cancel, terminate or revoke operating authority for failure to comply with applicable federal laws or rules, regulations and policies of the FCC. Fines or other penalties also may be imposed for such violations.

    The FCC has required that incumbent, independent, local exchange carriers, that provide interstate long distance services originating from their local exchange service territories, must do so in accordance with "structural separation" rules. These rules require that our long distance affiliate
(i) maintain separate books of account, (ii) not own transmission or switching facilities jointly with the local exchange affiliate, and (iii) acquire any services from its affiliated local exchange telephone company at tariffed rates, terms and conditions. These rules are currently being challenged on reconsideration before the FCC.

STATE REGULATION

    Local service rates generally are regulated by state regulatory agencies, which usually are called public service commissions or public utility commissions, or PUCs. Traditionally, PUCs have regulated pricing through "rate of return" rules that focus on authorized levels of earnings by local exchange carriers. As part of the movement toward deregulation, several states are beginning to replace traditional rate of return regulation with "price cap" and incentive regulation. Currently, however, in most states, most of our traditional telephone company operations remain subject to rate of return regulation. If competitors enter areas where we provide traditional telephone company services, they may enjoy greater pricing flexibility than we do, and therefore could have a competitive advantage over us.

    Many PUCs also regulate the purchase and sale of local exchange carriers, prescribe certain accounting procedures, and regulate various other matters, including service standards and operating procedures. PUCs, like the FCC, can sanction a carrier, order fines and penalties, or revoke authorizations for violations of applicable state laws and PUC regulations. In most states, we are required to file tariffs setting forth the terms, conditions, and prices for services that are classified as intrastate. While state procedures with respect to tariffs vary, these tariffs generally are subject to review and potential objection by PUCs or third parties.

LOCAL REGULATION

    We are subject to numerous local regulations, including, for example, building code requirements. These regulations may vary greatly from city to city.

TELECOMMUNICATIONS ACT

    One of the key goals of the Telecommunications Act is to encourage competition in local telephone service. To do this, the Telecommunications Act provides three means by which communications service providers can enter the local telephone service marketplace:

    - RESALE. Incumbent telephone companies are required to permit new communications service providers to purchase their services for resale to the public at a wholesale rate that is less than the rate charged by the incumbent telephone companies to their retail customers.

    - ACCESS TO NETWORK ELEMENTS. Incumbent telephone companies are required to lease to new communications service providers the various elements in their network that are used to provide local telephone service. The leased parts of the incumbent telephone companies' networks are known as "unbundled network elements." The incumbent telephone companies must make unbundled network elements available at rates that are based on their forward-looking economic costs.

    - CONSTRUCTION OF NEW FACILITIES. New communications service providers may also enter the local phone service market by building their own facilities. An incumbent telephone company is required to allow new communications service providers to interconnect their facilities with the incumbent's, so that each carrier's customers can reach the other's.

    To facilitate new communications service providers' entry into local telephone markets using one or more of the above three methods, the Telecommunications Act imposes on incumbent telephone companies the obligation to open their networks and markets to competition. When requested by competitors, incumbent telephone companies are required to negotiate in good faith agreements that lay out terms governing interconnection to their network, access to unbundled network elements and resale. Incumbent telephone companies also must allow competing carriers to "co-locate," or place their own equipment in incumbents' central offices.

    As a result of the passage of the Telecommunications Act, local exchange carriers, including traditional telephone companies, face the prospect of being subject to competition for the first time in the provision of traditional local telephone and intrastate toll services. The Telecommunications Act also provides for the codification of the principles of "universal service" and establishes safeguards to foster the provision of communications services in the areas served by traditional telephone companies by adopting a federal universal service support fund, or USSF. See "--Promotion of Universal Service."

    The Telecommunications Act makes competitive entry into the telecommunications industry more attractive to non-incumbent carriers by, among other things, removing most state and local barriers to competition. Therefore, the Telecommunications Act may increase the level of competition we face in our traditional rural markets. In particular, after notice and an opportunity for comment, the FCC may preempt any state requirement that prohibits or has the effect of prohibiting a carrier from providing intrastate or interstate communications services. In addition, the Telecommunications Act establishes procedures under which a regional Bell operating company, can enter the market for long-distance services within the area where it provides local exchange service. To date, two regional Bell operating companies have been granted authority by the FCC to provide such in-region long distance services. The provision of in-region long distance services by regional Bell operating companies could permit them to offer "one-stop shopping" of bundled local and long distance services, enhancing their competitive position generally in new markets we may seek to serve, and in our rural markets, should they seek to enter these markets.

    Several regional Bell operating companies have requested that the FCC waive certain obligations imposed by the Telecommunications Act with respect to regional Bell operating company-provisioned high-speed data services, including, among other things, the obligations to unbundle and offer for resale such services. In addition, the regional Bell operating companies are seeking to provide high-speed data services on a long-distance basis without complying with the market opening provisions of the Telecommunications Act. Bills have also been introduced in Congress that would allow regional Bell operating companies to provide such advanced data services on a streamlined basis. Permitting the regional Bell operating companies to provide data services with fewer regulatory requirements could have a material adverse impact on our ability to compete in the data services sector.

THE PROMOTION OF LOCAL SERVICE COMPETITION AND TRADITIONAL TELEPHONE COMPANIES

    As discussed above, the Telecommunications Act provides, in general, for the removal of barriers to entry into the telecommunications industry in order to promote competition for the provision of local service. Congress, however, has recognized that states should not be prohibited from taking actions necessary to preserve and advance universal service, and has further recognized that special consideration should be given to the appropriate conditions for competitive entry in areas served by traditional telephone companies.

    Pursuant to the Telecommunications Act, local exchange carriers, including both incumbent telephone companies and competitive communications providers, are required to: (i) allow others to resell their services at retail rates;
(ii) ensure that customers can keep their telephone numbers when changing carriers; (iii) ensure that competitors' customers can use the same number of digits when dialing and receive nondiscriminatory access to telephone numbers, operator service, directory assistance and directory listing; (iv) ensure access to telephone poles, ducts, conduits and rights of way; and (v) compensate competitors for the competitors' costs of completing calls to competitors' customers. Competitors are required to compensate the incumbent telephone company for the cost of providing these interconnection services.

    The Telecommunications Act, with certain exceptions, requires incumbent telephone companies to: (i) interconnect their facilities and equipment with any requesting telecommunications carrier at any technically feasible point;
(ii) unbundle and provide nondiscriminatory access to network elements, such as local loops, switches and transport facilities, at nondiscriminatory rates and on nondiscriminatory terms and conditions; (iii) offer their retail services for resale at wholesale rates; (iv) provide reasonable notice of changes in the information necessary for transmission and routing of services over the incumbent telephone company's facilities or in the information necessary for interoperability; and (v) provide, at rates, terms and conditions that are just, reasonable and nondiscriminatory, for the physical co-location of equipment necessary for interconnection or access to unbundled network elements at the premises of the incumbent telephone company. Competitors are required to compensate the incumbent telephone company for the cost of providing these interconnection services.

    Under the Telecommunications Act, our traditional telephone companies may request from state PUCs exemption, suspension or modification of any or all of the requirements described above. A PUC may grant such a request if it determines that such exemption, suspension or modification is consistent with the public interest and necessary to avoid a significant adverse economic impact on communications users and generally avoid imposing a requirement that is technically unfeasible or unduly economically burdensome. If a PUC denies some or all of any such request made by one of our traditional telephone companies, or did not allow us adequate compensation for the costs of providing interconnection, our costs could increase. In addition, with such a denial, competitors could enjoy benefits that would make their services more attractive than if they did not receive such interconnection rights. We have not filed any such requests.

    However, pursuant to the Telecommunications Act our traditional rural telephone companies are automatically exempt from these additional incumbent telephone company requirements, except in Florida where the legislature has determined that all local exchange carriers are required to provide interconnection services as prescribed in the Telecommunications Act. This exemption can be rescinded or modified by a state PUC if a competing carrier files a bona fide request for interconnection services or access to network elements. If such a request is filed by a potential competitor with respect to one of our operating territories, we are likely to ask the relevant PUC to retain the exemption. A PUC may grant such a potential competitor's request if it determines such interconnection request is not unduly economically burdensome, is technically feasible and is consistent with universal service obligations. If a state PUC rescinds such exemption in whole or in part and if the state PUC does not allow us adequate compensation for the costs of providing the interconnection, our costs would significantly increase and we could suffer a significant loss of customers to competitors. In addition, we could incur additional administrative and regulatory expenses as a result of the interconnection requirements.

    To the extent we seek to enter the local telephone service business in territories other than where we do not operate as a traditional telephone company, we could encounter difficulties in obtaining interconnection with the incumbent telephone companies, particularly if the incumbent telephone companies are entitled to the same protections we enjoy in our traditional communications operating territories. In particular, in those circumstances, we might be unable to obtain access to the incumbent telephone companies' networks, which could significantly detract from our ability to implement our competitive communications provider strategy.

    Even if an incumbent telephone company in a territory we wished to enter was not entitled to such protections, we could nonetheless be unable to obtain interconnection on favorable terms. The FCC has issued rules implementing the interconnection and resale provisions of the Telecommunications Act, but those rules have been, and continue to be, subject to administrative and judicial appeals. Thus, there exists continuing uncertainty about individual rules governing pricing of interconnection and unbundled network elements, and the terms and conditions of interconnection agreements. This may make negotiating these agreements more difficult and time-consuming. It also could require renegotiation of relevant provisions of existing interconnection agreements or subject them to additional court or regulatory proceedings.

PROMOTION OF UNIVERSAL SERVICE

    The USSF revenues received by our traditional telephone companies from the federal government are intended to support the high cost of our operations in rural markets. Revenues from such USSF support payments represented 4.9% of our revenues in 1999. If our traditional telephone companies were unable to receive USSF support payments, or if such support payments were reduced, many of our traditional telephone companies would be unable to operate as profitably as they have historically. Furthermore, under the current regulatory scheme, as the number of access lines that we have in any given state increases, the rate at which we can recover certain support payment decreases. Therefore, as we implement our growth strategy, our eligibility for such support payments is likely to decrease.

    Newly codified universal service principles are being implemented by both the FCC and the PUCs. One of the implemented principles provides that USSF funds will be distributed only to carriers that are designated as eligible telecommunications carriers, or ETCs, by a state PUC. All of our traditional telephone companies have been designated as ETCs pursuant to the Telecommunications Act. However, under the Telecommunications Act, competitors could obtain the same support payments as we do if a PUC determined that granting such support payments to competitors would be in the public interest. If such universal service support payments were to become available to potential competitors, our affected traditional telephone companies might not be able to compete as effectively or otherwise continue to operate as profitably as they have historically.

    Traditional telephone companies will receive USSF payments pursuant to existing mechanisms for determining the amounts of such payments with some limitations, such as on the amount of corporate operating expense that can be recovered from the USSF. In 2001, after a transition period, traditional telephone companies may secure USSF payments, based upon a yet-to-be-determined methodology, which are expected to be significantly less than prior payments.

    In addition, there are a number of appeals challenging several aspects of the FCC's universal service rules. It is not possible to predict at this time whether the FCC or Congress will order modification to those rules, or the ultimate impact any such modification might have on us.

ACCESS CHARGE REFORM

    The majority of our revenues come from network access charges, which are paid to us by intrastate carriers and interstate long distance carriers for originating and terminating calls in the regions served by our traditional telephone companies. The amount of access charge revenues that we receive is calculated based on guidelines set by federal and state regulatory bodies, and such guidelines could change at any time. In particular, the FCC has made and is continuing to consider various reforms to the existing rate structure for charges assessed on long distance carriers for connection to local

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
networks. These reforms are designed to move these "access charges," over time, to lower, cost-based rate levels and structures. These changes will reduce access charges and will shift charges, which historically have been based on minutes-of-use, to flat-rate, monthly per line charges on end-user customers rather than long distance carriers. As a result, the aggregate amount of access charges paid by long distance carriers to access providers, such as our traditional telephone companies, will decrease. In particular, on May 31, 2000, the FCC adopted an order intended to significantly reduce access charges paid by long distance companies to local incumbent telephone companies. The FCC expects that the changes adopted in its access charge order will accelerate competition in the local and long distance telecommunications markets and set the appropriate level of interstate access charges for the next five years. Specifically, the FCC anticipates that the reforms will, among other things, result in an overall, immediate $3.2 billion reduction in access charges paid by long distance companies this year. In addition, to the extent our traditional telephone companies become subject to competition in their own local exchange areas, such access charges could be paid to competing local exchange providers rather than to us. Such a circumstance could have a material adverse effect on our financial condition and results of operations.

    In October 1998, AT&T sought a declaration from the FCC that AT&T may avoid competitive communication provider access charges by declining to direct calls to the customers of those competitive communications providers. While the FCC denied this request, it initiated a rulemaking to determine whether the FCC should regulate the access charges of competitive communications providers. This rulemaking proceeding is ongoing. If the FCC regulates competitive communications provider access charges, or if it determines that interexchange carriers may refuse to purchase competitive communications providers' switched access services, our competitive communications strategy may be adversely affected. In addition, some states have proposed or required that competitive communication provider access charges be limited to those charged by incumbent local exchange carriers operating in the same areas the competitive provider with respect to calls originating or terminating in such area, except where the competitive carrier in question can establish that its costs justify a higher access rate through a formal cost proceeding. Our competitive communications strategy could be adversely affected by these state actions.

POTENTIAL INTERNET REGULATORY OBLIGATIONS

    In connection with our Internet access offerings, we could become subject to laws and regulations as they are adopted or applied to the Internet. There is currently only a small body of laws and regulations applicable to access to or commerce on the Internet. As the significance of the Internet expands, federal, state and local governments may adopt rules and regulations, or apply existing laws and regulations to the Internet. We cannot predict the nature of these regulations or their impact on our business.

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
                                   MANAGEMENT

    The following table sets forth information with respect to our directors, executive officers and other key personnel. Executive officers are generally appointed annually by the board of directors to serve, subject to the discretion of the board of directors, until their successors are appointed.

NAME                                       AGE                            POSITION
----                                     --------                         --------
Jack H. Thomas.........................     58      Co-Founder, Chairman of the Board of Directors and
                                                    Chief Executive Officer

Eugene B. Johnson......................     53      Co-Founder, Vice Chairman of the Board of Directors
                                                    and Chief Development Officer

G. Brady Buckley.......................     40      President and Chief Operating Officer

Walter E. Leach, Jr....................     48      Senior Vice President and Chief Financial Officer

John P. Duda...........................     53      President and Chief Executive Officer--Telecom Group

Timothy W. Henry.......................     44      Vice President of Finance and Treasurer

Lisa R. Hood...........................     34      Vice President and Controller

Daniel G. Bergstein....................     56      Co-Founder and Director

Frank K. Bynum, Jr.....................     37      Director

Anthony J. DiNovi......................     37      Director

George E. Matelich.....................     43      Director

Kent R. Weldon.........................     32      Director

    JACK H. THOMAS. Mr. Thomas has served as Chairman of our board of directors since August 1998 and served as our President from 1993 to April 2000.
Mr. Thomas has served as our Chief Executive Officer since 1993. Mr. Thomas is a co-founder and has been a director of our company since 1991. From 1985 to 1993, Mr. Thomas was Chief Operating Officer of C-TEC Corporation, a diversified communications company which at the time owned Commonwealth Telephone Company, a 240,000 access line telephone company. Prior to 1985, Mr. Thomas worked at United Telephone Company of Ohio and C&P Telephone in various management capacities.

    EUGENE B. JOHNSON.  Mr. Johnson has served as our Vice Chairman since
August 1998 and our Chief Development Officer since April 2000. Mr. Johnson served as our Senior Vice President from 1993 to 1998 and served as our Executive Vice President from February 1998 to April 2000. Mr. Johnson is a co-founder and has been a director of our company since 1991. From 1987 to 1993, Mr. Johnson served as President and principal shareholder of JC&A, Inc., an investment banking and brokerage firm providing services to the cable television, telephone and related industries. From 1985 to 1987, Mr. Johnson served as the director of the mergers and acquisitions department of Cable Investments, Inc., an investment banking firm. Mr. Johnson currently is a director of OPASTCO, the primary industry organization for small independent telephone companies and serves on its education and finance committees.

    G. BRADY BUCKLEY. Mr. Buckley has served as our President and Chief Operating Officer since May 2000. From July 1998 to May 2000, Mr. Buckley served as President and Chief Executive Officer of FairPoint Solutions. From 1996 to 1998, Mr. Buckley served as President of American Telco, Inc., a Houston, Texas-based communications firm that was the first company to provide both local and long distance phone service in Texas. From 1992 to 1996, Mr. Buckley was a Vice President of Worldcom and was responsible for all New England operations including sales, marketing, finance, operations, and administration. Prior to 1992, Mr. Buckley was employed by First Phone of New England, a start-up company that provided long distance communications services to business firms in the northeast, and Sprint, where he held various sales and management positions.

    WALTER E. LEACH, JR. Mr. Leach has served as our Chief Financial Officer and Secretary since October 1994 and our Senior Vice President since February of 1998. From 1984 through September 1994, Mr. Leach served as Executive Vice President of Independent Hydro Developers, where he had responsibility for all project acquisition, financing and development activities.

    JOHN P. DUDA. Mr. Duda has served as the President and Chief Executive Officer of our Telecom Group, which has been responsible for all aspects of our traditional telephone operations, since August 1998. From January 1994 to August 1998, Mr. Duda served as our Chief Operating Officer. Prior to 1994,
Mr. Duda served as Vice President, Operations and Engineering of Rochester Tel Mobile Communications, State Vice President Minnesota, Nebraska and Wyoming and Director of Network Planning and Operations for Pennsylvania and New Jersey for Sprint and served in various management positions with C&P Telephone and Bell Atlantic. Mr. Duda is currently on the United States Telecom Association's Board of Directors and serves on its Executive and Midsize Company committees. He also serves on OPASTCO's Separations and Access Committee.

    TIMOTHY W. HENRY. Mr. Henry has served as our Vice President of Finance and Treasurer since December 1997. From 1992 to December 1997, Mr. Henry served as Vice President/Portfolio Manager at CoBank, ACB, and managed a $225 million telecommunications loan portfolio, which included responsibility for CoBank's relationship with us.

    LISA R. HOOD. Ms. Hood has served as our Vice President and Controller since December 1993. Prior to joining our company, Ms. Hood served as manager of a local public accounting firm in Kansas. Ms. Hood is a certified public accountant.

    DANIEL G. BERGSTEIN. Mr. Bergstein is a co-founder and has been a director of our company since 1991. Mr. Bergstein served as Chairman of our board of directors from 1991 until August 1998. Since 1988, Mr. Bergstein has been a senior partner in the New York office of the international law firm Paul, Hastings, Janofsky & Walker LLP, where he is the Chairman of the firm's National Telecommunications Practice. Mr. Bergstein is a corporate and securities lawyer, specializing in mergers and acquisitions and corporate finance transactions.

    FRANK K. BYNUM, JR. Mr. Bynum has served as a director of our company since May 1998. He is also a Managing Director of Kelso. Mr. Bynum joined Kelso in 1987 and has held positions of increasing responsibility at Kelso prior to becoming a Managing Director. Mr. Bynum is a director of CDT Holdings, plc, Citation Corporation, Cygnus Publishing, Inc., HCI Direct, Inc., iXL Enterprises, Inc. and 21st Century Newspapers, Inc.

    ANTHONY J. DINOVI. Mr. DiNovi has served as a director of our company since January 2000. He is currently a Managing Director of Thomas H. Lee Partners, L.P. Prior to joining Thomas H. Lee Partners, L.P. in 1988, Mr. DiNovi worked in the Corporate Finance Department at Wertheim Schroder & Co., Inc. Mr. DiNovi is a director of Eye Care Centers of America Inc., Fisher Scientific
International, Inc., Safelite Glass Corp., US LEC Corp. and various private corporations.

    GEORGE E. MATELICH. Mr. Matelich has served as a director of our company since July 1997. Mr. Matelich is currently a Managing Director of Kelso, with which he has been associated since 1985. Mr. Matelich currently serves on the Boards of Directors of GlobeNet Communications Group Limited and
Humphreys, Inc. Mr. Matelich is also a Trustee of the University of Puget Sound.

    KENT R. WELDON. Mr. Weldon has served as a director of our company since January 2000. He is a Vice President of Thomas H. Lee Partners, L.P. Mr. Weldon worked at the firm from 1991 to 1993 and rejoined it in 1995. Prior to 1991, Mr. Weldon worked at Morgan Stanley & Co. Incorporated in the Corporate Finance Department. Mr. Weldon is a director of Fisher Scientific International, Inc. and Syratech Corporation.

COMMITTEES OF THE BOARD OF DIRECTORS.

    Our board of directors has standing audit and compensation committees.

    AUDIT COMMITTEE

    Our audit committee currently consists of Frank K. Bynum, Jr., Jack H. Thomas and Kent R. Weldon. Among other functions, our audit committee:

    - makes recommendations to the board of directors regarding the selection of independent auditors;

    - reviews the results and scope of the audit and other services provided by our independent auditors;

    - reviews our financial statements; and

    - reviews and evaluates our internal control functions.

    COMPENSATION COMMITTEE

    Our compensation committee currently consists of Anthony J. DiNovi and George E. Matelich. The compensation committee makes recommendations to the board of directors regarding the following matters:

    - executive compensation;

    - salaries and incentive compensation for our employees; and

    - the administration of our stock option plans and defined contribution plans.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    For the fiscal year ended December 31, 1999, our compensation committee consisted of George E. Matelich, Nelson Schwab III and Jack H. Thomas.
Mr. Schwab served as a director of our company from July 1997 to January 2000. Mr. Thomas has served as our Chief Executive Officer since 1993, a director of our company since 1991 and our President from 1993 to April 2000. None of our executive officers has served as a member of the compensation committee (or other committee servicing an equivalent function) of any other entity, whose executive officers served as a director of our company or member of our compensation committee.

NON-EMPLOYEE DIRECTOR COMPENSATION

    We reimburse directors for any expenses incurred in attending meetings of our board of directors and committees of our board.

EXECUTIVE COMPENSATION

    The following table sets forth information for the fiscal year ended December 31, 1999 concerning compensation paid to our chief executive officer and our other four most highly compensated executive officers during 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                                                     AWARDS
                                                                                   NUMBER OF
                                             ANNUAL COMPENSATION                   SECURITIES
                               ------------------------------------------------    UNDERLYING
                                                                   OTHER ANNUAL     OPTIONS/        ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR         SALARY     BONUS     COMPENSATION       SARS       COMPENSATION(2)
---------------------------    --------      --------   --------   ------------   ------------   ---------------
Jack H. Thomas...............     1999       $330,000   $180,000     $ 89,270              --        $ 8,262
Chairman and                      1998        300,000    150,000       71,101       1,300,000         15,750
Chief Executive Officer           1997        300,000     82,500       67,778              --         15,750

Eugene B. Johnson............     1999       $264,000   $132,000     $ 69,154              --        $ 7,839
Vice Chairman and                 1998        240,000    120,000       37,261       1,195,000         15,264
Chief Development Officer         1997        240,000     62,000       28,671              --         15,264

G. Brady Buckley.............     1999       $253,740   $240,000     $163,976              --        $ 7,380
President and                     1998(1)     125,000     90,000           33         549,000             --
Chief Operating Officer           1997             --         --           --              --             --

Walter E. Leach, Jr..........     1999       $150,077   $ 80,000     $ 33,606              --        $ 7,596
Senior Vice President and         1998        132,246     62,942       19,332         650,000         14,922
Chief Financial Officer           1997        115,502     32,400       15,076              --         14,394

John P. Duda.................     1999       $150,037   $ 75,000     $ 54,065              --        $ 7,839
President and Chief Executive     1998        142,589     49,000       26,511         410,000         15,264
Officer Telecom Group             1997        130,938     31,000       23,154              --         15,264

------------------------

(1) Represents six months of compensation.

(2) Reflects matching contributions made under our 401(k) plan and group term life insurance coverage.

1995 STOCK OPTION PLAN

    Our Stock Option Plan was adopted on February 22, 1995. The 1995 plan provides for the grant of options to purchase up to an aggregate of 1,136,800 shares of our common stock. The 1995 plan is administered by our compensation committee, which makes discretionary grants of options to our officers, directors and employees.

    Options granted under the 1995 plan may be incentive stock options, which qualify for favorable Federal income tax treatment under Section 422A of the Internal Revenue Code, or nonstatutory stock options.

    The selection of participants, allotment of shares, determination of price and other conditions of purchase of such options is determined by our compensation committee, in its sole discretion. Each option grant is evidenced by a written incentive stock option agreement or nonstatutory stock option agreement dated as of the date of grant and executed by us and the optionee. Such agreement also sets forth the number of options granted, the option price, the option term and such other terms and conditions as may be determined by the board of directors. As of May 31, 2000, a total of 592,460 options to purchase shares of our common stock were outstanding under the 1995 plan. Such options were exercisable at a price of $.25 per share.

    Options granted under the 1995 plan are nontransferable, other than by will or by the laws of descent and distribution.

1998 STOCK INCENTIVE PLAN

    In August 1998, we adopted our Stock Incentive Plan, the 1998 Plan. The 1998 Plan provides for grants to members of management of up to 6,818,065 nonqualified options to purchase our common stock, at the discretion of the compensation committee. Options vest in 25% increments on the second, third, fourth, and fifth anniversaries of an individual grant. In the event of a change in control, outstanding options will vest immediately. At May 31, 2000, a total of 6,461,065 options were outstanding under the 1998 Plan. Pursuant to the terms of the grant, options become exercisable only in the event that we are sold, an initial public offering of our common stock occurs, or other changes in control, as defined, occur. The number of options that may ultimately become exercisable also depends upon the extent to which the price per share obtained in a sale of our company would exceed a minimum selling price of $4.29 per share. Options have a term of ten years from date of grant. We will accrue as compensation expense the excess of the estimated fair value of our common stock over the exercise price of the options when and if a sale of our company, at the prices necessary to result in exercisable options under the grant, becomes imminent or likely.

    In April 2000, all of the options outstanding under the FairPoint Solutions' stock option plan were converted to options to purchase our common stock under the 1998 Plan. As a result, 925,500 options to purchase common stock of FairPoint Solutions were converted into an aggregate of 1,693,665 options of which 1,620,465 are to purchase our common stock at an exercise price of $3.28 per share and 73,200 at an exercise price of $13.12 per share. FairPoint Solutions also intends to provide a bonus program for those option holders with options at an exercise price of $3.28 in order for such option holders to maintain the same economic benefits as previously existed under the FairPoint Solutions stock option plan. Upon completion of the conversion, the FairPoint Solutions stock option plan was terminated.

2000 STOCK INCENTIVE PLAN

    In May 2000, we adopted our 2000 Employee Stock Option Plan, the 2000 Plan. The 2000 Plan provides for grants to members of management of up to 10,019,200 nonqualified options to purchase our common stock, at the discretion of the compensation committee. Options granted under the 2000 Plan may be of two types:
(i) incentive stock options and (ii) nonstatutory stock options. Unless the compensation committee shall otherwise specify at the time of grant, any option granted under the 2000 Plan shall be a nonstatutory stock option. The maximum number of shares of common stock subject to options granted to any single participant in any calendar year is 1,500,000. The total number of options that may ultimately become exercisable also depends upon the extent to which the price per share exceeds a minimum price of $13.12 per share. As of May 31, 2000, a total of 4,890,054 options were outstanding under the 2000 Plan.

    Unless otherwise determined by the compensation committee at the time of grant, options granted pursuant to the 2000 Plan have an exercise price which is not less than the fair market value of a share of our common stock on the date the option is granted. Options have a term of ten years from date of grant. Options vest in increments of 10% for the first anniversary, 15% for the second anniversary, and 25% for the third, fourth and fifth anniversaries of an individual grant. Subject to certain provisions, in the event of a change of control, we will cancel each option in exchange for a payment in cash of an amount equal to the excess, if any, of the highest price per share of common stock offered in conjunction with any transaction resulting in a change of control over the exercise price for such option.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

    The following table sets forth the information with respect to the executive officers set forth in the Summary Compensation Table concerning the exercise of options during fiscal year 1999, the number of securities underlying options as of December 31, 1999 and the year end value of all unexercised in-the-money options held by such individuals.

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED             IN-THE-MONEY
                                   SHARES       VALUE          OPTIONS/SARS AT              OPTIONS/SARS AT
                                ACQUIRED ON    REALIZE       FISCAL YEAR-END (#)          FISCAL YEAR-END ($)
NAME                            EXERCISE (#)     ($)      EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(1)
----                            ------------   --------   -------------------------   ----------------------------
Jack H. Thomas................           --         --         284,200/1,300,000         $3,657,654/14,825,200
Eugene B. Johnson.............           --         --         213,200/1,195,000          2,743,884/13,627,780
G. Brady Buckley..............           --         --                --/549,000                  --/5,402,160(2)
Walter E. Leach, Jr...........           --         --           142,200/650,000           1,830,114/7,412,600
John P. Duda..................           --         --           213,200/410,000           2,743,884/4,675,640

------------------------

(1) Represents the difference between the exercise price and the fair market value of our common stock at December 31, 1999.

(2) Does not include a bonus of approximately $1,800,720 payable to Mr. Buckley upon the exercise of such options as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview--Stock-based Compensation Expense."

    In connection with our January 2000 equity financing and recapitalization, 12,440 warrants and 300,940 options to purchase our common stock were exercised and the underlying shares were sold for aggregate proceeds of $3,975,836. In connection with this transaction, the board of directors approved the acceleration of the vesting and exercise of 40,600 options owned by Mr. Leach. In addition, Mr. Leach and Mr. Duda also received an aggregate of $1,165,000 from certain of our stockholders in satisfaction of a portion of such stockholders' stock appreciation rights obligations to Messrs. Duda and Leach.

EMPLOYMENT AGREEMENTS

    In January 2000, we entered into employment agreements with each of Jack H. Thomas, Eugene B. Johnson, Walter E. Leach, Jr. and John P. Duda. Each of the employment agreements provides for an employment period from January 20, 2000 until December 31, 2003 and provides that upon the termination of the executive's employment due to a change of control, the executive is entitled to receive from us in a lump sum payment an amount equal to such executive's base salary as of the date of termination for a period ranging from twelve months to twenty-four months. For purposes of the previous sentence, a change of control shall be deemed to have occurred if: (a) certain of our stockholders no longer own, either directly or indirectly, shares of our capital stock entitling them to 51% in the aggregate of the voting power for the election of our directors as a result of a merger or consolidation of FairPoint, a transfer of our capital stock or otherwise; or (b) we sell, assign, convey, transfer, lease or otherwise dispose of, in one transaction or a series of related transactions, all or substantially all of our property or assets to any other person or entity. In addition, we have agreed to maintain the executives' long term disability and medical benefits for a similar period following a change of control. In the event that any executive's employment with us terminated without cause and not as a result of a change of control, such executive is entitled to receive a lump sum payment from us in an amount equal to such executive's base salary for a period ranging from six months to twelve months and is also entitled to long term disability and medical benefits for a similar period. In the event that any executive's employment is terminated by us for cause or by such executive without good reason, such executive is not entitled to any benefits under his employment agreement.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

FINANCIAL ADVISORY AGREEMENTS

    In connection with our January 2000 equity financing and recapitalization, we entered into a Management Services Agreement with THL Equity Advisors IV, LLC, or THL Advisors, dated as of January 20, 2000 and an Amended and Restated Financial Advisory Agreement dated as of January 20, 2000 with Kelso, pursuant to which THL Advisors and Kelso provide certain consulting and advisory services related, but not limited to, equity financings and strategic planning. Pursuant to these agreements, we pay to each of THL Advisors and Kelso annual advisory fees of $500,000, payable on a quarterly basis until December 31, 2006 and we reimburse them for out of pocket expenses for the duration of the agreements. Further, in connection with the January 2000 equity financing and recapitalization, we paid THL Advisors a transaction fee of approximately
$8.5 million and we agreed to pay Kelso a transaction fee of approximately
$8.5 million upon consummation of an initial public offering or specified transactions. In connection with our equity financing and recapitalization, we terminated our financial advisory agreement with Carousel Capital Partners, L.P., a former significant stockholder, and the original financial advisory agreement with Kelso. We paid advisory fees of $400,000, $250,000, and $45,833 to Carousel and Kelso in 1999, 1998 and 1997, respectively.

CONSULTING AGREEMENT

    On January 20, 2000, we terminated a consulting agreement dated as of July 31, 1997 between us and an entity controlled by Daniel G. Bergstein, under which Mr. Bergstein provided general consulting and advice to us as reasonably requested from time to time. During 1999 and 1998, we paid consulting fees under the consulting agreement of $132,831 and $103,306, respectively.

LEGAL SERVICES

    Daniel G. Bergstein is a senior partner of Paul, Hastings, Janofsky & Walker LLP, a law firm which provides legal services to us. For the years ended December 31, 1999, 1998 and 1997, we paid Paul Hastings approximately $336,835, $2,308,000 and $1,100,000, respectively, for legal services.

STOCKHOLDERS AGREEMENT AND REGISTRATION RIGHTS AGREEMENT

    In connection with our January 2000 equity financing and recapitalization, we entered into a stockholders agreement with our stockholders, dated as of January 4, 2000, which contains provisions relating to: (i) the designation of members to our board of directors (including, initially, two members to be designated by THL, two members by Kelso and upon the receipt of all required regulatory approvals, the remaining members to be designated jointly by THL and Kelso), (ii) restrictions on transfers of shares, (iii) the requirement that our stockholders take certain actions upon the approval of a majority of the stockholders in connection with an initial public offering or a sale of FairPoint, (iv) the requirement of FairPoint to sell shares to the stockholders under certain circumstances upon authorization of an issuance or sale of additional shares, (v) the participation rights of stockholders in connection with a sale of shares by other stockholders, and (vi) our right to purchase all (but not less than all) of the shares of a management stockholder in the event of resignation, termination of employment, death or disability. The stockholders agreement also provides that we must obtain the consent of THL and Kelso in order for us to incur debt in excess of $5 million. We expect that the stockholders agreement will be amended upon the closing of the proposed initial public offering of our common stock.

    We entered into a registration rights agreement with our stockholders, dated as of January 20, 2000, pursuant to which our stockholders have the right in certain circumstances and, subject to certain conditions, to require us to register shares of our common stock held by them under the Securities Act.

Under the registration rights agreement, except in limited circumstances, we are obligated to pay all expenses in connection with such registration.

    In connection with the execution of the stockholders agreement and the registration rights agreement, we terminated our previous stockholders agreement and registration rights agreement, each dated as of July 31, 1997.

PURCHASE OF COMMON STOCK BY MANAGEMENT

    In January 2000, 65,540 shares of our common stock were purchased by 21 employees for an aggregate purchase price of $859,655, including 7,640 shares purchased by Mr. Buckley for a purchase price of $100,210.

    In March 1998, 314,000 shares of our common stock were purchased by ten employees for an aggregate purchase price of $537,741, including 40,000, 80,000, 40,000 and 20,000 shares purchased by Messrs. Thomas, Johnson, Leach and Duda, respectively.

THL COMMITMENT

    In January 2000, we entered into a commitment letter with THL pursuant to which THL committed to purchase $50 million of our equity securities, subject to various conditions. This commitment expires on December 31, 2000.

MANAGEMENT SERVICES AGREEMENT

    In July 1997, we entered into a Management Services Agreement with MJD Partners, L.P. under which MJD Partners provided certain management services to us. The management services agreement was terminated on April 1, 1998. During 1997 and between January 1, 1998 and April 1, 1998, MJD Partners was paid $1,020,000 and $225,000, respectively, a significant portion of which was for compensation paid to Messrs. Thomas and Johnson by MJD Partners.

CONTINGENT LIABILITIES

    In October 1998, JED Communications Associates, an entity controlled by Daniel G. Bergstein and Meyer Haberman, a former director of FairPoint, pledged a portion of their holdings of our common stock to Bankers Trust Company as collateral for their obligations to repay borrowings from Bankers Trust. The loan documents required us, in the event of default by the stockholders, to repurchase the pledged shares for the lesser of 100% of the outstanding indebtedness and $3.0 million. In January 2000, the outstanding indebtedness was repaid and the pledge of the stock was released.

CONTRIBUTION OF STOCKHOLDER LOANS

    Prior to July 1997, we were obligated to Messrs. Bergstein, Thomas, Haberman and Johnson under promissory notes in the principal amounts of approximately $373,053, $227,679, $233,158 and $89,610, respectively. In July 1997, we paid to each such stockholder all accrued and unpaid interest on their respective notes and each such stockholder contributed his respective note to MJD Partners in exchange for an increased partnership interest in MJD Partners. MJD Partners subsequently contributed the notes to us and the notes were cancelled.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding beneficial ownership of our common stock as of May 31, 2000 for (i) each executive officer named in the "Summary Compensation Table," (ii) each director, (iii) all of our executive officers and directors as a group, and (iv) each person who beneficially owns 5% or more of the outstanding shares of our common stock.

    The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

    The amounts and percentages of common stock reflected in this table assume the conversion of all of our shares of Class B common stock, Class C common stock and Series D preferred stock to shares of our Class A common stock.

                                                               NUMBER OF
                                                                 SHARES      PERCENT OF
                                                              BENEFICIALLY   OUTSTANDING
                                                                OWNED(1)      SHARES(1)
                                                              ------------   -----------
EXECUTIVE OFFICERS AND DIRECTORS:
Jack H. Thomas(2)...........................................    2,082,590        4.1%
Eugene B. Johnson(3)........................................      939,130        1.9%
G. Brady Buckley(4).........................................      144,890       *
Walter E. Leach, Jr.(5).....................................      152,350       *
John P. Duda(6).............................................      197,560       *
Daniel G. Bergstein(7)......................................    2,155,140        4.3%
Frank K. Bynum, Jr.(8)......................................   18,199,496       36.5%
Anthony J. DiNovi(9)........................................   21,461,720       43.1%
George E. Matelich(8).......................................   18,199,496       36.5%
Kent R. Weldon(9)...........................................   21,461,720       43.1%
All Executive Officers and Directors as a group (10            45,195,626       88.2%
  persons)..................................................

5% STOCKHOLDERS:
Kelso Investment Associates V, L.P. and
Kelso Equity Partners V, L.P.(8)............................   18,199,496       36.5%
320 Park Avenue, 24th Floor
New York, New York 10022
Thomas H. Lee Equity Fund IV, LP and Affiliates(9)..........   21,461,720       43.1%
75 State Street
Boston, Massachusetts 02109

------------------------

*   Less than 1%.

(1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. The percentage of beneficial ownership is based on 49,797,376 shares of common stock outstanding as of May 31, 2000.

(2) Includes 609,200 shares of common stock issuable upon exercise of options that are either currently exercisable or exercisable during the next
    60 days. Does not include 1,757,854 shares of common stock issuable upon exercise of options that are not currently exercisable or exercisable during the next 60 days.

(3) Includes 511,950 shares of common stock issuable upon exercise of options that are either currently exercisable or exercisable during the next
    60 days. Does not include 1,107,650 shares of common stock issuable upon exercise of options that are not currently exercisable or exercisable during the next 60 days.

(4) Includes 137,250 shares of common stock issuable upon the exercise of options that are either currently exercisable or exercisable during the next 60 days. Does not include 1,696,923 shares of common stock issuable upon the exercise of options that are not currently exercisable or exercisable during the next 60 days.

(5) Includes 152,350 shares of common stock issuable upon exercise of options that are either currently exercisable or exercisable during the next
    60 days. Does not include 1,255,247 shares of common stock issuable upon exercise of options that are not currently exercisable or exercisable during the next 60 days.

(6) Includes 197,560 shares of common stock issuable upon exercise of options that are either currently exercisable or exercisable during the next
    60 days. Does not include 474,930 shares of common stock issuable upon exercise of options that are not currently exercisable or exercisable during the next 60 days.

(7) Includes 2,155,140 shares owned by JED Communications Associates, Inc., a corporation owned 100% by Mr. Bergstein and members of his immediate family.

(8) Includes 16,427,726 shares of common stock owned by KIAV and 1,771,770 shares of common stock owned by KEPV. KIAV and KEPV, due to their common control, could be deemed to beneficially own each other's shares, but each disclaims such beneficial ownership. Joseph S. Schuchert, Frank T. Nickell, Thomas R. Wall, IV, George E. Matelich, Michael B. Goldberg, David I. Wahrhaftig, Frank K. Bynum, Jr. and Philip E. Berney may be deemed to share beneficial ownership of shares of common stock owned of record by KIAV and KEPV, by virtue of their status as general partners of the general partner of KIAV and as general partners of KEPV. Messrs. Schuchert, Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum and Berney share investment and voting power with respect to securities owned by KIAV and KEPV, but disclaim beneficial ownership of such securities.

(9) Shares of common stock held by Thomas H. Lee Equity Fund IV, L.P. may be deemed to be beneficially owned by THL Equity Advisors IV, LLC, the general partner of Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Company,
    Mr. DiNovi, Mr. Weldon and the other partners of Thomas H. Lee Partners, L.P. Each of such persons disclaims beneficial ownership of such shares.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

OUR CREDIT FACILITY

    We are a party to a credit facility with various lenders, First Union National Bank, as documentation agent, Bankers Trust Company, as administrative agent, and Bank of America, N.A., as syndication agent. Our credit facility consists of term loan facilities in an aggregate principal amount of $165.0 million, a revolving credit facility in an aggregate principal amount of up to $85.0 million and an acquisition loan facility in an aggregate principal amount of $165.0 million. All of our obligations under our credit facility are unconditionally and irrevocably guaranteed jointly and severally by four of our mid-tier subsidiaries. Outstanding debt under our credit facility is secured by a first priority perfected security interest in all of the capital stock of certain of our subsidiaries and in promissory notes evidencing all intercompany advances made by us and our subsidiary guarantors.

    Our credit facility is comprised of four separate facilities including:

    - TRANCHE B TERM LOANS. As of May 31, 2000, approximately $67.4 million of tranche B term loans remained outstanding. We are required to repay a portion of the outstanding principal balance of these loans on an equal quarterly basis. We are required to repay (1) approximately $172,000 per quarter until September 2004, (2) approximately $10.7 million per quarter between December 31, 2004 and March 31, 2006, at which time such loans mature. Loans outstanding under the tranche B loans bear interest at either a base rate plus 1.75% or LIBOR plus 2.75%.

    - TRANCHE C TERM LOANS. As of May 31, 2000, approximately $71.5 million of tranche C term loans remained outstanding. These loans were comprised of $48.5 million under the CoBank subfacility and $23.0 million under another subfacility. Installments of principal are due under the CoBank subfacility in varying quarterly amounts totaling approximately $300,000 to $600,000 per quarter until 2005 and approximately $5.0 million per quarter thereafter until maturity on March 31, 2007. Installments of principal are due under the other subfacility in equal quarterly amounts of $58,734 until 2005 and approximately $2.7 million per quarter thereafter until maturity on March 31, 2007. Loans under the CoBank subfacility bear interest at a fixed rate and loans under the other subfacility bear interest either at a base rate plus 2.00% or LIBOR plus 3.00%.

    - REVOLVING FACILITY. As of May 31, 2000, we were able to borrow
      $85.0 million under the revolving facility. The revolving facility will be reduced quarterly, commencing on June 30, 2001, in equal quarterly amounts until maturity on September 30, 2004. Loans outstanding under the revolving facility bear interest at either a base rate plus 1.50% or LIBOR plus 2.50%.

    - ACQUISITION FACILITY. As of May 31, 2000, we had borrowed $17.0 million of the $165.0 million available under the acquisition facility. The acquisition facility is a revolving facility that will be reduced quarterly, commencing on March 30, 2002, in equal quarterly amounts until maturity on September 30, 2004. Loans outstanding under the acquisition facility bear interest at either a base rate plus 1.50% or LIBOR plus 2.50%.

    INTEREST RATES

    The interest margins for the loans under the credit facility as provided above will be subject to reduction based on the achievement of specified leverage ratios, so long as no default or event of default exists under the credit facility.

    COVENANTS

    Our credit facility contains certain customary covenants and other credit requirements of FairPoint and its subsidiaries and certain customary events of default. In particular, our credit facility limits our ability to downstream money to FairPoint Solutions and its subsidiaries, the entities which operate our competitive communications business. As of May 31, 2000, we were permitted to downstream approximately $89.2 million to FairPoint Solutions under our credit facility.

    PREPAYMENTS

    Net cash proceeds from asset sales shall be applied as mandatory prepayments of principal on outstanding loans unless such proceeds are used by us to finance acquisitions permitted under our credit facility within 180 days of our receipt of such proceeds. Change of control transactions trigger a mandatory prepayment. Voluntary prepayments of loans, including interim prepayments of revolving loans with proceeds of asset sales that are not used to prepay term loans in anticipation of being subsequently applied to fund a permitted acquisition or acquisitions within 180 days of the asset sale may be made at any time without premium or penalty, provided that voluntary prepayments of eurodollar loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs.

OUR 9 1/2% SENIOR SUBORDINATED NOTES AND FLOATING RATE NOTES

    We issued $125.0 million of our senior subordinated notes and $75.0 million of our floating rate notes in 1998. Our senior subordinated notes bear interest at the rate of 9 1/2% per annum and our floating rate notes bear interest at a rate per annum equal to LIBOR plus 418.75 basis points in each case, payable semi-annually in arrears. Interest on the floating rate notes is reset semi-annually.

    Our senior subordinated notes and our floating rate notes mature on May 1, 2008, at a price equal to 100% of the principal amount thereof together with accrued and unpaid interest, if any, to the date of redemption. We may redeem our senior subordinated notes on or after May 1, 2003 and our floating rate notes at any time, in each case, at the redemption prices stated in the indenture under which our senior subordinated notes and our floating rate notes were issued together, with accrued and unpaid interest, if any, to the maturity date. Prior to May 1, 2001, we may redeem up to 35% of the original aggregate principal amount of our senior subordinated notes with the proceeds of one or more equity offerings at a redemption price equal to 109 1/2% of the principal amount thereof plus accrued and unpaid interest; provided, however, that at least 65% of the original aggregate principal amount of the senior subordinated notes remain outstanding following each such redemption. We do not plan to use any proceeds from this offering to redeem our senior subordinated notes or our floating rate notes. In the event of a change of control, we must offer to redeem the outstanding senior subordinated notes and floating rate notes for cash at a purchase price of 101% of the principal amount of such notes, together with all accrued and unpaid interest.

    Our senior subordinated notes and floating rate notes are general unsecured obligations of FairPoint, subordinated in right of payment to all existing and future senior debt including all our obligations under our credit facility.

    The indenture governing our senior subordinated notes and floating rate notes contains certain customary covenants and events of default. In particular, since FairPoint Solutions and its subsidiaries are treated as unrestricted subsidiaries under such indenture, our ability to downstream funds to FairPoint Solutions and its subsidiaries is limited by the restrictive payments covenant in such indenture.

THE FAIRPOINT SOLUTIONS CREDIT FACILITY

    FairPoint Solutions is party to a credit agreement with various lending institutions and Bank of America, N.A., as Administrative Agent, providing for a $165.0 million convertible senior secured revolving credit facility.

    Under the FairPoint Solutions credit facility, funds are available on a revolving basis until October 2004. All existing and future assets of FairPoint Solutions, including the stock of its restricted subsidiaries, secure the borrowings under the FairPoint Solutions credit facility.

    Pursuant to the terms of the FairPoint Solutions credit facility, FairPoint Solutions is required to comply with certain financial covenants. Upon default of certain covenants or non-payment at final maturity, at the lenders' option, the lender may exchange all outstanding indebtedness plus outstanding and accrued interest for an equal dollar amount of payment-in-kind preferred stock issued by us.

    As of May 31, 2000, no amounts were outstanding and $165.0 million was available for borrowing under the FairPoint Solutions credit facility. Amounts under the FairPoint Solutions credit facility bear interest either at a base rate or LIBOR, plus a margin up to 4.25%.

                              DESCRIPTION OF NOTES

    The Notes will be issued under an indenture (the "Indenture"), to be dated as of May 24, 2000, between the Company and United States Trust Company of New York, as trustee (the "Trustee"). A copy of the Indenture may be obtained by contacting the Office of the Secretary at the principal executive offices of the Company, 521 East Morehead Street, Suite 250, Charlotte, North Carolina 28202. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject, and are qualified in their entirety by reference, to the Trust Indenture Act of 1939 (the "Trust Indenture Act") and to all the provisions of the Notes and the Indenture, including the definitions of certain terms. For purposes of this Section, references to the "Company" shall mean FairPoint Communications, Inc., excluding its subsidiaries. Capitalized terms used in this Section and not otherwise defined below have the meanings assigned to them in the Indenture.

    The Indenture provides for the issuance of up to $200.0 million of original notes. The Indenture also provides for the issuance of up to $100.0 million, in the aggregate, of additional Notes (as part of the same or an additional series under the Indenture). Any such additional Notes will be identical to the original notes, other than with respect to issue price and issuance date.

GENERAL

    The Notes will mature on May 1, 2010, and will be limited to an aggregate principal amount of $300.0 million. The Offered Notes will be issued in an aggregate principal amount of $200.0 million. The Offered Notes will bear interest at the rates set forth below from May 24, 2000, or from the most recent date to which interest has been paid, payable semi-annually on May 1 and November 1 of each year, beginning on November 1, 2000, to the persons who are registered holders of the Offered Notes at the close of business on the preceding April 15 or October 15, as the case may be. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    Principal of, and premium, if any, and interest on, the Notes will be payable in immediately available funds, and the Notes will be exchangeable and transferable, at an office or agency of the Company, one of which will be maintained for such purpose in The City of New York (which initially will be the corporate trust office of the Trustee); PROVIDED, HOWEVER, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the Security Register. The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Notes, except for any tax or other governmental charge that may be imposed.

    The Notes are expected to be eligible for trading in the Portal Market.

INTEREST

    The interest rate on the Offered Notes is subject to increase in certain circumstances if the Company does not file a registration statement relating to an exchange offer or a resale shelf registration statement for the Offered Notes, if such registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied, all as further described under "Exchange Offer; Registration Rights."

    Interest on the Notes will accrue at the rate of 12 1/2% per annum.

SUBORDINATION

    The Notes will be unsecured senior subordinated obligations of the Company. The payment of the principal of, and premium, if any, and interest on, the Notes, will be subordinated in right of payment to the payment when due of all Senior Debt of the Company. The Notes will rank PARI PASSU in right of payment with all existing and future Senior Subordinated Debt (including the Existing Notes), and senior to all existing and future Subordinated Obligations of the Company. As of May 31, 2000, the Company had approximately
$155.9 million of Senior Debt.

    In addition, all existing and future liabilities of the Company's Subsidiaries, including the claims of trade creditors and preferred stockholders, if any, will be effectively senior to the Notes. The total indebtedness of the Company's Subsidiaries, as of May 31, 2000, was approximately $17.4 million. The Company's Subsidiaries have other liabilities, including contingent liabilities, that may be significant.

    Although the Indenture contains limitations on the amount of additional Debt that the Company and the Restricted Subsidiaries may Incur, the amounts of such Debt could be substantial and all such Debt may be Senior Debt or Debt of Subsidiaries (which will be effectively senior in right of payment to the Notes). In addition, the definition of "Senior Debt" includes a provision that in certain circumstances subordinates the Notes to the claims of lenders who extend credit in reliance on the Company's calculation of debt capacity under the covenant described under "--Certain Covenants--Limitation on Debt," even if such interpretation is incorrect or is not made in good faith. See "--Certain Covenants--Limitation on Debt" and "--Certain Definitions."

    The Notes are obligations exclusively of the Company. Since all the operations of the Company are conducted through Subsidiaries, the Company's ability to service its debt, including the Notes, is dependent upon the earnings of its Subsidiaries and the distribution of those earnings, or upon loans or other payments of funds, by those Subsidiaries to the Company. The payment of dividends and the making of loans and advances to the Company by its Subsidiaries may be subject to various restrictions. Existing Debt of certain of the Subsidiaries contains provisions that may under certain circumstances prohibit the payment of dividends or the making of other payments or advances to the Company. In addition, the ability of Subsidiaries of the Company to make such payments or advances to the Company may be limited by the laws of the relevant states in which such Subsidiaries are organized or located, including, in some instances, by minimum capitalization requirements imposed by state regulatory bodies that oversee the telecommunications industry in such states. In certain circumstances, the prior or subsequent approval of such payments or advances by such Subsidiaries to the Company is required from such regulatory bodies or other governmental entities.

    The Notes also will be effectively subordinated to any secured debt of the Company to the extent of the value of the assets securing such debt. As of May 31, 2000, there was no outstanding secured debt of the Company that is not Senior Debt.

    The Company may not pay principal of, or premium, if any, or interest on, the Notes, or make any deposit pursuant to the provisions described under "--Defeasance," and may not repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes"), if (a) any principal, premium or interest in respect of any Senior Debt is not paid within any applicable grace period (including at maturity) or (b) any other default on Senior Debt occurs and the maturity of such Senior Debt is accelerated in accordance with its terms unless, in either case, (i) the default has been cured or waived and any such acceleration has been rescinded or (ii) such Senior Debt has been paid in full in cash; PROVIDED, HOWEVER, that the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of such issue of Senior Debt. During the continuance of any default (other than a default described in clause (a) or (b) of the preceding sentence) with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except any notice required to effect the acceleration) or the expiration of any applicable grace period, the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Company and the Trustee of written notice of such default from the Representative of the holders of such Designated Senior Debt specifying an election to effect a Payment Blockage Period (a "Payment Blockage Notice") and ending 179 days thereafter (unless such Payment Blockage Period is earlier terminated (a) by

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
written notice to the Trustee and the Company from the Representative that gave such Payment Blockage Notice, (b) because such default is no longer continuing or (c) because such Designated Senior Debt has been repaid in full in cash). Unless the holders of such Designated Senior Debt or the Representative of such holders have accelerated the maturity of such Designated Senior Debt and not rescinded such acceleration, the Company may (unless otherwise prohibited as described in the first sentence of this paragraph) resume payments on the Notes after the end of such Payment Blockage Period. Not more than one Payment Blockage Notice with respect to all issues of Designated Senior Debt may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to one or more issues of Designated Senior Debt during such period.

    Upon any payment or distribution of the assets of the Company upon a total or partial liquidation, dissolution or winding up of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its Property, the holders of Senior Debt will be entitled to receive payment in full in cash before the holders of the Notes are entitled to receive any payment of principal of or interest on the Notes, except that holders of Notes may receive and retain shares of stock and any debt securities that are subordinated to Senior Debt to at least the same extent as the Notes. Until the Senior Debt is paid in full in cash, any distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Debt. If a payment or distribution is made to holders of Notes that, due to the subordination provisions, should not have been made to them, such holders are required to hold it in trust for the holders of Senior Debt and pay it over to them as their interests may appear.

    If payment of the Notes is accelerated when any Designated Senior Debt is outstanding, the Company may not pay the Notes until three Business Days after the Representatives of all issues of Designated Senior Debt receive notice of such acceleration and, thereafter, may pay the Notes only if the Indenture otherwise permits payment at that time.

    By reason of the subordination provisions contained in the Indenture, in the event of bankruptcy or similar proceedings relating to the Company, holders of Senior Debt and other creditors (including trade creditors) of the Company may recover more ratably, even if the Notes are PARI PASSU with their claims, than the holders of the Notes. In such event, there may be insufficient assets or no assets remaining to pay the principal of or interest on the Notes.

    Payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust pursuant to the provisions described under "--Defeasance" will not be subject to the subordination provisions described above.

OPTIONAL REDEMPTION

    Except as set forth below, the Notes will not be redeemable at the option of the Company prior to May 1, 2005. Thereafter, the Notes will be redeemable, in whole or in part, at any time and from time to time, at the option of the Company upon not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 1 of the years set forth below:

                                                              REDEMPTION
YEAR                                                            PRICE
----                                                          ----------
2005........................................................   106.250%
2006........................................................   104.167%
2007........................................................   102.083%
2008 and thereafter.........................................   100.000%

    At any time and from time to time, prior to May 1, 2003, the Company may redeem up to a maximum of 35.0% of the aggregate principal amount of the Notes theretofore issued under the Indenture (including any Notes issued after completion of the Offering) with the proceeds of an Equity Sale, at a redemption price equal to 112.5% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); PROVIDED, HOWEVER, that after giving effect to any such redemption, at least 65.0% of the original aggregate principal amount of the Offered Notes remains outstanding. Any such redemption shall be made within 75 days of such Equity Sale upon not less than 30 nor more than 60 days' prior notice.

SINKING FUND

    There will be no mandatory sinking fund payments for the Notes.

REPURCHASE AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each holder of Notes shall have the right to require the Company to repurchase all or any part of such holder's Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

    Within 30 days following any Change of Control, the Company shall (a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and
(b) send, by first-class mail, with a copy to the Trustee, to each holder of Notes, at such holder's address appearing in the Security Register, a notice stating: (i) that a Change of Control Offer is being made pursuant to the covenant entitled "Repurchase at the Option of Holders Upon a Change of Control" and that all Notes timely tendered will be accepted for payment; (ii) the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed; (iii) the circumstances and relevant facts regarding the Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and (iv) the procedures that holders of Notes must follow in order to tender their Notes (or portions thereof) for payment, and the procedures that holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

    The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue of such compliance.

    The Change of Control repurchase feature is a result of negotiations between the Company and the initial purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to certain covenants described below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of debt outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

    The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of "all or substantially all" the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, transfer, assignment, lease, conveyance or other disposition of less than all the assets of the Company may be uncertain.

    The Credit Facility prohibits the Company from voluntarily purchasing any Notes prior to their stated maturity, and also provides that the occurrence of any of the events that would constitute a Change of Control would constitute a change of control under the Credit Facility, which would result in all debt thereunder becoming due and payable. Other future debt of the Company may contain prohibitions of any events which would constitute a Change of Control or require such debt to be repurchased upon a Change of Control. To the extent other debt of the Company is subject to similar repurchase obligations in the event of a Change of Control and such debt ranks senior in right of payment to the Notes, all available funds will first be expended for the repurchase of such debt. Moreover, the exercise by holders of Notes of their right to require the Company to repurchase such Notes following a Change of Control could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Furthermore, the Company's ability to pay cash to holders of Notes upon a repurchase following a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The Company's failure to purchase Notes in connection with a Change of Control would result in a default under the Indenture which would, in turn, constitute a default under existing (and may constitute a default under future) debt of the Company. If such debt constitutes Designated Senior Debt, the subordination provisions in the Indenture would likely restrict payment to holders of Notes. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified (at any time prior to the occurrence of such Change of Control) with the written consent of the holders of a majority in principal amount of the Notes. See "--Amendments and Waivers."

CERTAIN COVENANTS

    LIMITATION ON DEBT. The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either (a) after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds thereof, the Leverage Ratio of the Company and the Restricted Subsidiaries (on a consolidated basis) would not exceed (i) 7.0 to 1.0 for Debt Incurred on or before May 1, 2003 or (ii) 6.5 to 1.0 for Debt Incurred thereafter or (b) such Debt is Permitted Debt.

    The term "Permitted Debt" is defined to include the following:

        (a) Debt of the Company evidenced by the Offered Notes;

        (b) Debt under the Credit Facility, PROVIDED that the aggregate principal amount of all such Debt under the Credit Facility at any one time outstanding shall not exceed $375.0 million, which amount shall be permanently reduced by the amount of Net Available Cash used to Repay Debt under the Credit Facility since the Existing Notes Issue Date, and not subsequently reinvested in Additional Assets or used to purchase Notes or Repay other Debt, pursuant to the covenant described under "--Limitation on Asset Sales;"

        (c) Debt of the Company or a Restricted Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt, PROVIDED that (i) the aggregate principal amount of such Debt does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased and (ii) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (c) (together with all Permitted Refinancing Debt Incurred in respect of Debt previously Incurred pursuant to this clause (c)) does not exceed $30.0 million;

        (d) Debt of the Company owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; PROVIDED, HOWEVER, that any subsequent issue or transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

        (e) Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of the Company or such Restricted Subsidiary and not for speculative purposes, PROVIDED that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

        (f) Debt in connection with one or more standby letters of credit or performance bonds issued by the Company or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

        (g) Debt outstanding on the Issue Date not otherwise described in clauses (a) through (f) above;

        (h) Debt in an aggregate principal amount outstanding at any one time not to exceed $10.0 million; and

        (i) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (a) of the first paragraph of this covenant and clauses
    (a), (c) and (g) above.

    The definition of "Senior Debt" includes a provision that, in certain circumstances, subordinates the Notes to the claims of lenders who extend credit in reliance on the Company's calculation of debt capacity under this covenant, even if such interpretation is incorrect or is not made in good faith. If the claims of such other lenders in fact were Incurred by the Company in violation of this covenant, the holders of the Notes could declare an Event of Default and exercise their remedies against the Company under the Indenture, but the Noteholders would not have any claims against such other lenders (so long as such other lenders had themselves acted in good faith) and the claims of the Noteholders would be subordinated to the prior payment in full of such other lenders. See "--Certain Definitions--Senior Debt."

    Notwithstanding anything to the contrary contained in this covenant,
(a) the Company shall not Incur any Debt pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance (i) any Subordinated Obligations unless such Debt shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations or (ii) any Senior Subordinated Debt unless such Debt shall be Senior Subordinated Debt or shall be subordinated to the Notes, and (b) the Company shall not permit any Restricted Subsidiary to Incur any Debt pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations or Senior Subordinated Debt of the Company.

    For purposes of determining compliance with the foregoing covenant, (i) in the event that an item of Debt (including Debt issued by the Company to the lenders that are party to the Credit Facility) meets the criteria of more than one of the types of Debt described above, the Company, in its sole discretion, will classify such item of Debt and only be required to include the amount and type of such Debt in one of the above clauses and (ii) an item of Debt (including Debt issued by the Company to the lenders that are party to the Credit Facility) may be divided and classified in more than one of the types of Debt described above.

    LIMITATION ON RESTRICTED PAYMENTS. The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

        (a) a Default or Event of Default shall have occurred and be continuing,

        (b) the Company could not Incur at least $1.00 of additional Debt pursuant to clause (a) of the first paragraph of the covenant described under "--Limitation on Debt" or

        (c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Existing Notes Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

           (i) 50.0% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the Existing Notes Issue Date to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100.0% of such deficit),

           (ii) Capital Stock Sale Proceeds,

           (iii) the sum of (A) the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the issuance or sale after the Existing Notes Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company and (B) the aggregate amount by which Debt (other than Subordinated Obligations) of the Company or any Restricted Subsidiary is reduced on the Company's consolidated balance sheet on or after the Existing Notes Issue Date upon the conversion or exchange of any Debt issued or sold on or prior to the Existing Notes Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (excluding, in the case of clause (A) or (B), (x) any such Debt issued or sold to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees and (y) the aggregate amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon any such conversion or exchange),

           (iv) an amount equal to the sum of (A) the net reduction in Investments in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property, in each case to the Company or any Restricted Subsidiary from such Person, and (B) the portion (proportionate to the Company's equity interest in an Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; PROVIDED, HOWEVER, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person, and

           (v) $20.0 million.

NOTWITHSTANDING THE FOREGOING LIMITATION, THE COMPANY MAY:

    (a) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the Indenture; PROVIDED, HOWEVER, that at the time of such payment of such dividend, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); PROVIDED FURTHER, HOWEVER, that such dividend shall be included in the calculation of the amount of Restricted Payments;

    (b) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Company or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees); PROVIDED, HOWEVER, that (i) such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments and (ii) the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c)(ii) above;

    (c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; PROVIDED, HOWEVER, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

    (d) repurchase shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from current or former officers, directors or employees of the Company or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock; PROVIDED, HOWEVER, that (i) the aggregate amount of such repurchases shall not exceed $5.0 million in any fiscal year, PROVIDED that any excess permitted amount over the actual amount of repurchases in any given year may be added to the permitted amount for any subsequent year, (ii) such repurchases shall be included in the calculation of the amount of Restricted Payments and (iii) at the time of any such repurchase, no other Default or Event of Default shall have occurred and be continuing (or result therefrom);

    (e) pay the fees and expenses described in clause (e) in the second paragraph of the covenant described under "--Certain Covenants--Limitation on Transactions with Affiliates", PROVIDED, HOWEVER, that any such fees or expenses paid in excess of $1.0 million per fiscal year shall be included in the calculation of the amount of Restricted Payments; and

    (f) following the first Public Equity Offering that results in a Public Market, pay dividends on the common stock of the Company of up to 6.0% per annum of the cash proceeds (net of underwriters' fees, discounts or commissions) of such first Public Equity Offering; PROVIDED, HOWEVER, that (i) such dividends shall be (x) paid pro rata to the holders of all classes of common stock of the Company and (y) included in the calculation of the amount of Restricted Payments and (ii) at the time of payment of any such dividend, no other Default or Event of Default shall have occurred and be continuing (or result therefrom).

    In addition, notwithstanding the foregoing, payments made by the Company to purchase up to 12,500 shares of ST Enterprises, Ltd. and 7.69 shares of Sidney Telephone Company shall not be included in the calculation of the amount of Restricted Payments, to the extent such payments have been reflected in the Company's Consolidated Net Income.

    LIMITATION ON LIENS. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens or Liens securing Senior Debt) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless (a) if such Lien secures Senior Subordinated Debt, the Notes are secured on an equal and ratable basis with such Debt and (b) if such Lien secures Subordinated Obligations, such Lien shall be subordinated to a Lien securing the Notes in the same Property as that securing such Subordinated Obligations to the same extent as such Subordinated Obligations are subordinated to the Notes.

    LIMITATION ON ISSUANCE OR SALE OF CAPITAL STOCK OF RESTRICTED
SUBSIDIARIES. The Company shall not (a) sell, pledge, hypothecate or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary or (b) permit any Restricted Subsidiary to, directly, or indirectly, issue or sell or otherwise dispose of any shares of its Capital Stock, other than (i) directors' qualifying shares, (ii) to the Company or a Wholly Owned Subsidiary, or
(iii) if, immediately after giving effect to such disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary; PROVIDED, HOWEVER, that, in the case of this clause (iii), such issuance, sale or disposition is effected in compliance with the covenant described under "--Limitation on Asset Sales."

    LIMITATION ON ASSET SALES. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless (a) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale; (b) at least 75.0% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash or cash equivalents or the assumption by the purchaser of liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) as a result of which the Company and the Restricted Subsidiaries are no longer obligated with respect to such liabilities; and (c) the Company delivers an Officers' Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and (b).

    The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Debt):
(a) to Repay Senior Debt of the Company or Debt of any Restricted Subsidiary (excluding any Debt owed to the Company or an Affiliate of the Company); or
(b) subject to the covenant described under "--Limitation on Restricted Payments", to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary). Pending such application, and subject in all respects to the procedures set forth below, the Company may, to the extent such use would not constitute a Repayment, use such Net Available Cash to temporarily reduce Debt.

    Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 270 days from the date of the receipt of such Net Available Cash or that is not (to the extent not used to temporarily reduce Debt without reducing related loan commitments) segregated from the general funds of the Company for investment in identified Additional Assets in respect of a project that shall have been commenced, and for which binding contractual commitments have been entered into, prior to the end of such 270-day period and that shall not have been completed or abandoned shall constitute "Excess Proceeds"; PROVIDED, HOWEVER, that the amount of any Net Available Cash that ceases to be so segregated as contemplated above and any Net Available Cash that is segregated in respect of a project that is abandoned or completed shall also constitute "Excess Proceeds" at the time any such Net Available Cash ceases to be so segregated or at the time the relevant project is so abandoned or completed, as applicable. When the aggregate amount of Excess Proceeds exceeds $5.0 million (taking into account income earned on such Excess Proceeds, if any), the Company will be required to make an offer to purchase (the "Prepayment Offer") the Notes which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount, at a purchase price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of Notes have been given the opportunity to tender their Notes for purchase in accordance with the Indenture, the Company or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the Indenture and the amount of Excess

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Proceeds will be reset to zero. The term "Allocable Excess Proceeds" will mean the product of (a) the Excess Proceeds and (b) a fraction, the numerator of which is the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer and the denominator of which is the sum of the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of the Company outstanding on the date of the Prepayment Offer that is PARI PASSU in right of payment with the Notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring the Company to make an offer to purchase such Debt at substantially the same time as the Prepayment Offer.

    Within five business days after the Company is obligated to make a Prepayment Offer as described in the preceding paragraph, the Company shall send a written notice, by first-class mail, to the holders of Notes, accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

    The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

    LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED
SUBSIDIARIES. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to
(a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary, (b) make any loans or advances to the Company or any other Restricted Subsidiary or (c) transfer any of its Property to the Company or any other Restricted Subsidiary. The foregoing limitations will not apply (i) with respect to clauses (a), (b) and (c), to restrictions (A) arising under agreements that were in effect on the Issue Date,
(B) relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or another Restricted Subsidiary, or (C) that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (i)(A) or (B) above or in clause (ii)(A) or (B) below, PROVIDED such restriction is no more restrictive than those under the agreement evidencing the Debt so Refinanced, and (ii) with respect to clause (c) only, to restrictions
(A) relating to Debt that is permitted to be Incurred and secured without also securing the Notes pursuant to the covenants described under "--Limitation on Debt" and "--Limitation on Liens" that limit the right of the debtor to dispose of the Property securing such Debt, (B) encumbering Property at the time such Property was acquired by the Company or any Restricted Subsidiary, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition, (C) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder or (D) customary restrictions contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease,

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conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction"), unless (a) the terms of such Affiliate Transaction are (i) set forth in writing,
(ii) in the best interest of the Company or such Restricted Subsidiary, as the case may be, and (iii) no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company, (b) if such Affiliate Transaction involves aggregate payments or value in excess of $1.0 million, two Officers of the Company approve such Affiliate Transaction, and in the good faith judgment of such Officers, believe that such Affiliate Transaction complies with clauses (a) (ii) and (iii) of this paragraph as evidenced by an Officers' Certificate promptly delivered to the Trustee, (c) if such Affiliate Transaction involves aggregate payments or value in excess of $5.0 million, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction, and in its good faith judgment, believes that such Affiliate Transaction complies with clauses (a) (ii) and (iii) of this paragraph as evidenced by a Board Resolution promptly delivered to the Trustee and (d) if such Affiliate Transaction involves aggregate payments or value in excess of $10.0 million, the Company obtains a written opinion from an Independent Appraiser to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Company or such Restricted Subsidiary, as the case may be.

    Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:

        (a) any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries, PROVIDED that no more than 5.0% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary);

        (b) any Restricted Payment permitted to be made pursuant to the covenant described under "--Limitation on Restricted Payments;"

        (c) the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of the Restricted Subsidiaries, so long as such payments are pursuant to a policy (i) established by the Board of Directors in good faith and (ii) evidenced by a resolution of the Board of Directors that establishes standards to ensure that the terms of such compensation and the services theretofore or thereafter to be performed for such compensation will be fair consideration therefor;

        (d) loans and advances to employees made in the ordinary course of business and consistent with the past practices of the Company or such Restricted Subsidiary, as the case may be, PROVIDED that such loans and advances do not exceed $1.0 million in the aggregate at any one time outstanding;

        (e) the payment, in compliance with clause (a) of the first paragraph of this covenant, of fees and expenses to the Equity Investors during any fiscal year not in excess of 1.0% of EBITDA for such year, PROVIDED that no Default or Event of Default exists at the time of such payment;

        (f) any sale or other issuance of Capital Stock (other than Disqualified Stock) of the Company;

        (g) the payment of customary legal fees and expenses to Paul, Hastings, Janofsky & Walker LLP; or

        (h) any transaction or series of transactions, in the ordinary course of business for a Person engaged in the CLEC business, with a CLEC Subsidiary, PROVIDED that any such transaction is undertaken pursuant to a policy adopted by the Board of Directors, which policy shall be evidenced by a Board Resolution delivered to the Trustee, that establishes adequate procedures to

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    insure that any such transaction is effected in accordance with clauses
    (a)(ii) and (a)(iii) of the first paragraph of this covenant.

    LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless (a) the Company or such Restricted Subsidiary would be entitled to (i) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under "--Limitation on Debt" and (ii) create a Lien on such Property securing such Attributable Debt without also securing the Notes pursuant to the covenant described under "--Limitation on Liens" and
(b) such Sale and Leaseback Transaction is effected in compliance with the covenant described under "--Limitation on Asset Sales."

    LIMITATION ON LAYERED DEBT. The Company shall not Incur, directly or indirectly, any Debt that is subordinate or junior in right of payment to any Senior Debt unless such Debt is Senior Subordinated Debt or is expressly subordinated in right of payment to Senior Subordinated Debt.

    DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES. The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if (a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary, (b) the Subsidiary to be so designated is not obligated under any Debt, Lien or other obligation that, if in default, would result (with the passage of time or notice or otherwise) in a default on any Debt of the Company or of any Restricted Subsidiary and (c) either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) such designation is effective immediately upon such entity becoming a Subsidiary of the Company. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; PROVIDED, HOWEVER, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the immediately following paragraph will not be satisfied after giving pro forma effect to such classification. Except as provided in the first sentence of this paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

    The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation, (x) the Company could Incur at least $1.00 of additional Debt pursuant to clause (a) of the first paragraph of the covenant described under "--Limitation on Debt" and (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

    Any such designation or redesignation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation or redesignation and an Officers' Certificate
(a) certifying that such designation or redesignation complies with the foregoing provisions and (b) giving the effective date of such designation or redesignation, such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of the Company in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company's fiscal year, within 90 days after the end of such fiscal year).

    LIMITATION ON COMPANY'S BUSINESS. The Company shall not, and shall not permit any Restricted Subsidiary, to, directly or indirectly, engage in any business other than the Telecommunications Business.

MERGER, CONSOLIDATION AND SALE OF PROPERTY

    The Company shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless: (a) the Company shall be the surviving Person (the "Surviving Person") or the

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
Surviving Person (if other than the Company) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia; (b) the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company; (c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, such Property shall have been transferred as an entirety or virtually as an entirety to one Person; (d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clauses (e) and (f) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;
(e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (a) of the first paragraph of the covenant described under "--Certain Covenants--Limitation on Debt;" (f) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Surviving Person shall have a Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company immediately prior to such transaction or series of transactions; and (g) the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

    The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor company in the case of a sale, transfer, assignment, lease, conveyance or other disposition shall not be released from its obligations under the Indenture and the Notes (except the predecessor company shall be so released in the case of the sale, transfer, assignment, conveyance or other disposition, but not the lease, of the assets as an entirety or virtually as an entirety).

SEC REPORTS

    Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission and provide the Trustee and holders of Notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; PROVIDED, HOWEVER, that the Company shall not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings.

EVENTS OF DEFAULT

    Events of Default in respect of the Notes as set forth in the Indenture include: (a) failure to make the payment of any interest on the Notes when the same becomes due and payable, and such failure continues for a period of 30 days; (b) failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise; (c) failure to comply

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
with the covenant described under "--Merger, Consolidation and Sale of Property;" (d) failure to comply with any other covenant or agreement in the Notes or in the Indenture (other than a failure that is the subject of the foregoing clause (a), (b) or (c)) and such failure continues for 30 days after written notice is given to the Company as provided below; (e) a default under any Debt by the Company or any Restricted Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than $5.0 million or its foreign currency equivalent at the time (the "cross acceleration provisions"); (f) any judgment or judgments for the payment of money in an aggregate amount in excess of $5.0 million (or its foreign currency equivalent at the time) shall be rendered against the Company or any Restricted Subsidiary and shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provisions"); and (g) certain events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the "bankruptcy provisions").

    A Default under clause (d) is not an Event of Default until the Trustee or the holders of not less than 25.0% in aggregate principal amount of the Notes then outstanding notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

    The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any Event of Default and any event that with the giving of notice or the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

    The Indenture provides that if an Event of Default with respect to the Notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to the Company) shall have occurred and be continuing, the Trustee or the registered holders of not less than 25.0% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the principal amount of all the Notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company shall occur, such amount with respect to all the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of a majority in aggregate principal amount of the Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture.

    Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

    No holder of Notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless (a) such holder has previously given to the Trustee written notice of a continuing Event of Default, (b) the registered holders of at least 25.0% in aggregate principal amount of the Notes then outstanding have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee and (c) the Trustee shall not have received from the registered holders of a majority in aggregate

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
principal amount of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of any Note for enforcement of payment of the principal of, and premium, if any, or interest on, such Note on or after the respective due dates expressed in such Note.

AMENDMENTS AND WAIVERS

    Subject to certain exceptions, the Indenture may be amended with the consent of the registered holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture that cannot be amended without the consent of each holder of an outstanding Note) with the consent of the registered holders of at least a majority in aggregate principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note, no amendment may, among other things,
(a) reduce the amount of Notes whose holders must consent to an amendment or waiver, (b) reduce the rate of or extend the time for payment of interest on any Note, (c) reduce the principal of or extend the Stated Maturity of any Note,
(d) make any Note payable in money other than that stated in the Note,
(e) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes, (f) release any security interest that may have been granted in favor of the holders of the Notes, (g) reduce the premium payable upon the redemption of any Note nor change the time at which any Note may be redeemed, as described under "--Optional Redemption," (h) reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the Notes must be repurchased pursuant to such Change of Control Offer,
(i) at any time after the Company is obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, change the time at which such Prepayment Offer must be made or at which the Notes must be repurchased pursuant thereto or
(j) make any change to the subordination provisions of the Indenture that would adversely affect the holders of the Notes.

    Without the consent of any holder of the Notes, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of
Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder of the Notes, to make any change to the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Debt under such provisions or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

    No amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Debt then outstanding unless the holders of such Senior Debt (or their Representative) consent to such change. The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, the Company is required to mail to each registered holder of the Notes at such holder's address appearing in the Security Register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

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DEFEASANCE

    The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under the covenants described under "--Repurchase at the Option of Holders Upon a Change of Control" and "--Certain Covenants," the operation of the cross acceleration provisions, the judgment default provisions and the bankruptcy provisions with respect to Significant Subsidiaries, described under "--Events of Default" above and the limitations contained in clauses (e) and (f) under the first paragraph of "--Merger, Consolidation and Sale of Property" above ("covenant defeasance"). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

    If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clauses
(d) (with respect to the covenants described under "--Certain Covenants"), (e),
(f) or (g) (with respect only to Restricted Subsidiaries in the case of clauses
(f) and (g)) under "--Events of Default" above or because of the failure of the Company to comply with clauses (e) and (f) under the first paragraph of "--Merger, Consolidation and Sale of Property" above.

    The legal defeasance option or the covenant defeasance option may be exercised only if: (a) the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the Notes to maturity or redemption, as the case may be; (b) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Notes to maturity or redemption, as the case may be; (c) 123 days pass after the deposit is made and during the 123-day period no Default described in clause (g) under "--Events of Default" occurs with respect to the Company which is continuing at the end of the period; (d) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto; (e) such deposit does not constitute a default under any other agreement or instrument binding on the Company; (f) the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940; (g) in the case of the legal defeasance option, the Company delivers to the Trustee an Opinion of Counsel stating that (i) the Company has received from the Internal Revenue Service a ruling, or (ii) since the date of the Indenture there has been a change in the applicable Federal income tax law, to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred; (h) in the case of the covenant defeasance option, the Company delivers to the Trustee an Opinion of Counsel to the effect that the holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and (i) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by the Indenture.

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GOVERNING LAW

    The Indenture and the Notes are governed by the internal laws of the State of New York without reference to principles of conflicts of law.

THE TRUSTEE

    United States Trust Company of New York is the Trustee under the Indenture.

    The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

    "ADDITIONAL ASSETS" means (a) any Property (other than cash, cash equivalents and securities) to be owned by the Company or any Restricted Subsidiary and used in a Telecommunications Business; or (b) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary from any Person other than an Affiliate of the Company; PROVIDED, HOWEVER, that, in the case of clause (b), such Restricted Subsidiary is primarily engaged in a Telecommunications Business.

    "AFFILIATE" of any specified Person means (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any other Person who is a director or officer of (i) such specified Person, (ii) any Subsidiary of such specified Person or (iii) any Person described in clause (a) above. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenant described under "--Certain Covenants--Limitation on Transactions with Affiliates," "--Limitation on Asset Sales" and the definition of "Additional Assets" only, "Affiliate" shall also mean any beneficial owner of shares representing 10.0% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

    "ASSET SALE" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (a) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares) or
(b) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of clauses (a) and (b) above, (i) any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary, (ii) for purposes of the covenant described under "--Certain Covenants--Limitation on Asset Sales" only, (x) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under "--Certain Covenants--Limitation on Restricted Payments" and (y) contemporaneous exchanges by the Company or any Restricted Subsidiary of

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Telecommunications Assets for other Telecommunications Assets in the ordinary course of business; PROVIDED that the applicable Telecommunications Assets received by the Company or such Restricted Subsidiary have at least substantially equal Fair Market Value to the Company or such Restricted Subsidiary (as evidenced by a Resolution of the Board of Directors of the Company) and (iii) any disposition effected in compliance with the first paragraph of the covenant described under "--Merger, Consolidation and Sale of Property").

    "ATTRIBUTABLE DEBT" in respect of a Sale and Leaseback Transaction means, at any date of determination, (a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of "Capital Lease Obligation" and (b) in all other instances, the greater of (i) the Fair Market Value of the Property subject to such Sale and Leaseback Transaction and (ii) the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

    "AVERAGE LIFE" means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing (a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (b) the sum of all such payments.

    "CAPITAL LEASE OBLIGATIONS" means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of "--Certain Covenants--Limitation on Liens," a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

    "CAPITAL STOCK" means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

    "CAPITAL STOCK SALE PROCEEDS" means the aggregate cash proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees) by the Company of its Capital Stock (other than Disqualified Stock) after the Existing Notes Issue Date, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "CHANGE OF CONTROL" means the occurrence of any of the following events:

        (a) prior to the first Public Equity Offering that results in a Public Market, the Permitted Holders cease to be the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company, whether as a result of the issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by the Permitted Holders or otherwise (for purposes of this clause (a), the Permitted Holders will be deemed to beneficially own any Voting Stock of a specified corporation held by a

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    parent corporation so long as the Permitted Holders beneficially own, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation); or

        (b) on or after the first Public Equity Offering that results in a Public Market, if any "Person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35.0% or more of the total voting power of the Voting Stock of the Company; PROVIDED, HOWEVER, that the Permitted Holders are the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in the aggregate of a lesser percentage of the total voting power of the Voting Stock of the Company than such other Person or group (for purposes of this clause (b), such Person or group shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as such Person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation); or

        (c) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and the Restricted Subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a Wholly Owned Subsidiary or one or more Permitted Holders) shall have occurred, or the Company merges, consolidates or amalgamates with or into any other Person (other than one or more Permitted Holders) or any other Person (other than one or more Permitted Holders) merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where (i) the outstanding Voting Stock of the Company is reclassified into or exchanged for Voting Stock of the surviving corporation and (ii) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation immediately after such transaction and in substantially the same proportions as before the transaction; or

        (d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment or whose nomination for election by the shareholders of the Company (i) was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or (ii) was pursuant to agreements among shareholders in effect on the Issue Date) cease for any reason to constitute a majority of the Board of Directors then in office; or

        (e) the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

    "CLEC SUBSIDIARY" means (i) an Unrestricted Subsidiary engaged primarily in providing communications services as a competitive local exchange carrier in areas within the United States where neither the Company nor any of its other Subsidiaries provides such services as the incumbent local exchange carrier and
(ii) FairPoint Communications Solutions Corp. to the extent it engages in no

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business other than the business described in clause (i) and the ownership of
Capital Stock of Unrestricted Subsidiaries described in clause (i).

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "COMMODITY PRICE PROTECTION AGREEMENT" means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

    "CONSOLIDATED CURRENT LIABILITIES" means, as of any date of determination, the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating (a) all intercompany items between the Company and any Restricted Subsidiary or between Restricted Subsidiaries and (b) all current maturities of long-term Debt.

    "CONSOLIDATED INTEREST EXPENSE" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries, without duplication,
(a) interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to capital leases, (b) amortization of debt discount and debt issuance cost, including commitment fees, (c) capitalized interest,
(d) non-cash interest expenses, (e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (f) net costs associated with Hedging Obligations (including amortization of fees), (g) Disqualified Stock Dividends, (h) Preferred Stock Dividends, (i) interest Incurred in connection with Investments in discontinued operations, (j) interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by the Company or any Restricted Subsidiary and (k) the lesser of (i) cash contributions to any employee stock ownership plan or similar trust and (ii) the interest or fees paid by such plan or trust to any Person (other than the Company) in connection with Debt Incurred by such plan or trust.

    "CONSOLIDATED NET INCOME" means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net Income (a) any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that (i) subject to the exclusion contained in clause (d) below, there shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution, whether or not reflected on the Company's income statement (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below and excluding any such cash dividends or other distributions made by Financing Cooperatives that are reinvested in such Financing Cooperatives) and (ii) the Company's equity in a net loss of any such Person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income, (b) for purposes of the covenant described under "--Certain Covenants--Limitation on Restricted Payments" only, any net income (loss) of any Person acquired by the Company or any of its consolidated Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition, (c) any net income (but not loss) of any Restricted Subsidiary, if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that, subject to the exclusion contained in clause (d) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution, plus the amount of income accrued during such period in excess of such distributed cash to the extent such excess income could be distributed on the date of determination (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause), (d) any gain (but not loss)

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realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business, PROVIDED that, in the event of such a sale or other disposition of all or a portion of the Capital Stock of a Financing Cooperative, any gain therefrom shall be included in Consolidated Net Income in an amount not to exceed the amount of dividends or other distributions from such Financing Cooperative previously excluded from Consolidated Net Income pursuant to the parenthetical in clause (a)(i) above, (e) any extraordinary gain or loss,
(f) the cumulative effect of a change in accounting principles and (g) any non-cash compensation expense realized for grants of performance shares, stock options or other stock awards to officers, directors and employees of the Company or any Restricted Subsidiary. Notwithstanding the foregoing, for purposes of the covenant described under "--Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(iv) thereof.

    "CONSOLIDATED NET TANGIBLE ASSETS" means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries as the total assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication): (a) the excess of cost over fair market value of assets or businesses acquired; (b) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP; (c) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items; (d) minority interests in consolidated Subsidiaries held by Persons other than the Company or any Restricted Subsidiary; (e) treasury stock; (f) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and (g) Investments in and assets of Unrestricted Subsidiaries.

    "CONSOLIDATED NET WORTH" means the total of the amounts shown on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter of the Company ending at least
45 days prior to the taking of any action for the purpose of which the determination is being made, as (a) the par or stated value of all outstanding Capital Stock of the Company plus (b) paid-in capital or capital surplus relating to such Capital Stock plus (c) any retained earnings or earned surplus less (i) any accumulated deficit and (ii) any amounts attributable to Disqualified Stock.

    "CREDIT FACILITY" means the credit agreement, dated as of March 30, 1998, among the Company, the lenders party thereto in their capacities as lenders thereunder, NationsBank of Texas, N.A., as syndication agent and Bankers Trust Company, as administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended, restated, supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder, PROVIDED that such increase in borrowings is permitted by clause (b) of the second paragraph of the covenant described under "--Certain Covenants--Limitation on Debt," or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the debt under such agreement

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or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

    "CURRENCY EXCHANGE PROTECTION AGREEMENT" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

    "DEBT" means, with respect to any Person on any date of determination (without duplication), (a) the principal of and premium (if any) in respect of
(i) debt of such Person for money borrowed and (ii) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person; (c) all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends); (f) all obligations of the type referred to in clauses (a) through
(e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; (g) all obligations of the type referred to in clauses (a) through
(f) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured; and (h) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to (i) zero if such Hedging Obligation has been Incurred pursuant to clause (e) of the second paragraph of the covenant described under "--Certain Covenants--Limitation on Debt" or (ii) the notional amount of such Hedging Obligation if not Incurred pursuant to such clause.

    "DEFAULT" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "DESIGNATED SENIOR DEBT" means (a) any Senior Debt that has, at the time of determination, an aggregate principal amount outstanding of at least
$25.0 million (including the amount of all undrawn commitments and matured and contingent reimbursement obligations pursuant to letters of credit thereunder) that is specifically designated in the instrument evidencing such Senior Debt and is designated in a notice delivered by the Company to the holders or a Representative of the holders of such Senior Debt and in an Officers' Certificate delivered to the Trustee as "Designated Senior Debt" of the Company for purposes of the Indenture and (b) the Credit Facility.

    "DISQUALIFIED STOCK" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or
(c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock, on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the Notes.

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    "DISQUALIFIED STOCK DIVIDENDS" means all dividends with respect to
Disqualified Stock of the Company held by Persons other than a Wholly Owned Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Company.

    "EBITDA" means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries, (a) the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period: (i) the provision for taxes based on income or profits or utilized in computing net loss, (ii) Consolidated Interest Expense,
(iii) depreciation, (iv) amortization of intangibles and (v) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period) minus (b) all non-cash items increasing Consolidated Net Income for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders.

    "EQUITY INVESTORS" means Kelso Investment Associates V, L.P., Kelso Equity Partners V, L.P. and Thomas H. Lee Equity Fund IV, LP, and its Affiliates.

    "EQUITY SALE" means (i) a Public Equity Offering following which a Public Market exists or (ii) a Strategic Equity Investment.

    "EVENT OF DEFAULT" has the meaning set forth under "--Events of Default."

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "EXISTING NOTES" means the Company's 9 1/2% senior subordinated notes due 2008 and floating rate callable securities due 2008.

    "EXISTING NOTES ISSUE DATE" means May 5, 1998.

    "FAIR MARKET VALUE" means, with respect to any Property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, (a) if such Property has a Fair Market Value equal to or less than $5.0 million, by any Officer of the Company or
(b) if such Property has a Fair Market Value in excess of $5.0 million, by a majority of the Board of Directors and evidenced by a Board Resolution, dated within 30 days of the relevant transaction, delivered to the Trustee.

    "FINANCING COOPERATIVE" means CoBank ACB and Rural Telephone Finance Cooperative.

    "GAAP" means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth (a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) in the statements and pronouncements of the Financial Accounting Standards Board, (c) in such other statements by such other entity as approved by a significant segment of the accounting profession and
(d) in the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

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    "GUARANTEE" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part); PROVIDED, HOWEVER, that the term "Guarantee" shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (c) of the definition of Permitted Investments. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

    "HEDGING OBLIGATION" of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

    "INCUR" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); PROVIDED, HOWEVER, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; PROVIDED FURTHER, HOWEVER, that solely for purposes of determining compliance with "--Certain Covenants--Limitation on Debt", amortization of debt discount shall not be deemed to be the Incurrence of Debt, PROVIDED that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the accreted value of such Debt.

    "INDEPENDENT APPRAISER" means an investment banking firm of national standing or any third party appraiser of national standing, PROVIDED that such firm or appraiser is not an Affiliate of the Company.

    "INTEREST RATE AGREEMENT" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

    "INVESTMENT" by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenants described under "--Certain Covenants--Limitation on Restricted Payments" and "--Designation of Restricted and Unrestricted Subsidiaries" and the definition of "Restricted Payment," "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary of an amount (if positive) equal to (a) the Company's "Investment" in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation. In determining the amount of any

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Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

    "ISSUE DATE" means the date on which the Offered Notes are initially issued.

    "LEVERAGE RATIO" means the ratio of (a) the outstanding Debt of the Company and the Restricted Subsidiaries on a consolidated basis to (b) the Pro Forma EBITDA for the last four full fiscal quarters preceding the date on which such calculation is made.

    "LIEN" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

    "MOODY'S" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

    "NET AVAILABLE CASH" from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of (a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale, (b) all payments made on any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale, (c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale and (d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

    "OFFICER" means the Chief Executive Officer, the President, the Chief Financial Officer or any Executive Vice President of the Company.

    "OFFICERS' CERTIFICATE" means a certificate signed by two Officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to the Trustee.

    "OPINION OF COUNSEL" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

    "PERMITTED HOLDERS" means Daniel G. Bergstein, JED Communications Associates, Inc., Jack H. Thomas, Eugene B. Johnson, G. Brady Buckley, Walter E. Leach, Jr., John P. Duda, Kelso Investment Associates V, L.P., Kelso Equity Partners V, L.P. and Thomas H. Lee Equity Fund IV, LP (and its Affiliates) (or any successor entity of the Equity Investors controlled by the current principals of the Equity Investors or any entity controlled by, or under common control with, the Equity Investors) and their respective estates, spouses, ancestors and lineal descendants, the legal representatives of any of the foregoing and the trustees of any bona fide trusts of which the foregoing are the sole beneficiaries or the grantors, or any Person of which the foregoing "beneficially owns" (as defined in Rule 13d-3

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under the Exchange Act), individually or collectively with any of the foregoing, at least a majority of the total voting power of the Voting Stock of such Person.

    "PERMITTED INVESTMENT" means any Investment by the Company or a Restricted Subsidiary in: (a) any Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary, PROVIDED that the primary business of such Restricted Subsidiary is a Telecommunications Business;
(b) a CLEC Subsidiary in an aggregate amount, together with the aggregate amount of all other such Investments made in CLEC Subsidiaries pursuant to this clause (b) from and after the Issue Date, not to exceed $75.0 million in the aggregate; PROVIDED, FURTHER, HOWEVER, that such amount shall not exceed
$15.0 million in any fiscal year (each such Investment a "Permitted CLEC Investment," and each such amount a "Permitted CLEC Investment Amount"); PROVIDED, HOWEVER, that any excess Permitted CLEC Investment Amount over the total Permitted CLEC Investments made in any given year may be added to the Permitted CLEC Investment Amount for any subsequent year; (c) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary, PROVIDED that such Person's primary business is a Telecommunications Business; (d) Temporary Cash Investments; (e) receivables owing to the Company or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that such trade terms may include such concessionary trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances; (f) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (g) loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or a Restricted Subsidiary, as the case may be, PROVIDED that such loans and advances do not exceed $1.0 million at any one time outstanding, when taken together with all other such loans and advances made pursuant to this clause (g) since the Existing Notes Issue Date; (h) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments;
(i) Capital Stock of a Financing Cooperative made through the reinvestment of dividends or other distributions received from such Financing Cooperative;
(j) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under "--Certain Covenants--Limitation on Asset Sales"; and (k) other Investments made for Fair Market Value that do not exceed $5.0 million outstanding at any one time in the aggregate, when taken together with all other Investments made pursuant to this clause (k) since the Existing Notes Issue Date.

    "PERMITTED LIENS" means:

        (a) Liens to secure Debt permitted to be Incurred under clause (b) of the second paragraph of the covenant described under "--Certain Covenants--Limitation on Debt";

        (b) Liens to secure Debt permitted to be Incurred under clause (c) of the second paragraph of the covenant described under "--Certain Covenants--Limitation on Debt", PROVIDED that any such Lien may not extend to any Property of the Company or any Restricted Subsidiary, other than the Property acquired, constructed or leased with the proceeds of such Debt and any improvements or accessions to such Property;

        (c) Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, PROVIDED that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

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        (d) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens, on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

        (e) Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

        (f) Liens on Property at the time the Company or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; PROVIDED, HOWEVER, that any such Lien may not extend to any other Property of the Company or any Restricted Subsidiary; PROVIDED FURTHER, HOWEVER, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Company or any Restricted Subsidiary;

        (g) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; PROVIDED, HOWEVER, that any such Lien may not extend to any other Property of the Company or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; PROVIDED FURTHER, HOWEVER, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

        (h) pledges or deposits by the Company or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

        (i) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

        (j) Liens existing on the Issue Date not otherwise described in clauses
    (a) through (i) above;

        (k) Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (b), (f), (g) or (j) above; PROVIDED, HOWEVER, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of (i) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (b), (f), (g) or (j) above, as the case may be, at the time the original Lien became a Permitted Lien under the Indenture and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or such Restricted Subsidiary in connection with such Refinancing; and

        (l) Liens not otherwise permitted by clauses (a) through (k) above encumbering assets having an aggregate Fair Market Value not in excess of 5.0% of Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior to the date any such Lien shall be Incurred.

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    "PERMITTED REFINANCING DEBT" means any Debt that Refinances any other Debt, including any successive Refinancings, so long as (a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of (i) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing, (b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced, (c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced and (d) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced; PROVIDED, HOWEVER, that Permitted Refinancing Debt shall not include (x) Debt of a Subsidiary that Refinances Debt of the Company or (y) Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

    "PERSON" means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "PREFERRED STOCK" means any Capital Stock of a Person, however designated, which entities the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

    "PREFERRED STOCK DIVIDENDS" means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

    "PRO FORMA" means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with
Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, as the case may be.

    "PRO FORMA EBITDA" means, for any period, the EBITDA of the Company and its consolidated Restricted Subsidiaries, after giving effect to the following: if
(a) since the beginning of such period, the Company or any Restricted Subsidiary shall have made any Asset Sale, Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of Property, (b) the transaction giving rise to the need to calculate Pro Forma EBITDA is such an Asset Sale, Investment or acquisition or
(c) since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition, EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition occurred on the first day of such period.

    For purposes of this definition, notwithstanding the definition of "pro forma," EBITDA shall be calculated on a pro forma basis after giving effect to cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales representation commissions and other contract rates, and reductions in taxes other than income taxes (collectively, "Cost Savings Measures"), which cost savings the Company reasonably believes in good faith would have been achieved during the period for which such calculation is being made as a result

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of acquisitions of Property (regardless of whether such Cost Savings Measures could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission), PROVIDED that both (i) such cost savings and Cost Savings Measures were identified and such cost savings were quantified in an Officers' Certificate delivered to the Trustee at the time of the consummation of an acquisition of Property and such Officers' Certificate states that such officers believe in good faith that actions will be commenced or initiated within 90 days of such acquisition of Property to effect such Cost Savings Measures and
(ii) with respect to each acquisition of Property completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by the Company or any of its Restricted Subsidiaries within 90 days of such acquisition of Property to effect the Cost Savings Measures identified in such Officers' Certificate (regardless, however, of whether the corresponding cost savings have been achieved).

    "PROPERTY" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.

    "PUBLIC EQUITY OFFERING" means an underwritten public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

    "PUBLIC MARKET" means any time after (a) a Public Equity Offering has been consummated and (b) at least 15.0% of the total issued and outstanding common stock of the Company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

    "PURCHASE MONEY DEBT" means Debt (a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed, and
(b) Incurred to finance the acquisition, construction or lease by the Company or a Restricted Subsidiary of such Property, including additions and improvements thereto; PROVIDED, HOWEVER, that such Debt is Incurred within 180 days after the acquisition, construction or lease of such Property by the Company or such Restricted Subsidiary.

    "REFINANCE" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

    "REPAY" means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. "Repayment" and "Repaid" shall have correlative meanings. For purposes of the covenant described under "--Certain Covenants--Limitation on Asset Sales" and clause (b) of the covenant described under "--Certain Covenants--Limitation on Debt", Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith, without the right on the part of the Company or any of its Subsidiaries, pursuant to an agreement in effect at the time of such Repayment, to cause such commitment to be reinstated or replaced with a substantially similar commitment.

    "REPRESENTATIVE" means the trustee, agent or representative expressly authorized to act in such capacity, if any, for an issue of Senior Debt.

    "RESTRICTED PAYMENT" means: (a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Company or any Restricted Subsidiary), except for any dividend or distribution that is made

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solely to the Company or a Restricted Subsidiary (and, if such Restricted
Subsidiary is not a Wholly Owned Subsidiary, to the other shareholders of such Restricted Subsidiary on a PRO RATA basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company; (b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company or any Affiliate of the Company (other than from the Company or a Restricted Subsidiary) or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Company that is not Disqualified Stock);
(c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition); (d) any Investment (other than Permitted Investments) in any Person; or (e) the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than the Company or another Restricted Subsidiary if the result thereof is that such Restricted Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of such "Restricted Payment" shall be the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by the Company and the other Restricted Subsidiaries.

    "RESTRICTED SUBSIDIARY" means (a) any Subsidiary of the Company unless such Subsidiary shall have been designated an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries" and (b) an Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary as permitted pursuant to such covenant.

    "S&P" means Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

    "SALE AND LEASEBACK TRANSACTION" means any arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such Property to another Person and the Company or a Restricted Subsidiary, within two years of such transfer, leases it from such Person.

    "SECURITIES ACT" means the Securities Act of 1933, as amended.

    "SENIOR DEBT" means (a) all obligations consisting of the principal, premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not post-filing interest is allowed in such proceeding) in respect of (i) Debt of the Company for borrowed money (including all monetary obligations of the Company under the Credit Facility) and
(ii) Debt of the Company evidenced by notes, debentures, bonds or other similar instruments permitted under the Indenture for the payment of which the Company is responsible or liable; (b) all Capital Lease Obligations of the Company and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by the Company; (c) all obligations of the Company (i) for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction, (ii) under Hedging Obligations or (iii) issued or assumed as the deferred purchase price of Property and all conditional sale obligations of the Company and all obligations under any title retention agreement permitted under the Indenture; and (d) all obligations of other Persons of the type referred to in clauses (a), (b) and (c) for the payment of which the Company is responsible or liable as Guarantor; PROVIDED, HOWEVER, that Senior Debt shall not include
(A) Debt of the Company that is by its terms expressly subordinate or PARI PASSU in right of payment to the Notes, including any Senior Subordinated Debt or any Subordinated Obligations;

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(B) any Debt Incurred in violation of the provisions of the Indenture (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (B) if the holders of such obligation or their Representative and the Trustee shall have received an Officers' Certificate of the Company to the effect that the Incurrence of such Debt does not (or, in the case of revolving credit indebtedness (including revolving credit indebtedness under the Acquisition Facility), that the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture; (C) accounts payable or any other obligations of the Company to trade creditors created or assumed by the Company in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities); (D) any liability for Federal, state, local or other taxes owed or owing by the Company; (E) any obligation of the Company to any Subsidiary; or
(F) any obligations with respect to any Capital Stock of the Company.

    "SENIOR SUBORDINATED DEBT" means the Notes and any other subordinated Debt of the Company that specifically provides that such Debt is to rank PARI PASSU with the Notes and is not subordinated by its terms to any other subordinated Debt or other obligation of the Company which is not Senior Debt.

    "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

    "STATED MATURITY" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

    "STRATEGIC EQUITY INVESTMENT" means an equity investment made by a Strategic Investor in the Company in an aggregate amount of at least $25.0 million and that results in such Strategic Investor becoming the owner of at least 15.0% of the total issued and outstanding common stock of the Company.

    "STRATEGIC INVESTOR" means a corporation, partnership or other entity engaged in one or more Telecommunications Businesses that has, or 80.0% or more of the Voting Stock of which is owned by a Person that has, an equity market capitalization, at the time of its initial investment in the Company, in excess of $2.0 billion.

    "SUBORDINATED OBLIGATION" means any Debt of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect (which shall include the subordination section of any document governing such Debt).

    "SUBSIDIARY" means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person.

    "TELECOMMUNICATIONS ASSETS" means any Property, including licenses and applications, bids and agreements to acquire licenses, or other authority to provide telecommunications services, previously granted, or to be granted, by the Federal Communications Commission, used or intended for use primarily in connection with a Telecommunications Business.

    "TELECOMMUNICATIONS BUSINESS" means any business substantially all the revenues of which are derived from (a) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased wireline or wireless facilities, (b) the sale or provision of phone cards, "800"

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services, voice mail, switching, enhanced telecommunications services, telephone directory or telephone number information services or telecommunications network intelligence or (c) any business ancillary or directly related to the businesses referred to in clause (a) or (b), PROVIDED that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors.

    "TEMPORARY CASH INVESTMENTS" means any of the following: (a) Investments in U.S. Government Obligations maturing within one year of such Investment;
(b) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any State thereof having capital, surplus and undivided profits aggregating in excess of $500.0 million and whose long-term debt is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with a bank meeting the qualifications described in clause (b) above; (d) Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); and (e) direct obligations (or certificates representing an ownership interest in such obligations) of any State of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such State is pledged and which are not callable or redeemable at the issuer's option, PROVIDED that (i) the long-term debt of such State is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities
Act)) and (ii) such obligations mature within 180 days of the date of acquisition thereof.

    "UNRESTRICTED SUBSIDIARY" means (a) FairPoint Communications Solutions Corp.; (b) any Subsidiary of an Unrestricted Subsidiary; and (c) any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries" and not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto.

    "U.S. GOVERNMENT OBLIGATIONS" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

    "VOTING STOCK" of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

    "WHOLLY OWNED SUBSIDIARY" means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors' qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

BOOK-ENTRY FORM

    The Notes offered and sold to qualified institutional buyers in reliance on Rule 144A initially will be issued in the form of one or more fully registered Notes in global form, each comprised of one or more Notes in global form (collectively, the "Restricted Global Notes"). Notes offered and sold to persons who acquired such Notes in reliance on Regulation S under the Securities Act ("Non-U.S. Persons") will be issued in the form of a single Note in temporary global form (the "Regulation S

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Temporary Global Note"). Beneficial interests in a Regulation S Temporary Global
Note will be exchanged for beneficial interests in a single Note in permanent global form (the "Regulation S Permanent Global Note" and, together with the Regulation S Temporary Global Note, the "Regulation S Global Notes") after the Restricted Period (as defined below) upon certification that the beneficial interests in such global securities are owned by either Non-U.S. persons or U.S. persons who purchased such interests pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities
Act. Regulation S Global Notes together with the Restricted Global Notes are referred to herein as the "Global Notes."

    The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company, New York, New York ("DTC"), and registered in the name of Cede & Co. ("Cede"), as DTC's nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Through and including the 40th day after the later of the commencement of the offering and the Issue Date (such period through and including such 40th day, the "Restricted Period"), beneficial interests in the Regulation S Global Notes may be held only through the Euroclear System ("Euroclear") or Clearstream International, S.A. ("Clearstream") (as indirect participants in DTC), unless transferred to a person that takes delivery through the Restricted Global Notes in accordance with the certification requirements described below. Beneficial interests in the Restricted Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in limited circumstances described below. The Global Notes (and any Notes issued in exchange thereof) will be subject to certain restrictions on transfer set forth therein and in the Indenture and will bear the legend regarding such restrictions set forth in the Indenture. Except as set forth below, record ownership of the Global Notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in limited circumstances described below. See "--Exchange of Book-Entry Notes for Certificated Notes."

DEPOSITARY PROCEDURES

    DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the Initial Purchasers. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests and transfer of the ownership interests of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

    Upon issuance of the Global Notes, DTC or its nominee will credit, on its book-entry registration and transfer system, the number of Notes represented by such Global Notes to the accounts of the Participants. The accounts to be credited shall be designated by the Initial Purchasers. Ownership of beneficial interests in the Global Notes will be limited to Participants or Indirect Participants. Ownership of beneficial interests in such Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to

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Participants' interests) for such Global Notes, or by Participants or Indirect
Participants (with respect to beneficial interests of persons other than Participants).

    Investors in the Restricted Global Notes may hold their interests therein directly through DTC if they are Participants in such system, or indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through organizations other than Euroclear and Clearstream that are Participants in the DTC system. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as depositary of Clearstream. The depositaries, in turn, will hold such interests in the Regulation S Global Notes in customers' securities accounts in the depositaries' names on the books of DTC. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificate evidencing such interests.

    Except as provided below, owners of beneficial interests in the Global Notes will not be entitled to have such Global Notes, or any Notes represented thereby, registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the registered owners or holders of such Global Notes, or any Notes represented thereby.

    Any payments of principal or interest due on the Notes on any interest payment date or at maturity will be made available by the Company to the Trustee by such date and as soon as possible thereafter will be payable by the Trustee to DTC in its capacity as the registered holder of the Global Notes representing such Notes. The Trustee will treat the persons in whose names the Global Notes are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Trustee nor any agent thereof nor the Company has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes or
(ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of securities will be governed by standing constructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC or the Trustee.

    Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. The Company expects the secondary trading in the certificated securities will also be settled in immediately available funds.

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    Subject to compliance with the transfer restrictions applicable to the Notes described herein, crossmarket transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

    Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interest in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as the business day for Euroclear or Clearstream following DTC's settlement date.

    DTC has advised the Company that it will take any action permitted to be taken by a holder of the Global Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited.

    The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

    Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Regulation S Global Notes and in the Restricted Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    Beneficial interests in the Restricted Global Notes may be transferred to a person who takes delivery in the form of an interest in the Regulation S Global Notes, whether before, on or after the Restricted Period, only upon receipt by the Trustee of a written certification from the transferor in the form required by the Indenture to the effect that such transfer is being made in compliance with Regulation S under the Securities Act and that, if such transfer is being made in compliance with Regulation S and occurs prior to expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream. Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in another Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in such other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

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EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

    A Global Note is exchangeable for Notes in registered certificated form if
(i) DTC notifies the Company that it is unwilling or unable to continue as depositary for any of the Global Notes or has ceased to be a clearing agency registered under the Exchange Act, and in either case the Company thereupon fails to appoint a successor depositary, (ii) the Company in its sole discretion elects to cause the issuance of the Notes in certificated form or (iii) there shall have occurred and be continuing a Default (as defined in the Indenture). In all cases, certificated securities delivered in exchange for any Global Note or beneficial interests therein will be fully registered and issued without coupons in denominations of $1,000 and integral multiples thereof, and will bear, in the case of the Restricted Global Note, the restrictive legend referred to in "Notice to Investors."

SAME-DAY SETTLEMENT AND PAYMENTS

    Initial settlements in the Notes will be in same-day funds. The Indenture will require that payments in respect of the Global Notes (including principal, premium and interest (if any)) be made by wire transfer of immediately available funds to the accounts specified by the nominee for DTC. With respect to certificated securities, the Company will make all payments of principal and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

    So long as DTC, or its nominee, is the registered holder of any Global Notes, DTC or such nominee, as the case may be, will be considered the sole legal owner and holder of such Notes represented by such Global Notes for all purposes under the Indenture and the Notes. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action, and that the Participants would authorize beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    As long as the Notes are represented by a Global Note, DTC's nominee will be the holder of the Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the Notes. Notice of Participants or by owners of beneficial interests in a Global Note held through such Participants of the exercise of the option to elect repayment of beneficial interests in Notes represented by a Global Note must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to Participants. In order to ensure that DTC's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Notes must instruct the broker or other Participant to exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other Participant through which it holds an interest in a Note in order ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. The Company will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

    UNLESS AND UNTIL EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM IN ACCORDANCE WITH THE TERMS OF THE NOTES, THE GLOBAL NOTES MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO THE NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR OF THE DEPOSITORY OR A NOMINEE OF EACH SUCCESSOR.

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                    CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

    The following is a general discussion of the material United States federal income and estate tax consequences of the purchase, ownership and disposition of the Notes by a person who acquires the Notes from the initial purchasers. Except where noted, the following deals only with Notes held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). The following does not deal with special situations, such as those of broker-dealers, tax-exempt organizations, individual retirement accounts and other tax deferred accounts, financial institutions, insurance companies, or persons holding notes as part of a hedging or conversion transaction or a straddle. Furthermore, the following is based upon the provisions of the Code and regulations, rulings and judicial decisions promulgated under the Code as of the date hereof. Such authorities may be repealed, revoked, or modified, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below. In addition, except as otherwise indicated, the following does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

    As used herein, a "United States person" is (i) a citizen or resident of the U.S., (ii) a corporation, partnership or other entity created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if (A) a United States court is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust, (v) a certain type of trust in existence on August 20, 1996, which was treated as a United States person under the Code in effect immediately prior to such date and which has made a valid election to be treated as a United States person under the Code and (vi) any person otherwise subject to U.S. federal income tax on a net income basis in respect of its worldwide taxable income.

    A United States Holder is a beneficial owner of a note who is a United States person. A Non-United States Holder is a beneficial owner of a note that is not a United States Holder.

    PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, OR SUBSEQUENT REVISIONS THEREOF.

THE EXCHANGE OFFER

    Pursuant to the exchange offer, holders are entitled to exchange the original notes for new notes that will be substantially identical in all material respects to the original notes, except that the new notes will be registered with the Securities and Exchange Commission and therefore will not be subject to transfer restrictions. The exchange pursuant to the exchange offer as described above will not result in a taxable event. Accordingly:

    (1) no gain or loss will be realized by a U.S. Holder upon receipt of a new note,

    (2) the holding period of the new note will include the holding period of the original note exchange therefor and

    (3) the adjusted tax basis of the new note will be the same as the adjusted tax basis of the original note exchanged.

    The filing of a shelf registration statement should not result in a taxable exchange to us or any holder of a note.

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UNITED STATES FEDERAL INCOME TAXATION OF UNITED STATES HOLDERS

STATED INTEREST ON THE NOTES

    Stated interest on a note will be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the United States Holder's regular method of accounting.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

    Upon the sale, exchange, retirement or other taxable disposition of a note, a United States Holder will recognize gain or loss in an amount equal to the difference between the amount of cash and the fair market value of other property received in the exchange, and the holder's adjusted tax basis in such note. Amounts attributable to accrued but unpaid interest on the notes will be treated as ordinary interest income. A United States Holder's adjusted tax basis in a note will, in general, be the United States Holder's cost therefor.

    Gain or loss realized on the sale, exchange, retirement or other taxable disposition of a note will be capital gain or loss. Such gain or loss will be long-term capital gain or loss if at the time of sale, exchange, retirement, or other taxable disposition, the note has been held by the holder for more than 12 months. The maximum rate of tax on long-term capital gains with respect to notes held by an individual currently is 20%. The deductibility of capital losses is subject to certain limitations.

UNITED STATES FEDERAL INCOME TAXATION OF NON-UNITED STATES HOLDERS

    The payment to a Non-United States Holder of interest on a note will not be subject to United States federal withholding tax pursuant to the "portfolio interest exception," provided that (i) the Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and (ii) the Non-United States Holder is not a "controlled foreign corporation" that is related to us within the meaning of the Code and either (iii) (A) the beneficial owner of the notes certifies to us or our agent, under penalties of perjury, that it is not a United States Holder and provide its name and address on United States Treasury Form W-8 or Form W8-BEN, or a suitable substitute form, or (B) a securities clearing organization, bank or other financial institution that holds the notes on behalf of such Non-United States Holder in the ordinary course of its trade or business certifies under penalties of perjury that such Form W-8 or Form W8-BEN, or suitable substitute form, has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and must furnish the payer with a copy thereof.

    Recently adopted regulations that will be effective January 1, 2001 provide alternative methods for satisfying the certification requirement described in
(iii) above. These regulations will generally require, in the case of Notes held by a foreign partnership, that the certificate described in (iii) above be provided by the partners rather than by the foreign partnership, and that the partnership provide certain information including a United States tax identification number.

    If a Non-United States Holder cannot satisfy the requirements of the portfolio interest exception described above, payments of interest made to such Non-United States Holder will be subject to a 30% withholding tax, unless the beneficial owner of the Note provides us or our paying agent, as the case may be, with a properly executed (1) IRS Form 1001 or Form W8-BEN, or successor form, claiming an exemption from or reduction in the rate of withholding under the benefit of a tax treaty or (2) IRS Form 4224 or Form W8-ECI or successor form, stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

    If a Non-United States Holder of a note is engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of such trade or business, such

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Non-United States Holder will be subject to United States federal income tax on such interest. In addition, if such Non-United States Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits, subject to adjustment, for that taxable year unless it qualifies for a lower rate under an applicable income tax treaty.

    Any capital gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a note by a Non-United States Holder generally will not be subject to United States federal income tax provided (1) such gain is not effectively connected with the conduct by such holder of a trade or business in the United States, (2) in the case of gains derived by an individual, such individual is not present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met and
(3) the Non-United States Holder is not subject to tax pursuant to the provisions of United States federal income tax law applicable to certain expatriates.

FEDERAL ESTATE TAX

    Subject to applicable estate tax treaty provisions, notes held by an individual who is not a citizen or resident of the United States for federal estate tax purposes at the time of his or her death will not be subject to United States federal estate tax if the interest on the Notes qualifies for the portfolio interest exemption from United States federal withholding tax under the rules described above.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Backup withholding and information reporting requirements may apply to certain payments of principal, premium, if any, and interest on a note, and to the proceeds of the sale or redemption of a note before maturity. We, our agent, a broker, the trustee or the paying agent under the indentures governing the notes, as the case may be, will be required to withhold from any payment that is subject to backup withholding a tax equal to 31% of such payment if a United States Holder fails to furnish his taxpayer identification number, certify that such number is correct, certify that such holder is not subject to backup withholding or otherwise comply with the applicable backup withholding rules. Certain United States Holders, including all corporations, are not subject to backup withholding and information reporting requirements.

    Non-United States Holders other than corporations may be subject to backup withholding and information reporting requirements. However, backup withholding and information reporting requirements do not apply to payments of portfolio interest, made by us or our paying agent to Non-United States Holders if the appropriate certification is received, provided that the payer does not have actual knowledge that the holder is a United States Holder. If any payments of principal and interest are made to the beneficial owner of a note by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the foreign office of a foreign "broker," as defined in the applicable regulations, pays the proceeds of the sale, redemption or other disposition of note or a coupon to the seller of such note or coupon, backup withholding and information reporting requirements will not apply. Information reporting requirements, but not backup withholding, will apply, however, to a payment by a foreign office of a broker that is a United States person or is a foreign person that derives 50% of more of its gross income for certain periods from the conduct of a trade or business in the United States, or that is a "controlled foreign corporation," that is, a foreign corporation controlled by certain United States shareholders, with respect to the United States unless the broker has documentary evidence in its records that the holder is a Non-United States Holder and certain other conditions are met or the holder otherwise establishes an exemption. Payment by a United States office of a broker is subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies under penalties of perjury that it is a Non-United States Holder or otherwise establishes an exemption.

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    In October 1997, Treasury regulations were issued which alter the foregoing rules in certain respects and which generally will apply to any payments in respect of a note or proceeds from the sale of a note that are made after December 31, 2000. Among other things, such regulations expand the number of foreign intermediaries that are potentially subject to information reporting and address certain documentary evidence requirements relating to exemption from the backup withholding requirements. Holders of notes should consult their tax advisers concerning the possible application of such regulations to any payments made on or with respect to the notes.

    Any amounts withheld under the backup withholding rules from a payment to a holder of the notes will be allowed as a refund or a credit against such holder's United States federal income tax liability, provided that the required information is furnished to the IRS.

    We must report annually to the Internal Revenue Service and to each Non-United States Holder any interest that is subject to withholding, or that is exempt from United States federal withholding tax pursuant to a tax treaty, or interest that is exempt from United States federal tax under the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-United States Holder resides.

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                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives new notes for its own account according to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-
dealer for use in connection with any such resale. In addition, until       ,
2000, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

    We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account according to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes.

    Any broker-dealer that resells new notes that were received by it for its own account according to the exchange offer and any broker or dealer that participate in a distribution of such new notes may be deemed to be an underwriter and any profit resulting from any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter.

    For a period of one year after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the original notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the original notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

    Each broker-dealer that receives registered notes for its own account in this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resales of registered notes received in exchange for outstanding notes where the outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of this exchange offer and ending on the close of business one year after the expiration date we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales.

                                 LEGAL MATTERS

    The legality of the new notes will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York. Daniel G. Bergstein, a senior partner at Paul, Hastings, Janofsky and Walker LLP, is a director and significant stockholder of our company.

                                    EXPERTS

    The consolidated financial statements and schedule of FairPoint Communications, Inc. and subsidiaries and consolidated financial statements of TPG Communications, Inc. and subsidiaries have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    We are subject to the information requirements of the Exchange Act and in accordance with the Exchange Act we file periodic reports and other information with the SEC. You may read and copy any of such information on file with the SEC at the SEC's public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of filed documents can be obtained, at prescribed rates, by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or by telephone at 1-800-SEC-0330. Electronic filings made through the Electronic Data Gathering, Analysis, and Retrieval system are also publicly available through the Securities and Exchange Commission's Web site (http://www.sec.gov).

    We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, with respect to the new notes offered by this prospectus. As permitted by the rules and regulations of the SEC, this prospectus omits certain information contained in the registration statement. For further information about us and the new notes, reference is made to the registration statement, including its exhibits and the financial statements, notes and schedules filed as a part of it, which you may read and copy at the public reference facilities of the SEC referred to above.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES:

INDEPENDENT AUDITORS' REPORT................................  F-2
CONSOLIDATED FINANCIAL STATEMENTS:
  Consolidated Balance Sheets as of December 31, 1998 and
    1999 and March 31, 2000 (unaudited).....................  F-3
  Consolidated Statements of Operations for the Years Ended
    December 31, 1997, 1998, and 1999 and the three-month
    periods ended March 31, 1999 and 2000 (unaudited).......  F-5
  Consolidated Statements of Stockholders Equity (Deficit)
    for the Years Ended December 31, 1997, 1998, and 1999
    and the three-month period ended March 31, 2000
    (unaudited).............................................  F-6
  Consolidated Statements of Comprehensive Loss for the
    Years Ended December 31, 1997, 1998, and 1999 and the
    three-month periods ended March 31, 1999 and 2000
    (unaudited).............................................  F-7
  Consolidated Statements of Cash Flows for the Years Ended
    December 31, 1997, 1998, and 1999 and the three-month
    periods ended March 31, 1999 and 2000 (unaudited).......  F-8
  Notes to Consolidated Financial Statements................  F-10

TPG COMMUNICATIONS, INC. AND SUBSIDIARIES:

INDEPENDENT AUDITORS' REPORT................................  F-36

CONSOLIDATED FINANCIAL STATEMENTS:
  Consolidated Balance Sheets as of December 31, 1998 and
    1999 and March 31, 2000 (unaudited).....................  F-37
  Consolidated Statements of Operations and Retained
    Earnings for the Years Ended December 31, 1998 and 1999
    and the three-month periods ended March 31, 1999 and
    2000 (unaudited)........................................  F-38
  Consolidated Statements of Cash Flows for the Years Ended
    December 31, 1998 and 1999 and the three-month periods
    ended March 31, 1999 and 2000 (unaudited)...............  F-39
  Notes to Consolidated Financial Statements................  F-40

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors

FairPoint Communications, Inc. (formerly MJD Communications, Inc.):

    We have audited the accompanying consolidated balance sheets of FairPoint Communications, Inc. and Subsidiaries (formerly, MJD Communications, Inc. and Subsidiaries) as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit), comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of FairPoint's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FairPoint Communications, Inc. and Subsidiaries (formerly, MJD Communications, Inc. and Subsidiaries) as of December 31, 1998 and 1999 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Lincoln, Nebraska
March 1, 2000, except as to
the sixth paragraph of note 3
which is as of April 3, 2000

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

                          CONSOLIDATED BALANCE SHEETS

                 DECEMBER 31, 1998 AND 1999 AND MARCH 31, 2000

                                                                 DECEMBER 31,
                                                              -------------------    MARCH 31,
                                                                1998       1999        2000
                                                              --------   --------   -----------
                                                                   (AMOUNTS IN THOUSANDS,
                                                                   EXCEPT PER SHARE DATA)
                                                                                    (UNAUDITED)
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 13,241     9,923       58,660
  Accounts receivable, net of allowance for doubtful
    accounts of $704 in 1998, $921 in 1999, and $915 in
    2000....................................................    19,112    25,658       28,416
  Prepaid and other assets..................................     3,283     4,039        4,478
  Investments available-for-sale............................        --     7,327        6,557
  Income taxes recoverable..................................        --     3,233        1,108
  Deferred income taxes.....................................     1,221        --           --
                                                              --------   -------      -------
    Total current assets....................................    36,857    50,180       99,219
                                                              --------   -------      -------
Property, plant, and equipment, net.........................   142,321   178,296      181,597
                                                              --------   -------      -------
OTHER ASSETS:
  Investments...............................................    37,894    36,246       37,340
  Goodwill, net of accumulated amortization.................   203,867   229,389      228,113
  Debt issue costs, net of accumulated amortization.........    16,121    17,948       20,550
  Covenants not to compete, net of accumulated
    amortization............................................     2,938     3,706        3,416
  Other.....................................................     2,114     2,270        2,501
                                                              --------   -------      -------
    Total other assets......................................   262,934   289,559      291,920
                                                              --------   -------      -------
    Total assets............................................  $442,112   518,035      572,736
                                                              ========   =======      =======

       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable..........................................  $ 10,153    12,778       12,109
  Current portion of long-term debt.........................     3,502     3,866        3,941
  Demand notes payable......................................       754       752          652
  Current portion of obligation for covenants not to
    compete.................................................       881     1,236        1,236
  Accrued interest payable..................................     3,947     4,396        8,870
  Accrued property taxes....................................     1,847     2,078        2,203
  Other accrued liabilities.................................     4,407     7,647        7,857
  Income taxes payable......................................       588        --           --
  Deferred income taxes.....................................        --     1,767           --
                                                              --------   -------      -------
    Total current liabilities...............................    26,079    34,520       36,868
                                                              --------   -------      -------

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

                          CONSOLIDATED BALANCE SHEETS

                 DECEMBER 31, 1998 AND 1999 AND MARCH 31, 2000

                                                                 DECEMBER 31,
                                                              -------------------    MARCH 31,
                                                                1998       1999        2000
                                                              --------   --------   -----------
                                                                   (AMOUNTS IN THOUSANDS,
                                                                   EXCEPT PER SHARE DATA)
                                                                                    (UNAUDITED)
LONG-TERM LIABILITIES:
  Long-term debt, net of current portion....................  $364,610   458,529      359,717
  Put warrant obligation....................................     4,169        --           --
  Unamortized investment tax credits........................       632       577          527
  Obligation for covenants not to compete, net of current
    portion.................................................     2,162     2,622        2,359
  Deferred income taxes.....................................    27,950    26,819       25,517
  Other liabilities.........................................     3,189     3,106       11,972
                                                              --------   -------      -------
    Total long-term liabilities.............................   402,712   491,653      400,092
                                                              --------   -------      -------
Minority interest...........................................       435       443           17
                                                              --------   -------      -------
Common stock subject to put option, 1,752 shares............     3,000     3,000           --
                                                              --------   -------      -------
STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock:
    Series D nonvoting, convertible, cumulative
      participating, par value $.01 per share, issued and
      outstanding 21,462 shares at March 31, 2000...........        --        --          215
  Common stock:
    Class A voting, par value $.01 per share, issued and
      outstanding 34,451 shares at December 31, 1998 and
      1999 and 11,523 shares at March 31, 2000..............       345       345          115
    Class B nonvoting, convertible, par value $.01 per
      share, issued and outstanding 12,544 shares at March
      31, 2000..............................................        --        --          125
    Class C nonvoting, convertible, par value $.01 per
      share, issued and outstanding 4,269 shares at March
      31, 2000..............................................        --        --           43
  Additional paid-in capital................................    45,482    48,868      214,715
  Accumulated other comprehensive income....................        --     4,187        3,710
  Accumulated deficit.......................................   (35,941)  (64,981)     (83,164)
                                                              --------   -------      -------
    Total stockholders' equity (deficit)....................     9,886   (11,581)     135,759
                                                              --------   -------      -------
    Total liabilities and stockholders' equity..............  $442,112   518,035      572,736
                                                              ========   =======      =======

          See accompanying notes to consolidated financial statements.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

               YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999 AND
               THREE-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000

                                                            DECEMBER 31,                 MARCH 31,
                                                   ------------------------------   -------------------
                                                     1997       1998       1999       1999       2000
                                                   --------   --------   --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
                                                                                        (UNAUDITED)
REVENUES.........................................  $47,763     92,007    147,539     32,828     44,918
                                                   -------    -------    -------     ------    -------
OPERATING EXPENSES:
  Network operating costs........................   14,465     27,264     49,306      9,474     21,145
  Selling, general and administrative............   12,082     28,092     51,515      9,750     15,096
  Depreciation and amortization..................    8,777     20,089     31,632      7,182      8,996
  Stock-based compensation expense...............       --         --      3,386         50     12,323
                                                   -------    -------    -------     ------    -------
    Total operating expenses.....................   35,324     75,445    135,839     26,456     57,560
                                                   -------    -------    -------     ------    -------
    Income (loss) from operations................   12,439     16,562     11,700      6,372    (12,642)
                                                   -------    -------    -------     ------    -------
OTHER INCOME (EXPENSE):
  Net gain (loss) on sale of investments and
    other assets.................................      (19)       651        512        206        206
  Interest income................................      212        442        446        165        730
  Dividend income................................    1,182      1,119      1,452        405        182
  Interest expense...............................   (9,293)   (27,170)   (51,185)    (9,334)   (10,165)
  Other nonoperating, net........................      140        885      2,520        140        681
                                                   -------    -------    -------     ------    -------
    Total other expense..........................   (7,778)   (24,073)   (46,255)    (8,418)    (8,366)
                                                   -------    -------    -------     ------    -------
    Earnings (loss) before income taxes and
      extraordinary item.........................    4,661     (7,511)   (34,555)    (2,046)   (21,008)
Income tax (expense) benefit.....................   (1,876)     2,112      5,615        231      2,826
Minority interest in income of subsidiaries......      (62)       (80)      (100)       (26)        (1)
                                                   -------    -------    -------     ------    -------
    Earnings (loss) before extraordinary item....    2,723     (5,479)   (29,040)    (1,841)   (18,183)
Extraordinary item--loss on early retirement of
  debt, net of income tax benefit of $2,296 in
  1997 and $1,755 in 1998........................   (3,611)    (2,521)        --         --         --
                                                   -------    -------    -------     ------    -------
    Net loss.....................................  $  (888)    (8,000)   (29,040)    (1,841)   (18,183)
                                                   =======    =======    =======     ======    =======

          See accompanying notes to consolidated financial statements.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
               YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999 AND
                    THREE-MONTH PERIOD ENDED MARCH 31, 2000

                                          SERIES D               CLASS A               CLASS B               CLASS C
                                          PREFERRED              COMMON                COMMON                COMMON
                                     -------------------   -------------------   -------------------   -------------------
                                      SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT
                                     --------   --------   --------   --------   --------   --------   --------   --------
Balance, December 31, 1996.........       --      $ --       7,861      $ 79          --      $ --         --      $   --
Net loss...........................       --        --          --        --          --        --         --          --
Issuance of capital stock..........       --        --       9,751        98          --        --         --          --
Conversion of redeemable preferred
  stock............................       --        --          --        --          --        --         --          --
Capital contribution...............       --        --          --        --          --        --         --          --
Repurchase of redeemable preferred
  stock............................       --        --          --        --          --        --         --          --
Redeemable preferred stock
  dividends........................       --        --          --        --          --        --         --          --
                                      ------      ----     -------      ----      ------      ----      -----      ------
Balance, December 31, 1997.........       --        --      17,612       177          --        --         --          --
Net loss...........................       --        --          --        --          --        --         --          --
Preferred stock dividends..........       --        --          --        --          --        --         --          --
Issuance of capital stock..........       --        --      18,591       185          --        --         --          --
Reclassification of shares of
  common stock subject to put
  option...........................       --        --      (1,752)      (17)         --        --         --          --
                                      ------      ----     -------      ----      ------      ----      -----      ------
Balance, December 31, 1998.........       --        --      34,451       345          --        --         --          --
Net loss...........................       --        --          --        --          --        --         --          --
Change in unrealized gain on
  securities available-for-sale,
  net of taxes of $2,566...........       --        --          --        --          --        --         --          --
Compensation expense for
  stock-based awards...............       --        --          --        --          --        --         --          --
                                      ------      ----     -------      ----      ------      ----      -----      ------
Balance, December 31, 1999.........       --        --      34,451       345          --        --         --          --
Net loss (unaudited)...............       --        --          --        --          --        --         --          --
Issuance of common stock under
  stock options and warrants
  (unaudited)......................       --        --         308         3          --        --         --          --
Issuance of capital stock for cash,
  net of direct offering expenses
  of $236 million (unaudited)......    4,674        47         100         1       4,244        42      4,269          43
Exchange of Class A common shares
  for Class B common and Series D
  preferred shares (unaudited).....   16,788       168     (25,088)     (251)      8,300        83         --          --
Cancellation of put option on
  common shares (unaudited)........       --        --       1,752        17          --        --         --          --
Change in unrealized gain on
  securities available-for-sale,
  net of tax benefit of $293
  (unaudited)......................       --        --          --        --          --        --         --          --
Compensation expense for
  stock-based awards (unaudited)...       --        --          --        --          --        --         --          --
                                      ------      ----     -------      ----      ------      ----      -----      ------
Balance, March 31, 2000
  (unaudited)......................   21,462      $215      11,523      $115      12,544      $125      4,269      $   43
                                      ======      ====     =======      ====      ======      ====      =====      ======

                                                                                   TOTAL
                                                   ACCUMULATED                    STOCK-
                                     ADDITIONAL       OTHER                       HOLDERS
                                      PAID-IN     COMPREHENSIVE   ACCUMULATED     EQUITY
                                      CAPITAL        INCOME         DEFICIT      (DEFICIT)
                                     ----------   -------------   ------------   ---------
Balance, December 31, 1996.........   $     --            --         (2,221)       (2,142)
Net loss...........................         --            --           (888)         (888)
Issuance of capital stock..........     15,777            --             --        15,875
Conversion of redeemable preferred
  stock............................        112            --             --           112
Capital contribution...............        924            --             --           924
Repurchase of redeemable preferred
  stock............................         --            --        (24,541)      (24,541)
Redeemable preferred stock
  dividends........................         --            --           (279)         (279)
                                      --------       -------        -------       -------
Balance, December 31, 1997.........     16,813            --        (27,929)      (10,939)
Net loss...........................         --            --         (8,000)       (8,000)
Preferred stock dividends..........         --            --            (12)          (12)
Issuance of capital stock..........     31,652            --             --        31,837
Reclassification of shares of
  common stock subject to put
  option...........................     (2,983)           --             --        (3,000)
                                      --------       -------        -------       -------
Balance, December 31, 1998.........     45,482            --        (35,941)        9,886
Net loss...........................         --            --        (29,040)      (29,040)
Change in unrealized gain on
  securities available-for-sale,
  net of taxes of $2,566...........         --         4,187             --         4,187
Compensation expense for
  stock-based awards...............      3,386            --             --         3,386
                                      --------       -------        -------       -------
Balance, December 31, 1999.........     48,868         4,187        (64,981)      (11,581)
Net loss (unaudited)...............         --            --        (18,183)      (18,183)
Issuance of common stock under
  stock options and warrants
  (unaudited)......................        132            --             --           135
Issuance of capital stock for cash,
  net of direct offering expenses
  of $236 million (unaudited)......    150,409            --             --       150,542
Exchange of Class A common shares
  for Class B common and Series D
  preferred shares (unaudited).....         --            --             --            --
Cancellation of put option on
  common shares (unaudited)........      2,983            --             --         3,000
Change in unrealized gain on
  securities available-for-sale,
  net of tax benefit of $293
  (unaudited)......................         --          (477)            --          (477)
Compensation expense for
  stock-based awards (unaudited)...     12,323            --             --        12,323
                                      --------       -------        -------       -------
Balance, March 31, 2000
  (unaudited)......................   $214,715         3,710        (83,164)      135,759
                                      ========       =======        =======       =======

          See accompanying notes to consolidated financial statements.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

                    YEARS ENDED DECEMBER 31, 1997, 1998, AND
           1999 AND THREE-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000

                                                              DECEMBER 31,                    MARCH 31,
                                                     ------------------------------      -------------------
                                                       1997       1998       1999          1999       2000
                                                     --------   --------   --------      --------   --------
                                                                     (DOLLARS IN THOUSANDS)
                                                                                             (UNAUDITED)
Net loss...........................................   $(888)     (8,000)   (29,040)       (1,841)   (18,183)
Change in unrealized gain on securities
  available-for-sale, net of tax expense of $2,566
  at December 31, 1999 and tax benefit of $293 at
  March 31, 2000...................................      --          --      4,187            --       (477)
                                                      -----      ------    -------        ------    -------
    Comprehensive loss.............................   $(888)     (8,000)   (24,853)       (1,841)   (18,660)
                                                      =====      ======    =======        ======    =======

          See accompanying notes to consolidated financial statements.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999
             AND THREE-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000

                                                        DECEMBER 31,                 MARCH 31,
                                               ------------------------------   -------------------
                                                 1997       1998       1999       1999       2000
                                               --------   --------   --------   --------   --------
                                                              (DOLLARS IN THOUSANDS)
                                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...................................  $   (888)    (8,000)  (29,040)    (1,841)    (18,183)
                                               --------   --------   -------    -------    --------

ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH
  PROVIDED BY OPERATING ACTIVITIES:
  Depreciation and amortization..............     8,777     20,089    31,632      7,182       8,996
  Amortization of debt issue costs...........       316      1,445     1,710        487         649
  Provision for uncollectible revenue........        --        390       634         --          --
  Deferred income taxes......................       207     (1,653)   (5,676)    (2,577)     (2,777)
  Loss (income) from equity method
    investments..............................        --       (931)   (2,497)        98        (662)
  Deferred patronage dividends...............      (585)      (265)     (380)      (117)         --
  Minority interest in income of
    subsidiaries.............................        62         80       100         26           1
  Increase (decrease) in put warrant
    obligation...............................      (295)       714    13,331     390 --
  Stock-based compensation...................        --         --     3,386         50      12,323
  Net (gain) loss on sale of investments and
    other assets.............................        17       (630)     (512)      (221)       (206)
  Loss on early retirement of debt...........     1,864      2,897        --         --          --
  Amortization of investment tax credits.....       (31)      (130)     (193)       (49)        (49)
  Changes in assets and liabilities arising
    from operations, net of acquisitions:
    Accounts receivable......................    (1,563)     5,988      (853)     1,119      (2,137)
    Prepaid and other assets.................      (106)       253       (23)       131        (654)
    Accounts payable.........................     1,664     (1,398)   (2,117)      (862)     (1,239)
    Accrued interest payable.................       720      1,128       384      4,836       4,473
    Accrued liabilities......................       636        689     2,773        205         289
    Income taxes recoverable/payable.........      (956)    (5,799)   (4,955)       864       2,123
                                               --------   --------   -------    -------    --------
    Total adjustments........................    10,727     22,867    36,744     11,562      21,130
                                               --------   --------   -------    -------    --------
    Net cash provided by operating
      activities.............................     9,839     14,867     7,704      9,721       2,947
                                               --------   --------   -------    -------    --------

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                 YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999
             AND THREE-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000

                                                        DECEMBER 31,                 MARCH 31,
                                               ------------------------------   -------------------
                                                 1997       1998       1999       1999       2000
                                               --------   --------   --------   --------   --------
                                                              (DOLLARS IN THOUSANDS)
                                                                                    (UNAUDITED)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisitions of telephone properties, net
    of cash acquired.........................  $(30,845)  (217,080)  (53,949)   (13,705)       (358)
  Acquisition of property, plant, and
    equipment................................    (8,262)   (12,433)  (43,509)    (3,113)    (10,472)
  Proceeds from sale of property, plant, and
    equipment................................       121        107       116          8          26
  Distributions from investments.............        63        118     2,590        521          42
  Payment on covenants not to compete........       (94)      (219)     (988)      (344)       (263)
  Acquisition of investments.................      (241)        (8)     (349)       (56)       (100)
  Proceeds from sale of investments..........       403      4,088    20,065      8,232         218
  Payments received on direct financing
    leases...................................       249         --        --         --          --
  Decrease in other assets/liabilities,
    net......................................      (361)       (95)     (586)      (121)       (357)
                                               --------   --------   -------    -------    --------
      Net cash used in investing
        activities...........................   (38,967)  (225,522)  (76,610)    (8,578)    (11,264)
                                               --------   --------   -------    -------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt...    71,134    510,583   138,943         --       5,861
  Repayment of long-term debt................   (22,104)  (307,763)  (52,056)    (2,151)   (104,702)
  Purchase of stock warrants.................        --         --   (17,500)        --          --
  Repurchase of preferred stock and
    warrants.................................   (31,487)      (175)       --         --          --
  Dividends paid to preferred stockholders...      (279)       (12)       --         --          --
  Net proceeds from the issuance of common
    stock....................................    15,875     31,837        --         --     159,160
  Loan origination costs.....................    (1,949)   (17,345)   (3,703)        --      (3,251)
  Payment of early retirement benefits.......       (25)        --        --         21          --
  Dividends paid to minority stockholders....        (4)        (6)       (4)        --          (1)
  Release of restricted funds................       561         --        --        (14)         --
  Repayment of capital lease obligation......       (25)       (45)      (92)        --         (13)
                                               --------   --------   -------    -------    --------
      Net cash provided by (used in)
        financing activities.................    31,697    217,074    65,588     (2,144)     57,054
                                               --------   --------   -------    -------    --------
      Net increase (decrease) in cash and
        cash equivalents.....................     2,569      6,419    (3,318)    (1,001)     48,737
Cash and cash equivalents, beginning of
  period.....................................     4,253      6,822    13,241     13,241       9,923
                                               --------   --------   -------    -------    --------
Cash and cash equivalents, end of period.....  $  6,822     13,241     9,923     12,240      58,660
                                               ========   ========   =======    =======    ========

          See accompanying notes to consolidated financial statements.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    FairPoint Communications, Inc. (FairPoint) (formerly, MJD
Communications, Inc.) provides management services to its wholly-owned subsidiaries: S T Enterprises, Ltd. (STE); MJD Ventures, Inc. (Ventures); MJD Services Corp. (Services); MJD Holdings Corp. (Holdings); FairPoint Communications Solutions Corp. (FairPoint Solutions) (formerly FairPoint Communications Corp.); and MJD Capital Corp. STE, Ventures, Services, and Holdings also provide management services to their wholly-owned subsidiaries.

    Collectively, the wholly-owned subsidiaries of STE, Ventures, Services, and Holdings primarily provide traditional telephone local exchange services in various states. Operations also include resale of long distance services, internet services, cable services, equipment sales, and installation and repair services. MJD Capital Corp. leases equipment to other subsidiaries of FairPoint. FairPoint Solutions is a competitive communications business offering local and long distance, internet, and data services in various states.

    STE's wholly-owned subsidiaries include Sunflower Telephone Company (Sunflower); Northland Telephone Company of Maine, Inc. and Northland Telephone Company of Vermont, Inc. (the Northland Companies); S T Communications, Inc. and S T Long Distance, Inc. (ST Long Distance); Venture's wholly-owned subsidiaries include Sidney Telephone Company (Sidney); C-R Communications, Inc. (C-R); Taconic Telephone Corp. (Taconic); Ellensburg Telephone Company (Ellensburg); Chouteau Telephone Company (Chouteau); Utilities, Inc. (Utilities);
Chautauqua & Erie Telephone Corporation (C&E); Columbus Grove Telephone Company (Columbus); The Orwell Telephone Company (Orwell) and Telephone Services Company
(TSC). Services wholly-owned subsidiaries include Bluestem Telephone Company (Bluestem); Big Sandy Telecom, Inc. (Big Sandy); Columbine Telecom Company (Columbine); Odin Telephone Exchange, Inc. (Odin); Kadoka Telephone Co. (Kadoka); Ravenswood Communications, Inc. (Ravenswood); Union Telephone Company of Hartford (Union); Armour Independent Telephone Co. (Armour); Yates City Telephone Company (Yates) and WMW Cable TV Co. (WMW).

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of FairPoint Communications, Inc. and its subsidiaries (the Company). All intercompany transactions and accounts have been eliminated in consolidation.

    The consolidated financial statements have been prepared using generally accepted accounting principles applicable to regulated entities. The Company's telephone subsidiaries follow the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards (SFAS) No. 71, ACCOUNTING FOR THE EFFECTS OF CERTAIN TYPES OF REGULATION (SFAS No. 71). This accounting recognizes the economic effects of rate regulation by recording costs and a return on investment, as such amounts are recovered through rates authorized by regulatory authorities. Accordingly, SFAS No. 71 requires the Company's telephone subsidiaries to depreciate telephone plant over useful lives that would otherwise be determined by management. SFAS No. 71 also requires deferral of certain costs and obligations based upon approvals received from regulators to permit recovery of such amounts in future years. The Company's telephone subsidiaries periodically review the applicability of SFAS No. 71 based on the developments in their current regulatory and competitive environments.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) INTERIM FINANCIAL INFORMATION (UNAUDITED)

    The interim financial information at March 31, 2000 and for the three-month periods ended March 31, 1999 and 2000, all of which is unaudited, was prepared by the Company on a basis consistent with the audited Consolidated Financial Statements. In management's opinion, such information reflects all adjustments which are of a normal recurring nature and which are necessary to present fairly the results of the periods presented.

REVENUE RECOGNITION

    Revenues are recognized as services are rendered and are primarily derived from the usage of the Company's networks and facilities or under revenue sharing arrangements with other communications carriers. Revenues are derived from primarily three sources: access, pooling, and miscellaneous. Local access charges are billed to local end users under tariffs approved by each states Public Utilities Commission. Access revenues are derived on the intrastate jurisdiction by billing access charges to interexchange carriers and to regional Bell operating companies. These charges are billed based on toll or access tariffs approved by the local states Public Utilities Commission. Access charges for the interstate jurisdiction are billed in accordance with tariffs filed by the National Exchange Carrier Association (NECA) or by the individual company and approved by the Federal Communications Commission.

    Revenues are determined on a bill and keep basis or a pooling basis. If on a bill and keep basis, the Company bills the charges to either the access provider or the end user and keeps the revenue. If the Company participates in a pooling environment (interstate or intrastate), the toll or access billed are contributed to a revenue pool. The revenue is then distributed to individual companies based on their company-specific revenue requirement. This distribution is based on individual state Public Utilities Commission (intrastate) or Federal Communications Commission's (interstate) approved separation rules and rates of return. Distribution from these pools can change relative to changes made to expenses, plant investment, or rate of return. Some companies participate in federal and certain state universal service programs that are pooling in nature but are regulated by rules separate from those described above. These rules vary by state.

    Miscellaneous revenues are derived by billing to either end users, access providers, or other parties, services such as directory advertising, billing and collecting services, rent, etc. These services are typically billed under contract or under tariff supervision.

CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and temporary cash investments and trade receivables. The Company places its cash and temporary cash investments with high quality financial institutions. Concentrations of credit risk with respect to trade receivables are limited due to the Company's large number of customers in several states. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

INVESTMENTS

    Investments consist of stock in CoBank, ACB (CoBank), Rural Telephone Bank
(RTB), the Rural Telephone Finance Cooperative (RTFC), Illuminet Holdings, Inc. (Illuminet), and various cellular companies and partnerships and other minority equity investments in nonregulated entities. For the investments in Partnerships, The Equity Method Of Accounting Is Used. All other investments with the exception of Illuminet are stated at cost. To determine if an impairment of an investment exists, the Company monitors and evaluates the financial performance of the business in which it invests and compares the carrying value of the investee to the fair values of similar investments, which in certain instances, is based on traditional valuation models utilizing multiples of cash flows. When circumstances indicate that a decline in the fair value of the investment has occurred and the decline is other than temporary, the Company records the decline in value as a realized loss and a reduction in the cost of the investment. The Company did not incur any losses from other than temporary declines in fair value in 1997, 1998, and 1999.

    At December 31, 1999 and March 31, 2000, the investment in Illuminet stock was classified as available-for-sale in accordance with SFAS No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES (SFAS No. 115). SFAS
No. 115 requires fair value reporting for certain investments in debt and equity securities with readily determinable fair values. Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of comprehensive income until realized.

    The Company currently receives patronage dividends from its investments in businesses organized as cooperatives for federal income tax purposes (CoBank and RTFC stock). Patronage dividends represent cash distributions of the cooperative's earnings and notices of allocations of earnings to the Company. Deferred and uncollected patronage dividends are included as part of the basis of the investment until collected. The RTB investment pays dividends annually based on the discretion of its Board of Directors.

PROPERTY, PLANT, AND EQUIPMENT

    Property, plant, and equipment are carried at cost. Repairs and maintenance are charged to expense as incurred; major renewals and improvements are capitalized. For telephone companies, the original cost of depreciable property retired, together with removal cost, less any salvage realized, is charged to accumulated depreciation. For all other companies, the original cost and accumulated depreciation are removed from the accounts and any gain or loss is included in the results of operations. The telephone companies capitalize estimated costs of debt and equity funds used for construction purposes for projects greater than $100,000. Depreciation is determined using the straight-line method for financial reporting purposes.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) DEBT ISSUE COSTS

    Debt issue costs are being amortized over the life of the related debt, ranging from five to ten years. Accumulated amortization of loan origination costs was $1,255,730 and $3,104,714 at December 31, 1998 and 1999, respectively, and $3,753,634 at March 31, 2000.

INTANGIBLE ASSETS

    The covenants not to compete are being amortized over their useful life of three to five years. Accumulated amortization of covenants not to compete was $437,500 and $1,470,000 at December 31, 1998 and 1999, respectively, and $1,758,750 at March 31, 2000.

    Goodwill consists of the difference between the purchase price incurred in acquisitions using the purchase method of accounting and the fair value of net assets acquired. Goodwill is being amortized using the straight-line method over an estimated useful life of forty years. Accumulated amortization of goodwill was approximately $6.9 million and $12.4 million at December 31, 1998 and 1999, respectively, and approximately $13.9 million at March 31, 2000.

    The Company reviews its long-lived assets, including goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

INCOME TAXES

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

PENSION AND OTHER POSTRETIREMENT PLANS

    One of the Company's subsidiaries sponsored a defined benefit plan covering substantially all of their employees. The benefits were based on years of service and the employee's compensation levels prior to retirement. Benefits under this plan were frozen in connection with the Company's acquisition of the company. Two of the Company's subsidiaries also sponsor other postretirement healthcare benefits for substantially all retirees. The net periodic costs of pension and other postretirement benefit plans are recognized as employees render the services necessary to earn the benefits.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) DERIVATIVE FINANCIAL INSTRUMENTS

    The Company uses interest rate swaps to manage its exposure to fluctuations in interest rates of its variable rate debt. Amounts receivable or payable under interest rate swap agreements are accrued at each balance sheet date and included as adjustments to interest expense.

STOCK-BASED COMPENSATION

    The Company accounts for its stock option plans using the intrinsic value-based method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. SFAS No. 123 allows entities to continue to apply the provisions of APB No. 25 and provide pro forma net income disclosures as if the fair-value method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

    Stock appreciation rights have been granted to certain members of management by principal shareholders of the Company. The Company accounts for stock appreciation rights in accordance with Financial Accounting Standards Board Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans. The Company measures compensation as the amount by which the market value of the shares of the Company's stock covered by the grant exceeds the option price or value specified, by reference to a market price or otherwise, subject to any appreciation limitations under the plan and a corresponding credit to additional paid-in capital. Changes, either increases or decreases, in the market value of those shares between the date of the grant and the measurement date result in a change in the measure of compensation for the right. Valuation of stock appreciation rights is typically based on traditional valuation models utilizing multiples of cash flows, unless there is a current market value for the Company's stock.

USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and reported amounts of revenues and expenses, to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2) EQUITY FINANCING AND RECAPITALIZATION

    A number of events occurred after December 31, 1999, which affect the capitalization of the Company. Those events include authorizing additional classes of capital stock, issuing and reacquiring capital stock for net proceeds of $159,122,000, borrowing additional debt of $5,400,000, repaying debt and accrued interest payable in the amount of $102,540,077, the cancellation of put options on the Company's common stock and recognizing compensation costs of $28,249,011 for stock-based compensation to employees.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(2) EQUITY FINANCING AND RECAPITALIZATION (CONTINUED)
ADDITIONAL CLASSES OF CAPITAL STOCK

    On January 19, 2000, the Company amended its articles of incorporation to increase the authorized shares of capital stock. Following the amendments, the authorized share capital of the Company includes the following:

    CLASS A COMMON STOCK--authorized 60,000,000 voting common shares at a par value of $.01 per share. Class A common shares carry one vote per share.

    CLASS B COMMON STOCK--authorized 50,000,000 nonvoting, convertible common shares at a par value of $.01 per share. The Class B common shares are automatically convertible into Class A common shares upon the receipt of all governmental approvals necessary to effectuate a change in control. The conversion rate for the Class B common shares to Class A common shares is one-for-one.

    CLASS C COMMON STOCK--authorized 4,600,000 nonvoting, convertible common shares at a par value of $.01 per share. The Class C common shares are automatically convertible into Class A common shares upon either the completion of an initial public offering of at least $150 million of the Company's Class A common stock or the occurrence of certain conversion events, as defined in the articles of incorporation. The conversion rate for the Class C common shares to Class A common shares is one-for-one.

    SERIES D PREFERRED STOCK--authorized 30,000,000 nonvoting, convertible, cumulative participating preferred shares at a par value of $.01 per share. The Series D preferred shares are automatically convertible into Class A common shares upon the receipt of all regulatory approvals necessary to effectuate a change in control. Series D preferred shares may be converted into Class B common shares at any time. The conversion rate for the Series D preferred shares to either Class A or B common shares is one-for-one. Any portion of the accrued and unpaid dividends is also convertible into additional Class A or B common shares based upon a conversion rate of $13.12 per share.

    The Series D preferred shares do not provide for the payment of dividends for up to one year following their issuance. If the Series D preferred shares are not converted into Class A common shares within one year of issue, dividends accrue on a daily basis at a rate of 7.0% per annum, retroactively from the date of issue. If not converted by the eighth annual anniversary of their issuance, the dividend rate per annum increases by 2.0% annually up to a maximum dividend rate of 13.0%. In the event that the Company provides a stock dividend to its Class A common shareholders, the holders of Series D preferred shares are entitled to receive a dividend of preferred shares at an equal rate. The Company also has the option of redeeming all outstanding shares of Series D preferred shares at a price equal to liquidation value plus accrued dividends.

    On January 23, 2000, the Company declared a twenty-for-one stock split in the form of a stock dividend. This stock split has been given retroactive effect in the accompanying consolidated financial statements.

ISSUANCE AND REACQUISITION OF CAPITAL STOCK

    Shares of Class A common stock issued under stock options and warrants included 35,300 shares issued under the MJD Communications, Inc. Stock Incentive Plan (1998 Plan), 255,320 shares issued under the 1995 Stock Option Plan (1995
Plan), and 16,588 shares issued pursuant to warrants in a

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(2) EQUITY FINANCING AND RECAPITALIZATION (CONTINUED) cashless exercise. Options surrendered in lieu of cash were 5,300 under the 1998 Plan and 5,020 under the 1995 Plan. Following the conversion of these Class A common shares into Series D preferred shares, the newly issued Series D preferred shares were sold to a new principal shareholder of the Company.

    At a price of $13.12 per share, the Company issued 4,673,920 shares of Series D preferred stock, 100,160 shares of Class A common stock, 4,243,728 shares of Class B common stock and 4,269,440 shares of Class C common stock. Net proceeds from the issuance of capital stock was $159,122,000. Direct costs of approximately $23.6 million associated with the issuance of this capital stock were recorded as a reduction to paid-in capital. These costs included approximately $9.6 million of transaction fees and expenses paid to a new principal shareholder, transaction fees of $8.4 million which have been accrued to be paid to an existing shareholder upon liquidation of their holdings, and $0.4 million for services rendered in consummating the transaction paid to a law firm in which a partner of the firm is a shareholder of the Company. The Company also entered into advisory and consulting agreements with both principal shareholders which require payments to each of approximately $500,000 per annum by the Company through December 31, 2006. In connection with the issuance of preferred stock, the Company received a commitment of capital from a new principal shareholder. Upon approval of the use of proceeds by the shareholder, the Company may receive an additional $50.0 million in contributed capital. The terms of this agreement expire on December 31, 2000.

    The Company reacquired 25,087,800 Class A common shares in exchange for 16,787,800 shares of Series D preferred stock and 8,300,000 shares of Class B common stock. The Class A common shares were retired upon reacquisition.

ISSUANCE AND REPAYMENT OF DEBT

    In January 2000, FairPoint Solutions borrowed an additional $5,400,000 under its convertible senior secured revolving credit facility. On January 20, 2000, the Company repaid borrowings of $75,196,802 under the Company's senior secured credit facility and $27,146,966 under FairPoint Solution's credit facility including accrued interest of $196,309. Interest expense on these borrowings was approximately $1.4 million during 1999.

CANCELLATION OF PUT OPTIONS

    On January 20, 2000, put obligations were cancelled in connection with shareholder loan agreements secured by 1,752,000 shares of the Company's Class A common shares. As a result, the Company reclassified $3,000,000 from temporary equity to the permanent capital accounts of the Company.

COMPENSATION EXPENSE

    On January 20, 2000, the Company's Board of Directors amended a grant of options to purchase 40,600 shares of the Company's Class A common stock under the 1998 Plan to make those options immediately exercisable and fully vested. The options were previously exercisable only upon the occurrence of a qualifying liquidating event, as defined under the 1998 Plan. A compensation charge of

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(2) EQUITY FINANCING AND RECAPITALIZATION (CONTINUED)
$463,002 was recognized in connection with the amendment of the options. As discussed above, these options to purchase shares of Class A common shares were exercised in January 2000, converted into Series D preferred shares, and sold to a new principal shareholder of the Company for cash.

    As discussed above, options to purchase 260,340 shares of Class A common stock under the 1995 Plan were exercised in January 2000, converted into Series D preferred shares and sold to a new principal shareholder of the Company for cash. As a result, the Company recorded a compensation charge of $3,349,665.

    On January 20, 2000, certain of the Company's principal shareholders sold newly issued Series D preferred shares for cash to a third party. The transaction was subject to the requirements of shareholders agreements whereby the selling shareholder is obligated to provide a cash payment to the Company's founding shareholders, including two employee-shareholders. (See also note 10.) In addition, another of the Company's principal shareholders transferred 1,093,060 shares of Series D preferred shares to the employee-shareholders in settlement of its cash payment obligation under the shareholder's agreements. As a result of these transactions, the Company recognized a compensation charge of $8,510,626.

    On February 23, 2000, the Company's Board of Directors approved a transaction whereby the Company will grant stock options under the 1998 Plan to employee participants in the FairPoint Communications Corp. Stock Incentive Plan (FairPoint Solutions Plan) in consideration of the cancellation of all options previously granted under the FairPoint Solutions Plan. FairPoint Solutions also intends to provide a bonus program for option holders in order to maintain the same economic benefits as previously existed under the FairPoint Solutions Plan. Under the transaction, which is pending ratification by the FairPoint Solutions option holders, the Company will grant options to purchase 1,620,465 shares of Class A common stock under the 1998 Plan at an exercise price of $3.28 per share and 73,200 options at an exercise price of $13.12 per share. Upon cancellation of the FairPoint Solutions options, the FairPoint Solutions Plan will be terminated. The total compensation charge of $15,925,718 related to the option grant will be amortized over the vesting period of five years. The vesting period may accelerate in the event of a change in control, as defined in the plan agreement. FairPoint Solutions also intends to provide a cash bonus of $5,308,573 to its employees, which will be amortized over the vesting period of five years. In connection with this transaction, the Company increased the number of shares authorized under the 1998 Plan to 6,818,065 shares.

(3) ACQUISITIONS

    On January 1, 1997, the Company acquired 100% of the common stock of Kadoka. On April 18, 1997, the Company acquired certain telephone exchanges of Columbine Telephone Company, Inc. On July 31, 1997, the Company acquired 100% of the common stock of C&E. On October 15, 1997, the Company acquired 100% of the common stock of C-R. The aggregate purchase price for these acquisitions was $33.5 million.

    On March 30, 1998, the Company acquired 100% of the common stock of Taconic. On April 30, 1998, the Company acquired 100% of the common stock of Ellensburg. On June 1, 1998, the Company acquired 100% of the common stock of Chouteau. On November 6, 1998, the Company acquired 100%

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(3) ACQUISITIONS (CONTINUED)
of the common stock of Utilities. The aggregate purchase price for these acquisitions was $224.1 million.

    On February 1, 1999, the Company acquired 100% of the common stock of Ravenswood. On February 16, 1999, the Company acquired 100% of the common stock of Columbus. On April 30, 1999, the Company acquired 100% of the common stock of Union, Armour and WMW. On September 1, 1999, the Company acquired 100% of the common stock of Yates. On December 17, 1999 the Company acquired 100% of the common stock of Orwell. The aggregate purchase price for these acquisitions was $75.3 million.

    Acquisition costs were approximately $0.6 million, $1.2 million, and $0.9 million in 1997, 1998 and 1999, respectively. The acquisitions have been accounted for using the purchase method and, accordingly, the results of their operations have been included in the Company's consolidated financial statements from the date of acquisition. The excess of the purchase price and acquisition costs over the fair value of the net identifiable assets acquired was approximately $156.5 million and $36.7 million and has been recognized as goodwill in 1998 and 1999, respectively. The Company's allocation of purchase price for Orwell is preliminary because the Company has not been able to obtain all of the data required to complete the allocation for this recently acquired business.

    The allocation of the total net purchase price for the 1998 and 1999 acquisitions are shown on the table below:

                                                             1998         1999
                                                          ----------   ----------
                                                          (DOLLARS IN THOUSANDS)
Current assets..........................................   $ 27,539       25,484
Property, plant, and equipment..........................     85,161       18,675
Excess cost over fair value of net assets acquired......    156,540       36,710
Other assets............................................     30,577       11,598
Current liabilities.....................................    (15,967)      (2,113)
Noncurrent liabilities..................................    (58,606)     (14,131)
                                                           --------     --------
    Total net purchase price............................   $225,244       76,223
                                                           ========     ========

    On April 3, 2000, the Company acquired 100% of the common stock of TPG Communications, Inc. (TPG) and Peoples Mutual Telephone Company (Peoples). The aggregate purchase price for these acquisitions was $187.0 million. The acquisitions of TPG and Peoples have been accounted for under the purchase method of accounting for business combinations and, accordingly, the acquired assets and liabilities have been recorded at their estimated fair values at the date of acquisition, and the results of operations will be included in the Company's results from the date of acquisition. Goodwill of approximately
$171.8 million was recorded in connection with these acquisitions and will be amortized over an estimated useful life of 40 years. The allocation of purchase price is preliminary, however, as the working capital adjustment to the purchase price for these acquisitions have not been determined. On April 3, 2000, the Company borrowed an additional $200.5 million under its senior secured credit facility to fund the acquisitions.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(3) ACQUISITIONS (CONTINUED)
    The following unaudited pro forma information presents the combined results of operations of the Company as though the acquisitions in 1998, 1999, and 2000 occurred on January 1, 1998. These results include certain adjustments, including amortization of goodwill, increased interest expense on debt related to the acquisitions, and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations if the acquisitions had been in effect at the beginning of each period or which may be attained in the future.

                                                          PRO FORMA
                                          -----------------------------------------
                                                                THREE-MONTH PERIOD
                                                                       ENDED
                                             DECEMBER 31,            MARCH 31,
                                          -------------------   -------------------
                                            1998       1999       1999       2000
                                          --------   --------   --------   --------
                                                   (DOLLARS IN THOUSANDS)
                                                         (UNAUDITED)
Revenues................................  $174,609   195,800     45,438     54,985
Loss before extraordinary item..........    (6,010)  (39,165)    (4,995)   (22,223)
Net loss................................    (8,531)  (39,165)    (4,995)   (22,223)

(4) PROPERTY, PLANT, AND EQUIPMENT

    A summary of property, plant, and equipment is shown on the table below:

                                      ESTIMATED      DECEMBER 31,
                                      LIFE (IN    -------------------    MARCH 31,
                                       YEARS)       1998       1999        2000
                                      ---------   --------   --------   -----------
                                                 (DOLLARS IN THOUSANDS)
                                                                        (UNAUDITED)
Land................................      --      $  1,442      1,640        1,640
Buildings and leasehold
  improvements......................    2-40        19,101     22,993       23,746
Telephone equipment.................    3-50       263,029    327,824      355,566
Cable equipment.....................    3-20         5,332      1,615        1,622
Furniture and equipment.............    3-32         9,333     13,433       14,504
Vehicles and equipment..............    3-27        10,610     12,804       13,059
Computer software...................    3-10           365      3,567        3,850
                                                  --------   --------     --------
    Total property, plant, and
      equipment.....................               309,212    383,876      393,987
Accumulated depreciation............              (166,891)  (205,580)    (212,390)
                                                  --------   --------     --------
    Net property, plant, and
      equipment.....................              $142,321    178,296      181,597
                                                  ========   ========     ========

    The composite depreciation rate for property and equipment was 6.66%, 7.39%, and 7.36% in 1997, 1998, and 1999, respectively.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(5) INVESTMENTS

    At December 31, 1998, Illuminet stock was carried at cost, as there was no readily determinable fair value. At December 31, 1999, the cost, unrealized holding gain, and fair value of Illuminet stock, the Company's only investment classified as available-for-sale, was $573,605, $6,753,275, and $7,326,880, respectively. At March 31, 2000, the cost, unrealized holding gain, and fair value of Illuminet stock was $573,605, $5,983,287, and $6,556,892, respectively. The unrealized holding gain is reported as a separate component of comprehensive income, net of related taxes of $2,566,245 and $2,273,649 at December 31, 1999 and March 31, 2000, respectively. There were no sales of available-for-sale securities during 1997, 1998, and 1999 or the three month periods ended
March 31, 1999 and 2000.

    The Company's non-current investments consist of the following:

                                                     DECEMBER 31,
                                                  -------------------    MARCH 31,
                                                    1998       1999        2000
                                                  --------   --------   -----------
                                                       (DOLLARS IN THOUSANDS)
                                                                        (UNAUDITED)
Investment in cellular companies and
  partnerships..................................  $27,047     22,374       22,992
RTB stock.......................................    6,934     10,259       10,248
Illuminet stock.................................      421         --           --
CoBank stock and unpaid deferred CoBank
  patronage.....................................    1,958      2,326        2,326
RTFC secured certificates and unpaid deferred
  RTFC patronage................................    1,055        688          688
  Other nonmarketable minority equity
    investments.................................      479        599        1,086
                                                  -------     ------       ------
    Total investments...........................  $37,894     36,246       37,340
                                                  =======     ======       ======

    The investments in cellular partnerships accounted for under the equity method and the Company's ownership percentage as of December 31, 1999 and March 31, 2000 follow:

Chouteau Cellular Telephone Company.........................    33.0%
GTE Ohio RSA #3 LP..........................................    25.0%
Illinois Valley Cellular RSA2-I Ptnrs.......................    13.3%
Illinois Valley Cellular RSA2-II Ptnrs......................    13.3%
Illinois Valley Cellular RSA2-III Ptnrs.....................    13.3%
ILLINET Communications, LLC.................................     9.1%
Orange County-Poughkeepsie Limited Partnership..............     7.5%
Illinetworks, LLC...........................................     7.4%
ILLINET Communications of Central IL LLC....................     5.2%

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(6) LONG-TERM DEBT

    Long-term debt is shown below:

                                                                 DECEMBER 31,
                                                              -------------------    MARCH 31,
                                                                1998       1999        2000
                                                              --------   --------   -----------
                                                                   (DOLLARS IN THOUSANDS)
                                                                                    (UNAUDITED)
Senior secured notes payable, variable rates ranging from
  8.13% to 10.00% at December 31, 1999, due 2004 to 2007....  $141,841   215,513      138,927
Senior subordinated notes due 2008:
  Fixed rate, 9.50%.........................................   125,000   125,000      125,000
  Variable rate, 10.32% at December 31, 1999................    75,000    75,000       75,000
Senior secured revolving note payable, variable rate of
  10.75% to 11.75% at December 31, 1999, due 2004...........        --    21,747           --
Senior notes payable to RTFC:
  Fixed rate, 9.20%, due 2009...............................     4,918     4,532        4,437
Variable rates ranging from 6.95% to 8.80% at December 31,
  1999, due 2009............................................     7,362     6,795        6,653
Subordinated promissory notes payable, 7.00%, due 2005......     7,000     7,000        7,000
First mortgage notes payable to Rural Utilities Service,
  fixed rates ranging from 8.72% to 10.78%, due 2009 to
  2016......................................................     6,679     6,459        6,305
Other debt, 5.75% to 9.50%, due 2000 to 2004................       312       349          336
                                                              --------   -------      -------
Total outstanding long-term debt............................   368,112   462,395      363,658
Less current portion........................................    (3,502)   (3,866)      (3,941)
                                                              --------   -------      -------
    Total long-term debt, net of current portion............  $364,610   458,529      359,717
                                                              ========   =======      =======

    The approximate aggregate maturities of long-term debt for each of the five years subsequent to December 31, 1999 are as follows:

FISCAL YEAR                                                (DOLLARS IN THOUSANDS)
-----------                                                ----------------------
2000.....................................................         $  3,866
2001.....................................................            4,425
2002.....................................................            4,601
2003.....................................................            4,766
2004.....................................................          112,247
Thereafter...............................................          332,490
                                                                  --------
                                                                  $462,395
                                                                  ========

    On March 30, 1998, the Company closed a $315 million senior secured credit facility (the Credit Facility) which committed $75 million of term debt (tranche
C) amortized over nine years, $155 million of term debt (tranche B) amortized over eight years, and an $85 million reducing revolving credit facility with a term of 6.5 years. Approximately $215.5 million senior secured notes payable were outstanding under the Credit Facility at December 31, 1999. Borrowings under the facility bear interest at a rate based, at the option of the Company, on the participating banks prime rate or Euro dollar

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(6) LONG-TERM DEBT (CONTINUED)
rate, plus an incremental rate of 3.0%, 2.75%, and 2.5% for the Euro dollar margin and 2.0%, 1.75%, and 1.50% for the prime rate margins for the tranche C, tranche B, and revolver facility, respectively. The Credit Facility is secured by a perfected first priority pledge of the stock of certain subsidiaries of the Company as well as the promissory notes evidencing intercompany advances. The Credit Facility is also guaranteed by four of the Company's intermediary holding companies, subject to contractual or regulatory restrictions. The Company pays fees of 1% per annum on the aggregate unused portion of the revolver and tranche B commitment, in addition to an annual administrative agents fee. The Company used an interest rate swap agreement, with a notional amount of $25 million, to effectively convert a portion of its variable interest rate exposure to a fixed rate of 9.91%. The swap agreement expires on September 29, 2000. As discussed in note 2, the Company repaid $75.2 million of its borrowings under the Credit Facility in January 2000.

    In March 2000, an additional $165 million was committed and available to the Company under the Credit Facility.

    The Credit Facility contains various restrictions, including those relating to payment of dividends by the Company. In management's opinion, the Company has complied with all such requirements or obtained a waiver letter for events of non-compliance. Substantially all assets of the Company are collateralized to secure the Credit Facility.

    On March 30, 1998, the Company retired senior notes payable of $120.9 million and subordinated promissory notes of $3.5 million. As a result of retiring the notes, the Company recognized an extraordinary loss of approximately $2.5 million (net of taxes of $1.8 million), consisting of prepayment penalties of approximately $1.4 million and the write-off of existing deferred financing costs of approximately $2.9 million.

    On May 5, 1998, the Company consummated a debt offering consisting of $125 million in aggregate principal amount of Senior Subordinated Notes due 2008 (the Fixed Rate Notes), and $75 million in aggregate principal amount of Floating Rate Callable Securities due 2008 (the Floating Rate Notes). The notes are unsecured obligations of the Company and are subordinated to all existing and future senior indebtedness. Interest on the notes is payable semiannually. Interest on the Fixed Rate Notes is 9.5% and interest on the Floating Rate Notes is equal to a rate per annum at LIBOR plus 418.75 basis points. As to the Floating Rate Notes, the Company used two interest rate swap agreements, with notional amounts of $50 million and $25 million, respectively, to effectively convert its variable interest rate exposure to a fixed rate of 10.01% and 9.95%, respectively. The swap agreements expire on November1, 2001 and November1, 2000, respectively.

    The Fixed Rate Notes are redeemable, in whole or in part, at the option of the Company, at any time on or after May 1, 2003 at redemption prices (expressed as a percentage of the principal amount) declining annually from 104.7% beginning May 1, 2003 to 100% beginning May 1, 2006 and thereafter, together with accrued interest to the redemption date and subject to certain conditions. Not withstanding the foregoing, on or prior to May 1, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Fixed Rate Notes at a redemption price of 109.5% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, with the proceeds of an equity offering.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(6) LONG-TERM DEBT (CONTINUED)
    The Floating Rate Notes are redeemable, in whole or in part, at any time at the option of the Company, at redemption prices (expressed as a percentage of the principal amount) declining annually from 105% beginning May 1, 1998 to 100% beginning May 1, 2003 and thereafter, together with accrued interest to the redemption date and subject to certain conditions.

    The Fixed and Floating Rate Notes indenture places certain restrictions on the ability of the Company to (i) incur additional indebtedness, (ii) make restricted payments (dividends, redemptions, and certain other payments),
(iii) incur liens, (iv) issue and sell stock of a subsidiary, (v) sell or otherwise dispose of property, business, or assets, (vi) enter into sale and leaseback transactions, (vii) engage in business other than the communications business, and (viii) engage in transactions with affiliates. In management's opinion, the Company has complied with all such requirements.

    The Company is exposed to credit losses in the event of nonperformance by the counterparties to its interest rate swap agreements. The Company anticipates, however, that the counterparties will be able to fully satisfy their obligations under the contracts.

    On October 20, 1999, FairPoint Solutions closed a $100 million convertible senior secured revolving credit facility (the FairPoint Solutions Credit Facility). Under the FairPoint Solutions Credit Facility, funds are available on a revolving basis, for a period up to five years from the date of closing. Borrowings under the FairPoint Solutions Credit Facility are secured by all existing and future assets of FairPoint Solutions and by 100% of the stock of FairPoint Solutions. Pursuant to the terms of the FairPoint Solutions Credit Facility, FairPoint Solutions is required to comply with certain financial covenants. Upon an uncured default of certain covenants or if the debt is not paid at final maturity, the lenders have the option to exchange all outstanding indebtedness plus outstanding and accrued interest for an equal dollar amount of payment in-kind preferred stock issued by the Company. At December 31, 1999, FairPoint Solutions was in compliance with all financial covenants. Borrowings under the FairPoint Solutions Credit Facility are approximately $21.7 million at December 31, 1999. As discussed in note 2, the Company borrowed an additional $5,400,000 and repaid all borrowings of $27,146,966 under the FairPoint Solutions Credit Facility in January 2000.

    On March 27, 2000, funds available to FairPoint Solutions under the FairPoint Solutions Credit Facility increased to $165 million.

    In conjunction with the senior notes payable to RTFC, Utilities is subject to restrictive covenants limiting the amount of dividends that may be paid. At December 31, 1999, Utilities was in compliance with these restrictions.

    The Company has available a line of credit, with a total maximum limit of $1,000,000, expiring in May of 2000. No borrowings have been made under this line of credit at December 31, 1999.

    The Company also has $752,000 of unsecured demand notes payable to various individuals and entities with interest payable at 5.75% at December 31, 1999 and March 31, 2000.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(7) EMPLOYEE BENEFIT PLANS

    The Company sponsors a voluntary 401(k) savings plan (the 401(k) Plan) that covers substantially all eligible employees. Each 401(k) Plan year, the Company contributes to the 401(k) Plan an amount of matching contributions determined by the Company at its discretion. For the 401(k) Plan years ended December 31, 1997, 1998, and 1999, the Company matched 100% of each employees contribution up to 3% of compensation and 50% of additional contributions up to 6%. The 401(k) Plan also allows for a profit sharing contribution that is made based upon management discretion. Total Company contributions to the 401(k) Plan were $422,069, $1,163,906 and $2,291,520, for the years ended December 31, 1997,
1998, and 1999, respectively, and $811,802 and $1,216,663 for the three-month periods ended March 31, 1999 and 2000.

    In 1999, the Company began a Non-Qualified Deferred Compensation Plan (the NQDC Plan) that covers certain employees. The NQDC Plan allows highly compensated individuals to defer additional compensation beyond the limitations of the 401(k) Plan. Company matching contributions are subject to the same percentage as the 401(k) Plan. Total Company contributions to the NQDC Plan were $61,583 for the year ended December 31, 1999 and $19,832 for the three-month period ended March 31, 2000. The Company made no contributions to the NQDC Plan for the three-month period ended March 31, 1999.

    C&E and Taconic also sponsor defined contribution 401(k) retirement savings plans for union employees. C&E and Taconic match contributions to these plans based upon a percentage of pay of all qualified personnel and make certain profit sharing contributions. Contributions to the plans were approximately $154,000 and $205,000, for the years ended December 31, 1998 and 1999, respectively, and approximately $50,000 for the three-month periods ended
March 31, 1999 and 2000.

    One of the Company's subsidiaries has a defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employees compensation before retirement. The plan benefits were frozen in 1998 in connection with the Company's acquisition of the subsidiary. There is no additional minimum pension liability required to be recognized and plan assets are sufficient to cover all plan obligations.

    Two of the Company's subsidiaries sponsor healthcare plans that provide postretirement medical benefits and other benefits to employees who meet minimum age and service requirements upon retirement. The liabilities for the postretirement medical benefits plans were not material to the consolidated financial statements at December 31, 1998 and 1999 and March 31, 2000.

    Certain shareholders of the Company granted stock appreciation rights to certain members of management. The stock appreciation rights are fully vested. The stock appreciation rights may be settled in cash or stock, at the option of the granting shareholders. In connection with the stock appreciation rights, the Company recorded compensation expense of approximately $3,386,000 in 1999.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(8) INCOME TAXES

    Income tax (expense) benefit before extraordinary item consists of the following components:

                                                                  DECEMBER 31,                 MARCH 31,
                                                         ------------------------------   -------------------
                                                           1997       1998       1999       1999       2000
                                                         --------   --------   --------   --------   --------
                                                                        (DOLLARS IN THOUSANDS)
                                                                                              (UNAUDITED)
Current:
  Federal..............................................  $(1,426)      346       (278)     (2,001)       --
  State................................................     (274)      (17)        24        (359)       --
                                                         -------     -----      -----      ------     -----
    Total current income tax (expense) benefit.........   (1,700)      329       (254)     (2,360)       --
                                                         -------     -----      -----      ------     -----
Investment tax credits.................................       31       130        193          14        49
                                                         -------     -----      -----      ------     -----
Deferred:
  Federal..............................................     (130)    1,047      4,988       2,173     2,371
  State................................................      (77)      606        688         404       406
                                                         -------     -----      -----      ------     -----
    Total deferred income tax (expense) benefit........     (207)    1,653      5,676       2,577     2,777
                                                         -------     -----      -----      ------     -----
    Total income tax (expense) benefit.................  $(1,876)    2,112      5,615         231     2,826
                                                         =======     =====      =====      ======     =====

    Total income tax (expense) benefit was different than that computed by applying U. S. federal income tax rates to earnings before income taxes. The reasons for the differences are shown below:

                                                                 DECEMBER 31,                 MARCH 31,
                                                        ------------------------------   -------------------
                                                          1997       1998       1999       1999       2000
                                                        --------   --------   --------   --------   --------
                                                                       (DOLLARS IN THOUSANDS)
                                                                                             (UNAUDITED)
Computed expected tax (expense) benefit...............  $(1,585)    2,553      11,748       696       7,143
State income tax (expense) benefit, net of federal
  income tax benefit..................................     (232)      389         471        30         268
Amortization of investment tax credits................       31       130         193        49          49
Goodwill amortization.................................     (186)     (887)     (1,559)     (360)       (439)
Change in fair value of put warrant obligation........      100      (242)     (4,681)       --          --
Stock-based compensation expense......................       --        --          --        --      (4,160)
Disallowed expenses and other.........................       (4)      169        (557)     (184)        (35)
                                                        -------     -----      ------      ----      ------
Total income tax (expense) benefit....................  $(1,876)    2,112       5,615       231       2,826
                                                        =======     =====      ======      ====      ======

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(8) INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                                 DECEMBER 31,
                                                              -------------------    MARCH 31,
                                                                1998       1999        2000
                                                              --------   --------   -----------
                                                                   (DOLLARS IN THOUSANDS)
                                                                                    (UNAUDITED)
Deferred tax assets:
  Federal and state tax loss carryforwards..................  $ 1,032      1,130        3,308
  Employee benefits.........................................    1,010        586          606
  Allowance for doubtful accounts...........................      211        213          229
  Alternative minimum tax credits...........................    1,296      1,658        1,744
  Warrants issued in connection with early retirement of
    debt....................................................      291         --           --
                                                              -------     ------       ------
    Total gross deferred tax assets.........................    3,840      3,587        5,887
                                                              -------     ------       ------
Deferred tax liabilities:
  Property, plant, and equipment, principally due to
    depreciation differences................................   17,242     16,605       16,477
  Goodwill, due to amortization differences.................    1,903      2,471        2,612
  Basis in investments......................................   11,424     10,531       10,041
  Unrealized gain on investments............................       --      2,566        2,274
                                                              -------     ------       ------
    Total gross deferred tax liabilities....................   30,569     32,173       31,404
                                                              -------     ------       ------
    Net deferred tax liabilities............................  $26,729     28,586       25,517
                                                              =======     ======       ======

    Management has concluded that no valuation allowance is required because the full benefit of the deferred tax assets will be realized through the future reversals of the deferred tax liabilities. At March 31, 2000, federal net operating loss carryforwards of $8,600 expire December 2018 to 2020. State net operating loss carryforwards at March 31, 2000 of $7,660 expire from December 2003 through December 2015. At March 31, 2000, the Company has minimum tax credits of approximately $1.7 million which may be carried forward indefinitely.

(9) WARRANTS

    In connection with the issuance of subordinated notes in 1994, the Company issued detachable warrants to purchase 10,000 shares of STE's common stock at the stated par value of $.01 per share. In conjunction with the retirement of the subordinated notes in 1997, the Company required STE to issue additional warrants to purchase 2,857 shares of STE's common stock. This noncash transaction was recognized as part of the loss on the early retirement of debt as described in note10. The agreement stipulates that the put/call price of the warrants should equal STE's net equity, as defined in the agreement, multiplied by the ratio of exercisable warrants to the number of shares of common stock outstanding on a fully-diluted basis on the date of the put or call.

    The Company recorded the obligation for the warrants based on the fair value of STE's common stock as determined by management, at the issuance date of the warrants. At each balance sheet date, the warrants were valued utilizing cash flow models that management also uses in valuing potential acquisitions. Those models estimate fair value using earnings before interest, taxes, depreciation, and

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(9) WARRANTS (CONTINUED)
amortization (EBITDA), and multiples of EBITDA for recent acquisitions of similar companies. The increase or decrease in fair value of the obligation for the warrants is recognized in earnings as interest expense. In December 1999, the Company purchased the STE warrants for $17.5 million. The increase in the value of the STE obligation during 1999 was $13.3 million.

    In addition, the Company previously issued warrants to purchase 7.69 shares, representing 7.14% of Sidney's common stock. The Company estimated the fair value of the warrants at the date of issuance and included the fair value in the initial allocation of purchase price for Sidney's common stock, with the related value of the warrants issued to minority shareholders included in the obligation for minority interests. In December 1999, the Company purchased the Sidney warrants for $0.5 million. The excess $0.4 million associated with the Sidney warrants was accounted for as an acquisition of minority interest and an increase to goodwill.

(10) STOCKHOLDERS' EQUITY AND RECAPITALIZATION

    Effective July 31, 1997, a recapitalization of the Company was completed. The Company issued 8,846,720 shares of its Class A common stock to unrelated third parties and members of management for proceeds of approximately
$15.1 million (net of offering expenses of $925,602). These proceeds, together with additional borrowings of $39.2 million from CoBank and the issuance of subordinated promissory notes in the amount of $3.5 million, were utilized to repurchase and retire the remaining Series A preferred stock, all shares of Series C preferred stock not owned by members of management, and all the warrants and contingent warrants (the Warrants) to purchase the Company's
Class A common stock not owned by members of management for approximately
$35.0 million. The difference between the carrying value of the Series A and Series C preferred stock, and the Warrants and the price at which the stock was repurchased and retired ($24.5 million), was charged to retained earnings as it represents a return to the preferred shareholders. In conjunction with the recapitalization, STE also retired the subordinated notes payable of $11,562,133. As a result of retiring the subordinated debt of STE, the Company recognized an extraordinary loss of approximately $3.6 million (net of taxes of $2.3 million), consisting of prepayment penalties of approximately
$4.0 million, the write-off of existing deferred financing costs of approximately $1.1 million, and the issuance of additional put warrants valued at $750,000. The additional put warrants were issued to the holders of the STE warrants and debt in consideration of their consent to retire the STE debt (see note 9).

    In connection with the recapitalization of the Company, two of the Company's shareholders entered into shareholder agreements with the Company and its founding shareholders. At December 31, 1999, those two shareholders represented 2,834,160 shares (or 8.2%) of the Company's outstanding common stock. Under the shareholder agreement, the Company's founding shareholders are entitled to a cash payment as a result of the sale of the Company's common stock to a third party by either of the two shareholders. The amount of the cash payment is dependent upon the price of the shares sold and is contingent upon their continued employment. Because the amount of their payment is ultimately dependent upon their continuing employment, the Company will recognize compensation expense for their amount of cash payment in the event that an exit payment becomes due under their shareholder agreements. See note 2 for the amount of compensation expense recognized by the Company subsequent to December 31, 1999 as a result of these agreements.

    During 1997, a shareholder of the Company contributed the net assets of Holdings, totaling $150,000, in consideration for 29,000 shares of Class A common stock. Also in 1997, existing

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(10) STOCKHOLDERS' EQUITY AND RECAPITALIZATION (CONTINUED) subordinated notes payable to stockholders of the Company in the amount of $923,500 were contributed as additional capital.

    In October 1997, an additional 875,880 shares of Class A common stock were issued for proceeds of $1.5 million.

    On March 30, 1998 and April 30, 1998, the Company issued a total of 18,590,800 shares of its Class A common stock to unrelated third parties and members of management for proceeds of approximately $31.8 million. These proceeds were used to finance the acquisitions of Taconic and Ellensburg.

(11) STOCK OPTION PLANS

    The Company sponsors the 1995 Plan that covers officers, directors, and employees of the Company. The Company may issue qualified or nonqualified stock options to purchase up to 1,136,800 shares of the Company's Class A common stock to employees that will vest equally over five years from the date of employment of the recipient and are exercisable during years five through ten. In 1995, the Company granted options to purchase 852,800 shares at $0.25 per share. There were no options granted since 1995.

    The per share weighted-average fair value of stock options granted during 1995 was $0.13 on the date of grant using the Black Scholes option-pricing model. Input variables used in the model included no expected dividend yields, a risk-free interest rate of 6.41%, and an estimated option life of five years. Because the Company was nonpublic on the date of the grant, no assumption as to the volatility of the stock price was made.

    In December 1998, the Company adopted the FairPoint Solutions Plan for employees of its subsidiary, FairPoint Solutions. Under the FairPoint Solutions Plan, participating employees are granted options to purchase common stock of FairPoint Solutions at exercise prices not less than the fair value of FairPoint Solutions common stock at the date of the grant. The FairPoint Solutions Plan authorizes grants of options to purchase up to 1,000,000 shares of authorized, but unissued common stock. All stock options have ten-year terms and vest in 25% increments on the second, third, fourth and fifth anniversaries of an individual grant. In the event of a change in control, outstanding options will vest immediately.

    Shares issued to employees under the FairPoint Solutions Plan are subject to a call option by FairPoint Solutions. Under the call option, FairPoint Solutions may repurchase those shares held by terminating employees at fair value if the shares were held by the employee for a minimum holding period of not less than six months. The FairPoint Solutions Plan also provides for the reacquisition of common shares by FairPoint Solutions in the event of death or disability of the option-holder.

    At December 31, 1999, there were options available for grant of 114,500 additional shares under the FairPoint Solutions Plan. The per share weighted-average fair value of stock options granted during 1999 was $0.30 on the date of grant using the Black Scholes option-pricing model. Input variables used in the model included no expected dividend yields, a risk-free interest rate of 5.25%, and an estimated option life of ten years. Because the Company was nonpublic on the date of the grant, no assumption as to the volatility of the stock price was made.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(11) STOCK OPTION PLANS (CONTINUED)
    The Company applies APB No. 25 in accounting for its 1995 and FairPoint Solutions Plans and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income and earnings per share for 1997, 1998, and 1999 would not have been significantly reduced.

    Stock option activity for 1997, 1998, and 1999 under the 1995 and FairPoint Solutions Plans is summarized as follows:

                                                                                           1999 FAIR
                                                                    1995 PLAN                POINT
                                                          ------------------------------   SOLUTIONS
                                                            1997       1998       1999       PLAN
                                                          --------   --------   --------   ---------
Outstanding at January 1................................  852,800    852,800    852,800          --
  Granted...............................................       --         --         --     970,500
  Exercised.............................................       --         --         --          --
  Canceled or forfeited.................................       --         --         --     (85,000)
                                                          -------    -------    -------     -------
Outstanding at December 31..............................  852,800    852,800    852,800     885,500
                                                          =======    =======    =======     =======
Exercisable at December 31..............................  611,160    781,720    852,800          --
                                                          =======    =======    =======     =======

    All options granted in 1999 under the FairPoint Solutions Plan had an exercise price of $0.50. On February 2, 2000, an additional 40,000 options were issued under the FairPoint Solutions Plan at an exercise price of $24.50 per share. No compensation expense was recorded as management believes the exercise price equaled the fair value of the FairPoint Solutions common stock on the dates of grant.

    See note 2 for a description of options exercised under the 1995 Plan and the pending cancellation of all options granted under the FairPoint Solutions Plan subsequent to December 31, 1999.

    In August 1998, the Company adopted the 1998 Plan. The 1998 Plan provides for grants of up to 6,818,065 nonqualified stock options to executives and members of management, at the discretion of the compensation committee of the Board of Directors. Options vest in 25% increments on the second, third, fourth, and fifth anniversaries of an individual grant. In the event of a change in control, outstanding options will vest immediately. In October 1998, the compensation committee of the Board of Directors approved a grant of 4,664,000 options at an exercise price of $1.71 per share. During 1999, an additional 214,000 options were granted at an exercise price of $2.74 per share and 70,000 options were forfeited. At December 31, 1999, a total of 4,808,000 options were outstanding. Pursuant to the terms of the grant, options become exercisable only in the event that the Company is sold, an initial public offering of the Company's common stock results in the principal shareholders holding less than 10% of their original ownership, or other changes in control, as defined, occur. The number of options that may become ultimately exercisable also depends upon the extent to which the price per share obtained in the sale of the Company would exceed a minimum selling price of $4.28 per share. All options have a term of ten years from date of grant. The Company will accrue for compensation expense for the excess of the estimated fair value of its common stock over the exercise price of the options when and if a sale of the Company, at the prices necessary to result in exercisable options under the grant, becomes imminent or likely. See note 2 for a description of transactions affecting the 1998 Plan occurring subsequent to December 31, 1999.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(12)  REDEEMABLE PREFERRED STOCK

    The following is a summary of the Company's preferred stock:

                                              SERIES A PREFERRED     SERIES B PREFERRED     SERIES C PREFERRED
                                             ---------------------   -------------------   ---------------------
                                               SHARES      AMOUNT     SHARES     AMOUNT      SHARES      AMOUNT
                                             ----------   --------   --------   --------   ----------   --------
                                                                   (DOLLARS IN THOUSANDS)
Balance at December 31, 1996...............   1,400,000   $ 8,738       --        $ --      3,661,200   $ 1,952
Conversion of preferred stock..............     (18,000)     (112)      --          --             --        --
Repurchase of preferred stock..............  (1,382,000)   (8,626)      --          --     (3,400,880)   (1,822)
                                             ----------   -------      ---        ----     ----------   -------
Balance at December 31, 1997...............          --        --       --          --        260,320       130
Repurchase of preferred stock..............          --        --       --          --       (260,320)     (130)
                                             ----------   -------      ---        ----     ----------   -------
Balance at December 31, 1998...............          --   $    --       --        $ --             --   $    --
                                             ==========   =======      ===        ====     ==========   =======

    The Series A preferred stock and Series C preferred stock not owned by management were purchased and retired in connection with the 1997 recapitalization (see also note 10). The Series C preferred stock owned by management was purchased and retired in 1998.

    In conjunction with the issuance of the Series C preferred stock in 1996, the Company issued warrants to purchase 233,798 shares of the Company's Class A common stock. In association with the recapitalization, the Company repurchased warrants to purchase 217,210 shares and contingent warrants to purchase 129,600 shares. There were no contingent warrants outstanding at December 31, 1997, 1998, and 1999. The remaining warrants for 16,588 shares were exercised subsequent to December 31, 1999. (See note 2.)

(13)  RELATED PARTY TRANSACTIONS

    During 1998, certain major shareholders of the Company pledged 1,752,000 shares of the Company's common stock as collateral under various loan agreements. Under the terms of the loan agreements, the Company is required, in the event of default by the shareholders, to repurchase the pledged shares for the lesser of (i) 100% of outstanding indebtedness plus accrued and unpaid interest, or (ii) $3.0 million. The Company has classified $3.0 million of equity as temporary equity for the value of common stock issued and subject to put options under these arrangements. See note 2 which describes the Company being released from this put obligation subsequent to December 31, 1999.

    During 1997, the Company entered into an agreement with MJD Partners, L.P. (Partners), at the time, a major shareholder of the Company. Under the terms of the agreement, Partners provided senior management and acquisition services to the Company. Partners was paid $1,020,000 under this agreement and this expense was classified with selling, general and administrative expenses in 1997. This agreement was terminated on March 31, 1998, at which time $225,000 had been paid to Partners during 1998.

    The Company has entered into financial advisory agreements with certain equity investors, pursuant to which the equity investors provide certain consulting and advisory services related but not limited to equity financings and strategic planning. The Company paid $45,833, $250,000 and $400,000, for the years ended December 31, 1997, 1998, and 1999, respectively, and $100,000 and $208,242 for the three-month periods ended March 31, 1999 and 2000, respectively, in such fees to the equity

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(13)  RELATED PARTY TRANSACTIONS (CONTINUED)
investors and this expense was classified with selling, general and administrative expenses. The agreements also provide that the Company will reimburse the equity investors for travel relating to the Company's Board of Directors meetings. The Company reimbursed the equity investors $117,204 and $49,627, for the years ended December 31, 1998 and 1999, respectively, and $10,959 for the three-month period ended March 31, 2000, for travel and other expenses. No travel costs were reimbursed to the equity investors during the three-month period ended March 31, 1999. The advisory and consulting fees were increased to $500,000 per annum to be paid to each of the principal shareholders through December 31, 2006 in connection with the issuance and reacquisition of capital stock as described in note 2.

    The Company also has entered into a consulting agreement dated as of July 31, 1997 with an entity controlled by a certain shareholder pursuant to which the shareholder has agreed to provide general consulting and advice to the Company as reasonably requested from time to time. Pursuant to the terms of the agreement, the consulting company is paid an annual fee of $120,000 in monthly installments plus all of the shareholders out-of-pocket business expenses up to $30,000. The term of the agreement is one year, subject to automatic renewal for successive periods of one year each thereafter. The Company incurred expenses of $103,306 and $132,831 for the years ended December 31, 1998 and 1999, respectively, and $31,912 and $8,489 for the three-month periods ended
March 31, 1999 and 2000, respectively, related to this consulting agreement. The agreement was paid by MJD Partners during 1997 and through March of 1998. This agreement was terminated on January 20, 2000.

    In 1997, a law firm, in which a partner of such law firm is a shareholder of the Company, was paid a total of $1,070,132, of which $38,872 was for general counsel services, $819,361 was for services related to financings, and $211,899 was for services related to acquisitions. In 1998, this same law firm was paid $2,307,900, of which $289,156 was for general counsel services, $1,228,902 was for services related to financings, and $789,842 was for services related to acquisitions. In 1999, this same law firm was paid $336,835, of which $295,084 was for general counsel services and $41,751 was for services related to acquisitions. For the three-months ended March 31, 1999, this same law firm was paid $51,139, of which $47,676 was for general counsel services and $3,463 was for services related to acquisitions. For the three-months ended March 31, 2000, this same law firm was paid $429,354, of which $29,354 was for general counsel services and $400,000 was for services related to financings. All payments made by the Company for general counsel services are classified with selling, general and administrative expenses on the statement of operations. All payments made for services related to financings have been recorded as debt and equity issue costs. All payments made for services related to acquisitions have been capitalized as direct costs of the acquisitions.

(14)  SUPPLEMENTAL CASH FLOW INFORMATION

    The Company paid interest of $8,301,646, $24,111,997, and $49,071,977, for the years ended December 31, 1997, 1998, and 1999, respectively, and $4,497,249 and $5,691,816 for the three-month periods ended March 31, 1999 and 2000, respectively.

    The Company paid income taxes of $529,352, $3,585,977, and $7,519,755, for the years ended December 31, 1997, 1998, and 1999, respectively, and $135,125 and $339,253 for the three-month periods ended March 31, 1999 and 2000, respectively.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(14)  SUPPLEMENTAL CASH FLOW INFORMATION (CONTINUED)
    In conjunction with the recapitalization in 1997, the Company issued subordinated promissory notes for $3.5 million for the repurchase of the Series A and Series C preferred stock. These subordinated promissory notes were paid during 1998.

(15)  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                             FIRST      SECOND     THIRD      FOURTH
                                                            QUARTER    QUARTER    QUARTER    QUARTER
                                                            --------   --------   --------   --------
                                                                     (DOLLARS IN THOUSANDS)
1998:
  Revenue.................................................  $14,555     23,079     25,642     28,731
  Earnings (loss) before extraordinary item...............      609       (440)    (1,548)    (4,100)
  Net loss................................................   (1,912)      (440)    (1,548)    (4,100)

1999:
  Revenue.................................................  $32,828     35,496     39,347     39,868
  Earnings (loss) before extraordinary item...............   (1,841)    (2,958)    (3,472)   (20,769)
  Net loss................................................   (1,841)    (2,958)    (3,472)   (20,769)

    During the first quarter of 1998, the Company recognized a loss on the early retirement of debt of approximately $4.3 million, which reduced net earnings by approximately $2.5 million.

    In 1999, the Company recognized interest expense of approximately
$13.3 million attributable to the purchase of STE warrants discussed in note 9, of which approximately $11.6 million was recognized during the fourth quarter. In 1999, the Company recognized compensation expense of approximately
$3.4 million attributable to stock appreciation rights discussed in note 7, of which approximately $2.9 million was recognized during the fourth quarter.

(16)  DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

CASH AND CASH EQUIVALENTS, ACCOUNTS RECEIVABLE, ACCOUNTS PAYABLE, AND DEMAND
  NOTES PAYABLE

    The carrying amount approximates fair value because of the short maturity of these instruments.

INVESTMENTS

    Investments available-for-sale are carried at their fair value which approximates $7.3 million at December 31, 1999 (see note 5).

    Non-current investments do not have a readily determinable fair value (not publicly traded). On an annual basis, management determines a fair value of its investments based on the financial performance of the investee, the fair value of similar investments, and in certain instances, based on traditional valuation models used by industry analysts. At December 31, 1999, the Company had investments with a carrying value of approximately $36.2 million and estimated fair value of approximately $57.8 million.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(16) DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) LONG-TERM DEBT

    The fair value of the Company's long-term debt is estimated by discounting the future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities. At December 31, 1999, the Company had long-term debt with a carrying value of approximately $462.4 million and estimated fair value of approximately $447.6 million.

DERIVATIVE FINANCIAL INSTRUMENTS

    The Company entered into interest rate swaps to manage its exposure to fluctuations in interest rates of its variable rate debt. The fair value of these swaps was approximately $1.0 million at December 31, 1999. The fair value indicates an estimated amount the Company would receive if the contracts were cancelled or transferred to other parties.

LIMITATIONS

    Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumption could significantly affect the estimates.

(17)  REVENUE CONCENTRATIONS

    Revenues for interstate access services is based on reimbursement of costs and an allowed rate of return. Revenues of this nature are received from NECA in the form of monthly settlements. Such revenues amounted to 30.0%, 27.3% and 25.4% of the Company's total revenues for the years ended December 31, 1997, 1998 and 1999, respectively, and 25.1% and 22.2% of the Company's total revenues for the three-month periods ended March 31, 1999 and 2000, respectively. The Company also derives significant revenues from Bell Atlantic, principally from network access and billing and collecting service. Such revenues amounted to 16.3%, 10.4% and 10.9% of the Company's total revenues for the years ended December 31, 1997, 1998 and 1999, respectively, and 13.0% and 9.0% of the Company's total revenues for the three-month periods ended March 31, 1999 and 2000, respectively.

(18)  REPORTABLE SEGMENTS

    The Company has two reportable segments: traditional telephone operations and competitive operations. The traditional telephone operations provide local, long distance and other communications services to customers in rural communities in which competition currently does not exist for local communications services. The competitive operations provide local and long distance communications services to customers in markets outside of the Company's traditional telephone markets. The Company began its competitive operations during 1998, therefore, prior to 1998, the Company's business consisted of one reportable segment.

    The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on Adjusted EBITDA. Adjusted EBITDA represents net earnings
(loss) plus interest expense, income taxes, depreciation and amortization, extraordinary items, and non-cash stock-based compensation charges. The Company

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(18)  REPORTABLE SEGMENTS (CONTINUED)
generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices.

    The Company's reportable segments are strategic business units that offer similar communications related products and services in different markets. They are managed separately because each segment requires different marketing and operational strategies related to the providing of local and long distance communications services.

    The Company utilizes the following information for purposes of making decisions about allocating resources to a segment and assessing a segment's performance:

                                                  DECEMBER 31, 1998                      DECEMBER 31, 1999
                                         ------------------------------------   ------------------------------------
                                         TRADITIONAL                            TRADITIONAL
                                          TELEPHONE    COMPETITIVE               TELEPHONE    COMPETITIVE
                                         OPERATIONS    OPERATIONS     TOTAL     OPERATIONS    OPERATIONS     TOTAL
                                         -----------   -----------   --------   -----------   -----------   --------
                                                                   (DOLLARS IN THOUSANDS)
Revenues from external customers.......   $ 88,946         3,061      92,007      135,890        11,649     147,539
Intersegment revenues..................         --           516         516           --         2,633       2,633
Interest expense.......................     27,170            --      27,170       50,463           722      51,185
Depreciation and amortization..........     20,034            55      20,089       30,876           756      31,632
Income tax (expense) benefit...........        267         1,845       2,112       (2,337)        7,952       5,615
Extraordinary item--loss on early
  retirement of debt...................      2,521            --       2,521           --            --          --
Adjusted EBITDA........................     44,620        (4,952)     39,668       71,435       (19,887)     51,548
Segment assets.........................    436,838         5,576     442,414      487,354        31,297     518,651
Expenditures for segment assets........     10,912         1,521      12,433       28,293        15,216      43,509

                                                    MARCH 31, 1999                         MARCH 31, 2000
                                         ------------------------------------   ------------------------------------
                                         TRADITIONAL                            TRADITIONAL
                                          TELEPHONE    COMPETITIVE               TELEPHONE    COMPETITIVE
                                         OPERATIONS    OPERATIONS     TOTAL     OPERATIONS    OPERATIONS     TOTAL
                                         -----------   -----------   --------   -----------   -----------   --------
                                                                         (UNAUDITED)
                                                                   (DOLLARS IN THOUSANDS)
Revenues from external customers.......   $ 30,689         2,139      32,828       35,966         8,952      44,918
Intersegment revenues..................         --           235         235           --           771         771
Interest expense.......................      9,332             2       9,334        9,454           711      10,165
Depreciation and amortization..........      7,109            73       7,182        8,418           578       8,996
Income tax (expense) benefit...........       (774)        1,005         231        1,558        (4,384)      2,826
Adjusted EBITDA........................     17,157        (2,663)     14,494       21,596       (11,121)     10,475
Segment assets.........................    439,636         4,442     444,078      526,748        46,274     573,022
Expenditures for segment assets........      3,102            11       3,113        3,651         6,821      10,472

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(18)  REPORTABLE SEGMENTS (CONTINUED)
    A reconciliation of reportable segment amounts to the Company's consolidated balances for the years ended December 31, 1998 and 1999 and the three-month periods ended March 31, 1999 and 2000 is as follows:

                                                            DECEMBER 31,            MARCH 31,
                                                         -------------------   -------------------
                                                           1998       1999       1999       2000
                                                         --------   --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
                                                                                   (UNAUDITED)
Revenues:
  Total revenue for reportable segments................  $ 92,523   150,172     33,063     45,689
  Elimination of intersegment revenue..................      (516)   (2,633)      (235)      (771)
                                                         --------   -------    -------    -------
    Total consolidated revenue.........................  $ 92,007   147,539     32,828     44,918
                                                         --------   -------    -------    -------
Adjusted EBITDA to net loss:
  Adjusted EBITDA......................................  $ 39,668    51,548     14,494     10,475
  Other components of Adjusted EBITDA:
    Depreciation and amortization......................   (20,089)  (31,632)    (7,182)    (8,996)
    Interest expense...................................   (27,170)  (51,185)    (9,334)   (10,165)
    Stock-based compensation expense...................        --    (3,386)       (50)   (12,323)
    Extraordinary item--loss on early retirement of
      debt.............................................    (2,521)       --         --         --
    Income tax expense.................................     2,112     5,615        231      2,826
                                                         --------   -------    -------    -------
    Net loss...........................................  $ (8,000)  (29,040)    (1,841)   (18,183)
                                                         --------   -------    -------    -------
Assets:
  Total assets for reportable segments.................  $442,414   518,651    444,078    573,022
  Consolidating and eliminating adjustments............      (302)     (616)      (305)      (286)
                                                         --------   -------    -------    -------
    Consolidated total.................................  $442,112   518,035    443,773    572,736
                                                         ========   =======    =======    =======

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
TPG Communications, Inc.:

    We have audited the accompanying consolidated balance sheets of TPG Communications, Inc. and Subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations and retained earnings, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TPG Communications, Inc. and Subsidiaries as of December 31, 1998 and 1999 and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Jacksonville, Florida
February 11, 2000

                   TPG COMMUNICATIONS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                   DECEMBER 31, 1998, 1999 AND MARCH 31, 2000

                                                                     DECEMBER 31,            MARCH 31,
                                                              ---------------------------   ------------
                                                                  1998           1999           2000
                                                              ------------   ------------   ------------
                                                                                            (UNAUDITED)
                           ASSETS
Current assets:
Cash and cash equivalents...................................  $ 6,585,734       5,055,607      6,350,214
  Accounts receivable, net of allowance for doubtful
    accounts of $140,007, $318,769, and $283,161 at 1998,
    1999 and 2000, respectively.............................    6,221,124       7,212,242      5,819,307
  Inventories...............................................    1,059,003       1,084,172      1,050,091
  Prepaid expenses..........................................      384,927         232,948         62,934
  Income tax receivable.....................................           --         311,037             --
  Other current assets......................................      173,811         233,070        233,070
                                                              ------------   ------------   ------------
      Total current assets..................................   14,424,599      14,129,076     13,515,616
                                                              ------------   ------------   ------------
Investments:
  Rural Telephone Bank Class C stock........................    7,904,347       7,904,347      7,904,347
  CoBank B Participation Certificates.......................      813,830       1,251,807      1,625,962
Goodwill, net...............................................   41,230,918      40,011,815     39,708,586
Other assets................................................      435,279         401,177        392,653
Property, plant and equipment:
  Land......................................................    1,158,681       1,158,681      1,158,681
  Buildings and improvements................................    4,840,742       4,854,881      4,854,881
  Machinery and equipment...................................   63,323,267      69,783,511     70,051,890
  Vehicles..................................................    1,198,702       1,165,267      1,164,362
  Construction in progress..................................    1,056,251          83,254        490,155
                                                              ------------   ------------   ------------
                                                               71,577,643      77,045,594     77,719,969
Accumulated depreciation....................................  (15,695,834)    (15,405,343)   (16,928,480)
                                                              ------------   ------------   ------------
Net property, plant and equipment...........................   55,881,809      61,640,251     60,791,489
                                                              ------------   ------------   ------------
Total assets................................................  $120,690,782    125,338,473    123,938,653
                                                              ============   ============   ============
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 2,414,365       2,295,730      4,482,762
  Interest payable..........................................    1,541,341       1,470,081      1,456,345
  Income taxes payable......................................      775,584              --         35,200
  Deferred subsidy revenue..................................       13,589       1,263,476      1,584,266
  Contract payable..........................................           --       1,293,695      1,170,072
  Deferred compensation.....................................      278,096         542,026        473,646
  Advalorem taxes...........................................           --       1,001,302        255,620
  Other accrued liabilities.................................    1,173,998       1,740,756      1,723,174
  Long-term debt due within one year........................    5,994,884       6,168,796      6,168,796
                                                              ------------   ------------   ------------
  Total current liabilities.................................   12,191,857      15,775,862     17,349,881
                                                              ------------   ------------   ------------
  Long-term debt due after one year.........................   68,937,619      64,769,111     63,226,984
  Severance benefits........................................      150,888         163,912        163,912
  Deferred income taxes payable, net........................    2,944,976       4,712,299      4,915,437
                                                              ------------   ------------   ------------
    Total liabilities.......................................   84,225,340      85,421,184     85,656,214
                                                              ------------   ------------   ------------
Stockholders equity:
  Common stock, $0.01 par value; 1,000,000 shares
    authorized, issued and outstanding......................       10,000          10,000         10,000
  Additional paid-in capital................................   29,990,000      29,990,000     29,990,000
  Retained earnings.........................................    6,465,442       9,917,289      8,282,439
                                                              ------------   ------------   ------------
Total stockholders' equity..................................   36,465,442      39,917,289     38,282,439
                                                              ------------   ------------   ------------
Commitments and contingencies.
Total liabilities and stockholders' equity..................  $120,690,782    125,338,473    123,938,653
                                                              ============   ============   ============

          See accompanying notes to consolidated financial statements.

                   TPG COMMUNICATIONS, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                   YEARS ENDED DECEMBER 31, 1998 AND 1999 AND
               THREE-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000

                                                      DECEMBER 31,                MARCH 31,
                                                ------------------------   -----------------------
                                                   1998          1999         1999         2000
                                                -----------   ----------   ----------   ----------
                                                                                 (UNAUDITED)
Revenues:
  Wireline revenues...........................  $30,084,168   30,084,461    7,087,291    7,671,464
  Non-wireline revenues.......................    4,017,294    4,157,871      972,899      969,999
                                                -----------   ----------   ----------   ----------
    Total revenues............................   34,101,462   34,242,332    8,060,190    8,641,463
                                                -----------   ----------   ----------   ----------
Expenses:
  Wireline operating expenses.................    7,204,955    8,145,899    1,978,072    2,222,512
  Non-wireline operating expenses.............      825,941    1,277,300      256,776      434,933
  Customer service expenses...................    3,232,677    3,660,845      812,958      930,296
  General and administrative expenses.........    4,146,254    4,479,476    1,075,773      898,338
  Transaction expenses........................           --           --           --    2,525,064
                                                -----------   ----------   ----------   ----------
    Total expenses............................   15,409,827   17,563,520    4,123,579    7,011,143
                                                -----------   ----------   ----------   ----------
    Gross profit..............................   18,691,635   16,678,812    3,936,611    1,630,320
Depreciation and amortization.................    8,994,818    6,594,270    1,588,919    1,791,710
                                                -----------   ----------   ----------   ----------
    Operating income (loss)...................    9,696,817   10,084,542    2,347,692     (161,390)
Dividend income...............................    1,267,059    1,084,822      562,746      527,024
Interest income...............................      271,276      132,271      134,317       89,203
Interest expense..............................   (6,216,218)  (5,663,320)  (1,546,756)  (1,530,631)
                                                -----------   ----------   ----------   ----------
    Income (loss) before income taxes.........    5,018,934    5,638,315    1,497,999   (1,075,794)
    Provision for income taxes................    1,809,385    2,186,468      577,853      559,056
                                                -----------   ----------   ----------   ----------
    Net income (loss).........................    3,209,549    3,451,847      920,146   (1,634,850)
Retained earnings, beginning of period........    3,255,893    6,465,442    6,465,442    9,917,289
                                                -----------   ----------   ----------   ----------
Retained earnings, end of period..............  $ 6,465,442    9,917,289    7,385,588    8,282,439
                                                ===========   ==========   ==========   ==========

          See accompanying notes to consolidated financial statements.

                   TPG COMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   YEARS ENDED DECEMBER 31, 1998 AND 1999 AND
               THREE-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000

                                                     DECEMBER 31,                 MARCH 31,
                                               -------------------------   ------------------------
                                                  1998          1999          1999          2000
                                               -----------   -----------   -----------   ----------
                                                                           (UNAUDITED)
Operating activities:
  Net income (loss)..........................  $ 3,209,549     3,451,847      920,146    (1,634,850)
  Adjustments to reconcile net income (loss)
    to cash provided by operating activities:
    Depreciation and amortization............    8,994,818     6,594,270    1,588,919     1,791,710
    Stock dividends..........................     (463,908)     (437,977)    (351,502)     (374,155)
    Deferred income taxes....................      991,744     1,767,323      157,695       203,138
    Changes in operating assets and
      liabilities:
      Accounts receivable....................     (687,443)     (991,118)     125,753     1,392,935
      Inventories............................     (172,428)      (25,169)     (37,626)       34,081
      Prepaid expenses and other current
        assets...............................     (225,714)      151,979       82,765       170,014
      Other assets...........................      (19,248)      (59,259)          --            --
      Accounts payable.......................      313,602      (118,635)    (460,865)    2,187,032
      Interest payable.......................     (129,217)      (71,260)     (59,754)      (13,736)
      Deferred subsidy revenue...............       13,589     1,249,887      307,777       320,790
      Contract payable.......................           --     1,293,695           --      (123,623)
      Deferred compensation..................      191,665       263,930       75,249       (68,380)
      Other accrued liabilities and advalorem
        and income taxes.....................      283,178       494,463       96,433      (417,027)
                                               -----------   -----------   ----------    ----------
        Net cash provided by operating
          activities.........................   12,300,187    13,563,976    2,444,990     3,467,929
                                               -----------   -----------   ----------    ----------
Investing activities:
  Purchases of property, plant and
    equipment................................   (5,963,751)  (11,150,466)  (1,706,752)     (708,646)
  Proceeds from sale of property, plant and
    equipment................................       38,643        50,959       30,018        77,451
                                               -----------   -----------   ----------    ----------
        Net cash used in investing
          activities.........................   (5,925,108)  (11,099,507)  (1,676,734)     (631,195)
                                               -----------   -----------   ----------    ----------
Financing activities:
  Proceeds from additional borrowings........           --     2,000,000           --            --
  Principal payments on long-term debt.......   (5,994,597)   (5,994,596)  (1,500,133)   (1,542,127)
                                               -----------   -----------   ----------    ----------
        Net cash used in financing
          activities.........................   (5,994,597)   (3,994,596)  (1,500,133)   (1,542,127)
                                               -----------   -----------   ----------    ----------
        Net (decrease) increase in cash and
          cash equivalents...................      380,482    (1,530,127)    (731,877)    1,294,607
  Cash and cash equivalents at beginning of
    period...................................    6,205,252     6,585,734    6,585,734     5,055,607
                                               -----------   -----------   ----------    ----------
  Cash and cash equivalents at end of
    period...................................  $ 6,585,734     5,055,607    5,853,857     6,350,214
                                               ===========   ===========   ==========    ==========
Supplemental cash flow information:
  Cash paid for interest.....................  $ 6,345,435     5,734,580    1,606,510     1,574,367
                                               ===========   ===========   ==========    ==========
  Cash paid for income taxes.................  $        --     1,514,773      747,010        14,132
                                               ===========   ===========   ==========    ==========

          See accompanying notes to consolidated financial statements.

                   TPG COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  OWNERSHIP

    TPG Communications, Inc. (herein referred to as "TPGC" or the "Company") was incorporated in August 1995 under the laws of the State of Delaware. TPGC owns directly or indirectly all of the common stock of St. Joe Communications, Inc., GTC, Inc., and TPGC Finance Corporation.

(2)  OPERATIONS

    TPG Communications, Inc., provides telephone service, telephone equipment sales, maintenance and rentals and also has certain interexchange long-distance activities. Local telephone service has historically been provided to customers located in northwest Florida, southern Georgia and Alabama through the following subsidiaries: St. Joseph Telephone & Telegraph Company, Gulf Telephone Company
(Gulf) and The Florala Telephone Company, Inc. (Florala). During 1997, Gulf and Florala were merged into St. Joseph Telephone & Telegraph Company and its name was changed to GTC, Inc. This merger was accounted for at historical cost.

(3)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A)  BASIS OF ACCOUNTING

    The Company's telephone operations are regulated, primarily for rate making purposes, by the Federal Communications Commission (FCC) for interstate jurisdictional operations. The Company's intrastate service operations are regulated by the Alabama, Georgia and Florida Public Service Commissions (FPSC, collectively the Commissions). Accordingly, the Company maintains its accounts in conformity with the Uniform System and Classification of Accounts as prescribed by the FCC and modified by the Commissions.

    The Company is no longer subject to traditional rate of return measurement for intrastate purposes. Basic service and vertical feature rates are currently subject to the FPSC "price cap" plan. Under the FPSC price cap plan the rates for basic services are frozen from the time the company elected price cap
(June 1996) until 2001 after which they may be increased by 1% less than the CPI inflation rate. Vertical feature rates were not frozen and may increase by a maximum of 6% per year unless a competitor enters the company's service area at which time these rates may be increased by a maximum of 20% per year. Currently there are no competitors in the company's service area that would allow the company to increase vertical feature rates by the larger amount. Vertical features are not required for provision of basic service and include features such as: call waiting, caller id, and voice messaging.

(B)  BASIS OF CONSOLIDATION

    The consolidated financial statements include the accounts of TPG Communications, Inc. and its wholly-owned subsidiaries, St. Joe
Communications, Inc., GTC, Inc. and TPGC Finance Corporation. All intercompany balances and transactions have been eliminated in consolidation.

(C)  INTERIM FINANCIAL INFORMATION (UNAUDITED)

    The interim financial information at March 31, 2000 and for the three months ended March 31, 1999 and 2000, all of which is unaudited, was prepared by the Company on a basis consistent with the audited consolidated financial statements. In management's opinion, such information reflects all

                   TPG COMMUNICATIONS, INC. AND SUBSIDIARIES

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) adjustments which are of a normal recurring nature and which are necessary to present fairly the results of the periods presented.

(D)  CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash on hand, bank demand accounts and repurchase agreements having original maturities of less than three months.

(E)  INVENTORIES

    Inventories consist of material and supplies used for construction and maintenance of telephone plant and items available for sale in the Company's retail stores. Inventories are stated at the lower of weighted average cost or market.

(F)  GOODWILL

    On April 11, 1996, TPGC acquired St. Joe Communications, Inc. This acquisition was recorded under the purchase method of accounting. The purchase price was allocated to assets acquired and liabilities assumed based on fair value at the acquisition date.

    Goodwill is amortized on a straight-line basis over 40 years. Accumulated amortization was approximately $3,255,000 and $4,474,000 at December 31, 1998 and 1999, respectively, and approximately $4,777,000 at March 31, 2000. Amortization expense for the year ended December 31, 1998 and 1999 was approximately $1,240,000 and $1,219,000, respectively, and approximately $303,000 for the three-month periods ended March 31, 1999 and 2000.

(G)  PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is stated at cost. Depreciation is provided on the straight line method, using class or overall group rates. Such rates range from 3% to 20%. The weighted average depreciation rate was approximately 11% and 7% for years ended December 31, 1998 and 1999, respectively, and 7% and 8% for the three-month periods ended March 31, 1999 and 2000, respectively. Depreciation expense was $7,703,454 and $5,341,065 for the years ended
December 31, 1998 and 1999, respectively, and $1,277,166 and $1,479,957 for the three-month periods ended March 31, 1999 and 2000, respectively. Depreciation for 1998 includes approximately $1.9 million for the additional depreciation of switching equipment.

    In general, retirements of communications plant and the cost of removal are charged to accumulated depreciation, which is also credited with the proceeds of sales or salvage value.

(H)  LONG-LIVED ASSETS

    The Company reviews long-lived assets, including goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair value of the asset.

                   TPG COMMUNICATIONS, INC. AND SUBSIDIARIES

(3)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(I)  INVESTMENTS

    The Company's investment in Rural Telephone Bank Class C stock is stated at the fair value as determined on the date of acquisition of St. Joe Communications, Inc. on April 11, 1996 by TPGC. The stock is backed by the Rural Utilities Service and cannot be sold separate from the Company as a whole. In the event the Rural Telephone Bank ceases to exist, these 8,348 shares would be redeemed at a par value of $1,000 per share. Cash dividends received are presented as dividend income.

(J)  REVENUE RECOGNITION

    Wireline revenues are those revenues derived by access to, or use of, the Company's communications network. These include local and long-distance service revenues as well as access revenues received from interexchange carriers for access to the Company's network. Billings for local service revenues are generally rendered monthly in advance and are recognized as revenues when earned. Long-distance service and access revenues are recognized monthly as the related service is provided.

    In providing interexchange carriers access to its network, the Company participates in a nationwide revenue-sharing mechanism (pool). Revenues are based on mutual cost reimbursement and sharing of revenue with the participants of the pool. These are estimated monthly by the pool administrator and are subject to finalization within a 24 month period. Approximate access service revenues were $8,685,000 and $7,897,977 for the years ended December 31, 1998 and 1999, respectively, and $2,343,000 and $2,712,000 for the three-month periods ended March 31, 1999 and 2000, respectively. Pool revenue includes negative adjustments from prior years of approximately $154,000 and $15,500 for the years ended December 31, 1998 and 1999, respectively. No pool revenue adjustments from prior years were recorded for the three-month periods ended March 31, 1999 and 2000. Amounts receivable from the pool were approximately $921,000 and $1,172,000 at December 31, 1998 and 1999, respectively, and approximately $297,000 at March 31, 2000.

    Non-wireline revenues are primarily equipment sales, rental and maintenance and are recognized as revenues at the time of sale or as the related service is provided. Non-wireline revenues also include billing and collecting revenues, the related costs of which are recorded as customer service expenses.

(K)  INCOME TAXES

    The Company follows the asset and liability method of Statement of Financial Accounting Standards, No. 109. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

(L)  STOCK-BASED COMPENSATION

    The Company applies the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to apply the provisions of Accounting principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to

                   TPG COMMUNICATIONS, INC. AND SUBSIDIARIES

(3)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Employees," and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value method defined in SFAS No. 123 has been applied. The Company has elected to apply the provisions of APB Opinion No. 25.

(M)  ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (ii) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(4)  LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                DECEMBER 31,
                                                          ------------------------    MARCH 31,
                                                             1998          1999         2000
                                                          -----------   ----------   -----------
                                                                                     (UNAUDITED)
Note payable--CoBank....................................  $74,932,503   68,937,907   67,439,258
Revolver--CoBank........................................           --    2,000,000    1,956,522
                                                          -----------   ----------   ----------
                                                           74,932,503   70,937,907   69,395,780
Less portion due within one year........................    5,994,884    6,168,796    6,168,796
                                                          -----------   ----------   ----------
Long-term debt due after one year.......................  $68,937,619   64,769,111   63,226,984
                                                          ===========   ==========   ==========

    Note payable--CoBank includes several fixed and variable rate term notes with interest rates ranging from 7.55% to 8.50% with principal and interest due quarterly through 2011. Substantially all of the assets of the Company have been pledged as security for the mortgage notes. Under the terms of the agreements, there are financial covenants relating to minimum financial and operating ratios.

    The CoBank note prohibits the Company from making any distributions of cash or property to any shareholder, paying dividends on any shares of its capital stock, or redeeming or retiring capital stock until the entire debt amount has been paid or the ratio of consolidated equity to consolidated assets, as defined in the agreement, is greater than 35%.

    Revolver--CoBank represents a note payable under a revolving line of credit for advances up to $5,500,000. The interest rate is determined at the time of each advance and will be either (i) CoBank National Variable Rate, (ii) fixed rate as designated by CoBank, or (iii) the U.S. Treasury Rate for maturities matching the period of the loan. The rate at December 31, 1999 was 8.50%. Payments are due in quarterly installments plus interest through April 15, 2011 at which time all unpaid principal and interest amounts are due. The borrowings are secured by all real and personal property of the Company.

    CoBank distributes dividends in relation to the above outstanding notes. Dividend income includes $662,725 and $625,682 resulting from CoBank cash and stock dividends received for the years ended December 31, 1998 and 1999, respectively, and $539,207 and $527,024 for the three-month periods ended March 31, 1999 and 2000. The carrying value of long-term debt approximates market.

                   TPG COMMUNICATIONS, INC. AND SUBSIDIARIES

(4)  LONG-TERM DEBT (CONTINUED)
    The aggregate amount of principal payments due in each of the five years subsequent to December 31, 1999 is:

YEAR ENDING
DECEMBER 31                                                     AMOUNT
-----------                                                   -----------
2000........................................................  $ 6,168,796
2001........................................................    6,168,508
2002........................................................    6,168,508
2003........................................................    6,168,508
2004........................................................    6,168,508
Thereafter..................................................   40,095,079
                                                              -----------
                                                              $70,937,907
                                                              ===========

(5)  PENSION PLANS

    The Company has two defined contribution plans covering substantially all employees. The Company made contributions to the defined contribution plan of $144,425 and $94,688 during the years ended December 31, 1998 and 1999, respectively. No contributions to the defined contribution plan were made for the three-month periods ended March 31, 1999 and 2000.

    The Company sponsors two qualified defined benefit pension plans for its hourly and salaried employees. On November 17, 1997, the Board of Directors voted to cease benefit accruals for all employees participating in the hourly pension plan. The effective date of this amendment varied by division and ranged from December 31, 1997 to June 30, 1998. On December 11, 1998 the Board of Directors voted to cease benefit accruals for all employees participating in the salaried pension plan. The effective date of this amendment was December 31, 1998.

    The following tables provide a reconciliation of the changes in the defined benefit pension plans' projected benefit obligations and fair value of assets for the years ended December 31, 1998 and 1999, and a statement of funded status as of December 31, 1998 and 1999:

                                                                1998       1999
                                                              --------   --------
Change in projected benefit obligation:
  Obligation at beginning of year...........................  $619,985   565,217
  Service cost..............................................   249,037        --
  Interest cost.............................................    39,321    56,689
  Actuarial (gain) loss.....................................   (63,091)   70,638
  Benefit payments..........................................   (37,686)  (59,008)
  Curtailments..............................................  (242,349)       --
                                                              --------   -------
      Obligation at end of year.............................  $565,217   633,536
                                                              ========   =======

                   TPG COMMUNICATIONS, INC. AND SUBSIDIARIES

(5)  PENSION PLANS (CONTINUED)

                                                                1998       1999
                                                              --------   --------
Change in plan assets (primarily money market funds):
  Fair value of plan assets at beginning of year............  $384,010   644,401
  Actual return on plan assets..............................    30,172    24,051
  Employer contributions....................................   267,905    94,688
  Benefit payments..........................................   (37,686)  (59,008)
                                                              --------   -------
      Fair value of plan assets at end of year..............  $644,401   704,132
                                                              ========   =======
Funded status:
  Funded status at end of year..............................  $ 79,184    70,596
  Unrecognized prior service cost...........................    57,572    51,800
  Unrecognized loss.........................................    30,330   102,263
                                                              --------   -------
      Prepaid pension cost..................................  $167,086   224,659
                                                              ========   =======

    The Company's hourly pension plan was the only pension plan with an accumulated benefit obligation in excess of plan assets at December 31, 1998 and 1999. The actuarially determined deferred costs resulting from this funding shortfall are not significant to the financial statements.

    The following table provides the components of net periodic pension cost for the defined benefit pension plans for the years ended December 31, 1998 and 1999:

                                                                1998       1999
                                                              --------   --------
Service cost................................................  $249,037        --
Interest cost...............................................    39,321    56,689
Expected return on plan assets..............................   (40,316)  (40,076)
Amortization of prior service cost..........................     5,772     5,772
Amortization of net loss....................................       613    14,730
                                                              --------   -------
      Net periodic benefit cost.............................   254,427    37,115
Curtailment gain............................................  (242,349)       --
                                                              --------   -------
Net periodic pension cost after curtailments................  $ 12,078    37,115
                                                              ========   =======

    The 1998 curtailment gain resulted from the severance of employees under the Company's voluntary and involuntary severance plans.

    The discount rate for the plans were 7.25% and 8.00% for 1998 and 1999, respectively. The expected long-term rate of return on assets was 8% and 6% for 1998 and 1999, respectively. The expected salary increases for the salaried plan at December 1998 were 5%. No salary increases were anticipated in 1999 due to the frozen status of the plan.

                   TPG COMMUNICATIONS, INC. AND SUBSIDIARIES

(6) INCOME TAXES

    Income tax expense for the years ended December 31, 1998 and 1999 and the three-month periods ended March 31, 1999 and 2000 is as follows:

                                                           DECEMBER 31,             MARCH 31,
                                                      ----------------------   -------------------
                                                         1998        1999        1999       2000
                                                      ----------   ---------   --------   --------
                                                                                   (UNAUDITED)
Current:
    US Federal......................................  $  811,874     359,267   358,956    305,172
    State...........................................       5,767      59,878    61,202     50,746
                                                      ----------   ---------   -------    -------
        Total current income tax expense............     817,641     419,145   420,158    355,918
                                                      ----------   ---------   -------    -------
Deferred:
    US Federal......................................     850,067   1,514,848   135,211    174,174
    State...........................................     141,677     252,475    22,484     28,964
                                                      ----------   ---------   -------    -------
        Total deferred income tax expense...........     991,744   1,767,323   157,695    203,138
                                                      ----------   ---------   -------    -------
        Total income tax expense....................  $1,809,385   2,186,468   577,853    559,056
                                                      ==========   =========   =======    =======

    Income tax expense (benefit) differed from the amount computed by applying the federal statutory rate of 35% to income (loss) before income taxes as a result of the following:

                                                          DECEMBER 31,             MARCH 31,
                                                     ----------------------   -------------------
                                                        1998        1999        1999       2000
                                                     ----------   ---------   --------   --------
                                                                                  (UNAUDITED)
Income taxes computed at statutory federal rate....  $1,756,627   1,973,410   524,299    (376,528)
State income taxes net of federal impact...........      95,839     203,029    53,554     (38,460)
Nondeductible transaction expenses.................          --          --        --     974,044
Other..............................................     (43,081)     10,029        --          --
                                                     ----------   ---------   -------    --------
                                                     $1,809,385   2,186,468   577,853     559,056
                                                     ==========   =========   =======    ========

                   TPG COMMUNICATIONS, INC. AND SUBSIDIARIES

(6) INCOME TAXES (CONTINUED)
    The tax effect of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are presented below:

                                                                  DECEMBER 31,         MARCH 31,
                                                             ----------------------   -----------
                                                                1998        1999         2000
                                                             ----------   ---------   -----------
                                                                                      (UNAUDITED)
Deferred tax assets:
    Bad debt reserve.......................................  $   32,776     122,726      108,990
    Vacation accrual.......................................      73,444     124,911      166,211
    Net operating loss carryforwards.......................     250,241          --           --
    Compensation accrual...................................     107,067     208,680      207,542
    Alternative minimum tax credit carryforward............     777,279     551,583      551,583
                                                             ----------   ---------    ---------
        Total gross deferred tax assets....................   1,240,807   1,007,900    1,034,326
                                                             ----------   ---------    ---------
Deferred tax liabilities:
    Excess tax depreciation--property, plant and
      equipment............................................   2,105,554   2,904,652    3,023,896
    Excess tax amortization--goodwill......................   1,964,434   2,659,386    2,835,289
    Other..................................................     115,795     156,161       90,578
                                                             ----------   ---------    ---------
        Total deferred tax liabilities.....................   4,185,783   5,720,199    5,949,763
                                                             ----------   ---------    ---------
            Net deferred tax liabilities...................  $2,944,976   4,712,299    4,915,437
                                                             ==========   =========    =========

    Based on the timing of reversal of future taxable amounts and the Company's history of reporting taxable income, the Company believes that it is more likely than not that the deferred tax assets will be realized, and a valuation allowance is not considered necessary.

(7) LEASES

    The Company has entered into several non-cancelable operating leases as the lessee of vehicles and office equipment expiring through year 2002. Rental expense for these leases was $344,344 and $327,110 for the years ended
December 31, March 31, 1999 and 2000, respectively, and $71,890 and $84,583 for the three-month periods ended March 31, 1999 and 2000, respectively.

    Future minimum lease payments as of December 31, 1999 are as follows:

YEAR ENDING DECEMBER 31                                        AMOUNT
-----------------------                                       --------
2000........................................................  $286,010
2001........................................................   204,721
2002........................................................    63,904
                                                              --------
    Total...................................................  $554,635
                                                              ========

    The Company is also the lessor of certain fiber optics transmission assets. This lease, which expires March 2001, is presented as an operating lease in the accompanying financial statements. Annual rentals from this lease are approximately $852,000.

                   TPG COMMUNICATIONS, INC. AND SUBSIDIAIRES

(8)  CONTINGENCIES

    Since 1985 GTC, Inc. has received an interlata access subsidy of approximately $100,000 per month as mandated by the Florida Public Service Commission (the FPSC). On July 1, 1997, the access subsidy administrator filed a petition with the FPSC to eliminate the subsidy. On August 28, 1998, the FPSC issued a final order to terminate the subsidy; however, the Company timely filed a motion for reconsideration on September 11, 1998 which continued the subsidy. Effective November 17, 1998, the FPSC granted a motion for stay to the Company requiring the subsidy to be deposited in an escrow account. The Company has appealed this decision to the Florida Supreme Court, and will continue to vigorously contest the elimination of the subsidy. Revenue recognition of this subsidy has been deferred since November 17, 1998. The amount of cash held in escrow and recorded as deferred subsidy revenue totaled $13,589 and $1,263,476 at December 31, 1998 and 1999, respectively, and $1,584,266 at March 31, 2000.

    Certain age discrimination cases have been filed against St. Joe Communications, Inc. by former employees who were involuntarily terminated in 1997. Management is contesting the cases vigorously and believes that the ultimate disposition of these matters will not have a material effect on the consolidated financial position, results of operations or liquidity of the Company.

    It is the Company's policy to accrue and charge against earnings environmental cleanup costs when it is probable that a liability has been incurred and an amount is reasonably estimable. On January 18, 2000 a preliminary site contamination assessment performed on the Company's facility located in Perry, Florida revealed localized chemical contamination of soil and groundwater associated with four underground storage tanks that were removed from the property in 1985. This contamination was reported to the Florida Department of Environmental Protection, and the Company is cooperating with that office by conducting further tests to determine the full extent of contamination as well as exploring whether the Company may be eligible for reimbursement of all or part of any potential costs through the Florida trust fund reimbursement program. There is no on-going pollution at the site, and the cost of clean-up is presently unknown. Based on information presently available, management believes that the ultimate disposition of this matter will not have a material effect on the consolidated financial position, results of operations or liquidity of the Company.

(9)  STOCK BASED COMPENSATION AND SEVERANCE BENEFITS

    The Company adopted a Performance Share Plan in 1996. The plan is administered by a committee who has the exclusive authority to select employees to be granted performance shares, to determine the base value with respect to each performance share and other administrative matters. The maximum number of performance shares awarded shall not exceed an aggregate of 65,000. The bonus payments made for each performance share shall be based on the performance of one share of common stock. Bonus payments generally are to be made based on the net worth of the Company in excess of the preference amount as defined in the plan. However, upon change in control, the per share transaction price will be substituted for net worth per share. Vesting occurs in 1/3 increments over three to five years.

    There are 60,000 performance shares outstanding which were approximately 70% vested at December 31, 1998 and approximately 88% vested at December 31, 1999 and March 31, 2000. Compensation expense (benefit) of $191,667 and $263,930 was recognized for the years ended December 31, 1998 and 1999, respectively, and $75,249 and $(68,380) for the three-month periods ended March 31, 1999 and 2000, respectively.

                   TPG COMMUNICATIONS, INC. AND SUBSIDIAIRES

(9)  STOCK BASED COMPENSATION AND SEVERANCE BENEFITS (CONTINUED)
    The Company also has 30,000 stock options outstanding at December 31, 1998 and 1999 which are exercisable until 2006. The options were issued at fair value at the date of grant ($30 per share), accordingly no compensation expense was recorded. No options were issued in 1998 or 1999. Pro forma net income disclosures are not presented as the options were substantially all vested by the end of 1997.

    Severance benefits relate to a voluntary employee separation plan introduced by the Company in 1996. These benefits will generally be paid in decreasing annual amounts over the next ten years. Total expenses incurred for benefits to be provided under the voluntary employee separation plan were approximately $8,000 for the year ended December 31, 1999, and approximately $9,000 for the three-month period ended March 31, 1999. No such expenses were incurred in 1998 or the three-month period ended March 31, 2000.

(10)  STOCK PURCHASE AGREEMENT

    On December 23, 1999, the shareholders of the Company entered into a stock purchase agreement with MJD Ventures, Inc. (MJD). The agreement provides that the Company will sell all of its issued and outstanding shares to MJD. The closing of the stock purchase is subject to certain customary closing conditions, including regulatory approval, but is expected to occur during 2000. Included in the March 31, 2000 statement of operations are transaction expenses of $2,525,064 related to the sale of the Company.

                    INDEX TO PRO FORMA FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
FAIRPOINT COMMUNICATIONS, INC AND SUBSIDIARIES UNAUDITED PRO
  FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:

    Basis of Presentation...................................    P-2

    Pro Forma Condensed Consolidated Balance Sheet as of
     March 31, 2000.........................................    P-3

    Pro Forma Condensed Consolidated Statement of Operations
     for the Year ended December 31, 1999...................    P-5

    Pro Forma Condensed Consolidated Statement of Operations
     for the three-month period ended March 31, 2000........    P-6

    Notes to Pro Forma Condensed Consolidated Financial
     Statements.............................................    P-7

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
              (FORMERLY MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION

                                  (UNAUDITED)

    The following unaudited pro forma condensed consolidated financial statements give effect to FairPoint Communications, Inc. and Subsidiaries' (FairPoint or the Company) (formerly MJD Communications, Inc. and Subsidiaries) equity financing and recapitalization, acquisition of TPG Communications, Inc.
(TPG), and anticipated proceeds from the sale of senior subordinated notes from this offering. The accompanying unaudited pro forma condensed consolidated financial statements do not include the acquisitions of Peoples Mutual Telephone Company, Fremont Telcom Co. and Comerco, Inc., nor does it include the preacquisition results of all 1999 acquisitions. These acquisitions are not included as they are not considered significant individually or in the aggregate and management believes these acquisitions would not significantly impact the results of operations or the financial trends of the Company.

    The equity financing and recapitalization undertaken in January 2000, included authorizing additional classes of capital stock, issuing and reacquiring capital stock for net cash proceeds of $159,122,000, borrowing additional debt of $5,400,000, repaying debt and accrued interest payable in the amount of $102,540,077, the cancellation of put options on the Company's common stock, and recognizing compensation costs in the amount of $28,249,011 for stock-based compensation and cash bonuses in the amount of $5,308,573 for employees.

    The acquisition of TPG on April 3, 2000, was accounted for using the purchase method of accounting. The purchase price for the acquisition of TPG was $146.3 million in cash, including direct costs of acquisition, plus the assumption of debt. Cash proceeds from the equity financing and recapitalization and additional borrowings under FairPoint's credit facilities were used to consummate the acquisition of TPG.

    Pro forma adjustments and the assumptions on which they are based are described in the accompanying notes to the pro forma condensed consolidated financial statements. The accompanying unaudited pro forma condensed consolidated balance sheet gives effect to the equity financing and recapitalization, the acquisition of TPG, and the anticipated proceeds from this offering as if these transactions had occurred on March 31, 2000. The accompanying unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1999 and the three-month period ended March 31, 2000, give effect to the equity financing and recapitalization, the acquisition of TPG, and the anticipated proceeds from this offering as if these transactions had occurred as of January 1, 1999.

    The unaudited pro forma condensed consolidated financial statements are based upon the historical consolidated financial statements of FairPoint and TPG and should be read in conjunction with those consolidated financial statements and notes thereto appearing elsewhere in this document. The unaudited condensed consolidated financial statements do not necessarily indicate the results that would have actually occurred if the transactions described above had been in effect on the date indicated or that may occur in the future.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
              (FORMERLY MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2000
                       (UNAUDITED--AMOUNTS IN THOUSANDS)

                                       FOR EQUITY FINANCING AND RECAPITALIZATION          FOR ACQUISITION
                                   -------------------------------------------------   ----------------------
                                                                          PRO FORMA
                                   FAIR POINT    PRO FORMA      NOTE       BEFORE                  PRO FORMA
                                   HISTORICAL   ADJUSTMENTS     REF.     ACQUISITION     TPG      ADJUSTMENTS
                                   ----------   -----------   --------   -----------   --------   -----------
             ASSETS
Current assets:
Cash and cash equivalents........   $ 58,660         --                    $ 58,660      6,350      (46,643)
Accounts receivable, net.........     28,416         --                      28,416      5,820           --
Other current assets.............     12,143         --                      12,143      1,346           --
                                    --------       ----                    --------    -------      -------
  Total current assets...........     99,219         --                      99,219     13,516      (46,643)
                                    --------       ----                    --------    -------      -------
Property, plant, and equipment,
  net............................    181,597         --                     181,597     60,791           --
                                    --------       ----                    --------    -------      -------
Other assets:
Investments......................     37,340         --                      37,340      9,530           --
Goodwill, net....................    228,113         --                     228,113     39,709      148,167
                                                                                                    (39,709)
Debt issue costs.................     20,550         --                      20,550        393         (393)
Other assets.....................      5,917         --                       5,917         --           --
                                    --------       ----                    --------    -------      -------
  Total other assets.............    291,920         --                     291,920     49,632      108,065
                                    --------       ----                    --------    -------      -------
  Total assets...................   $572,736         --                    $572,736    123,939       61,422
                                    ========       ====                    ========    =======      =======

                                     FOR ACQUISITION            FOR SENIOR NOTE OFFERING
                                   --------------------   ------------------------------------

                                     NOTE                  PRO FORMA      NOTE      PRO FORMA
                                     REF.     PRO FORMA   ADJUSTMENTS     REF.     AS ADJUSTED
                                   --------   ---------   -----------   --------   -----------
             ASSETS
Current assets:
Cash and cash equivalents........     (4)     $ 18,367      22,194         (9)         40,561
Accounts receivable, net.........               34,236          --                     34,236
Other current assets.............               13,489          --                     13,489
                                              --------      ------                   --------
  Total current assets...........               66,092      22,194                     88,286
                                              --------      ------                   --------
Property, plant, and equipment,
  net............................              242,388          --                    242,388
                                              --------      ------                   --------
Other assets:
Investments......................               46,870          --                     46,870
Goodwill, net....................     (4)      376,280          --                    376,280
                                      (4)
Debt issue costs.................     (4)       20,550       7,250         (9)         27,800
Other assets.....................                5,917          --                      5,917
                                              --------      ------                   --------
  Total other assets.............              449,617       7,250                    456,867
                                              --------      ------                   --------
  Total assets...................             $758,097      29,444                   $787,541
                                              ========      ======                   ========

See accompanying notes to pro forma condensed consolidated financial statements.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
              (FORMERLY MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2000
                       (UNAUDITED--AMOUNTS IN THOUSANDS)

                                       FOR EQUITY FINANCING AND RECAPITALIZATION          FOR ACQUISITION
                                   -------------------------------------------------   ----------------------
                                                                          PRO FORMA
                                   FAIR POINT    PRO FORMA      NOTE       BEFORE                  PRO FORMA
                                   HISTORICAL   ADJUSTMENTS     REF.     ACQUISITION     TPG      ADJUSTMENTS
                                   ----------   -----------   --------   -----------   --------   -----------
  LIABILITIES AND STOCKHOLDERS'
              EQUITY
Current liabilities:
  Accounts payable...............   $ 12,109           --                  $ 12,109      4,483           --
  Current portion of long-term
    debt.........................      3,941           --                     3,941      6,169       (6,169)
  Accrued interest payable.......      8,870           --                     8,870      1,456       (1,456)
  Other..........................     11,948           --                    11,948      5,242           --
                                    --------      -------                  --------    -------      -------
    Total current liabilities....     36,868           --                    36,868     17,350       (7,625)
                                    --------      -------                  --------    -------      -------
Long-term liabilities:
  Long-term debt, net of current
    portion......................    359,717           --                   359,717     63,227      170,556
                                                                                                     63,227)
  Deferred income taxes..........     25,517           --                    25,517      4,916           --
  Other..........................     14,858           --                    14,858        164           --
                                    --------      -------                  --------    -------      -------
    Total long-term
      liabilities................    400,092           --                   400,092     68,307      107,329
                                    --------      -------                  --------    -------      -------
Minority interest................         17           --                        17         --           --
                                    --------      -------                  --------    -------      -------
Stockholders' equity:
Preferred stock
  Series D, nonvoting,
    convertible..................        215           --                       215         --           --
Common stock
  Class A voting.................        115           --                       115         --           --
  Class B nonvoting,
    convertible..................        125           --                       125         --           --
  Class C nonvoting,
    convertible..................         43           --                        43         --           --
  Common stock...................         --           --                        --         10          (10)
Additional paid-in capital.......    214,715       15,926        (1)        230,641     29,990      (29,990)
Accumulated other comprehensive
  income.........................      3,710           --                     3,710         --           --
Unearned compensation............         --      (15,926)       (1)        (15,926)        --           --
Retained earnings (accumulated
  deficit).......................    (83,164)          --                   (83,164)     8,282       (8,282)
                                    --------      -------                  --------    -------      -------
    Total stockholders' equity...    135,759           --                   135,759     38,282      (38,282)
                                    --------      -------                  --------    -------      -------
  Total liabilities and
    stockholders' equity.........   $572,736           --                  $572,736    123,939       61,422
                                    ========      =======                  ========    =======      =======

                                     FOR ACQUISITION            FOR SENIOR NOTE OFFERING
                                   --------------------   ------------------------------------

                                     NOTE                  PRO FORMA      NOTE      PRO FORMA
                                     REF.     PRO FORMA   ADJUSTMENTS     REF.     AS ADJUSTED
                                   --------   ---------   -----------   --------   -----------
  LIABILITIES AND STOCKHOLDERS'
              EQUITY
Current liabilities:
  Accounts payable...............             $ 16,592           --                  $ 16,592
  Current portion of long-term
    debt.........................     (4)        3,941           --                     3,941
  Accrued interest payable.......     (4)        8,870           --                     8,870
  Other..........................               17,190           --                    17,190
                                              --------     --------                  --------
    Total current liabilities....               46,593           --                    46,593
                                              --------     --------                  --------
Long-term liabilities:
  Long-term debt, net of current
    portion......................     (4)      530,273      200,000        (9)        559,717
                                      (4)                  (170,556)       (9)
  Deferred income taxes..........               30,433           --                    30,433
  Other..........................               15,022           --                    15,022
                                              --------     --------                  --------
    Total long-term
      liabilities................              575,728       29,444                   605,172
                                              --------     --------                  --------
Minority interest................                   17           --                        17
                                              --------     --------                  --------
Stockholders' equity:
Preferred stock
  Series D, nonvoting,
    convertible..................                  215           --                       215
Common stock
  Class A voting.................                  115           --                       115
  Class B nonvoting,
    convertible..................                  125           --                       125
  Class C nonvoting,
    convertible..................                   43           --                        43
  Common stock...................     (4)           --           --                        --
Additional paid-in capital.......     (4)      230,641           --                   230,641
Accumulated other comprehensive
  income.........................                3,710           --                     3,710
Unearned compensation............              (15,926)          --                   (15,926)
Retained earnings (accumulated
  deficit).......................     (4)      (83,164)          --                   (83,164)
                                              --------     --------                  --------
    Total stockholders' equity...              135,759           --                   135,759
                                              --------     --------                  --------
  Total liabilities and
    stockholders' equity.........             $758,097     $ 29,444                  $787,541
                                              ========     ========                  ========

See accompanying notes to pro forma condensed consolidated financial statements.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
              (FORMERLY MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                       (UNAUDITED--AMOUNTS IN THOUSANDS)

                                                FOR EQUITY FINANCING AND
                                                    RECAPITALIZATION                                 FOR ACQUISITION
                                     -----------------------------------------------   -------------------------------------------
                                                  PRO FORMA               PRO FORMA               PRO FORMA
                                     FAIR POINT    ADJUST-      NOTE       BEFORE                  ADJUST-      NOTE
                                     HISTORICAL     MENTS       REF.     ACQUISITION     TPG        MENTS       REF.     PRO FORMA
                                     ----------   ---------   --------   -----------   --------   ---------   --------   ---------
Revenues...........................   $147,539          --                 $147,539     34,242          --               $181,781
                                      --------    --------                 --------    -------    --------               --------
Operating expenses:
  Network operating costs..........     49,306          --                   49,306      9,423          --                 58,729
  Selling, general and
    administrative.................     51,515          --                   51,515      7,877          --                 59,392
  Depreciation and amortization....     31,632          --                   31,632      6,594       2,485       (6)       40,711
  Stock-based compensation
    expense........................      3,386      16,570       (1)         19,956        264          --                 20,220
                                      --------    --------                 --------    -------    --------               --------
      Total operating expenses.....    135,839      16,570                  152,409     24,158       2,485                179,052
                                      --------    --------                 --------    -------    --------               --------
      Income (loss) from
        operations.................     11,700     (16,570)                  (4,870)    10,084      (2,485)                 2,729
                                      --------    --------                 --------    -------    --------               --------
Other income (expense):
  Interest expense.................    (51,185)      1,400       (2)        (49,785)    (5,663)     (9,158)      (7)      (64,606)
  Other, net.......................      4,930          --                    4,930      1,217          --                  6,147
                                      --------    --------                 --------    -------    --------               --------
      Total other income
        (expense)..................    (46,255)      1,400                  (44,855)    (4,446)     (9,158)               (58,459)
                                      --------    --------                 --------    -------    --------               --------
      Earnings (loss) before income
        taxes and minority
        interests..................    (34,555)    (15,170)                 (49,725)     5,638     (11,643)               (55,730)
Income tax benefit (expense).......      5,615       6,068       (3)         11,683     (2,186)      3,663       (8)       13,160
Minority interests.................       (100)         --                     (100)        --          --                   (100)
                                      --------    --------                 --------    -------    --------               --------
      Earnings (loss) from
        continuing operations......   $(29,040)   $ (9,102)                $(38,142)     3,452      (7,980)              $(42,670)
                                      ========    ========                 ========    =======    ========               ========


                                         FOR SENIOR NOTE OFFERING
                                     --------------------------------
                                     PRO FORMA              PRO FORMA
                                      ADJUST-      NOTE        AS
                                       MENTS       REF.     ADJUSTED
                                     ---------   --------   ---------
Revenues...........................        --               $181,781
                                     --------               --------
Operating expenses:
  Network operating costs..........        --                 58,729
  Selling, general and
    administrative.................        --                 59,392
  Depreciation and amortization....        --                 40,711
  Stock-based compensation
    expense........................        --                 20,220
                                     --------               --------
      Total operating expenses.....        --                179,052
                                     --------               --------
      Income (loss) from
        operations.................        --                  2,729
                                     --------               --------
Other income (expense):
  Interest expense.................   (10,904)     (10)      (75,510)
  Other, net.......................        --                  6,147
                                     --------               --------
      Total other income
        (expense)..................   (10,904)               (69,363)
                                     --------               --------
      Earnings (loss) before income
        taxes and minority
        interests..................   (10,904)               (66,634)
Income tax benefit (expense).......     4,362      (11)       17,522
Minority interests.................        --                   (100)
                                     --------               --------
      Earnings (loss) from
        continuing operations......    (6,542)              $(49,212)
                                     ========               ========

        See accompanying notes to pro forma condensed consolidated financial statements.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
              (FORMERLY MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2000
                       (UNAUDITED--AMOUNTS IN THOUSANDS)

                                                FOR EQUITY FINANCING AND
                                                    RECAPITALIZATION                                 FOR ACQUISITION
                                     -----------------------------------------------   -------------------------------------------
                                                  PRO FORMA               PRO FORMA               PRO FORMA
                                     FAIR POINT    ADJUST-      NOTE       BEFORE                  ADJUST-      NOTE
                                     HISTORICAL     MENTS       REF.     ACQUISITION     TPG        MENTS       REF.     PRO FORMA
                                     ----------   ---------   --------   -----------   --------   ---------   --------   ---------
Revenues...........................   $ 44,918          --                 $ 44,918      8,641          --               $ 53,559
                                      --------    --------                 --------    -------    --------               --------
Operating expenses:
  Network operating costs..........     21,145          --                   21,145      2,657          --                 23,802
  Selling, general and
    administrative.................     15,096          --                   15,096      1,896          --                 16,992
  Depreciation and amortization....      8,996          --                    8,996      1,792         623       (6)       11,411
  Transaction expenses.............         --          --                       --      2,525      (2,525)      (5)           --
  Stock-based compensation
    expense........................     12,323     (11,262)      (1)          1,061        (68)         --                    993
                                      --------    --------                 --------    -------    --------               --------
      Total operating expenses.....     57,560     (11,262)                  46,298      8,802      (1,902)                53,198
                                      --------    --------                 --------    -------    --------               --------
      Income (loss) from
        operations.................    (12,642)     11,262                   (1,380)      (161)      1,902                    361
                                      --------    --------                 --------    -------    --------               --------
Other income (expense):
  Interest expense.................    (10,165)        535       (2)         (9,630)    (1,531)     (2,174)      (7)      (13,335)
  Other, net.......................      1,799          --                    1,799        616          --                  2,415
                                      --------    --------                 --------    -------    --------               --------
      Total other income
        (expense)..................     (8,366)        535                   (7,831)      (915)     (2,174)               (10,920)
                                      --------    --------                 --------    -------    --------               --------
      Earnings (loss) before income
        taxes and minority
        interests..................    (21,008)     11,797                   (9,211)    (1,076)       (272)               (10,559)
Income tax benefit (expense).......      2,826      (4,719)      (3)         (1,893)      (559)       (140)      (8)       (2,592)
Minority interests.................         (1)         --                       (1)        --          --                     (1)
                                      --------    --------                 --------    -------    --------               --------
      Earnings (loss) from
        continuing operations......   $(18,183)      7,078                 $(11,105)    (1,635)   $   (412)              $(13,152)
                                      ========    ========                 ========    =======    ========               ========


                                         FOR SENIOR NOTE OFFERING
                                     --------------------------------
                                     PRO FORMA              PRO FORMA
                                      ADJUST-      NOTE        AS
                                       MENTS       REF.     ADJUSTED
                                     ---------   --------   ---------
Revenues...........................        --               $ 53,559
                                     --------               --------
Operating expenses:
  Network operating costs..........        --                 23,802
  Selling, general and
    administrative.................        --                 16,992
  Depreciation and amortization....        --                 11,411
  Transaction expenses.............                               --
  Stock-based compensation
    expense........................        --                    993
                                     --------               --------
      Total operating expenses.....        --                 53,198
                                     --------               --------
      Income (loss) from
        operations.................        --                    361
                                     --------               --------
Other income (expense):
  Interest expense.................    (2,726)     (10)      (16,061)
  Other, net.......................        --                  2,415
                                     --------               --------
      Total other income
        (expense)..................    (2,726)               (13,646)
                                     --------               --------
      Earnings (loss) before income
        taxes and minority
        interests..................    (2,726)               (13,285)
Income tax benefit (expense).......     1,090      (11)       (1,502)
Minority interests.................        --                     (1)
                                     --------               --------
      Earnings (loss) from
        continuing operations......    (1,636)              $(14,788)
                                     ========               ========

See accompanying notes to pro forma condensed consolidated financial statements.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

EQUITY FINANCING AND RECAPITALIZATION

    The equity financing and recapitalization undertaken in January 2000, included authorizing additional classes of capital stock, issuing and reacquiring capital stock for net cash proceeds of $159,122,000, borrowing additional debt of $5,400,000, repaying debt and accrued interest payable in the amount of $102,540,077, the cancellation of put options on the Company's common stock, and recognizing compensation expense in the amount of $28,249,011 for stock-based compensation to employees. Proceeds from the equity financing and recapitalization were partly used to complete the acquisition of TPG and to repay borrowings on FairPoint's credit facilities. The pro forma adjustments that give effect to the equity financing and recapitalization are as follows.

(1) COMPENSATION EXPENSE

    In January 2000, the Company recognized aggregate compensation expense of $12,323,293 related to transactions involving employee stock options. Those transactions included the modification of options to purchase 40,600 shares of Class A common stock ($463,002), the settlement of options to purchase 260,340 shares of Class A common stock for cash ($3,349,665), and settlement of compensatory obligations with employee-shareholders ($8,510,626). In addition, the Company's Board of Directors approved the issuance of compensatory stock options ($15,925,718) and intends to pay cash bonuses ($5,308,573) to participants in a subsidiary's stock option plan in exchange for the cancellation of all existing stock options issued by the subsidiary. The compensatory options and cash bonuses will be recognized in expense over the five-year vesting period. The transaction is pending approval by the participants in the subsidiary's stock option plan.

    An entry has been made to the accompanying unaudited pro forma condensed consolidated balance sheet to record the unearned compensation in connection with the issuance of the compensatory stock options ($15,925,718) as if this transaction occurred on March 31, 2000.

    Entries have been made to the accompanying unaudited pro forma condensed consolidated statements of operations to record the effects of the compensation charges described above, as if they had occurred on January 1, 1999. The adjustments to the compensation charges consist of the following components. Amounts are presented in thousands.

                                                                                  THREE-MONTH
                                                                 YEAR ENDED       PERIOD ENDED
                                                              DECEMBER 31,1999   MARCH 31, 2000
                                                              ----------------   --------------
Modification of stock options...............................      $   462               (462)
Settlement of stock options for cash........................        3,350             (3,350)
Employee shareholder obligations............................        8,511             (8,511)
Amortization of unearned compensation related to the
  issuance of compensatory stock options....................        3,185                796
Accrual of bonus............................................        1,062                265
                                                                  -------            -------
Net compensation expense....................................      $16,570            (11,262)
                                                                  =======            =======

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

   NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(2) LONG-TERM DEBT

    In January 2000, the Company borrowed an additional $5,400,000 under its subsidiary's senior secured revolving credit facility. On January 20, 2000, the Company repaid borrowings of $75,196,802 under its senior secured revolving credit facility and $27,146,966 under its subsidiary's senior secured revolving credit facility, including accrued interest expense of $196,309.

    Entries have been made to the accompanying unaudited pro forma condensed consolidated statements of operations to reduce interest expense by $1,400,000 and $535,000 for the year ended December 31, 1999 and for the three-month period ended March 31, 2000, respectively, to reflect the borrowings repaid on the Company's revolving credit facilities in connection with the equity financing and recapitalization as if they were repaid on January 1, 1999.

(3) INCOME TAXES

    Entries have been made to the accompanying unaudited pro forma condensed consolidated statements of operations to give effect to the net income tax benefit of $6,068,000 and net income tax expense of $4,719,000 for the year ended December 31, 1999 and for the three-month period ended March 31, 2000, respectively, for the interest expense and compensation entries described previously at an assumed statutory rate of 40.0%.

ACQUISITION OF TPG COMMUNICATIONS, INC.

    On April 3, 2000, the Company purchased 100% of the common stock of TPG Communications, Inc. (TPG). The acquisition of TPG was accounted for using the purchase method of accounting. Cash proceeds from the equity financing and recapitalization and additional borrowings under the Company's credit facilities were used to consummate the acquisition. The pro forma adjustments that give effect to the acquisition of TPG are as follows.

(4) PURCHASE OF TPG

    The total purchase price for the acquisition of TPG was cash of $146,347,211, including estimated direct costs of acquisition of $1,005,000. A summary of the purchase price for the acquisition of TPG is as follows. Amounts are presented in thousands.

Purchase price payable to TPG shareholders..................             $145,342
Direct costs of acquisition.................................                1,005
                                                                         --------
  Total purchase price......................................              146,347
Debt issued for acquisition.................................  $170,556
Debt retired in acquisition, including accrued interest.....   (70,852)    99,704
                                                              --------   --------
  Net decrease in cash......................................             $ 46,643
                                                                         ========

    The acquisition, including the repayment of TPG's long-term debt, has been financed through additional borrowings of $170,556,718 under the Company's existing debt facilities (weighted interest rate of 8.69%) and from proceeds from the equity financing and recapitalization. The purchase price

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

   NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(4) PURCHASE OF TPG (CONTINUED)
has been allocated to the assets and liabilities of TPG, as summarized in the following table. Amounts are presented in thousands.

Current assets..............................................  $ 13,516
Non-current assets..........................................    70,321
Goodwill....................................................   148,167
Current liabilities.........................................   (17,350)
Long-term liabilities.......................................   (68,307)
                                                              --------
  Total purchase price......................................  $146,347
                                                              ========

    Goodwill of $148.2 million on the acquisition of TPG will be amortized over an estimated useful life of 40 years. The Company believes that there are no other identifiable intangible assets associated with the acquisition.

    Entries have been made to the accompanying unaudited pro forma condensed consolidated balance sheet to record the elimination of TPG's equity accounts ($38,282,000), allocate excess purchase price to goodwill on the acquisition of TPG ($148,167,000), eliminate pre-existing goodwill recorded by TPG ($39,709,000), write-off of TPG's debt issue costs ($393,000), record new borrowings under long-term debt facilities ($170,556,000), record the repayments of TPG long-term debt ($69,396,000) and accrued interest payable ($1,456,000), and record the net reduction in cash ($46,643,000).

(5) TRANSACTION COSTS

    TPG incurred transaction costs of $2,525,064 in relation to the acquisition of their common stock by FairPoint. An entry has been made to the accompanying unaudited pro forma condensed consolidated statement of operations for the three-month period ended March 31, 2000 to eliminate these costs.

(6) AMORTIZATION EXPENSE

    Entries have been made to the accompanying unaudited pro forma condensed consolidated statements of operations to eliminate amortization expense for preacquisition goodwill recognized by TPG and to amortize goodwill arising from the Company's acquisition of TPG. The entries consist of the following components. Amounts are presented in thousands.

                                                               YEAR ENDED     THREE-MONTH
                                                              DECEMBER 31,    PERIOD ENDED
                                                                  1999       MARCH 31, 2000
                                                              ------------   --------------
Amortization expense:
  Goodwill from acquisition of TPG..........................     $3,704            926
  TPG's pre-existing goodwill...............................     (1,219)          (303)
                                                                 ------           ----
    Net adjustment required.................................     $2,485            623
                                                                 ======           ====

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

   NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(7) INTEREST EXPENSE

    Entries have been made to the accompanying unaudited pro forma condensed consolidated statements of operations to eliminate interest expense on TPG's preacquisition long-term debt and to record interest expense on the debt issued by the Company in connection with the acquisition, as if it was issued on January 1, 1999. The entries consist of the following components. Amounts are presented in thousands.

                                                               YEAR ENDED     THREE-MONTH
                                                              DECEMBER 31,    PERIOD ENDED
                                                                  1999       MARCH 31, 2000
                                                              ------------   --------------
Interest expense for:
  Borrowings of $170,556 made by the Company in connection
    with the acquisition of TPG.............................     $14,821          3,705
  Borrowings of $69,396 by TPG, retired upon acquisition....      (5,663)        (1,531)
                                                                 -------         ------
    Net adjustment required.................................     $ 9,158          2,174
                                                                 =======         ======

(8) INCOME TAXES

    Entries have been made to the accompanying unaudited pro forma condensed consolidated statements of operations to give effect to the income tax benefit of $3,663,000 and net income tax expense of $140,000 for the year ended December 31, 1999 and for the three-month period ended March 31, 2000, respectively, for deductible interest expense incurred in connection with the acquisition of TPG and the reduction of transaction expenses at an assumed statutory rate of 40.0%.

SALE OF SENIOR SUBORDINATED NOTES

    The pro forma adjustments that give effect to the anticipated sale of the Company's 12.5% $200.0 million senior subordinated notes due May 2010 are as follows.

(9) PROCEEDS FROM SALE OF NOTES

    The Company's net cash proceeds from the anticipated sale of the senior subordinated notes are expected to be $192,750,000, net of the estimated debt issue costs of $7,250,000. The proceeds from the sale of the senior subordinated notes will be used by the Company to repay borrowings on the Company's existing revolving and acquisition credit facilities. In connection with the sale of the senior subordinated notes, the Company anticipates repaying borrowings of $170,556,000. A summary of cash proceeds and use of proceeds from the sale of the senior subordinated notes follow. Amounts are presented in thousands.

Net proceeds from the sale of notes.........................  $ 192,750
Borrowings under credit facilities repaid...................   (170,556)
                                                              ---------
  Net increase in cash......................................  $  22,194
                                                              =========

    Entries have been made to the accompanying unaudited pro forma condensed consolidated balance sheet to record the new borrowings under long-term debt facilities ($200,000,000), the debt

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

             (FORMERLY, MJD COMMUNICATIONS, INC. AND SUBSIDIARIES)

   NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(9) PROCEEDS FROM SALE OF NOTES (CONTINUED) issue costs incurred from the sale of the notes ($7,250,000), the repayments of long-term debt ($170,556,000), and a net increase in cash ($22,194,000).

(10) INTEREST EXPENSE

    Entries have been made to the accompanying unaudited pro forma condensed consolidated statements of operations to eliminate interest expense incurred on long-term debt that is anticipated to be repaid from the proceeds from the sale of the senior subordinated notes and to record interest expense on the notes. An entry has also been made to record the amortization of debt issuance costs over the term of the notes. All entries are as if the senior subordinated notes were sold on January 1, 1999. The entries consist of the following components. Amounts are presented in thousands.

                                                               YEAR ENDED     THREE-MONTH
                                                              DECEMBER 31,    PERIOD ENDED
                                                                  1999       MARCH 31, 2000
                                                              ------------   --------------
Interest expense for:
  Senior subordinated notes.................................    $ 25,000          6,250
  Repayment of credit facility with proceeds from sale of
    notes...................................................     (14,821)        (3,705)
  Amortization of debt issuance costs.......................         725            181
                                                                --------         ------
    Net adjustment required.................................    $ 10,904          2,726
                                                                ========         ======

(11) INCOME TAXES

    Entries have been made to the accompanying unaudited pro forma condensed consolidated statements of operations to give effect to the income tax benefits of $4,362,000 and $1,090,000 for the year ended December 31, 1999 and for the three-month period ended March 31, 2000, respectively, for deductible interest expense incurred in connection with the sale of the senior subordinated notes at an assumed statutory rate of 40.0%.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                     [LOGO]

                                   FAIRPOINT
                              COMMUNICATIONS, INC.

                               OFFER TO EXCHANGE
                       12 1/2% SENIOR SUBORDINATED NOTES
                                    DUE 2010
                              FOR ALL OUTSTANDING
                       12 1/2% SENIOR SUBORDINATED NOTES
                                    DUE 2010

                             ---------------------

                                   PROSPECTUS
                             ---------------------

                                           , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or business, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

    Section 145(b) of the DGCL provides that a Delaware corporation may similarly indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the corporation if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

    Section 145 of the DGCL further provides: (i) that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue, or matter therein, he shall be indemnified against any expenses actually and reasonably incurred by him in connection therewith; (ii) that indemnification provided for by Section 145 shall not be deemed exclusive of any rights to which the indemnified party may be entitled;
(iii) and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

    Section 102(b)(7) of the DGCL provides certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for money damages for breach of fiduciary duty as director. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. FairPoint's certificate of incorporation contains such a provision.

    FairPoint's certificate of incorporation and bylaws provide that FairPoint shall indemnify officers and directors and, to the extent permitted by the board of directors, employees and agents of FairPoint, to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. In addition, the bylaws permit the board of directors to authorize FairPoint to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of FairPoint arising out of his capacity as such.

    Prior to completion of this offering, FairPoint and each of its directors will enter into an indemnification agreement. The indemnification agreements will provide that FairPoint will indemnify the directors to the full extent permitted by, and in the manner permissible under, the laws of the State of Delaware and by the certificate of incorporation and the bylaws.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

         2.1            Stock Purchase Agreement dated as of December 10, 1999 by
                        and among MJD Ventures, Inc., Peoples Mutual Telephone
                        Company and the other parties thereto.(1)
         2.2            Stock Purchase Agreement dated as of December 23, 1999 by
                        and among MJD Ventures, Inc., TPG Communications, Inc., TPG
                        Partners, L.P., TPG Parallel I, L.P., J. Milton Lewis and
                        Robert DiPauli.(1)
         2.3            Stock Purchase Agreement dated as of January 4, 2000 by and among FairPoint, Thomas H. Lee Equity IV, L.P., Kelso
                        Investment Associates V, L.P., Kelso Equity Partners V,
                        L.P., Carousel Capital Partners, L.P. and certain other
                        signatories thereto.(1)
         2.4            Stock Purchase Agreement dated as April 25, 2000 by and
                        among MJD Ventures, Inc., Fremont Telcom Co. and the other parties thereto.
         2.5            Stock Purchase Agreement dated as of May 23, 2000 by and
                        among MJD Ventures, Inc., W.B.W. Trust Number One and
                        Comerco, Inc.
         3.1            Sixth Amended and Restated Certificate of Incorporation of
                        FairPoint.(2)
         3.2            By-Laws of FairPoint.
         3.3            Certificate of Designation of Series D Preferred Stock of
                        FairPoint.(1)
         4.1            Indenture, dated as of May 5, 1998, between FairPoint and
                        United States Trust Company of New York, relating to
                        FairPoint's $125,000,000 9 1/2% Senior Subordinated Notes
                        due 2008 and $75,000,000 Floating Rate Callable Securities
                        due 2008.(3)
         4.2            Indenture, dated as of May 24, 2000, between FairPoint and
                        United States Trust Company of New York, relating to
                        FairPoint's $200,000,000 12 1/2% Senior Subordinated Notes
                        due 2010.
         4.3            Form of Initial Fixed Rate Security.(3)
         4.4            Form of Initial Floating Rate Security.(3)
         4.5            Form of Exchange Fixed Rate Security.(3)
         4.6            Form of Exchange Floating Rate Security.(3)
         4.7            Form of 144A Senior Subordinated Note due 2010.
         4.8            Form of Regulation S Senior Subordinated Note due 2010.
         4.9            Registration Rights Agreement dated as of May 19, 2000
                        between FairPoint and the Initial Purchasers named therein.
         5.1            Opinion of Paul, Hastings, Janofsky & Walker LLP regarding legality.
        10.1            Credit Agreement dated as of March 30, 1998 among FairPoint, various lending institutions, NationsBank of Texas, N.A. and
                        Bankers Trust Company.(3)
        10.2            First Amendment to Credit Agreement dated as of April 30,
                        1998 among FairPoint, NationsBank of Texas, N.A. and Bankers
                        Trust Company.(1)
        10.3            Second Amendment to Credit Agreement dated as of May 14,
                        1999 among FairPoint, NationsBank of Texas, N.A. and Bankers
                        Trust Company.

        10.4            Third Amendment and Waiver dated as of January 12, 2000
                        among FairPoint, NationsBank of Texas, N.A. and Bankers
                        Trust Company.
        10.5            Fourth Amendment and Consent dated as of March 14, 2000
                        among FairPoint, First Union National Bank, Bank of America,
                        N.A. and Bankers Trust Company.(2)
        10.6            Form of B Term Note.(3)
        10.7            Form of C Term Note Floating Rate.(3)
        10.8            Form of C Term Note Fixed Rate.(3)
        10.9            Form of RF Note.(3)
        10.10           Form of AF Note.(3)
        10.11           Subsidiary Guarantee dated as of March 30, 1998 by MJD
                        Holdings Corp., MJD Ventures, Inc., MJD Services Corp., ST
                        Enterprises, Ltd. for the benefit of Bankers Trust
                        Company.(3)
        10.12           Pledge Agreement dated as of March 30, 1998 among MJD
                        Communications, Inc., ST Enterprises, Ltd., MJD Holdings
                        Corp., MJD Services Corp., MJD Ventures, Inc., C-R
                        Communications, Inc., as pledgors, and Bankers Trust
                        Company, as collateral agent and pledgee.(3)
        10.13           Stock Purchase Agreement dated as of January 4, 2000 by and among FairPoint, Thomas H. Lee Equity IV, L.P., Kelso
                        Investment Associates V, Kelso Equity Partners V, L.P.,
                        Carousel Capital Partners, L.P. and the other parties
                        thereto.(1)
        10.14           Stockholders' Agreement dated as of January 20, 2000 of
                        FairPoint.(1)
        10.15           Registration Rights Agreement dated as of January 20, 2000 of FairPoint.(1)
        10.16           Management Services Agreement dated as of January 20, 2000 by and between FairPoint and THL Equity Advisors IV, LLC.(1)
        10.17           Amended and Restated Financial Advisory Agreement dated as of January 20, 2000 by and between FairPoint and Kelso &
                        Company, L.P.(1)
        10.18           Non-Competition, Non-Solicitation and Non-Disclosure
                        Agreement dated as of January 20, 2000 by and between
                        FairPoint and JED Communications Associates, Inc.(1)
        10.19           Non-Competition, Non-Solicitation and Non-Disclosure
                        Agreement dated as of January 20, 2000 by and between
                        FairPoint and Daniel G. Bergstein.(1)
        10.20           Non-Competition, Non-Solicitation and Non-Disclosure
                        Agreement dated as of January 20, 2000 by and between
                        FairPoint and Meyer Haberman.(1)
        10.21           Subscription Agreement dated as of January 31, 2000 by and between FairPoint and each of the Subscribers party
                        thereto.(1)
        10.22           Employment Agreement dated as of January 20, 2000 by and
                        between FairPoint and Jack Thomas.(1)
        10.23           Employment Agreement dated as of January 20, 2000 by and
                        between FairPoint and Eugene Johnson.(1)
        10.24           Employment Agreement dated as of January 20, 2000 by and
                        between FairPoint and John P. Duda.(1)
        10.25           Employment Agreement dated as of January 20, 2000 by and
                        between FairPoint and Walter E. Leach, Jr.(1)
        10.26           Institutional Stock Purchase Agreement dated as of
                        January 20, 2000 by and among FairPoint and the other
                        parties thereto.(1)
        10.27           Institutional Stockholders Agreement dated as of
                        January 20, 2000 by and among FairPoint and the other
                        parties thereto.(1)
        10.28           FairPoint 1995 Stock Option Plan.
        10.29           FairPoint Amended and Restated 1998 Stock Incentive Plan.

        10.30           FairPoint 2000 Employee Stock Option Plan.
        12.1            Ratio of Earnings to Fixed Charges.
        21.1            Subsidiaries of FairPoint.(1)
        23.1            Consent of KPMG LLP, Independent Auditors.
        23.2 Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1).
        24.1            Power of Attorney (see page II-7).
        25.1            Statement of Eligibility.
        99.1            Form of Letter of Transmittal.
        99.2            Form of Notice of Guaranteed Delivery.

------------------------

(1) Incorporated by reference to Annual Report of FairPoint for the year ended
    1999, filed on       Form 10-K.

(2) Incorporated by reference to Amendment No. 1 to the Annual Report of FairPoint for the year ended 1999, filed on Form 10-K/A.

(3) Incorporated by reference to Registration Statement on Form S-4, declared effective as of October 1, 1998 (file no. 333-56365).

------------------------

(b) Financial Statement Schedules
    Not applicable.

(c) Not applicable.

ITEM 22. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating o the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 14, 2000.

                                                       FAIRPOINT COMMUNICATIONS, INC.

                                                       By:           /s/ WALTER E. LEACH, JR.
                                                            -----------------------------------------
                                                                       Walter E. Leach, Jr.
                                                                      SENIOR VICE PRESIDENT,
                                                              CHIEF FINANCIAL OFFICER AND SECRETARY

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eugene B. Johnson and Walter E. Leach, Jr. and each of them his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

                 /s/ JACK H. THOMAS                    Director, Chairman of the
     -------------------------------------------         Board of Directors and       July 14, 2000
                   Jack H. Thomas                        Chief Executive Officer

                                                       Director, Vice Chairman of
                /s/ EUGENE B. JOHNSON                    the Board of Directors,
     -------------------------------------------         Chief Development Officer    July 14, 2000
                  Eugene B. Johnson                      and Assistant Secretary

                                                       Senior Vice President,
              /s/ WALTER E. LEACH, JR.                   Chief Financial Officer
     -------------------------------------------         and Secretary (Principal     July 14, 2000
                Walter E. Leach, Jr.                     Financial Officer)

                  /s/ LISA R. HOOD
     -------------------------------------------       Controller (Principal          July 14, 2000
                    Lisa R. Hood                         Accounting Officer)

               /s/ DANIEL G. BERGSTEIN
     -------------------------------------------       Director                       July 14, 2000
                 Daniel G. Bergstein

               /s/ FRANK K. BYNUM, JR.
     -------------------------------------------       Director                       July 14, 2000
                 Frank K. Bynum, Jr.

                /s/ ANTHONY J. DINOVI
     -------------------------------------------       Director                       July 14, 2000
                  Anthony J. DiNovi

               /s/ GEORGE E. MATELICH
     -------------------------------------------       Director                       July 14, 2000
                 George E. Matelich

                 /s/ KENT R. WELDON
     -------------------------------------------       Director                       July 14, 2000
                   Kent R. Weldon